Registration No. 333-_________
      As filed with the Securities and Exchange Commission on May 31, 1996
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                                   F&M Bancorp
             (Exact name of registrant as specified in its charter)

         Maryland                          6711                  52-1316473
 (State or other jurisdiction of  (Primary SIC Code Number)   (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                            110 Thomas Johnson Drive
                            Frederick, Maryland 21702
                                 (301) 694-4000
   (Address, including zip code, and telephone number,including area code, of registrant's principal executive office)

           Charles W. Hoff, III               James J. Winn, Jr., Esquire
           F&M Bancorp                         Piper & Marbury L.L.P.
           110 Thomas Johnson Drive            36 South Charles Street
           Frederick, Maryland  21702          Baltimore, Maryland  21201
           (301) 694-4000                      (410) 539-2530
            (Name, address, including zip code, and telephone number,
                  including area code, of agents for service)
                                 ---------------
                                    Copy to:
                            Norman B. Antin, Esquire
                      Elias, Matz, Tiernan & Herrick L.L.P.
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                                 (202) 347-0300
                                 ---------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. /__/

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /__/
                             ----------------------
                        CALCULATION OF REGISTRATION FEE

                                                Proposed Maximum   Proposed Maximum
  Title of Securities         Amount to be        Offering Price       Aggregate            Amount of
   to be Registered            Registered           Per Share(a)   Offering Price(a)   Registration Fee(a)
     Common Stock,

par value $5.00 per share  1,400,000 shares(b)       $19.398626   $27,158,076.56           $  9,365.00

(a) Pursuant to Rules 457(f)(1) and 457(c), the proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee are based upon the average of the high and low prices of the Common Stock of Home Federal Corporation on the NASDAQ National Market System on May 24, 1996.

(b)  Maximum number of shares which may be offered.

                                   F&M BANCORP

                              CROSS REFERENCE SHEET

                                  Form S-4                                                Location in
                          Item Number and Heading                                  Proxy Statement/Prospectus

  1. Forepart of the Registration Statement
      and Outside Front Cover Page of Prospectus...............       Outside Front Cover Page

  2. Inside Front and Outside Back Cover Pages                        Inside Front Cover Page;  Outside Back Cover
         of Prospectus.........................................       Page

  3. Risk Factors, Ratio of Earnings to Fixed Charges,                Outside  Front  Cover  Page;  Summary of the
         and Other Information.................................       Transaction;    Investment   Considerations;
                                                                      Proposed  Merger  of  Home  Federal  and F&M
                                                                      Bancorp;  Voting  Information;  Business  of
                                                                      F&M  Bancorp;   Business  of  Home  Federal;
                                                                      Comparative   Rights   of   Stockholders   --
                                                                      Dissenters' Rights

  4. Terms of Transaction......................................       Summary of the Transaction;  Proposed Merger
                                                                      of   Home    Federal   and   F&M    Bancorp;
                                                                      Description  of F&M Bancorp  Capital  Stock;
                                                                      Comparative Rights of Stockholders

  5. Pro Forma Financial Information...........................       Pro Forma Condensed Financial Information

  6. Material Contacts With the Company Being Acquired.........       Proposed  Merger  of  Home  Federal  and F&M
                                                                      Bancorp-- Background of the Merger

  7. Additional Information Required For Reoffering by
         Persons and Parties Deemed to be Underwriters.........       Not Applicable

  8. Interests of Named Experts and Counsel....................       Experts; Legal Matters

  9. Disclosure of Commission Position on Indemnification             Comparative   Rights   of   Stockholders  --
         For Securities Act Liabilities........................       Indemnification

  10 Information With Respect to S-3 Registrants...............       Business of F&M Bancorp

  11 Incorporation of Certain Information by Reference.........       Incorporation   of  Certain   Documents   by
                                Reference

  12 Information With Respect to S-2 or S-3 Registrants........       Not Applicable

  13 Incorporation of Certain Information by Reference.........       Not Applicable



  14 Information With Respect to Registrants
         Other Than S-2 or S-3 Registrants.....................       Not Applicable

  15 Information With Respect to S-3 Companies.................       Not Applicable

  16 Information With Respect to S-2 or S-3 Companies..........       Business of Home Federal

  17 Information With Respect to Companies
         Other Than S-2 or S-3 Companies.......................       Not Applicable

  18 Information if Proxies, Consents or Authorizations
         Are to be Solicited...................................       Voting Information

  19 Information if Proxies, Consents or Authorizations
         Are Not to be Solicited, or in an Exchange Offer......       Not Applicable


Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROXY STATEMENT/PROSPECTUS                                Subject to Completion
                                                                   May 31, 1996

                             Up to 1,400,000 Shares

                                   F&M BANCORP

                                  Common Stock


     This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Home Federal Corporation ("Home Federal") into F&M Bancorp. In connection with the Merger, up to 1,400,000 shares of the Common Stock of F&M Bancorp, par value $5.00 per share, are to be issued to holders of the Common Stock, par value $1.00 per share, of Home Federal. On the effective date of the Merger, each issued and outstanding share of the Common Stock of Home Federal will be automatically converted into a number of shares of the Common Stock of F&M Bancorp determined using the Conversion Ratio described in this Proxy Statement/Prospectus. Cash will be paid in lieu of fractional shares. This Proxy Statement/Prospectus is being provided to the holders of the Common Stock of Home Federal (the "Home Federal Stockholders") and to the holders of the Common Stock of F&M Bancorp (the "F&M Bancorp Stockholders") in connection with the respective Special Meetings at which they will vote on a proposal to approve the Merger.

     F&M Bancorp's principal executive office is located at 110 Thomas Johnson Drive, Frederick, Maryland 21702, telephone number (301) 694-4000. Home Federal's principal executive office is located at 122-128 West Washington Street, Hagerstown, Maryland 21740, telephone number (301) 733-6300. The information presented in this Proxy Statement/Prospectus concerning F&M Bancorp has been provided by F&M Bancorp, and the information concerning Home Federal has been provided by Home Federal.

     No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to any person to exchange or sell, or a solicitation from any person of an offer to exchange or purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall under any circumstances create any implication that the information contained herein is correct at any time subsequent to the date hereof.

                               -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

See "Risk Factors" on page 13 for certain information that should be considered by the Home Federal Stockholders and by the F&M Bancorp Stockholders.

The date of this Proxy Statement/Prospectus, and the approximate date on which it is being furnished to the Home Federal Stockholders and F&M Bancorp
                     Stockholders, is __________, 1996.

     THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF F&M BANCORP AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                              AVAILABLE INFORMATION

     F&M Bancorp and Home Federal are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such periodic reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained, at prescribed rates, by delivering a request to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of F&M Bancorp and the Common Stock of Home Federal are listed on the NASDAQ National Market. Reports, proxy statements and other information concerning F&M Bancorp and Home Federal may be inspected at the NASDAQ Department of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     F&M Bancorp has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities to which this Proxy Statement/Prospectus relates. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. For further information, reference is made to the Registration Statement. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents, which are listed below, are available upon request, without charge, from Gordon M. Cooley, Esquire, Secretary and Legal Officer, F&M Bancorp, 110 Thomas Johnson Drive, Frederick, Maryland 21702, telephone number (301) 694-4000. In order to ensure timely delivery of the documents, any request by F&M Bancorp Stockholders should be made by five business days before the date of the F&M Bancorp Special Meeting, and any request by Home Federal Stockholders should be made by five business days before the date of the Home Federal Special Meeting.

     The  following   documents  and  information  are  hereby  incorporated  by reference into this Proxy Statement/Prospectus:

               (a) F&M Bancorp's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-12638); the financial and statistical information incorporated therein from its Annual Report to Stockholders for the year ended December 31, 1995, including Statistical Information incorporated into Item 1 to its Form 10-K;
          Item 6, Selected Financial Data; Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; and Item 8, Financial Statements and Supplementary Data; and the information incorporated therein from its Proxy Statement dated March 13, 1996, including Item 11 to its Form 10-K, Executive Compensation; and Item 13, Certain Relationships and Related Transactions.

               (b) F&M Bancorp's Quarterly Report on Form 10-Q for the period ended March 31, 1996 (File No. 0-12638).

               (c) The description of F&M Bancorp's capital stock which is contained in the Registration Statement on Form 8-B (File No. 0-12638) filed with the Commission pursuant to the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

               (d) Home Federal's Annual Report on Form 10-KSB for the year ended December 31, 1995 (File No. 0-16463); the financial and statistical information incorporated therein from its Annual Report to Stockholders for the year ended December 31, 1995, including Statistical Information incorporated into Item 1 to its Form 10-KSB;
          Item 6, Selected Financial Data; Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; and Item 8, Financial Statements and Supplementary Data; and the information incorporated therein from its Proxy Statement dated April 1, 1996, including Item 11 to its Form 10-KSB, Executive Compensation; and Item 13, Certain Relationships and Related Transactions.

               (e) Home Federal's Quarterly Report on Form 10-QSB for the period ended March 31, 1996 (File No. 0-16463).

                  (f) The description of Home Federal's capital stock which is contained in the Registration Statement on Form 8-A (File No. 0-16463) filed with the Commission pursuant to the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

     All documents filed by F&M Bancorp and Home Federal pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the F&M Bancorp Special Meeting and the Home Federal Special Meeting are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of each such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                   F&M BANCORP

                            110 Thomas Johnson Drive
                            Frederick, Maryland 21702

                                                           ______________, 1996


To Our Stockholders:


     You are cordially invited to attend the Special Meeting of Stockholders of F&M Bancorp to be held at [the offices of F&M Bancorp, 110 Thomas Johnson Drive, Frederick, Maryland 21702] on __________, 1996 at _________ p.m. local time.

     At the Special Meeting, you will be asked to consider and vote on the Plan and Agreement to Merge (the "Merger Agreement"), dated as of April 2, 1996, by and among F&M Bancorp and Home Federal Corporation ("Home Federal"), pursuant to which Home Federal will merge with and into F&M Bancorp, and stockholders of Home Federal will receive Common Stock of F&M Bancorp (the "Merger"), all as more fully described in the enclosed Proxy Statement/Prospectus. Based in Hagerstown, Maryland, Home Federal is a Maryland thrift holding company which had approximately $216.7 million in total assets at March 31, 1996. Its operations are currently conducted through the 8 banking offices in Western Maryland of its subsidiary, Home Federal Savings Bank.

     Under the terms of the Merger Agreement, F&M Bancorp will acquire Home Federal and all of its subsidiaries. As a result of the Merger, the separate corporate existence of Home Federal will cease, and the subsidiaries of Home Federal will become subsidiaries of F&M Bancorp. Following the consummation of the Merger, the operations of Home Federal Savings Bank will be continued by F&M Bancorp. Each share of the Common Stock of Home Federal outstanding immediately prior to the Merger will automatically become and be converted into a number of shares of Common Stock of F&M Bancorp determined using the Conversion Ratio described in the accompanying Proxy Statement/Prospectus. Cash will be paid in lieu of fractional shares. Details of the proposed transaction are set forth in the accompanying Proxy Statement/Prospectus. You are urged to read it carefully in its entirety. Approval of the transaction requires the affirmative vote of at least two-thirds of the outstanding shares of the Common Stock of F&M Bancorp.

     Your Board of Directors unanimously approved the Merger and believes that it is in the best interest of F&M Bancorp and our stockholders. Accordingly, the Board of Directors unanimously recommends that you vote TO APPROVE, RATIFY AND CONFIRM the Merger Agreement and the Merger provided for therein.

     Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own.

                                                      Sincerely,


 Faye E. Cannon                                          Charles W. Hoff, III
 President and Chief Executive Officer                   Chairman of the Board

                                   F&M BANCORP

                               Frederick, Maryland
                               -------------------


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          to be held on ________, 1996



     The Special Meeting of Stockholders of F&M Bancorp will be held on ____________, 1996 at ______ p.m. local time at [the offices of F&M Bancorp, 110 Thomas Johnson Drive, Frederick, Maryland 21702], for the following purposes:

          (a) To consider and vote upon a proposal to approve, ratify and confirm the Plan and Agreement to Merge, dated as of April 2, 1996 (the "Merger Agreement") by and among F&M Bancorp and Home Federal Corporation ("Home Federal") and the merger provided for therein (the "Merger"). A copy of the Merger Agreement is included as Annex A to the accompanying Proxy Statement/Prospectus. Pursuant to the Merger Agreement, (i) F&M Bancorp will acquire Home Federal and all of its subsidiaries through the Merger, the separate corporate existence of Home Federal will cease, and the subsidiaries of Home Federal will become subsidiaries of F&M Bancorp; and
     (ii) each share of the outstanding Common Stock of Home Federal shall be automatically converted into and become a number of shares of the Common Stock of F&M Bancorp determined using the Conversion Ratio described in the accompanying Proxy Statement/Prospectus. Cash will be paid in lieu of fractional shares.

          (b) To vote on such other business as may properly come before the Special Meeting of Stockholders.

     Under Section 3-202 of the Maryland General Corporation Law, stockholders of F&M Bancorp who vote against the Merger will not receive appraisal rights and will not be entitled to the payment in cash of the fair value of their shares.

     The Board of Directors has fixed ______________, 1996 as the record date for the Special Meeting. Only holders of record of Common Stock of F&M Bancorp at the close of business on that date are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

                                     By Order of the Board of Directors


                                     Gordon M. Cooley
                                     Secretary and Legal Officer

________________, 1996

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     THE BOARD OF DIRECTORS OF F&M BANCORP RECOMMENDS THAT ITS STOCKHOLDERS VOTE TO APPROVE, RATIFY AND CONFIRM THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN.

                            HOME FEDERAL CORPORATION

                         122-128 West Washington Street
                           Hagerstown, Maryland 21740

                                                           ______________, 1996

To Our Stockholders:

     You are cordially invited to attend the Special Meeting of Stockholders of Home Federal Corporation ("Home Federal") to be held at the Four Points Hotel/Sheraton Inn, 1910 Dual Highway, Hagerstown, Maryland 21740 on ___________________, 1996 at ______________ p.m. local time.

     At the Special Meeting, you will be asked to consider and vote on the Plan and Agreement to Merge (the "Merger Agreement"), dated as of April 2, 1996, by and among Home Federal and F&M Bancorp, pursuant to which Home Federal will merge with and into F&M Bancorp, and stockholders of Home Federal will receive Common Stock of F&M Bancorp (the "Merger"), all as more fully described in the enclosed Proxy Statement/Prospectus. Based in Frederick, Maryland, F&M Bancorp is a Maryland bank holding company which had approximately $739.1 million in total assets at March 31, 1996. Its operations are currently conducted through 24 offices and 32 ATM locations in three counties in central Maryland.

     Under the terms of the Merger Agreement, each share of the Common Stock of Home Federal outstanding immediately prior to the Merger will automatically become and be converted into a number of shares of Common Stock of F&M Bancorp determined using the Conversion Ratio described in the accompanying Proxy Statement/Prospectus. Cash will be paid in lieu of fractional shares. Following the consummation of the Merger, the operations of Home Federal Savings Bank will be continued by F&M Bancorp, and the separate corporate existence of Home Federal will cease.

     Your Board of Directors has retained the investment banking firm of Charles Webb & Company to act as its financial advisor in connection with the Merger. As discussed in the accompanying Proxy Statement/Prospectus, Charles Webb & Company has delivered to the Board of Directors its written opinion that, as of this date, the financial terms of the proposed Merger as set forth in the Merger Agreement are fair, from a financial point of view, to our stockholders.

     The exchange of Common Stock of F&M Bancorp for Common Stock of Home Federal will be a tax-free transaction for federal income tax purposes; however, any exchange of cash in lieu of fractional shares will be taxable. Details of the proposed transaction are set forth in the accompanying Proxy Statement/Prospectus. You are urged to read it carefully in its entirety. Approval of the transaction requires the affirmative vote of at least two-thirds of the outstanding shares of the Common Stock of Home Federal.

     Your Board of Directors unanimously approved the Merger and believes that it is in the best interest of Home Federal and our stockholders. Accordingly, the Board of Directors unanimously recommends that you vote TO APPROVE, RATIFY AND CONFIRM the Merger Agreement and the Merger provided for therein.

     Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own.

                                                  Sincerely,


  Richard W. Phoebus, Sr.                               Benjamin F. Kunkleman
  President and Chief Executive Officer                 Chairman of the Board

                            HOME FEDERAL CORPORATION

                              Hagerstown, Maryland
                               -------------------


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          to be held on _________, 1996



     The Special Meeting of Stockholders of Home Federal Corporation ("Home Federal") will be held on ________________________, 1996 at __________ p.m.
local time at the Four Points Hotel/Sheraton Inn, 1910 Dual Highway, Hagerstown, Maryland 21740, for the following purposes:

          (a) To consider and vote upon a proposal to approve, ratify and confirm the Plan and Agreement to Merge, dated as of April 2, 1996 (the "Merger Agreement") by and among F&M Bancorp and Home Federal, and the merger provided for therein (the "Merger"). A copy of the Merger Agreement is included as Annex A to the accompanying Proxy Statement/Prospectus. Pursuant to the Merger Agreement, (i) Home Federal shall merge with and into F&M Bancorp; and (ii) each share of the outstanding Common Stock of Home Federal shall be automatically converted into and become a number of shares of the Common Stock of F&M Bancorp determined using the Conversion Ratio described in the accompanying Proxy Statement/Prospectus. Cash will be paid in lieu of fractional shares.

          (b) To vote on such other business as may properly come before the Special Meeting of Stockholders.

     Under Section 3-202 of the Maryland General Corporation Law, stockholders of Home Federal who vote against the Merger will not receive appraisal rights and will not be entitled to the payment in cash of the fair value of their shares.

     The Board of Directors has fixed ______________, 1996 as the record date for the Special Meeting. Only holders of record of Common Stock of Home Federal at the close of business on that date are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

                                   By Order of the Board of Directors


                                   Celia S. Ausherman
                                   Secretary

________________, 1996

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     THE BOARD OF DIRECTORS OF HOME FEDERAL RECOMMENDS THAT ITS STOCKHOLDERS VOTE TO APPROVE, RATIFY AND CONFIRM THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN.

                                                 TABLE OF CONTENTS



SUMMARY OF THE TRANSACTION.....................................................1
  Parties to the Merger........................................................1
  The Merger; Effective Date...................................................1
  The Conversion Ratio.........................................................1
  Stockholders' Meetings.......................................................2
  Record Dates; Votes Required.................................................3
  Reasons for the Merger; Recommendations of the F&M Bancorp Board and
   of the Home Federal Board...................................................3
  Opinion of Financial Advisor.................................................4
  Dissenters' Rights...........................................................4
  Conditions to Consummation...................................................4
  Business of F&M Bancorp and Home Federal Pending the Merger..................5
  Amendment and Termination of the Merger Agreement............................5
  Interests of Certain Persons in the Merger...................................6
  Resale of F&M Bancorp Common Stock...........................................6
  Certain Federal Income Tax Consequences of the Merger........................6
  Stock Option Agreement.......................................................6
  Market Prices Prior to Announcement of the Merger............................7
  Comparative Per Share Data...................................................7
  Selected Financial Data......................................................9

RISK FACTORS..................................................................13
  Financial Performance of Home Federal and F&M Bancorp; No Assurance
   of Continued Profitability.................................................13
  Government Regulation.......................................................13
  Recapitalization of SAIF and Related Legislative Proposals..................14
  Competition.................................................................14
  Economic Conditions.........................................................15
  Limitations on Payment of Dividends.........................................15
  Adequacy of Allowance for Credit Losses.....................................15
  Additional Classes and Series of Stock......................................15

PROPOSED MERGER OF HOME FEDERAL AND F&M BANCORP...............................16
  General.....................................................................16
  Background of the Merger....................................................16
  Reasons for the Merger; Recommendations of the F&M Bancorp Board and
   of the Home Federal Board..................................................17
  Additional Reasons for the Merger...........................................19
  Opinion of Financial Advisor................................................20
  Determination of Conversion Ratio...........................................23
  Effective Date of the Merger................................................24

  Exchange Procedure for F&M Bancorp Common Stock.............................25
  Business of F&M Bancorp and Home Federal Pending the Merger.................25
  Conditions to Consummation of the Merger....................................26
  Stock Option Agreement......................................................27
  Amendment and Termination of the Merger Agreement...........................28
  Accounting Treatment........................................................29
  Operations after the Merger.................................................29
  Interests of Certain Persons in the Merger..................................30
  Stock Options...............................................................31
  Home Federal Employee Benefit Plans.........................................31
  Certain Federal Income Tax Consequences.....................................31
VOTING INFORMATION............................................................33
  Proxy Solicitation..........................................................33
  Votes Required..............................................................33
  Dissenters' Rights..........................................................34
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION............................34
CAPITALIZATION................................................................41
BUSINESS OF F&M BANCORP.......................................................42
BUSINESS OF HOME FEDERAL......................................................42
PRICE RANGE OF HOME FEDERAL COMMON STOCK AND DIVIDEND POLICY..................43
HOME FEDERAL SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS..................44
DESCRIPTION OF F&M BANCORP CAPITAL STOCK......................................45
  Common Stock................................................................45
  Preferred Stock.............................................................45
COMPARATIVE RIGHTS OF STOCKHOLDERS............................................46
  Capitalization..............................................................46
  Amendment of Charter and By-Laws............................................46
  Required Stockholder Vote for Certain Actions...............................47
  Directors and Classes of Directors; Vacancies and Removal of Directors......47
  Maryland Business Combinations and Control Share Statutes...................48
  Preemptive Rights...........................................................49
  Assessment..................................................................49
  Conversion; Redemption; Sinking Fund........................................49
  Liquidation Rights..........................................................49
  Dividends and Other Distributions...........................................50
  Special Meetings of Stockholders............................................50
  Indemnification.............................................................50
  Stockholder Proposals and Nominations of Directors..........................51
  Stockholder Inspection Rights; Stockholder Lists............................51
  Dissenters' Rights..........................................................52

RESALE OF F&M BANCORP COMMON STOCK............................................52
EXPERTS.......................................................................52
LEGAL MATTERS.................................................................53
OTHER MATTERS.................................................................53
ADDITIONAL INFORMATION ABOUT F&M BANCORP......................................53
GLOSSARY......................................................................54

                           SUMMARY OF THE TRANSACTION


Parties to the Merger

     F&M Bancorp. F&M Bancorp is a Maryland corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. At March 31, 1996, F&M Bancorp had assets of approximately $739.1 million, deposits of $627.0 million, and loans, net of unearned income, of $476.4 million. F&M Bancorp's sole direct subsidiary is Farmers and Mechanics National Bank ("F&M Bank"), a national banking association based in Frederick, Maryland. F&M Bank currently conducts business through 24 offices and 32 ATM locations in three counties in central Maryland.

     Home Federal Corporation. Home Federal Corporation ("Home Federal") is a Maryland corporation and unitary thrift holding company. Its principal subsidiary is Home Federal Savings Bank ("Home Bank"), a federally-chartered savings bank based in Hagerstown, Maryland. At March 31, 1996, Home Federal had assets of approximately $216.7 million, deposits of $168.0 million, and loans receivable, net of unearned income, of $141.5 million. Home Bank currently conducts business through 8 offices and 11 ATM locations in western Maryland.


The Merger; Effective Date

     Pursuant to the Plan and Agreement to Merge (the "Merger Agreement") dated as of April 2, 1996 by and among F&M Bancorp and Home Federal, Home Federal is to merge with and into F&M Bancorp (the "Merger"). The separate corporate existence of Home Federal will terminate, and F&M Bancorp will become the parent corporation of Home Bank and all other subsidiaries of Home Federal. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference.

     The Merger is to become effective on the 15th day of the month following the month during which all approvals and events required for the Merger (including the stockholder approvals to which this Proxy Statement/Prospectus relates) shall have occurred and all conditions precedent to the Merger shall have been fulfilled or waived, or on such other date as F&M Bancorp and Home Federal may agree upon (the "Effective Date"). It is expected that the Effective Date will be _____________, 1996.


The Conversion Ratio

     On the Effective Date of the Merger, each issued and outstanding share of the Common Stock of Home Federal will be automatically canceled and converted into shares of the Common Stock of F&M Bancorp determined using the Conversion Ratio described in the following paragraphs, rounded to the nearest one-hundredth of a share. Cash will be paid in lieu of fractional shares.

     The Conversion Ratio will be calculated promptly after the last day of the month during which all conditions precedent to the Merger shall have been fulfilled or waived (the "Calculation Date"). The Conversion Ratio will be a fraction, the numerator of which will be 1.65 times the book value per share of Home Federal Common Stock on the Calculation Date, and the denominator of which will be the "Average Market Value" of a share of F&M Bancorp Common Stock. The "Average Market Value" of each share of the F&M Bancorp Common Stock shall be the arithmetic average of closing prices of F&M Bancorp Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days preceding the Calculation Date. If the Average Market Value of a share of F&M Bancorp Common Stock is greater than 1.9 times the book value per share of F&M Bancorp Common Stock, then F&M Bancorp will instead use a per share price for its Common Stock equal to 1.9 times its book value per share as of the Calculation Date. If the

Average Market Value of a share of F&M Bancorp Common Stock is less than 1.6 times the book value per share of F&M Bancorp Common Stock, then either F&M Bancorp or Home Federal may terminate the Merger Agreement or, if Home Federal agrees, F&M Bancorp may instead use a per share price for its Common Stock equal to 1.6 times its book value per share as of the Calculation Date.

     For purposes of the calculation of the Conversion Ratio, the book value of Home Federal shall mean the calculation as of the Calculation Date of Home Federal's total assets minus its total liabilities, calculated in conformity with generally accepted accounting principles applied on a basis consistent with past practices of Home Federal. This calculation is subject to addition or subtraction if certain adjustments set forth in the Merger Agreement become necessary for purposes of this calculation. First, Home Federal's book value shall be adjusted by the amount (net of tax effects) by which Home Federal's Allowance for Possible Losses as of the close of business on the Calculation Date is greater or less than 35.12% of its Problem Assets on the Calculation Date. Home Federal's Problem Assets (except for consumer loans and one-to-four family residential loans) shall only be reduced as a result of receipt of loan payments by Home Bank or as a result of the sale of other real estate owned. For purposes of this calculation, the term "Problem Assets" is defined in the Merger Agreement as (a) loans classified as substandard, doubtful or loss and (b) other real estate owned at the Calculation Date. Second, if a special recapitalization assessment for the Savings Association Insurance Fund is imposed on Home Bank on or before the Calculation Date, the amount of the special recapitalization assessment, net of any tax effects shall be added back to Home Federal's book value (up to $925,000) as of the close of business on the Calculation Date. Third, only normal and recurring items of income and expense (including any additional premiums to obtain extended directors' and officers' liability coverage) will be considered in determining Home Federal's book value. Transactional expenses related to the Merger Agreement and the Merger will not be deducted as an expense.

     The Conversion Ratio is subject to adjustment for stock dividends, splits or reverse splits, or any distribution other than cash dividends, on shares of the Common Stock of F&M Bancorp.

     If the Conversion Ratio were computed using March 31, 1996 as the Calculation Date, the Conversion Ratio would have been 0.433 shares of F&M Bancorp Common Stock for each share of Home Federal Common Stock (the "Assumed Conversion Ratio"). This calculation is based upon an Average Market Value for F&M Bancorp Common Stock of $28.98 per share (or 1.81 times the book value per share at that date) and an adjusted book value of Home Federal Common Stock of $7.61 per share. If the Average Market Value for F&M Bancorp Common Stock had been $25.664 per share or 1.6 times the book value per share at that date (i.e., the minimum of the range), the Conversion Ratio would have been 0.489 shares of F&M Bancorp Common Stock for each share of Home Federal Common Stock. If the Average Market Value for F&M Common Stock had been $30.476 per share or 1.9 times the book value per share at that date (i.e., the maximum of the range), the Conversion Ratio would have been 0.412 shares of F&M Bancorp Common Stock for each share of Home Federal Common Stock.


Stockholders' Meetings

     This Proxy Statement/Prospectus is being provided to the Home Federal Stockholders in connection with the Special Meeting of Stockholders of Home Federal (the "Home Federal Special Meeting"), which is to be held at the Four Points Hotel/Sheraton Inn, 1910 Dual Highway, Hagerstown, Maryland 21740. Notice of the Home Federal Special Meeting is being delivered together with this Proxy Statement/Prospectus. The purpose of the Home Federal Special Meeting will be to consider and vote on a proposal to approve, ratify and confirm the Merger Agreement and the Merger, and to vote on such other business as may properly come before the Home Federal Special Meeting.

     This Proxy Statement/Prospectus is also being provided to the F&M Bancorp Stockholders in connection with the Special Meeting of Stockholders of F&M Bancorp (the "F&M Bancorp Special Meeting"), which is to be held at [the offices of F&M Bancorp, located at 110 Thomas Johnson Drive, Frederick, Maryland 21702]. Notice of the F&M Bancorp Special Meeting is being delivered together with this Proxy Statement/Prospectus. The purpose of the F&M Bancorp Special Meeting will be to consider and vote on a proposal to approve, ratify and confirm the Merger

Agreement and the Merger, and to vote on such other business as may properly come before the F&M Bancorp Special Meeting.


Record Dates; Votes Required

     Only Home Federal Stockholders of record at the close of business on _________, 1996 (the "Home Federal Record Date") will be entitled to notice of and to vote at the Home Federal Special Meeting or any adjournments or postponements thereof. Each holder of shares of Home Federal Common Stock on the Home Federal Record Date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the Home Federal Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Home Federal Common Stock outstanding on the Home Federal Record Date is necessary to constitute a quorum at the Home Federal Stockholder Meeting. The directors of Home Federal have passed a resolution declaring the Merger advisable and unanimously recommending that the stockholders of Home Federal vote to approve, ratify and confirm the Merger Agreement and the Merger at the Home Federal Special Meeting. As of the record date, directors, executive officers, and affiliates of Home Federal held an aggregate of __________ shares, or _______%, of the issued and outstanding voting stock of Home Federal. The directors and certain related Home Federal Stockholders have signed an agreement to support and vote their shares to approve, ratify and confirm the Merger Agreement and the Merger.

     An affirmative vote of not less than two-thirds of the issued and outstanding voting stock of Home Federal is required to approve, ratify and confirm the Merger Agreement and the Merger.

     Only F&M Bancorp Stockholders of record at the close of business on _________, 1996 (the "F&M Bancorp Record Date") will be entitled to notice of and to vote at the F&M Bancorp Special Meeting or any adjournments or postponements thereof. Each holder of shares of F&M Bancorp Common Stock on the F&M Bancorp Record Date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the F&M Bancorp Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of F&M Bancorp Common Stock outstanding on the F&M Bancorp Record Date is necessary to constitute a quorum at the F&M Bancorp Stockholder Meeting. The directors of F&M Bancorp have passed a resolution declaring the Merger advisable and unanimously recommending that the stockholders of F&M Bancorp vote to approve, ratify and confirm the Merger Agreement and the Merger at the F&M Bancorp Special Meeting. As of the record date, directors, executive officers, and affiliates of F&M Bancorp held an aggregate of ____________ shares, or _______%, of the issued and outstanding voting stock of F&M Bancorp.

     An affirmative vote of not less than two-thirds of the issued and outstanding voting stock of F&M Bancorp is required to approve, ratify and confirm the Merger Agreement and the Merger.

     Because the required vote of the Home Federal Stockholders and of the F&M Bancorp Stockholders on the Merger Agreement and the Merger is based upon the total number of issued and outstanding shares of the voting stock of Home Federal and F&M Bancorp, the failure to submit a proxy card (or the failure to vote in person at either Special Meeting), the abstention from voting and any broker non-vote will have the same effect as a vote against the Merger Agreement and the Merger.


Reasons for the Merger; Recommendations of the F&M Bancorp Board and of the Home Federal Board

     The Home Federal Board believes that the Merger Agreement and the Merger are advisable, are fair to, and are in the best interests of Home Federal and the Home Federal Stockholders. In considering the terms and conditions of the Merger, the Home Federal Board considered its financial terms, in particular that the Conversion Ratio provides the Home Federal Stockholders with a substantial increase in the value of the securities held by them. Among other things, the Home Federal Board also considered the opinion of its financial advisor that consideration to be received in the Merger is fair to the Home Federal Stockholders from a financial point of view; the operational and competitive benefits of operating as part of a larger financial institution in a broader geographic area; the fact that the Merger would qualify as a tax-free reorganization under the Code; and the financial condition and history of performance of F&M Bancorp. See "Proposed Merger of Home Federal and F&M Bancorp
- -- Background of the Merger," "-- Reasons for the Merger; Recommendations of the F&M Bancorp Board and of the Home Federal Board," and "-- Opinion of Financial Advisor." The Home Federal Board unanimously recommends that Home Federal Stockholders vote TO APPROVE, RATIFY AND CONFIRM the Merger Agreement and the Merger provided for therein.

     The F&M Bancorp Board believes that the Merger Agreement and the Merger are advisable, are fair to, and are in the best interests of F&M Bancorp and the F&M Bancorp Stockholders. In considering the terms and conditions of the Merger, the F&M Bancorp Board considered that enlarging its operations would enable it to better compete with larger financial institutions; that the Merger would provide F&M Bancorp with an immediate and substantial depositor base and market presence in a new and desirable geographic market; that the consideration to be paid by it to the Home Federal Stockholders is fair in relation to the access to new customers and new markets that the Merger would provide; and the recent financial condition and history of performance of Home Federal had been consistently improving, particularly with respect to its resolution of much of its real estate owned and classified loan portfolios. See "Proposed Merger of Home Federal and F&M Bancorp -Background of the Merger" and "-- Reasons for the Merger; Recommendations of the F&M Bancorp Board and of the Home Federal Board." The F&M Bancorp Board unanimously recommends that F&M Bancorp Stockholders vote TO APPROVE, RATIFY AND CONFIRM the Plan and the Merger provided for therein.


Opinion of Financial Advisor

     Home Federal has received a written opinion from Charles Webb & Company ("Webb"), an investment banking firm located in Dublin, Ohio, that the consideration to be received in the Merger is fair to the Home Federal Stockholders from a financial point of view. The opinion of Webb, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this Proxy Statement/Prospectus. Webb's opinion is directed only to the financial terms of the proposed Merger and does not constitute a recommendation to any Home Federal Stockholder as to how such Home Federal Stockholder should vote with respect to the Merger. Webb will be paid a fee for its services at the closing of the Merger. See "Proposed Merger of Home Federal and F&M Bancorp -- Opinion of Financial Advisor."


Dissenters' Rights

     Neither holders of the Common Stock of F&M Bancorp nor holders of the Common Stock of Home Federal who vote against the Merger will receive appraisal rights or be entitled to payment in cash of the fair value of their shares under the Maryland General Corporation Law (the "MGCL"). See "Comparative Rights of Stockholders -Dissenters' Rights."


Conditions to Consummation

     Consummation of the Merger would be accomplished by the statutory merger of Home Federal into F&M Bancorp. The Merger is contingent upon the approvals of the Office of Thrift Supervision (the "OTS") and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Applications for the approvals of the OTS and the Board of Governors of the Federal Reserve System have been prepared and filed by F&M Bancorp. The Merger is also subject to other customary conditions, including the receipt by F&M Bancorp and Home Federal of the legal opinion of Piper & Marbury L.L.P., tax counsel to F&M Bancorp, that the Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code and the receipt by F&M Bancorp of a letter from an independent accounting firm to the effect that the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with the Merger Agreement. See "Proposed Merger of Home Federal and F&M Bancorp -- Conditions to Consummation of the Merger."


Business of F&M Bancorp and Home Federal Pending the Merger

     Home Federal and its subsidiaries have covenanted to conduct their business only in the ordinary course pending the Effective Date. They have also covenanted not to amend their organizational documents, change their authorized, issued or outstanding capital stock, alter certain existing employment arrangements, change any of their accounting policies or practices, or take any action which would cause the Merger not to be accounted for as a pooling-of-interests. Home Federal has covenanted not to declare any dividends in respect of its Common Stock pending the Effective Date. F&M Bancorp has covenanted to use commercially reasonable efforts to secure favorable action on its applications requesting the required governmental and regulatory approvals, to obtain any required consents, approvals or waivers from third parties, and to assure that each of the events otherwise specified in the Merger Agreement as conditions to the Merger shall have occurred on or before the Effective Date.

     Home Federal and F&M Bancorp have each agreed to give the other party and its representatives reasonable access throughout the period prior to the Effective Date to their respective books and records. Home Federal and F&M Bancorp have also agreed to cause their designated representatives to confer periodically and to deliver to each other copies of their periodic reports filed with the Commission under the Exchange Act. Home Federal and F&M Bancorp have also agreed to promptly advise each other in writing of certain material facts pertaining to the Merger Agreement and the Merger. See "Proposed Merger of Home Federal and F&M Bancorp -- Business of F&M Bancorp and Home Federal Pending the Merger."


Amendment and Termination of the Merger Agreement

     F&M Bancorp and Home Federal may amend the Merger Agreement in writing in response to comments of governmental regulatory authorities or otherwise.

     Home Federal and F&M Bancorp each have the right to terminate the Merger Agreement if the Merger is not consummated by December 31, 1996. Prior to that date, the Merger Agreement may be terminated and abandoned by mutual consent of Home Federal and F&M Bancorp. Either party may terminate the Merger Agreement prior to December 31, 1996 if the stockholders of either party fail to approve the Merger Agreement, or if the other party commits an uncured material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement. F&M Bancorp may terminate the Merger Agreement prior to December 31, 1996 if any required governmental approval, consent or waiver is denied or includes any condition or requirement that would result in a materially adverse effect, or if there is any pending action or proceeding which seeks to prevent the Merger, or if a court enters an order prohibiting the Merger. The Home Federal Board may terminate the Merger Agreement prior to December 31, 1996 in their sole discretion if it may be legally required for the discharge of their fiduciary duties.

     Finally, the Merger Agreement may be terminated by either party if, at the Calculation Date, the average market value of F&M Bancorp Common Stock for the 20 consecutive trading days preceding the Calculation Date is less than 1.6 times the book value per share of F&M Bancorp Common Stock; however, in such case F&M Bancorp may elect (with Home Federal's agreement) to continue with its obligations under the Merger Agreement and use a per share price for its Common Stock of 1.6 times its book value per share on the Calculation Date. See "Proposed Merger of Home Federal and F&M Bancorp -- Amendment and Termination of the Merger Agreement."

Interests of Certain Persons in the Merger

     Four officers of Home Bank have executed employment agreements with F&M Bancorp that are to become effective upon the consummation of the Merger. These four employment agreements provide for continued employment with Home Bank for a three-year term after the Effective Date of the Merger. One officer, Richard W. Phoebus, Sr., will also be appointed to a position as an officer of F&M Bancorp after the Effective Date. See "Proposed Merger of Home Federal and F&M Bancorp
- -- Interests of Certain Persons in the Merger."

     Two of the directors of Home Bank have signed an agreement with F&M Bancorp which clarifies the level of benefits they are to receive pursuant to Home Bank's Amended and Restated Executive Compensation Plan for Directors, and the manner in which it is to be paid to them. Finally, certain members of the Board of Directors of Home Federal and of its management are also holders of the Common Stock of Home Federal or options to purchase shares of its Common Stock, and will therefore receive a number of shares (calculated using the Conversion Ratio) of the Common Stock of F&M Bancorp or options to purchase shares of its Common Stock if the Merger Agreement and the Merger are approved. See "Proposed Merger of Home Federal and F&M Bancorp -- Interests of Certain Persons in the Merger" and "Home Federal Security Ownership of Certain Beneficial Owners."


Resale of F&M Bancorp Common Stock

     The shares of Common Stock of F&M Bancorp offered to Home Federal Stockholders by this Proxy Statement/Prospectus have been registered under the Securities Act. Home Federal Stockholders who are not also "affiliates" of Home Federal or F&M Bancorp may therefore trade them freely and without restriction. Certain restrictions apply to the resale of shares of F&M Bancorp Common Stock offered hereby which are received by "affiliates" of Home Federal or F&M Bancorp. See "Resale of F&M Bancorp Common Stock."


Certain Federal Income Tax Consequences of the Merger

     F&M Bancorp and Home Federal have received an opinion from Piper & Marbury L.L.P., tax counsel to F&M Bancorp, to the effect that the Merger will qualify as a tax-free "reorganization" as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Under this tax-free status, Home Federal Stockholders will not recognize gain or loss on the conversion of Common Stock of Home Corporation into shares of the Common Stock of F&M Bancorp. The payment of cash to Home Federal Stockholders in lieu of fractional shares will not be a tax-free transaction. The receipt by F&M Bancorp and Home Federal of this opinion from Piper & Marbury L.L.P. was a condition to consummation of the Merger. See "Proposed Merger of Home Federal and F&M Bancorp -- Certain Federal Income Tax Consequences."


Stock Option Agreement

     F&M Bancorp and Home Federal have entered into a Stock Option Agreement, dated as of April 2, 1996 (the "Option Agreement"), pursuant to which Home Federal issued to F&M Bancorp an option (the "Option") to purchase up to 501,282 shares of Home Federal Common Stock at a purchase price of $8.25 per share. The Option may be exercised in whole or in part, at any time or from time to time if a Purchase Event (as defined therein) shall have occurred and be continuing and before the Option Agreement is terminated. The Option Agreement provides that to the extent that it shall have not been exercised, the Option shall terminate (a) on the Effective Date of the Merger; (b) upon the termination of the Merger Agreement in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than as a result of a willful breach by Home Federal of certain specified covenants contained therein or as a result of failure of the Home Federal Stockholders to approve the Merger Agreement by the vote required under applicable law or under Home Federal's charter); or (c) 12 months after termination of the Merger Agreement due to a willful breach by Home Federal of certain specified covenants contained therein or failure of the Home Federal Stockholders to approve the Merger Agreement by the vote required under applicable law or under Home Federal's charter. The Option Agreement is attached hereto as Annex B. See also "Proposed Merger of Home Federal and F&M Bancorp -- Stock Option Agreement."


Market Prices Prior to Announcement of the Merger

     The following table discloses the price per share of F&M Bancorp Common Stock and Home Federal Common Stock based on the last reported sales prices per share on the NASDAQ National Market on April 1, 1996, the last day prior to the public announcement of the execution of the Merger Agreement, and the equivalent pro forma price per share of Home Federal Common Stock, computed by multiplying the price per share of F&M Bancorp Common Stock based on the last reported sale price per share on the NASDAQ National Market on April 1, 1996 by the Assumed Conversion Ratio, computed as of March 31, 1996. See "Price Range of Home Federal Common Stock and Dividend Policy."

                                                                      Equivalent
                                              Historical              pro forma
                                         F&M Bancorp  Home Federal  Home Federal

   At April 1, 1996.....................   $29.625       $8.25         $12.828


Comparative Per Share Data

     The following table presents historical and pro forma per share data for F&M Bancorp, and historical and equivalent pro forma per share data for Home Federal. Home Federal pro forma equivalent amounts are derived by multiplying the appropriate pro forma combined amounts by the Assumed Conversion Ratio of
0.433 shares of F&M Bancorp Common Stock for each share of Home Federal Common Stock. As discussed in "Proposed Merger of Home Federal and F&M Bancorp -- Determination of Conversion Ratio," the final Conversion Ratio will be determined based on the book value per share of Home Federal Common Stock and the Average Market Value for F&M Bancorp Common Stock.

     The following table is based on the assumption that all issued and outstanding shares of Home Federal Common Stock are converted into shares of F&M Bancorp Common Stock. The Merger is reflected under the pooling-of-interests method of accounting and pro forma information is derived accordingly. The per share data included in the following table should be read in conjunction with the consolidated financial statements of F&M Bancorp and the consolidated financial statements of Home Federal appearing elsewhere or incorporated by reference herein and the notes accompanying all such consolidated financial statements. The data presented below are not necessarily indicative of the results of operations which would have been obtained if the Merger had been consummated in the past or which may be obtainable in the future.

               COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

                                                                                                         Three months
                                                                  Years ended December 31,              ended March 31,
                                                         1991     1992      1993      1994     1995      1995      1996
                                                         ----     ----      ----      ----     ----      ----      ----

F&M Bancorp Common Stock
Earnings per Common Share:
   Historical:
     Income before cumulative effect of accounting
       change......................................      $1.38     $1.66    $1.77     $1.86     $1.86     $0.44    $0.47
     Cumulative effect of accounting change........      (0.23)      --       --        --        --        --       --
     Net Income....................................       1.15      1.66     1.77      1.86      1.86      0.44     0.47

   Pro forma combined - Assumed Conversion Ratio:
     Income (loss) from continuing operations before
       loss from discontinued operation, cumulative
       effect of accounting change and extraordinary     (0.26)     1.46     1.64      1.76      1.95      0.42     0.45
       item........................................
     Loss from discontinued operation..............      (0.01)      --     (0.01)      --        --        --       --
     Cumulative effect of accounting change........      (0.21)      --      0.04       --        --        --       --
     Extraordinary item-tax benefit of net operating
       loss carryforward...........................        --       0.08      --        --        --        --       --
     Net Income (loss).............................      (0.48)     1.54     1.67      1.76      1.95      0.42     0.45

Dividends per Common Share:
   Historical......................................       0.63      0.64     0.69      0.71      0.76      0.18     0.20
   Pro forma combined - Assumed Conversion Ratio...       0.55      0.57     0.58      0.57      0.65      0.15     0.18

Book Value per Common Share (period end):
   Historical......................................      11.50     12.51    13.93     14.06     15.86     15.21    16.04
   Pro forma combined - Assumed Conversion Ratio...      12.34     13.31    13.83     13.94     16.06     15.04    16.25

Home Federal Common Stock
Earnings per Common Share:
   Historical:
     Income (loss) from continuing operations before
       loss from discontinued operation, cumulative
       effect of accounting change and extraordinary    $(5.48)   $(0.01)   $0.40     $0.59     $1.00     $0.15    $0.15
       item........................................
     Loss from discontinued operation..............      (0.03)    (0.02)   (0.04)      --        --        --       --
     Cumulative effect of accounting change........        --        --      0.13       --        --        --       --
     Extraordinary item-tax benefit of net operating
       loss carryforward...........................        --       0.30      --        --        --        --       --
     Net Income (loss).............................      (5.51)     0.27     0.49      0.59      1.00      0.15     0.15

   Pro forma equivalent - Assumed Conversion Ratio:
     Income (loss) from continuing operations before
       loss from discontinued operation, cumulative
       effect of accounting change and extraordinary     (0.11)     0.63     0.71      0.76      0.84      0.18    $0.19
       item........................................
     Loss from discontinued operation..............      (0.01)      --     (0.01)      --        --        --       --
     Cumulative effect of accounting change........      (0.09)      --      0.02       --        --        --       --
     Extraordinary item-tax benefit of net operating
       loss carryforward...........................        --       0.04      --        --        --        --       --
     Net Income (loss).............................      (0.21)     0.67     0.72      0.76      0.84      0.18     0.19

Dividends per Common Share:
   Historical......................................        --        --       --        --       0.08       --      0.04
   Pro forma equivalent - Assumed Conversion Ratio.       0.24      0.25     0.24      0.25      0.28      0.06     0.08

Book Value per Common Share (period end):
   Historical......................................       8.08      8.35     5.80      5.84      7.30      6.24     7.41
   Pro forma equivalent - Assumed Conversion Ratio.       5.34      5.76     5.99      6.04      6.95      6.51     7.04

Selected Financial Data

     The following tables set forth selected historical financial data for F&M Bancorp for the five years ended December 31, 1995 and the unaudited three month periods ended March 31, 1995 and 1996, respectively, selected historical financial data for Home Federal for these periods, and selected unaudited pro forma combined financial data reflecting the Merger of F&M Bancorp and Home Federal. The Assumed Conversion Ratio of 0.433 shares of F&M Bancorp Common Stock for each share of Home Federal Common Stock was used to compute weighted average shares outstanding in the selected unaudited pro forma combined financial data. See "Proposed Merger of Home Federal and F&M Bancorp -- Determination of Conversion Ratio."

     The selected historical financial data of F&M Bancorp and Home Federal set forth in the following tables does not purport to be complete. It should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere or incorporated by reference herein, including the consolidated financial statements and related notes.

               SELECTED HISTORICAL FINANCIAL DATA FOR F&M BANCORP

                                                                                                         Three months
                                                          Years ended December 31,                      ended March 31,
(Dollars in thousands, except per share date) 1991       1992        1993        1994       1995        1995        1996
                                              ----       ----        ----        ----       ----        ----        ----
Operating Data:
   Interest income......................     $50,835     $48,004    $45,857     $47,105     $54,120    $13,120     $13,284
   Interest expense.....................      27,331      20,551     17,391      17,858      23,618      5,504       5,790
   Net interest income..................      23,504      27,453     28,466      29,247      30,502      7,616       7,494
   Provision for credit losses..........       1,895       2,662      1,530         910       2,000        300         300
   Net interest income after provision
     for credit losses..................      21,609      24,791     26,936      28,337      28,502      7,316       7,194
   Net gains (losses) on sales of                 --         618          2          --        (256)        --           2
     securities.........................
   Other noninterest income.............       4,652       5,374      6,174       6,990      10,439      1,773       1,991
   Noninterest expenses.................      18,100      20,698     22,146      24,185      27,553      6,497       6,371
   Provision for income taxes...........       2,117       2,817      3,203       2,991       2,933        652         727
   Income before cumulative effect of
     accounting change..................       6,044       7,268      7,763       8,151       8,199      1,940       2,089
   Cumulative effect of accounting change     (1,023)         --         --          --          --         --          --
   Net income...........................       5,021       7,268      7,763       8,151       8,199      1,940       2,089

Per Share Data:
   Income before cumulative effect of
     accounting change..................      $ 1.38      $ 1.66     $ 1.77      $ 1.86      $ 1.86     $ 0.44      $ 0.47
   Cumulative effect of accounting change      (0.23)      --         --          --          --         --          --
   Net income...........................        1.15        1.66       1.77        1.86        1.86       0.44        0.47
   Cash dividends paid..................        0.63        0.64       0.69        0.71        0.76       0.18        0.20
   Period end book value................       11.50       12.51      13.93       14.06       15.86      15.21       16.04

Balance Sheet Data (at period end):
   Loans, net of unearned income........    $404,085    $406,440   $415,632    $480,399    $484,694   $489,601    $476,432
   Total assets.........................     579,247     613,581    646,604     703,859     739,854    703,786     739,120
   Total deposits.......................     501,924     525,781    548,548     602,179     621,057    590,922     627,044
   Total shareholders' equity...........      50,244      54,728     61,130      61,882      70,019     64,018      70,917

Ratios:
   Return on average assets.............       0.90%       1.22%      1.24%       1.23%       1.15%      1.12%       1.15%
   Return on average shareholders' equity     10.11       13.88      13.59       13.32       12.53      12.57       11.87
   Average shareholders' equity to total
     average assets.....................       8.89        8.76       9.13        9.24        9.15       8.90        9.68
   Dividend payout ratio................      54.78       38.55      38.98       38.17       40.86      40.91       42.55

Other Information:
   Total average assets.................    $558,698    $597,593   $625,679    $662,190    $715,446   $703,271    $730,810
   Total average shareholders' equity...      49,644      52,349     57,143      61,206      65,456     62,612      70,771
   Weighted average shares outstanding..   4,382,180   4,372,433  4,378,445   4,393,312   4,409,089  4,403,399   4,419,189


               SELECTED HISTORICAL FINANCIAL DATA FOR HOME FEDERAL

                                                                                                         Three months
                                                                        Years ended December 31,        ended March 31,
(Dollars in thousands, except per share data) 1991       1992        1993        1994       1995        1995       1996
                                              ----       ----        ----        ----       ----        ----       ----

Operating Data:
   Interest income.......................    $24,164     $18,877    $14,931     $14,488     $15,987     $3,858      $4,053
   Interest expense......................     18,747      12,058      7,696       6,983       8,718      2,052       2,187
   Net interest income...................      5,417       6,819      7,235       7,505       7,269      1,806       1,866
   Provision for credit losses...........      7,226         719      1,687         278        (349)        --          --
   Net interest income (loss) after
     provision for credit losses.........     (1,809)      6,100      5,548       7,227       7,618      1,806       1,866
   Net gains (losses) on sales of                 (6)        487        199          --          --         --         (30)
     securities..........................
   Other noninterest income..............      2,861       4,567      2,664       1,992       1,980        420         696
   Noninterest expenses..................     11,176      10,752      7,791       7,416       7,624      1,849       1,874
   Provision for (benefit from) income        (2,771)        414       (154)        306        (554)        (4)        273
     taxes...............................
   Income (loss) from continuing
     operations before loss from
     discontinued operation, cumulative
     effect of accounting change and
     extraordinary item..................     (7,359)        (12)       774       1,497       2,528        381         385
   Loss from discontinued operation......        (48)        (33)       (71)         --          --         --          --
   Cumulative effect of accounting change         --          --        245          --          --         --          --
   Extraordinary item - tax benefit of
     net operating loss carryforward.....         --         407         --          --          --         --          --
   Net income (loss).....................     (7,407)        362        948       1,497       2,528        381         385

 Per Share Data:
   Income  (loss)  from  continuing  operations
     before  loss from  discontinued
     operation, cumulative effect of
     accounting change and
     extraordinary item..................     $(5.48)     $(0.01)    $ 0.40      $ 0.59      $ 1.00     $ 0.15      $ 0.15
   Loss from discontinued operation......      (0.03)      (0.02)     (0.04)      --          --         --          --
   Cumulative effect of accounting change      --          --          0.13       --          --         --          --
   Extraordinary item - tax benefit of
     net operating loss carryforward.....      --           0.30      --          --          --         --          --
   Net income (loss).....................      (5.51)       0.27       0.49        0.59        1.00       0.15        0.15
   Cash dividends paid...................      --          --         --          --           0.08      --           0.04
   Period end book value.................       8.08        8.35       5.80        5.84        7.30       6.24        7.41

Balance Sheet Data (at period end):
   Loans, net of unearned income.........   $221,666    $149,732   $130,815    $141,154    $140,648   $142,700    $141,496
   Total assets..........................    265,625     209,132    194,848     206,517     214,615    208,966     216,684
   Total deposits........................    201,656     148,769    148,397     151,203     163,663    157,350     167,989
   Total shareholders' equity............     10,857      11,219     14,614      14,700      18,382     15,714      18,673

Ratios:
   Return on average assets..............     (2.60)%      0.15%      0.47%       0.76%       1.20%      0.75%       0.72%
   Return on average shareholders' equity    (52.29)       3.32       7.32       10.24       15.02      10.16        8.35
   Average shareholders' equity to total
     average assets......................      4.97        4.62       6.42        7.38        8.00       7.33        8.64
   Dividend payout ratio.................        --          --         --          --        8.00         --       26.67

Other Information:
   Total average assets..................   $285,236    $235,458   $201,752    $198,146    $210,369   $207,298    $214,578
   Total average shareholders' equity....     14,165      10,889     12,955      14,621      16,831     15,202      18,546
   Weighted average shares outstanding...  1,343,265   1,343,265  1,931,138   2,519,010   2,519,010  2,519,010   2,519,010

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                                                                                         Three months
                                                                        Years ended December 31,        ended March 31,
(Dollars in thousands, except per share data) 1991       1992        1993        1994       1995        1995       1996
                                              ----       ----        ----        ----       ----        ----       ----

 Operating Data:
   Interest income.......................    $74,999     $66,881    $60,788     $61,593     $70,107    $16,978     $17,337
   Interest expense......................     46,078      32,609     25,087      24,841      32,336      7,556       7,977
   Net interest income...................     28,921      34,272     35,701      36,752      37,771      9,422       9,360
   Provision for credit losses...........      9,121       3,381      3,217       1,188       1,651        300         300
   Net interest income after provision
     for credit losses...................     19,800      30,891     32,484      35,564      36,120      9,122       9,060
   Net gains (losses) on sales of                 (6)      1,105        201          --        (256)        --         (28)
     securities..........................
   Other noninterest income..............      7,513       9,941      8,838       8,982      12,419      2,193       2,687
   Noninterest expenses..................     29,276      31,450     29,937      31,601      35,177      8,346       8,245
   Provision for (benefit from) income          (654)      3,231      3,049       3,297       2,379        648       1,000
     taxes...............................
   Income (loss) from continuing
     operations before loss from
     discontinued operation, cumulative
     effect of accounting change and
     extraordinary item..................     (1,315)      7,256      8,537       9,648      10,727      2,321       2,474
   Loss from discontinued operation......        (48)        (33)       (71)         --          --         --          --
   Cumulative effect of accounting change     (1,023)         --        245          --          --         --          --
   Extraordinary item - tax benefit of
     net operating loss carryforward.....         --         407         --          --          --         --          --
   Net income (loss).....................     (2,386)      7,630      8,711       9,648      10,727      2,321       2,474

Per Share Data:
   Income  (loss)  from  continuing  operations
     before  loss from  discontinued
     operation, cumulative effect of
     accounting change and
     extraordinary item..................     $(0.26)     $ 1.46     $ 1.64      $ 1.76      $ 1.95     $ 0.42      $ 0.45
   Loss from discontinued operation......      (0.01)       --        (0.01)      --          --         --          --
   Cumulative effect of accounting change      (0.21)       --         0.04       --          --         --          --
   Extraordinary item - tax benefit of
     net operating loss carryforward.....      --           0.08      --          --          --         --          --
   Net income (loss).....................      (0.48)       1.54       1.67        1.76        1.95       0.42        0.45
   Cash dividends paid...................       0.55        0.57       0.58        0.57        0.65       0.15        0.18
   Period end book value.................      12.34       13.31      13.83       13.94       16.06      15.04       16.25

 Balance Sheet Data (at period end):
   Loans, net of unearned income.........   $625,751    $556,172   $546,447    $621,553    $625,342   $632,301    $617,928
   Total assets..........................    844,872     822,713    841,452     910,376     954,469    912,752     955,804
   Total deposits........................    703,580     674,550    696,945     753,382     784,720    748,272     795,033
   Total shareholders' equity............     61,101      65,947     75,744      76,582      88,401     79,732      89,590

Ratios:
   Return on average assets..............     (0.28)%      0.92%      1.05%       1.12%       1.16%      1.03%       1.05%
   Return on average shareholders' equity     (3.74)      12.07      12.43       12.72       13.04      12.10       11.14
   Average shareholders' equity to total
     average assets......................      7.56        7.59       8.47        8.81        8.89       8.55        9.45
   Dividend payout ratio.................   (114.58)      37.01      34.73       32.39       33.33      35.71       40.00

Other Information:
   Total average assets..................   $843,934    $833,051   $827,431    $860,336    $925,815   $910,569    $945,388
   Total average shareholders' equity....     63,809      63,238     70,098      75,827      82,287     77,814      89,317
   Weighted average shares outstanding...  4,963,814   4,954,067  5,214,628   5,484,043   5,499,820  5,494,130   5,509,920

                                  RISK FACTORS


Financial Performance of Home Federal and F&M Bancorp; No Assurance of Continued Profitability

     F&M Bancorp negotiated the Conversion Ratio partly on the basis of Home Federal's existing market share in Washington County and partly on the basis of its recent financial performance. The Conversion Ratio reflects Home Federal's considerable market share in a desirable geographic market into which F&M Bancorp would like to expand, and its success in recent years in rectifying its holdings of problem assets and classified loans. There can be no assurance, however, that after the Effective Date of the Merger Home Federal will continue to have its current market position, that it will continue to be able to resolve its problem assets and classified loans, or that F&M Bancorp and Home Federal will be able to realize the expected competitive advantages of combining into a larger financial institution.

     In the past, Home Federal had experienced significant financial and operational problems, reflected in part by net losses of $3.1 million and $7.4 million during the years ended December 31, 1990 and 1991, respectively. These losses were primarily due to high levels of nonperforming assets. These were attributable, to a significant extent, to the economic recession of those years generally, the substantial decline in real estate values in Home Bank's market areas in particular and a high concentration of loans to certain borrowers.

     Home Federal negotiated the amount of the consideration which Home Federal Stockholders are to receive in the Merger partly on the basis of F&M Bancorp's past financial performance. Specifically, Home Federal considered the historical trading range of the Common Stock of F&M Bancorp and its historical dividends per share, net income per share and book value per share. See "Proposed Merger of Home Federal and F&M Bancorp -Reasons for the Merger; Recommendations of the F&M Bancorp Board and of the Home Federal Board." The recommendation of the Home Federal Board to approve, ratify and confirm the Merger Agreement and the Merger is also based in part upon F&M Bancorp's past financial performance.

     Although F&M Bancorp's operations have been profitable in recent years, no assurance can be given that they will be as profitable in the future. A decline in F&M Bancorp's financial performance could adversely affect the value of the consideration which Home Federal Stockholders will receive. Among many factors which could adversely affect F&M Bancorp's financial performance are government regulation, increased competition, and unfavorable economic conditions. See "-- Government Regulation;" "-- Competition;" and "-- Economic Conditions." These are discussed below.


Government Regulation

     F&M Bancorp, F&M Bank and Home Bank are subject to extensive governmental supervision, regulation and control. The various regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities which have generally been used to protect depositors and the deposit insurance funds and not to protect stockholders. Future legislation and government policy could also adversely affect the banking industry, the operations of F&M Bank and Home Bank, and consequently the financial performance of F&M Bancorp. There can be no assurance that the profitability of F&M Bancorp, F&M Bank and Home Bank will not be adversely affected by changes in the applicable laws, regulations, and policies. For example, recent changes in Federal banking laws will result in increased competition in the banking industry. See "-- Competition."

     Like other depository institutions, F&M Bank and Home Bank are affected by the monetary policies of the Federal Reserve Board and other federal instrumentalities. A primary instrument of the Federal Reserve Board's monetary policy is the restriction on expansion of the money supply. This is accomplished through open market operations, including the purchase and sale of government securities and the adjustment of reserve requirements. These actions may at times result in significant fluctuations in interest rates, which could have adverse effects on the operations of F&M Bank and Home Bank. In particular, F&M Bank's and Home Bank's abilities to make loans and attract deposits, as well as public demand for loans, could be adversely affected.


Recapitalization of SAIF and Related Legislative Proposals

     The deposits of Home Bank, and a portion of the deposits of F&M Bank, are currently insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). Both the SAIF and the Bank Insurance Fund ("BIF"), the federal deposit insurance fund that covers commercial bank deposits (including the remainder of the deposits of F&M Bank), are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved a fully funded status in contrast to the SAIF and the FDIC recently reduced the average deposit insurance premium paid by BIF-insured commercial banks to a level substantially below the average premium paid by SAIF-insured institutions.

     In late 1995, the FDIC approved a final rule regarding deposit insurance premiums which, effective with the semiannual premium assessment on January 1, 1996, reduced deposit insurance premiums for BIF member institutions to zero (subject to an annual minimum of $2,000) for institutions in the lowest risk category. Deposit insurance premiums for SAIF members were maintained at their existing levels (23 basis points for institutions in the lowest risk category). Accordingly, in the absence of further legislative action, until the SAIF attains a reserve ratio of 1.25% of insured deposits, SAIF members such as Home Bank (and to a lesser extent, F&M Bank) will be competitively disadvantaged as compared to those commercial banks which have no SAIF-insured deposits due to this premium differential. It is anticipated that, under present conditions, it will be at least several years before the SAIF reaches a reserve ratio of 1.25% of insured deposits.

     The U.S. House of Representatives and Senate had actively considered legislation which would have eliminated the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The legislation had been, for some time, included as part of a fiscal 1996 federal budget bill, but was eliminated prior to the bill's enactment on April 26,1996. In light of the legislation's elimination and the uncertainty of the legislative process generally, management cannot predict whether legislation reducing SAIF premiums and/or imposing a special one-time assessment will be adopted, or, if adopted, the amount of the assessment, if any, that would be imposed on Home Bank.


Competition

     F&M Bancorp operates in a competitive environment, competing for deposits and loans with commercial banks, thrift institutions and other financial institutions. Numerous mergers and consolidations involving Maryland banks have recently occurred, resulting in an intensification of competition in the banking industry. Many of F&M Bancorp's competitors possess greater financial resources or have substantially higher lending limits than does F&M Bancorp. F&M Bancorp also competes with money market mutual funds for funds from depositors.

     Recent changes in Federal banking laws will facilitate interstate acquisitions of banks by bank holding companies, as well as interstate mergers and branching by banks. For example, since September 29, 1995, certain bank holding companies have been permitted to acquire banks located outside the state in which their principal banking operations are located. In addition, on June 1, 1997 (and sooner if permitted by relevant state law), certain banks will be permitted to merge with banks organized under the laws of different states. In 1995, Maryland adopted a statute allowing out-of-state banks to merge with Maryland banks and establish branches in Maryland. Such changes may result in an even greater degree of competition in the banking industry. F&M Bancorp may be brought into competition with institutions with which it does not presently compete. There can be no assurance that the profitability of F&M Bancorp will not be adversely affected by the increased competition which may characterize the banking industry in the future.

Economic Conditions

     An adverse change in general economic conditions could adversely affect F&M Bancorp's financial performance. F&M Bancorp's operating results depend upon the rate differentials which result from the difference between the income it receives from its loans, securities and other earning assets and the interest expense it pays on its deposits and other interest-bearing liabilities. These rate differentials are highly sensitive to many factors beyond the control of F&M Bancorp. Also, an adverse change in general economic conditions could impair borrowers' ability to repay loans as they mature, thus reducing the income F&M Bancorp receives from its loans and reducing the amount of the rate differentials.


Limitations on Payment of Dividends

     Following the Merger, F&M Bank and Home Bank will be the wholly-owned subsidiaries of F&M Bancorp and will be its principal income-producing operations. Accordingly, dividends payable by F&M Bancorp are subject to the financial conditions of F&M Bank, Home Bank and F&M Bancorp and to other business considerations. Even if F&M Bank and Home Bank are able to generate sufficient earnings to pay dividends, there can be no assurance that the Board of Directors might not decide or be required to retain a greater portion of their earnings in order to maintain existing capital or achieve additional capital.

     In addition, F&M Bank's ability to pay dividends may be restricted by applicable provisions of national banking laws and regulations of the Comptroller, the FDIC, and the Federal Reserve Board. Home Bank's ability to pay dividends may also be restricted by applicable provisions of regulations of the OTS. Any one or a combination of these could have the effect of reducing the amount of dividends payable by F&M Bancorp.


Adequacy of Allowance for Credit Losses

     To address the risk of credit losses, the managements of F&M Bank and Home Bank maintain an allowance for credit losses based upon a percentage of the outstanding balances of all loans. The respective managements also maintain an allowance for specific loans when their ultimate collectability becomes questionable. The amount of the allowance for credit losses is established on the basis of, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. If management's assumptions and judgments prove to be incorrect and the allowance for credit losses is inadequate to absorb future losses, or if regulatory authorities require F&M Bank or Home Bank to increase the allowance for credit losses, the respective earnings of F&M Bank and Home Bank could be significantly and adversely affected.


Additional Classes and Series of Stock

     The Board of Directors of F&M Bancorp is authorized to establish one or more classes and series of stock, including series of preferred stock, from time to time and to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series, without any further vote or action by its stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which F&M Bancorp's securities may be listed or traded. The issuance of additional classes or series of capital stock with voting and conversion rights may adversely affect the voting power of the holders of capital stock of F&M Bancorp, including the loss of voting control to others. The ability of the Board of Directors of F&M Bancorp to issue additional classes or series of capital stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of F&M Bancorp. However, the Board of Directors of F&M Bancorp is not aware of any present attempt or efforts by any person to accumulate Common Stock of F&M Bancorp or obtain control of F&M Bancorp.

                 PROPOSED MERGER OF HOME FEDERAL AND F&M BANCORP


General

     On the Effective Date of the Merger, Home Federal will merge with and into F&M Bancorp, and F&M Bancorp shall continue as the successor corporation under its Charter and By-Laws as in effect immediately before the Effective Date. The separate corporate existence of Home Federal shall cease, and Home Bank shall become a wholly-owned direct subsidiary of F&M Bancorp. Each share of the Home Federal Common Stock outstanding immediately prior to the Effective Date will, without any action on the part of the holder thereof, be canceled and converted into the number of shares of F&M Bancorp Common Stock which results after multiplication by the Conversion Ratio, rounded to the nearest one-hundredth of a share. Cash will be paid in lieu of fractional shares, and no certificates for fractional shares of F&M Bancorp Common Stock will be issued.


Background of the Merger

     The first discussions between F&M Bancorp and Home Federal regarding the possibility of a merger occurred in March 1995. At the June 15, 1995 meeting of the Home Federal Board, the Research Committee (which the Home Federal Board had established to consider and evaluate possibilities for an acquisition involving Home Federal) reported to the full Board on inquiries and responses from F&M Bancorp. The consensus among members of the full Board of Home Federal was that the Home Federal Board should indicate to F&M Bancorp an interest in meeting to determine the next step to be taken in these discussions. The Home Federal Board instructed the Research Committee to develop an agenda for that meeting. In the ensuing months, representatives of the two institutions periodically discussed the possibility of a merger. Both F&M Bancorp and Home Federal conducted these discussions without the involvement of an investment bank or other financial advisor.

     In July and August of 1995, officers of F&M Bancorp discussed Home Federal's problem assets situation with certain Home Federal officers. The adequacy of Home Federal's Allowance for Possible Losses in relation to its problem assets, and its management of its real estate owned portfolio were particularly discussed. At the July 11, 1995 meeting of the F&M Bancorp Board, management of F&M Bancorp presented a summary of Home Federal's financial performance. The F&M Bancorp Board directed its management to continue to obtain information on Home Federal, and to report again at its August meeting. At the August 8, 1995 meeting, management of F&M Bancorp again reported on the status of the possible acquisition of Home Federal. Before the August meeting, management of F&M Bancorp visited Home Federal to review its loan portfolio. They concluded on the basis of their research that Home Federal's classified loans were adequately reserved for, and that Home Federal had adopted business plans that were likely to effectively address its problem asset portfolio. At the August 17, 1995 meeting of the Home Federal Board, it was reported that Home Federal had provided F&M Bancorp its financial information for the most recently completed fiscal quarter. F&M Bancorp had requested this information for its due diligence review of Home Federal's operations. The Home Federal Board determined at this meeting that the Research Committee should contact F&M Bancorp again to suggest another meeting.

     Discussions between F&M Bancorp and Home Federal slowed through November 1995 primarily due to the distraction and uncertainty created by the Congressional discussions of the possibility of a special recapitalization assessment on savings and loan associations for the Savings Association Insurance Fund and of the possible elimination of federal thrift charters. Nevertheless, the merger was again discussed at the October 20, 1995 meeting of the F&M Bancorp Board. At this meeting, possible pricing parameters of the transaction were considered. Management of F&M Bancorp presented a preliminary analysis of Home Federal and of the financial and capital impacts an acquisition of Home Federal would have on F&M Bancorp. The F&M Bancorp Board agreed to offer a conversion ratio based on a multiple of not more than 1.65 times Home Federal's book value and approved the continuation of the discussions with Home Federal.

     The discussions resumed in December 1995. At that time, the management of both F&M Bancorp and Home Federal met for the first time to discuss the terms of the Merger and other business matters. At its meeting on January 18, 1996, the Home Federal Board considered activities of the Research Committee and the due diligence review that had so far been completed. It was decided at this meeting to involve Elias, Matz, Tiernan & Herrick L.L.P. in the merger negotiations. At its February 15, 1996 meeting, the Home Federal Board reviewed a report from its Research Committee, and decided to continue the negotiations with F&M Bancorp. At the meeting of the F&M Bancorp Board on February 20, 1996, the results of a meeting between representatives of F&M Bancorp and representatives of Home Federal were discussed, and the F&M Bancorp Board approved further discussion of the proposed transaction as its terms were presented at this meeting. F&M Bancorp involved its counsel, Piper & Marbury L.L.P., in the merger negotiations after this meeting. Drafts of the proposed Merger Agreement and related documents (such as the Option Agreement) were prepared, circulated, and discussed in the ensuing weeks. At its March 7, 1996 meeting, the Research Committee of the Home Federal Board reported that additional meetings with representatives of F&M Bancorp had been held. An officer of Home Federal was asked to summarize the terms of the proposed Merger Agreement, and was directed to pursue further discussion of several terms of the proposed Merger Agreement that the Home Federal Board believed should be clarified by F&M Bancorp. Further negotiations continued and the Home Federal Board retained Charles Webb & Company ("Webb") as its financial advisor to issue an opinion as to the fairness, from a financial point of view, of the terms of the Merger with respect to the stockholders of Home Federal.

     F&M Bancorp held a meeting of its full Board of Directors on March 19, 1996 to discuss the proposed Merger Agreement and Merger. Though certain terms of the Merger Agreement remained to be finalized, its principal terms had by then been determined, and F&M Bancorp's Board had been kept apprised of the status of the negotiations and had been provided with ongoing drafts of the Merger Agreement. At this meeting, therefore, F&M Bancorp's Board decided that it was in a position to make a decision on the Merger Agreement and the Merger, and passed a unanimous resolution approving the Merger Agreement and the Merger under the terms that had by then been decided upon. At this meeting, F&M Bancorp's Board also approved other actions to be taken in connection with the consummation of the Merger, including the preparation of this Proxy Statement/Prospectus.

     Home Federal's Board held its meeting to approve the Merger Agreement and the Merger on April 1, 1996. By this time virtually all major terms of the Merger Agreement and Merger were agreed upon. Home Federal's Board members were provided with an advanced draft of the Merger Agreement, and discussed the status of the proposed transaction and the terms of the Merger Agreement as they had been finalized. Home Federal's Board decided to approve the Merger Agreement and the Merger and the Option Agreement, and passed a unanimous resolution approving the Merger Agreement and the Merger and the Option Agreement, and providing for the Home Federal Special Meeting. The Merger Agreement, together with the Option Agreement and other documents related to the Merger, were executed on April 2, 1996.


Reasons for the Merger; Recommendations of the F&M Bancorp Board and of the Home Federal Board

     By the end of 1994, F&M Bancorp had decided it needed to expand in order to compete with larger financial institutions, but found it had already attained a sufficiently strong position in its existing banking relationships that could only be marginally improved upon. F&M Bancorp already held 26% of the market share for deposits in the Frederick, Maryland area and increasing its market share there could only come at a high marginal operational cost. Increasing its market share in Frederick County, Maryland would also incur regulatory costs, as an increasingly dominant market position would create increasingly large anti-competitive implications. F&M Bancorp could expand its operations less expensively by growing into new geographic markets. Expansion into new geographic markets would also make F&M Bancorp's customer base less concentrated in any one area, and therefore make its financial performance less susceptible to changes in localized economic conditions. The management and directors of F&M Bancorp therefore concluded that the best means to enhance its stockholder value would be to seek new customer bases and new business opportunities. As the most effective means of rapidly gaining market share in new markets, F&M Bancorp thus began to consider undertaking acquisitions of other banking institutions.

     In January 1995, F&M Bancorp entered into an agreement to acquire The Bank of Brunswick. Located in Brunswick, Maryland, the acquisition increased F&M Bancorp's deposits by approximately $26 million and added two full-service banking offices in central and western Frederick County to its retail banking system. During 1995, F&M Bancorp also pursued its strategy of expansion by acquiring two offices of First Union Bank in northeastern Montgomery County and Frederick County and by adding its own additional banking offices and ATM locations.

     F&M Bancorp had also identified Hagerstown as a desirable new geographic market into which to expand. Located in Washington County, Maryland, Hagerstown is approximately 70 miles west of Baltimore and 70 miles northwest of Washington, D.C. It is an important point of transit for east-west and north-south truck and rail shipments. Significant bank merger activity has occurred there in recent years. In 1989, Farmers and Merchants Bank and Trust was acquired by Susquehanna Bancshares, Inc. of Lititz, Pennsylvania, and in 1994 Hagerstown Trust Company was acquired by Fulton Financial Corporation of Lancaster, Pennsylvania. Home Federal was one of the few remaining independent banking institutions in Washington County and the last independent banking institution in Hagerstown, and the one which represented the most attractive potential acquisition target for F&M Bancorp.

     F&M Bancorp currently operates no banking offices in Washington County. The acquisition of Home Federal would allow F&M Bancorp to establish a significant and immediate market presence there. Despite the level of problem assets and classified loans in its portfolio, Home Federal enjoys a strong retail banking business in Washington County. With savings accounts of approximately $164 million as of December 31, 1995, by the beginning of April 1996 Home Federal controlled 10.5% of the county's deposit market share. Home Federal shares a community banking philosophy with F&M Bancorp, which has given Home Federal a loyal customer base which is similar to F&M Bancorp's.

     In addition to acquiring Home Federal's existing retail market share, the Merger would present F&M Bancorp with additional business opportunities in Washington County. F&M Bancorp's new affiliation with Home Federal would allow it to offer its commercial banking products in a new market. A final, though secondary, reason for the Merger is that it gives F&M Bancorp a direct market presence in a market where it had begun to have an indirect presence through its purchase of automobile loans from automobile dealers and trust and other business through its mobile office known as "Express Bank". The more direct presence in Washington County resulting from the Merger would enable F&M Bancorp to solidify these and similar initial banking relationships.

     For Home Federal, the Merger also represents an immediate means of accomplishing substantial stockholder gains. In recent years, management of Home Federal has concentrated its efforts on rectifying its holdings of problem assets and classified loans. In 1992, Home Federal recorded net income of approximately $362,000 after having recorded a net loss of approximately $7.4 million in the previous year. Home Federal then recorded increasing amounts of net income in each of the following years, recording approximately $2.5 million in net income in 1995. Similar improvements occurred in other Home Federal financial indicators. For instance, in 1995 Home Federal increased its book value by 25%, to $7.30, over its level of a year earlier, and decreased its problem assets by 43%, to $12.9 million, from their level of a year earlier.

     These improvements in Home Federal's performance also caused Home Federal to become an increasingly attractive acquisition candidate. Before having been contacted by F&M Bancorp, Home Federal had had discussions with other financial institutions over the past several years as its financial performance gradually improved. These earlier considerations, however, did not result in any acceptable merger proposals.

     Though Home Federal could continue to exist as an independent financial institution, it would need to further improve its performance through resolving its problem assets and classified loans, and increase its capabilities to be better able to originate and administer loans. The Merger represents a more immediate means of realizing substantial shareholder gains. The Conversion Ratio at which the issued and outstanding shares of the Common Stock of Home Federal will be converted into shares of the Common Stock of F&M Bancorp would represent an immediate and significant increase in the value of the shares held by the Home Federal Stockholders. Home Federal does not believe that it could immediately create this element of value for its stockholders outside of an acquisition context.

     The Home Federal Board believes that the Merger Agreement and the Merger are advisable, are fair to, and are in the best interests of Home Federal and the Home Federal Stockholders. The Home Federal Board unanimously recommends that Home Federal Stockholders vote TO APPROVE, RATIFY AND CONFIRM the Merger Agreement and the Merger provided for therein.

     The F&M Bancorp Board believes that the Merger Agreement and the Merger are advisable, are fair to, and are in the best interests of F&M Bancorp and the F&M Bancorp Stockholders. The F&M Bancorp Board unanimously recommends that F&M Bancorp Stockholders vote TO APPROVE, RATIFY AND CONFIRM the Merger Agreement and the Merger provided for therein.


Additional Reasons for the Merger

     Recent changes in federal and state banking laws and regulations have had a major impact upon the banking industry in Maryland and throughout the United States. For example, Maryland law permits statewide branching by Maryland banks and also permits bank holding companies located in other states to acquire Maryland banks under specified conditions. In response to these and other recent changes, many mergers and consolidations involving Maryland banks and bank holding companies have occurred.

     F&M Bancorp and Home Federal believe that further merger activity within Maryland is likely to occur in the future, resulting in increased concentration levels in banking markets in Maryland and other significant changes in the competitive environment. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Act"), a federal law, allows adequately capitalized and managed bank holding companies to acquire banks in any state starting September 29, 1995. Another provision of the Act allows interstate merger transactions between banks beginning June 1, 1997. States are permitted, however, to pass legislation providing for either earlier approval of mergers with out-of-state banks, or "opting-out" of interstate mergers entirely. Through interstate merger transactions, banks will be able to acquire branches of out-of-state banks and convert those offices into branches of the resulting bank. The Act provides that it will be the exclusive means for bank holding companies to obtain interstate branches. Under the Act, banks may establish and operate a "de novo branch" in any state that expressly "opts-in" to de novo branching. Foreign (non-U.S.) banks are allowed to establish and operate branches, either de novo or by merger, to the same extent that the establishment and operation of such branches would be permitted if the foreign bank were a national bank or State bank. Maryland has adopted a statute, effective September 29, 1995, allowing out-of-state banks to merge with Maryland banks, and to establish and operate de novo branches in Maryland, subject to certain conditions. All these changes are expected to intensify competition in local, regional and national banking markets.

     In addition, changes in federal banking laws have significantly increased the severity and complexity of federal banking regulations, as well as the costs that banks must incur in complying with those regulations. For example, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking agencies have established guidelines for real estate lending by FDIC-insured banks, including maximum loan-to-value ratios for various types of real estate loans. FDICIA also contains "Truth in Savings" provisions that require extensive disclosures regarding the rates of interest paid and the fees charged by FDIC-insured banks with respect to their deposit accounts. FDICIA further provides greatly expanded authority to the federal banking agencies to impose administrative enforcement sanctions (including cease-and-desist orders, civil money penalties, officer removal or suspension orders, and in certain cases the appointment of a conservator or receiver) against FDIC-insured banks that fail to maintain adequate capital levels or that engage in unsafe or unsound banking practices. These changes in federal law have added significantly to the cost and complexity of operating a bank, and have made it more difficult for smaller independent banks to compete with larger banking organizations.

     The Merger would benefit both parties by allowing them to combine into a larger financial institution with considerable market share in a larger geographic market. This would place them in a better position to compete effectively with larger organizations in the rapidly changing market for financial services; however, F&M Bancorp and Home Bank will not abandon the community banking philosophy (and the degree of local involvement and autonomy it implies) that has enabled their businesses to succeed thus far. F&M Bancorp intends to operate Home Bank as a separate savings bank subsidiary for at least three years after the Merger. While F&M Bancorp will exercise an oversight role and provide financial backing, administrative support services and other resources to Home Bank, Home Bank is expected to operate as a semi-autonomous community savings institution. Accordingly, it is not anticipated, following the Merger, that Home Bank will effect any substantive changes in its present business practices.

     As described above, the Boards of Directors of F&M Bancorp and Home Federal have unanimously approved the terms of the Merger Agreement. The Boards of Directors of F&M Bancorp and Home Federal believe that the terms of the Merger are fair to and in the best interests of F&M Bancorp and Home Federal and their stockholders.


Opinion of Financial Advisor

     The Home Federal Board retained Webb as its financial advisor to issue an opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the terms of the Merger with respect to the stockholders of Home Federal. Webb, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Webb is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Home Federal Board selected Webb on the basis of the firm's reputation, its experience and expertise in transactions similar to the Merger, and its prior work for and relationship with Home Federal in connection with a public offering of common stock completed by Home Federal in 1993.

     Webb delivered to the Home Federal Board its Fairness Opinion, which stated that, as of April 2, 1996 and updated as of the date of this Proxy Statement/Prospectus, the financial terms of the Merger as set forth in the Merger Agreement are fair, from a financial point of view, to the stockholders of Home Federal. No limitations were imposed by the Home Federal Board upon Webb with respect to the investigations made or procedures followed by it in rendering either Fairness Opinion. Webb has consented to the inclusion in this Proxy Statement/Prospectus of this summary of the Fairness Opinion and the update letter and to the attachment as Annex C to this Proxy Statement/Prospectus of the entire text of the subsequent Fairness Opinion and the update letter.

     The full text of the Fairness Opinion updated as of the date of this Proxy Statement/Prospectus, which is attached as Annex C to this Proxy Statement/Prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Webb, and should be read in its entirety. The summary of the Fairness Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Fairness Opinion.

     In rendering the Fairness Opinion, Webb (a) reviewed drafts of the Merger Agreement, (b) reviewed Home Federal's and F&M Bancorp's annual reports, proxy statements and Forms 10-K for the years ended December 31, 1995, 1994, 1993, Forms 10-Q and 10-QSB for the quarters ended March 31, 1996, and certain other internal financial analysis it considered relevant, (c) discussed the current position and prospective outlook for Home Federal with senior management and the boards of directors of Home Federal and Home Bank, (d) discussed F&M Bancorp's operations, financial performance and future plans and prospects with its senior management and several of its directors, (e) considered historical quotations, levels of activity and prices of recorded transactions in Home Federal's and F&M Bancorp's Common Stock, (f) reviewed financial and stock market data of other thrifts in an asset range comparable to Home Federal's assets, (g) reviewed financial and stock market data of other banks in an asset range comparable to F&M Bancorp's assets, (h) reviewed certain recent business combinations involving a thrift as the acquired company which it deemed comparable in whole or in part, and (i) performed other analysis which it considered appropriate.

     In rendering its Fairness Opinion, Webb assumed and relied upon the accuracy and completeness of the financial information provided to it by Home Federal and F&M Bancorp. In its review, with the consent of the Home Federal Board, Webb did not undertake any independent verification of the information provided to it; nor did it make any independent appraisal or evaluation of the assets or liabilities, or of any potential or contingent liabilities, of Home Federal or F&M Bancorp.

     Analysis of Comparable Publicly Traded Companies. Webb compared selected publicly available financial information of a comparable peer group of Home Federal consisting of financial institutions which have assets between $100 and $300 million and are located in the Mid-Atlantic region. The peer group consisted of the following seventeen institutions: Equitable Federal Savings Bank, Harbor Federal Bancorp, Inc., Washington Savings Bank (Maryland), Chester Valley Bancorp, Inc., First Keystone Financial, Fidelity Bancorp, Inc., Harleysville Savings Bank, Laurel Capital Group, Inc., Patriot Bank Corp., WVS Financial Corp. (Pennsylvania), Center Banks, Inc., Elmira Savings Bank, Financial Bancorp, Inc., Peekskill Financial Corp., SFS Bancorp, Inc., Tappan Zee Financial, Inc. (New York), and Independence Federal Savings (Washington, D.C.). Financial data and comparisons included, but were not limited to, (a) stock price to tangible book value (Home Federal's stock price was 107% of its tangible book value, compared to the peer group median of 92%); (b) stock price to last twelve months' ("LTM") earnings (giving effect to an adjustment to Home Federal's last twelve months' earnings to reflect the non-recurring credit to income tax expense for the change in valuation allowance, which would have reduced reported 1995 earnings from $2.5 million to $1.2 million ("Adjusted LTM Earnings"), Home Federal's stock price was 16 times its Adjusted LTM Earnings, compared to the peer group median of 12.3 times); (c) return on average assets (Home Federal's return on average assets, based on its Adjusted LTM Earnings, was 0.57%, compared to the peer group median of 0.69%); (d) return on average equity (Home Federal's return on average equity, based on Adjusted LTM earnings, was 7.1%, compared to the peer group median of 7.5%); and (e) tangible equity as a percentage of total assets (Home Federal reported tangible equity of 8.4% of total assets, compared to the peer group median of 9.2%).

     Webb also analyzed the performance and financial condition of F&M Bancorp relative to a peer group consisting of commercial banks which have assets between $750 million and $1 billion and are located in the Mid-Atlantic region. This peer group consisted of the following nine banks: Mason-Dixon Bancshares (Maryland), Harleysville National Corp., JeffBanks, Inc., Omega Financial Corp., Southwest National Corp. (Pennsylvania), Arrow Financial Corp., Evergreen Bancorp, Inc., Sterling Bancorp, and Suffolk Bancorp (New York). Financial data and comparisons included but were not limited to (a) stock price to tangible book value (F&M Bancorp's stock price was 200% of its tangible book value, compared to the peer group median of 167%); (b) stock price to LTM earnings (F&M Bancorp's stock price was 16.2 times its LTM earnings, compared to the peer group median of 13.6 times); (c) return on average assets (F&M Bancorp reported return on average assets of 1.15%, compared to the peer group median of 1.18%);
(d) return on average equity (F&M Bancorp reported return on average equity of 12.5%, compared to the peer group median of 12.0%); and (e) tangible equity as a percentage of total assets (F&M Bancorp reported tangible equity of 8.9% of total assets, compared to the peer group median of 8.4%).

     Analysis of Recent Comparable Acquisition Transactions. In preparing its Fairness Opinion, Webb analyzed certain comparable pending and completed acquisitions of thrift institutions, comparing the acquisition price to stated book value, tangible book value, LTM earnings, total assets, total deposits, and premium to core deposits. The analysis included a comparison of the high, low and median of these ratios based on the following four comparable groups: (a) all acquisitions of thrifts since June 30, 1995 ("Recent Transactions"), (b) all acquisitions of thrifts since June 30, 1995 with a transaction value between $20 million and $50 million ("Comparable Transaction Size"), (c) all acquisitions since June 30, 1995 of thrifts having equity to total assets of 10% or less ("Comparable Equity Ratio"), and (d) all acquisitions of thrifts located in the Mid-Atlantic or Midwest regions ("Comparable Regionals").



                                                                     Price to:
                                 -----------------------------------------------------------------------------------
                                                                                                           Core
                                                 Tangible        LTM                                     deposit
                                  Book value    book value     EPS (a)       Deposits       Assets       premium

                                     (%)           (%)           (x)           (%)           (%)           (%)

Consideration - $12.05 per
   share (b)................         165.0         165.0          25.9(c)       18.7          14.3           7.5

Recent Transactions
   High.....................         229.6         364.5          75.8          50.5          34.1          34.2
   Low......................          72.0          72.0           9.9           3.5           3.0          NM(d)
   Median...................         149.1         150.8          18.2          18.1          13.5           6.1

Comparable Transaction Size
   High.....................         173.9         177.5          75.8          37.2          28.0          15.5
   Low......................         104.2         106.4           9.9          10.0           8.0           1.0
   Median...................         148.3         148.7          20.4          20.2          13.7           5.8

Comparable Equity Ratio
   High.....................         229.6         232.9          35.6          32.0          23.5          18.4
   Low......................          72.0          72.0           9.9           3.5           3.0           NM
   Median...................         152.6         153.1          17.2          14.7          10.9           5.5

Comparable Regionals
   High.....................         212.6         218.8          75.8          50.5          34.1          20.2
   Low......................          90.2          90.2           9.9           6.5           6.0           NM
   Median...................         149.1         150.1          20.4          22.0          14.4           6.6
- ---------------

(a)  Last twelve months' earnings per share.

(b) For illustration purposes only, based on Home Federal's book value at December 31, 1995. The actual Conversion Ratio will be determined as of the Calculation Date. See ""Proposed Merger of Home Federal and F&M Bancorp -- Determination of Conversion Ratio."

(c) Adjusted last twelve months' earnings of $1.2 million were used in calculating Home Federal's price to last twelve months' earnings.

(d)  Not meaningful.

     Based on this information, Webb concluded that the multiples implied by the Conversion Ratio, which would have approximated $12.05 per share if the Conversion Ratio were determined as of December 31, 1995, were in the ranges of each mentioned comparable group and, with only a couple of exceptions, exceeded all of the medians. This summary does not purport to be a complete description of the analysis performed by Webb and should not be construed independently of the other information considered by Webb in rendering its Fairness Opinion. Selecting portions of Webb's analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors could create an incomplete or potentially misleading view of the evaluation process.

     Discounted Cash Flow Analysis. Webb performed a discounted cash flow analysis under various projections to estimate the fair market value of the Home Federal Common Stock. Among other things, Webb considered a range of earnings and dividend growth assumptions over the next five years, and a terminal value for Home Federal at the end of five years based on the application of assumed book values of 165% to 180% and assumed earnings acquisition multiples of 15 to 20 times to the fifth year's projected earnings. The cash flows generated under these assumptions were discounted to their present values using discount rates ranging from 12% to 14%, which represent estimated rates of returns that stockholders would require. Webb concluded from the discounted cash flow analysis that the merger consideration to be received exceeded the present value of the projected cash flows as detailed above.

     In preparing its analysis, Webb made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Webb and Home Federal. The analyses performed by Webb are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or to reflect the prices at which a business may be sold.

     Webb will receive a fee of $75,000 for services rendered in connection with advising Home Federal and issuing the Fairness Opinion. As of the date of this Proxy Statement/Prospectus, Webb has received $25,000 of this fee. The remainder is due immediately after the approval of the Merger by the stockholders of Home Federal. Webb was also paid a fee in connection with services it performed for Home Federal in connection with its stock offering in 1993.


Determination of Conversion Ratio

     The Calculation Date shall be the last day of the month during which all conditions precedent to the Merger shall have been fulfilled or waived. On or promptly after the Calculation Date, the number of shares of the Common Stock of F&M Bancorp into which each share of the Common Stock of Home Federal will be converted (the "Conversion Ratio") will be calculated. The Conversion Ratio shall be a fraction, the numerator of which is 1.65 times the book value per share of Home Federal Common Stock on the Calculation Date, and the denominator of which is the Average Market Value of a share of F&M Bancorp Common Stock. The "Average Market Value" of each share of the F&M Bancorp Common Stock shall be the arithmetic average of closing prices of F&M Bancorp Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days preceding the Calculation Date. (However, if the Average Market Value of a share of F&M Bancorp Common Stock is greater than 1.9 times the book value per share of F&M Bancorp Common Stock, then F&M Bancorp shall instead use a per share price for its Common Stock equal to 1.9 times its book value per share as of the Calculation Date). If the Average Market Value of a share of F&M Bancorp Common Stock is less than 1.6 times the book value per share of F&M Bancorp Common Stock, then either F&M Bancorp or Home Federal may terminate the Merger Agreement or, if Home Federal agrees, F&M Bancorp may instead use a per share price for its Common Stock equal to 1.6 times its book value per share as of the Calculation Date.

     For purposes of the calculation of the Conversion Ratio, the book value of Home Federal shall mean the calculation as of the Calculation Date of Home Federal's total assets minus its total liabilities, calculated in conformity with generally accepted accounting principles applied on a basis consistent with past practices of Home Federal. This calculation is subject to addition or subtraction if certain adjustments set forth in the Merger Agreement become necessary for purposes of this calculation. First, Home Federal's book value shall be adjusted by the amount (net of tax effects) by which Home Federal's Allowance for Possible Losses as of the close of business on the Calculation Date is greater or less than 35.12% of its Problem Assets on the Calculation Date. Home Federal's Problem Assets (except for consumer loans and one-to-four family residential loans) shall only be reduced as a result of receipt of loan payments by Home Bank or as a result of the sale of other real estate owned. For purposes of this calculation, the term "Problem Assets" is defined in the Merger Agreement as (a) loans classified as substandard, doubtful or loss and (b) other real estate owned at the Calculation Date. Second, if a special recapitalization assessment for the Savings Association Insurance Fund is imposed on Home Bank on or before the Calculation Date, the amount of the special recapitalization assessment, net of any tax effects shall be added back to Home Federal's book value (up to $925,000) as of the close of business on the Calculation Date. Third, only normal and recurring items of income and expense (including any additional premiums to obtain extended directors' and officers' liability coverage) will be considered in determining Home Federal's book value. Transactional expenses related to the Merger Agreement and the Merger will not be deducted as an expense.

     Within 10 days of the Calculation Date, Home Federal will prepare and provide to F&M Bancorp a schedule reflecting the calculation of its book value as of the Calculation Date. Home Federal will also submit a report of Home Federal's independent auditors indicating that they have reviewed the consolidated financial statements included in each of the reports filed by Home Federal with the Commission since the date of the 1995 audited consolidated financial statements, specifying that they are not aware of any material modifications that should be made to such financial statements in order for them to be presented in conformity with generally accepted accounting principles applied on a basis consistent with past practice of Home Federal. Home Federal's independent auditors will also indicate that they have reviewed the schedule reflecting the calculation of the book value as of the Calculation Date, specifying that nothing came to their attention that caused them to believe that the calculation of book value is not in accordance with the terms of the Merger Agreement. F&M Bancorp's certified public accountants will, within 5 days of the receipt of the schedule and the report, either confirm in writing to Home Federal that it finds the determination of book value to be acceptable, or will set forth specifically and with particularity the basis for any disagreement. In the event that F&M Bancorp believes that an adjustment to book value is required, representatives of F&M Bancorp, Home Federal and each of their independent certified public accountants will meet within 5 days to discuss any areas of disagreement. Home Federal will promptly make the appropriate adjustments to its book value or, if the parties cannot reach agreement within 5 days of first meeting on this matter, they will submit the matter for determination to a mutually acceptable independent third party accounting firm, whose determination will be made within 10 days thereafter and will be binding upon the parties.

     If F&M Bancorp takes any action which establishes, prior to the Effective Date, a record date or effective date for a stock dividend on its Common Stock, a split or reverse split of its Common Stock or any distribution on all shares of its Common Stock other than cash dividends, F&M Bancorp will take such action as shall be necessary in order that each share of Common Stock of Home Federal will be converted into the same number of shares of the Common Stock of F&M Bancorp that the owner of such shares would have owned immediately after the record date or effective date of such event had the Effective Date occurred immediately before such record date or effective date, and the Conversion Ratio shall be adjusted accordingly.

     Except to the extent required to permit the Merger to be treated as a pooling-of-interests, nothing in the Merger Agreement limits the right of F&M Bancorp to issue or repurchase any of its stock or other securities in any manner and for any consideration permitted by law either in connection with acquisitions of new affiliates or otherwise, prior to or after the Effective Date.

     If the Conversion Ratio were computed using March 31, 1996 as the assumed Calculation Date, the Assumed Conversion Ratio would have been 0.433 shares of F&M Bancorp Common Stock for each share of Home Federal Common Stock. This calculation is based upon an Average Market Value for F&M Bancorp Common Stock of $28.98 per share (or 1.81 times the book value per share at that date) and an adjusted book value of Home Federal Common Stock of $7.61 per share. If the Average Market Value for F&M Bancorp Common Stock had been $25.664 per share or
1.6 times the book value per share at that date (i.e., the minimum of the range), the Conversion Ratio would have been 0.489 shares of F&M Bancorp Common Stock for each share of Home Federal Common Stock. If the Average Market Value for F&M Common Stock had been $30.476 per share or 1.9 times the book value per share at that date (i.e., the maximum of the range), the Conversion Ratio would have been 0.412 shares of F&M Bancorp Common Stock for each share of Home Federal Common Stock.


Effective Date of the Merger

     The effective date of the Merger Agreement and the Merger (the "Effective Date") shall be the 15th day of the month following the month in which the Calculation Date occurs. F&M Bancorp and Home Federal may also agree that the Effective Date will occur on another date following the Calculation Date. On the Effective Date, F&M Bancorp and Home Federal will prepare and execute appropriate Articles of Merger, and will file them with the Maryland State Department of Assessments and Taxation.

Exchange Procedure for F&M Bancorp Common Stock

     After the Effective Date, certificates representing such shares of Common Stock of Home Federal shall represent the right to receive certificates representing shares of Common Stock of F&M Bancorp determined in accordance with the procedures described above. As soon as possible after the Effective Date, the transfer agent for F&M Bancorp Common Stock shall send or cause to be sent a notice and transmittal form to each recordholder of a certificate theretofore evidencing shares of the Home Federal Common Stock. At any time after the Effective Date, the former holders of Home Federal Common Stock may exchange the certificates formerly evidencing shares of the Common Stock of Home Federal certificates for new certificates for the appropriate number of shares of Common Stock of F&M Bancorp by forwarding such Home Federal Common Stock certificates and the letter of transmittal provided by F&M Bancorp to the transfer agent for F&M Bancorp Common Stock. The payment of cash in lieu of fractions, dividends, and other distributions on said stock may be withheld until the Home Federal certificates are surrendered for exchange to the transfer agent for F&M Bancorp Common Stock. When the new certificates are issued, the holders thereof shall be entitled to be paid the amount (without any interest thereon) of all such withheld cash in lieu of fractions, dividends, or other distributions payable with respect to the corresponding shares of Common Stock of F&M Bancorp. All shares of F&M Bancorp Common Stock into which shares of Home Federal Common Stock shall have been converted shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Home Federal Common Stock.


Business of F&M Bancorp and Home Federal Pending the Merger

     Home Federal and its subsidiaries have covenanted to conduct their business only in the ordinary course pending the Effective Date. They have also covenanted not to effect any change or amendment in their respective Charters or By-Laws, not to change their authorized, issued or outstanding capital stock, not to increase employee compensation or benefit levels (except for annual increases not in excess of amounts established by its regular past practices) or to establish or make any increase in any employment, compensation, or similar agreements or benefits of any of its past, present or future officers or employees (other than additional premiums to obtain an extension of directors' and officers' liability coverage), not to modify the existing employment agreements with Richard W. Phoebus, Sr., Celia S. Ausherman, Steven G. Hull and Salvatore M. Savino, not to make any change in any of their accounting policies or practices or take any action which would cause the Merger not to be accounted for as a pooling-of-interests, and not to incur any liability for borrowed money (except extensions of credit from the Federal Home Loan Bank of Atlanta in which no single transaction shall exceed $5,000,000 and otherwise in the ordinary course of their banking business) or place upon or permit any lien or encumbrance (with permitted exceptions) upon any of their properties or assets. Home Federal has covenanted not to declare any dividends in respect of its Common Stock, and Home Bank has covenanted not to accept any further applications from its directors for participation in, and not to designate any of its directors as additional participants in, its Amended and Restated Executive Compensation Plan for Directors. Pending the Effective Date, Home Federal and its subsidiaries have agreed to use commercially reasonable efforts to preserve their business organizations and assets and to keep available the services of their full-time officers and employees, to continue in effect the present method of conducting their business, and to consult with F&M Bancorp when making decisions or taking actions in matters other than those in the ordinary course of business or (except as already disclosed) involving any capital expenditures in excess of $25,000.

     F&M Bancorp has covenanted to promptly prepare and file with the appropriate governmental regulatory authorities applications requesting the required regulatory approvals, and to use commercially reasonable efforts to secure favorable action on these applications (including without limitation commercially reasonable efforts to pursue an appeal of a denial of a regulatory approval). F&M Bancorp has also covenanted to use commercially reasonable efforts to obtain any consents, approvals or waivers from third parties required in connection with the Merger, and use commercially reasonable efforts to assure that each of the events otherwise specified in the Merger Agreement as conditions to the Merger shall have occurred on or before the Effective Date.

     Home Federal and F&M Bancorp have each agreed, upon reasonable notice, to give the other party and its officers, accountants, counsel, financial advisers, and other representatives reasonable access during their normal business hours throughout the period prior to the Effective Date to all of their properties, books, contracts, commitments, reports of examination (consistent with applicable law), depositor and stockholder lists, and records. Home Federal and F&M Bancorp have also each agreed to furnish to the other party, at their own expense, during such period with all such information concerning their affairs as the other party may reasonably request. Home Federal and F&M Bancorp have also agreed to maintain the confidentiality of information they may obtain pursuant to this provision.

     Home Federal and F&M Bancorp have agreed to cause one or more of their designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding their businesses, operations, properties, assets and financial condition and matters relating to the completion of the Merger. Home Federal and F&M Bancorp have also agreed to deliver to the other party their quarterly reports on Form 10-QSB and Form 10-Q, respectively, and their Annual Reports on Form 10-KSB and Form 10-K, respectively, as filed with the Commission under the Exchange Act. Home Federal and F&M Bancorp have also agreed to promptly advise the other party in writing of any fact which, if existing or known on the date of the Merger Agreement, would have been required to be set forth or disclosed in or pursuant to the Merger Agreement or of any fact which, if existing or known as of the date of the Merger Agreement, would have made any of the representations contained in the Merger Agreement untrue in any material respect.


Conditions to Consummation of the Merger

     Consummation of the Merger is conditioned upon the approval of the holders of not less than two-thirds of the issued and outstanding voting stock of Home Federal and of F&M Bancorp. The Merger must also be approved by the OTS and by the Board of Governors of the Federal Reserve System. Applications for the approvals of the OTS and the Board of Governors of the Federal Reserve System have been prepared and filed by F&M Bancorp.

     The  obligations  of F&M  Bancorp to  consummate  the  Merger  are  further conditioned upon the following conditions: (a) the representations and warranties of Home Federal shall be true in all material respects as of the Effective Date, and Home Federal and its subsidiaries shall in all material respects have performed and complied with all obligations, agreements, covenants and conditions required by the Merger Agreement to be performed or complied with by them; (b) there shall not have been any materially adverse change in the financial condition, results of operations, assets, liabilities, or business of Home Federal and its subsidiaries, taken as a whole, from December 31, 1995 to the Effective Date; (c) each of the events and approvals set forth in the Merger Agreement shall have occurred or been obtained; (d) Home Federal shall have delivered to F&M Bancorp certificates and documents evidencing due action in accordance with the Merger Agreement as F&M Bancorp shall reasonably request;
(e) no action or proceeding against F&M Bancorp or any of its subsidiaries or against Home Federal or any of its subsidiaries shall be pending which seeks to prevent consummation of the transactions contemplated by the Merger Agreement, no order of any court shall have been entered which prohibits consummation of the Merger and the transactions contemplated by the Merger Agreement, and no approval, consent, waiver or administrative action shall have included any condition or requirement that would result in a materially adverse effect on F&M Bancorp or Home Federal or materially and adversely affect the economic or business benefits of the Merger; (f) F&M Bancorp shall have obtained or waived all requisite consents, undertakings, memoranda, agreements, exercises, and terminations by third parties which Home Federal and its subsidiaries have covenanted in the Merger Agreement to use commercially reasonable efforts to obtain; (g) F&M Bancorp shall have received the opinion from Piper & Marbury L.L.P. with respect to certain of the tax consequences of the Merger described herein under "-- Certain Federal Income Tax Consequences;" (h) F&M Bancorp shall have received an opinion from Elias, Matz, Tiernan & Herrick L.L.P., dated the Effective Date, with respect to certain legal matters relating to the Merger;
(i) F&M Bancorp shall have received a letter from an independent accounting firm chosen by F&M Bancorp to the effect that the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with the Merger Agreement; and (j) each of Howard B. Bowen and John J. McElwee, Jr. shall have entered into an agreement with F&M Bancorp with respect to certain benefits payable to them pursuant to Home Bank's Amended and Restated Executive Compensation Plan. As of the date of this Proxy Statement/Prospectus, items (g) and (j) have been satisfied.

     The obligations of Home Federal to consummate the Merger are further conditioned upon the following conditions: (a) the representations and warranties of F&M Bancorp shall be true in all material respects as of the Effective Date, and F&M Bancorp and its subsidiaries shall in all material respects have performed and complied with all obligations, agreements, covenants and conditions required by the Merger Agreement to be performed or complied with by them; (b) there shall not have been any materially adverse change in the financial condition, results of operations, assets, liabilities, or business of F&M Bancorp from December 31, 1995 to the Effective Date; (c) each of the events and approvals set forth in the Merger Agreement shall have occurred or been obtained; (d) F&M Bancorp shall have delivered to Home Federal certificates and documents evidencing due action in accordance with the Merger Agreement as Home Federal shall reasonably request; (e) Home Federal shall have obtained or waived all requisite consents, approvals or waivers which F&M Bancorp has covenanted in the Merger Agreement to use commercially reasonable efforts to obtain; (f) Home Federal shall have received the opinion from Piper & Marbury L.L.P. with respect to certain of the tax consequences of the Merger described herein under "-- Certain Federal Income Tax Consequences;" (g) Home Federal shall have received a written opinion from Webb (or such other recognized investment firm as Home Federal may select), dated the date of this Proxy Statement/Prospectus, to the effect that the consideration to be received in the Merger is fair to the Home Federal Stockholders from a financial point of view; (h) F&M Bancorp shall have offered to enter into employment agreements with each of Richard W. Phoebus, Sr., Celia S. Ausherman, Steven G. Hull and Salvatore M. Savino; and (i) Home Federal shall have received an opinion from Piper & Marbury L.L.P., dated the Effective Date, with respect to certain legal matters relating to the Merger. As of the date of this Proxy Statement/Prospectus, items (f), (g) and (h) have been satisfied.

     F&M Bancorp and Home Federal may waive in writing any condition to their obligations to consummate the Merger, except for the approvals of their respective stockholders and of the OTS and the Board of Governors of the Federal Reserve System.


Stock Option Agreement

     F&M Bancorp and Home Federal have entered into a Stock Option Agreement, dated as of April 2, 1996 (the "Option Agreement"), pursuant to which Home Federal issued to F&M Bancorp an option (the "Option") to purchase up to 501,282 shares of Home Federal Common Stock at a purchase price of $8.25 per share.

     F&M Bancorp may exercise the Option upon the occurrence of certain events (each a "Purchase Event"). The Option Agreement provides that a Purchase Event shall mean the occurrence of any of the following events after the date of execution of the Option Agreement: (a) Home Federal or Home Bank, without having received F&M Bancorp's prior written consent, shall have entered into an agreement with any person to: (i) merge, consolidate or enter into any similar transaction with Home Federal except as contemplated in the Merger Agreement;
(ii) purchase, lease or otherwise acquire all or substantially all of the assets of Home Federal or Home Bank; or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Home Federal or Home Bank; (b) any person (other than Home Federal and Home Bank in a fiduciary capacity, or F&M Bancorp or F&M Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Home Federal Common Stock; (c) any person shall have made a bona fide proposal to Home Federal by public announcement or written communication that is or becomes the subject of public disclosure to acquire Home Federal or Home Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the Home Federal Stockholders vote not to adopt the Merger Agreement; or (d) Home Federal shall have willfully breached certain specified covenants contained in the Option Agreement following a bona fide proposal to Home Federal or Home Bank to acquire Home Federal or

Home Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle F&M Bancorp to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the date on which F&M Bancorp shall notify Home Federal of its intent to exercise the Option.

     The Option may be exercised in whole or in part, at any time or from time to time if a Purchase Event shall have occurred and be continuing and before the Option Agreement is terminated. The Option Agreement provides that to the extent that it shall have not been exercised, the Option shall terminate (a) on the Effective Date of the Merger; (b) upon the termination of the Merger Agreement in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than as a result of a willful breach by Home Federal of certain specified covenants contained therein or as a result of failure of the Home Federal Stockholders to approve the Merger Agreement by the vote required under applicable law or under Home Federal's charter); or (c) 12 months after termination of the Merger Agreement due to a willful breach by Home Federal of certain specified covenants contained therein or failure of the Home Federal Stockholders to approve the Merger Agreement by the vote required under applicable law or under Home Federal's charter.


Amendment and Termination of the Merger Agreement

     Amendment. The Merger Agreement may be amended at any time prior to the Effective Date in response to comments of governmental regulatory authorities or otherwise; provided that any such amendment must be in writing and must be approved by the Board of Directors of each of F&M Bancorp and Home Federal.

     Termination. The Merger Agreement may be terminated and abandoned notwithstanding any stockholder vote or approval. The Merger Agreement may be terminated and abandoned by mutual consent of Home Federal and F&M Bancorp, by F&M Bancorp or Home Federal if the F&M Bancorp Stockholders or Home Federal Stockholders fail to approve the Merger Agreement, or by F&M Bancorp or Home Federal if the other party commits an uncured material breach of any
representation,   warranty,  covenant  or  agreement  contained  in  the  Merger
Agreement.

     The Merger Agreement may also be terminated by F&M Bancorp prior to December 31, 1996 if any required governmental approval, consent or waiver shall have been denied or shall include any condition or requirement that would result in a materially adverse effect on F&M Bancorp or Home Federal or on the business benefits of the Merger, or if any action or proceeding shall be pending which seeks to prevent the Merger, or if any court shall have entered an order which prohibits the Merger.

     Furthermore, the Merger Agreement may be terminated by F&M Bancorp or Home Federal if the Merger is not consummated by December 31, 1996, unless the
failure  to  so   consummate   by  such  time  is  due  to  the  breach  of  any
representation, warranty, agreement or covenant contained in the Merger Agreement by the party seeking to terminate, or if any governmental entity shall have issued a final, unappealable order or ruling which prohibits the Merger. The Merger Agreement may be terminated by the directors of Home Federal if their fiduciary duties require them to engage in negotiations or discussions concerning a merger or acquisition with a party other than F&M Bancorp.

     Finally, the Merger Agreement may be terminated by either F&M Bancorp or Home Federal if, at the Calculation Date, the average market value of F&M Bancorp Common Stock for the 20 consecutive trading days preceding the Calculation Date is less than 1.6 times the book value per share of F&M Bancorp Common Stock; however, in such case F&M Bancorp may elect (with Home Federal's agreement), to continue with its obligations under the Merger Agreement and use a per share price for its Common Stock of 1.6 times its book value per share on the Calculation Date. No abandonment or termination would then be deemed to have occurred, and the Merger Agreement would remain in full force and effect in accordance with its terms (except for the modification of the per share price for the Common Stock of F&M Bancorp).

     In the event of the termination of the Merger Agreement by either F&M Bancorp or Home Federal, the Merger Agreement shall thereafter become void and there shall be no liability on the part of F&M Bancorp or Home Federal or their respective officers or directors, except that any such termination shall be without prejudice to the rights of F&M Bancorp or Home Federal arising out of the willful breach of the other party of any covenant or willful misrepresentation contained in the Merger Agreement.


Accounting Treatment

     Consummation of the Merger is conditioned upon the receipt by F&M Bancorp of a letter from an independent accounting firm chosen by it to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the Merger Agreement. See "-- Conditions to Consummation of the Merger." Home Federal has covenanted to use its best efforts not to permit any of the directors, officers, employees, stockholders, agents, consultants or other representatives of Home Federal or any of its subsidiaries to take any action that would preclude F&M Bancorp from treating the Merger as a pooling-of-interests for financial reporting purposes. Under this accounting treatment, as of the Effective Date of the Merger, the assets and liabilities of Home Federal would be added to those of F&M Bancorp at their recorded book values and the stockholders' equity accounts of F&M Bancorp and Home Federal would be combined on F&M Bancorp's consolidated balance sheet. On the pooling-of-interests accounting basis, income and other financial statements of F&M Bancorp issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of F&M Bancorp and Home Federal as if the Merger had taken place prior to the periods covered by such financial statements.


Operations after the Merger

     For a period of 3 years after the Effective Date, F&M Bancorp will preserve the separate corporate existence of Home Bank and continue in office the directors of Home Bank who are serving in such capacity on the Effective Date for the remainder of their current terms and until their successors are elected and have qualified; however, during the three-year period following the Effective Date, F&M Bancorp may terminate the separate corporate existence of Home Bank if Maryland or federal laws or regulations governing financial institutions are amended in such a way as to have a materially adverse effect on the business, operations or future prospects of F&M Bancorp if it were to continue to operate Home Bank as a separate corporate entity.

     Promptly after the Effective Date of the Merger, F&M Bancorp will cause its Board of Directors to be expanded to include two additional members. Two of the directors of Home Federal will then be elected to fill the two newly created vacancies until the next annual meeting of the F&M Bancorp Stockholders and until their successors are elected and have qualified. Prior to the Effective Date of the Merger, the Board of Directors of Home Federal will have designated the directors to be so elected, subject to the approval of the Nominating Committee of the Board of Directors of F&M Bancorp. The members of the Board of Directors of Home Bank on the Effective Date will serve for the remainder of their current terms and until their successors are elected and have qualified; however, after the Effective Date, F&M Bancorp, as the sole stockholder of Home Bank, will cause the Board of Directors of Home Bank to be expanded to include two additional members, and shall appoint two individuals designated by the Nominating Committee of its Board of Directors to fill the two newly created vacancies.

     The employment of all officers and employees of Home Federal will terminate on the Effective Date. Pursuant to the terms of the Merger Agreement, Richard W. Phoebus was designated to serve as an officer of F&M Bancorp. Under the terms of the employment agreement which he has entered into with F&M Bancorp, Mr. Phoebus has agreed to serve as an officer of F&M Bancorp. See "-- Interests of Certain Persons in the Merger."

     The officers and employees of Home Bank (other than Messrs. Phoebus, Hull and Savino and Ms. Ausherman, who have entered into employment agreements relating to their employment with Home Bank after the Effective Date) will continue in their employment with Home Bank as at-will employees at the same compensation level they received with Home Bank before the Effective Date.
Payments of $1,000, $500, or $250 will be made to each of those officers, full-time employees, or part-time employees, respectively, of Home Bank who either remain employed by Home Bank for six months continuously thereafter or leave such employment at the request of Home Bank within six months after the Effective Date. Such payments shall be made six months after the Effective Date, in the case of those who remain in the employment of Home Bank, or within 15 business days after the date of termination, in the case of those who are requested to leave employment. In addition, a severance payment of two weeks' pay at the most recent compensation level will be made to those employees of Home Bank (other than Messrs. Phoebus, Hull and Savino and Ms. Ausherman) who remain employed by Home Bank on the Effective Date, but leave such employment at the request of Home Bank within six months after the Effective Date for other than just cause. The severance payment shall be made within 15 business days after the date of termination of the employee.


Interests of Certain Persons in the Merger

     In connection with the Merger Agreement, F&M Bancorp has entered into employment agreements with each of Richard W. Phoebus, Sr., Celia S. Ausherman, Steven G. Hull and Salvatore M. Savino. Under these employment agreements, Mr. Phoebus is to serve as an officer of F&M Bancorp and as the President and Chief Executive Officer of Home Bank for an annual compensation of at least $111,000, Ms. Ausherman is to serve as a Senior Vice President and Secretary of Home Bank for an annual compensation of at least $53,000, Mr. Hull is to serve as the Executive Vice President of Home Bank for an annual compensation of at least $87,000, and Mr. Savino is to serve as a Senior Vice President and Chief Financial Officer of Home Bank for an annual compensation of at least $83,500. The effectiveness of each employment agreement is conditioned upon completion of the Merger. The term of each employment agreement is three years, commencing on the Effective Date of the Merger.

     Pursuant to these employment agreements, each of the four executives has agreed to maintain the confidentiality of certain information pertaining to the businesses of F&M Bancorp and Home Bank. The employment agreements contain certain non-competition provisions in the event the executive's employment is terminated during its term. For two years after such termination, the executive has agreed not to accept employment in Frederick or Washington County, Maryland with any other banking institution, not to solicit any of the banking business of clients or customers of Home Bank or any of its affiliates in Frederick or Washington County, Maryland, and not to solicit the banking business of potential clients who had been identified as such prior to his or her termination.

     The employment agreements also provide for payments of three times the executive's annual compensation if the executive is terminated after a change in control of Home Bank or F&M Bancorp, three times the executive's annual compensation if within one year after the Effective Date of the Merger the executive terminates his or her employment or is terminated without cause, and the compensation payable during the remaining term of the agreement if the executive terminates his or her employment or is terminated without cause more than one year after the Effective Date of the Merger. Under the terms of his employment agreement, Mr. Phoebus may also receive 1.5 times his annual compensation if he terminates his employment or is terminated without cause more than one year after the Effective Date of the Merger, or if he remains employed by F&M Bancorp and Home Bank for the entire term of the employment agreement and is terminated thereafter.

     Howard B. Bowen and John J. McElwee, Jr., both of whom are directors of Home Bank, have entered into agreements with F&M Bancorp which are intended to clarify the treatment of the benefits payable to them pursuant to Home Bank's Amended and Restated Executive Compensation Plan for Directors. Mr. Bowen was to receive a ten year annuity of $81,832 per year upon his retirement from Home Bank's board of directors, and Mr. McElwee was to receive a ten year annuity of $32,363 per year upon his retirement from Home Bank's board of directors. Under these agreements, F&M Bancorp has agreed to pay the present value of these benefits in a lump sum, using a discount rate of 6.5%. One condition to the completion of the Merger has been satisfied by the execution of these agreements.

     Certain members of the Board of Directors of Home Federal and of its management are also holders of the Common Stock of Home Federal or options to purchase shares of its Common Stock, and will therefore receive a number of shares (calculated using the Conversion Ratio) of the Common Stock of F&M Bancorp or options to purchase shares of its Common Stock if the Merger Agreement and the Merger are approved. See "Home Federal Security Ownership of Certain Beneficial Owners."


Stock Options

     At the Effective Date, all outstanding and unexercised options to purchase shares of the Common Stock of Home Federal (each, an "Outstanding Option") shall be converted into an option (each, an "Exchange Option") to purchase shares of the Common Stock of F&M Bancorp. The number of shares of the Common Stock of F&M Bancorp which may be purchased under the Exchange Option shall be equal to the number of shares of Home Federal Common Stock which could have been purchased under the Outstanding Option multiplied by the Conversion Ratio. The per share exercise price of each Exchange Option shall be equal to the price per share set forth in the Outstanding Option divided by the Conversion Ratio, rounded up to the nearest whole cent. The Exchange Option shall otherwise have the same duration and other terms as the Outstanding Option. Adjustments to any Outstanding Options which are "incentive stock options" under Section 422 of the Code shall be effected in a manner consistent with Section 424(a) of the Code.


Home Federal Employee Benefit Plans

     Under the terms of the Merger Agreement, F&M Bancorp will review the benefits provided to employees of Home Bank under the employee benefit plans maintained by Home Bank, and will provide the employees of Home Bank who continue as at-will employees of F&M Bancorp after the Effective Date either with benefits under F&M Bancorp's employee benefit plans or with benefits under Home Bank's employee benefit plans, whichever F&M Bancorp in its sole discretion deems to be more advantageous taken as a whole (and not on a plan-by-plan basis) to the employees of Home Bank. In that connection, F&M Bancorp may, in its sole discretion, freeze or terminate the employee benefit plans of Home Bank, merge them with one or more employee benefit plans of F&M Bancorp, or continue to maintain them. If F&M Bancorp decides to freeze, terminate or merge the employee benefit plans of Home Bank, after the Effective Date all full-time officers and employees of Home Bank who continue as at-will employees of Home Bank may participate in the equivalent employee benefit plans of F&M Bancorp to the extent they are eligible to do so under the terms of such plans or programs as are in force on the Effective Date. Credit would be given for their prior service with Home Bank for purposes of allocation, eligibility and vesting. F&M Bancorp will discontinue health and life insurance benefits to retired officers and employees of Home Federal except, with respect to four employees, to the extent that coverage may continue after, and Home Federal may have paid for the coverage prior to, the Effective Date.


Certain Federal Income Tax Consequences

     F&M Bancorp and Home Federal have received an opinion from Piper & Marbury L.L.P., tax counsel to F&M Bancorp, to the effect that:

          (a) The transfer of all of the assets of Home Federal to F&M Bancorp, and the assumption by F&M Bancorp of the liabilities of Home Federal pursuant to the terms of the Merger Agreement, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Home Federal and F&M Bancorp will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

          (b) No gain or loss will be recognized to a Home Federal Stockholder on the conversion of Common Stock of Home Federal solely into shares of the Common Stock of F&M Bancorp (including any fractional share of F&M Bancorp Common Stock deemed issued as described in paragraph (f) below). No gain or loss will be recognized by Home Federal upon the transfer of all of its assets to F&M Bancorp in exchange for shares of the Common Stock of F&M Bancorp and the assumption by F&M Bancorp of the liabilities of Home Federal. No gain or loss will be recognized to F&M Bancorp upon the receipt by F&M Bancorp of all of the assets of Home Federal in exchange for shares of the Common Stock of F&M Bancorp and the assumption by F&M Bancorp of the liabilities of Home Federal.

          (c) The basis of the shares of the Common Stock of F&M Bancorp received by a Home Federal Stockholder (including any fractional share of F&M Bancorp Common Stock deemed issued as described in paragraph (f) below) will be the same as the basis of the shares of the Common Stock of Home Federal which were converted into F&M Bancorp shares pursuant to the Merger. The holding period of shares of the Common Stock of F&M Bancorp received by a Home Federal Stockholder will include the period during which he held the shares of the Common Stock of Home Federal which were converted into F&M Bancorp shares pursuant to the Merger, provided that the shares of Common Stock of Home Federal are held as a capital asset by the Home Federal Stockholder on the Effective Date.

          (d) The basis of each asset of Home Federal in the hands of F&M Bancorp will be the same as the basis of such asset in the hands of Home Federal immediately prior to the Merger; the holding period of each such asset in the hands of F&M Bancorp will include the period during which such asset was held by Home Federal.

          (e) No gain or loss will be recognized to the F&M Bancorp Stockholders as a result of the transactions contemplated by the Merger Agreement.

          (f) A holder of Home Federal Common Stock who receives cash in lieu of a fractional share of F&M Bancorp Common Stock will be treated as if he received a fractional share of F&M Bancorp Common Stock pursuant to the Merger and F&M Bancorp then redeemed such fractional share for cash. Such a holder will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share.

          (g) The accumulated earnings and profits of Home Federal on the Effective Date will be added to the accumulated earnings and profits of F&M Bancorp and will be available for subsequent distributions of dividends within the meaning of Section 316 of the Code.

     The opinion of Piper & Marbury L.L.P. has been filed as an exhibit to the Registration Statement. Receipt of this opinion was a condition to consummation of the Merger. The opinion of Piper & Marbury L.L.P. is based on certain customary assumptions and representations regarding, among other things, the lack of previous dealings between Home Federal and F&M Bancorp, the existing and future ownership of Home Federal capital stock and F&M Bancorp capital stock and the future business plans for F&M Bancorp.

     The preceding discussion summarizes for general information the material federal income tax consequences of the Merger to Home Federal Stockholders. It does not discuss all potentially relevant federal income tax matters (in particular, consequences to any foreign or other stockholders subject to special tax treatment are not discussed), nor does it discuss, and no opinion has been requested regarding, any state or local tax consequences of the Merger. The tax consequences to any particular stockholder may depend on the stockholder's individual circumstances. Home Federal Stockholders are urged to consult their own tax advisors with regard to federal, state, and local tax consequences.

                               VOTING INFORMATION


Proxy Solicitation


     This Proxy Statement/Prospectus and the accompanying proxy material are furnished in connection with the solicitation of proxies by the respective Boards of Directors of Home Federal and F&M Bancorp for the Home Federal Special Meeting and for the F&M Bancorp Special Meeting.


     The Home Federal Special Meeting will be held at the Four Points Hotel/Sheraton Inn, 1910 Dual Highway, Hagerstown, Maryland 21740 on _____________, 1996 at _______ p.m. local time. Only Home Federal Stockholders of record at the close of business on _____________, 1996 will be entitled to notice of and to vote at the Home Federal Special Meeting. At such record date, Home Federal had outstanding and entitled to vote 2,519,010 shares of Common Stock. Each share of Home Federal Common Stock entitles the holder to one vote. Any proxy given may be revoked by a Home Federal Stockholder at any time prior to its exercise. Such right of revocation is not limited or subject to compliance with any formal procedure.


     The F&M Bancorp Special Meeting will be held at [the offices of F&M Bancorp, 110 Thomas Johnson Drive, Frederick, Maryland 21702] on _____________, 1996 at _____________ p.m. local time. Only F&M Bancorp Stockholders of record at the close of business on _____________, 1996 will be entitled to notice of and to vote at the F&M Bancorp Special Meeting. At such record date, F&M Bancorp had outstanding and entitled to vote _____________ shares of Common Stock. Each share of F&M Bancorp Common Stock entitles the holder to one vote. Any proxy given may be revoked by a F&M Bancorp Stockholder at any time prior to its exercise. Such right of revocation is not limited or subject to compliance with any formal procedure.


     F&M Bancorp will pay the costs of printing and mailing this Proxy Statement/Prospectus. Home Federal will pay all other expenses which it may incur in the solicitation of proxies. F&M Bancorp will pay the filing fees in respect of regulatory approvals required in order to consummate the Merger, including the registration fee of the Commission, the filing fees in respect of state "blue sky" laws, and the fee payable to The National Association of Securities Dealers, Inc. in respect of the listing on the NASDAQ National Market of the shares of the Common Stock of F&M Bancorp to be issued pursuant to the Merger Agreement. The parties do not expect to pay compensation for the solicitation of proxies (but reserve the right to do so if necessary to obtain the votes necessary). They may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining the proxies. In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone or telegram by directors, officers, and employees of Home Federal without additional compensation to them.


Votes Required


         The affirmative vote of not less than two-thirds of the outstanding shares of Common Stock of Home Federal will be required to approve, ratify and confirm the Merger Agreement and the Merger provided for therein. Because the required vote of Home Federal Stockholders on the Merger Agreement and the Merger is based upon the total number of outstanding shares of the Common Stock of Home Federal, the failure to submit a proxy card (or the failure to vote in person at the Special Meeting), the abstention from voting and any broker non-vote will have the same effect as a vote against the Merger Agreement and the Merger. As of ______________, 1996 the directors and executive officers of Home Federal and certain related persons as a group owned beneficially approximately 208,810 shares of the Common Stock of Home Federal, or approximately 8.3% of the shares outstanding. All directors and executive officers of Home Federal and certain related persons have executed a Support

Agreement which contains their respective agreements with F&M Bancorp to vote the shares they own to approve, ratify and confirm the Merger Agreement and the Merger provided for therein.


     All shares of the Common Stock of Home Federal represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares of the Common Stock of Home Federal represented by such proxies will be voted to approve, ratify and confirm the Merger Agreement and the Merger provided for therein.


     The affirmative vote of not less than two-thirds of the outstanding shares of Common Stock of F&M Bancorp will be required to approve, ratify and confirm the Merger Agreement and the Merger provided for therein. Because the required vote of F&M Bancorp Stockholders on the Merger Agreement and the Merger is based upon the total number of outstanding shares of the Common Stock of F&M Bancorp, the failure to submit a proxy card (or the failure to vote in person at the Special Meeting), the abstention from voting and any broker non-vote will have the same effect as a vote against the Merger Agreement and the Merger. As of ________, 1996 the directors of F&M Bancorp as a group owned beneficially approximately [317,622] shares of the Common Stock of F&M Bancorp, or approximately [7.2] % of the shares outstanding.


     All shares of the Common Stock of F&M Bancorp represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares of the Common Stock of F&M Bancorp represented by such proxies will be voted to approve, ratify and confirm the Merger Agreement and the Merger provided for therein.


Dissenters' Rights


     Neither holders of the Common Stock of F&M Bancorp nor holders of the Common Stock of Home Federal, who dissent and vote against the Merger Agreement and the Merger, will receive appraisal rights or be entitled to the payment in cash of the fair value of their shares under the Maryland General Corporation Law (the "MGCL"). See "Comparative Rights of Stockholders -- Dissenters' Rights."





               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited pro forma combined balance sheets and the unaudited pro forma combined statements of income of F&M Bancorp set forth on the accompanying pages give effect, using the pooling-of-interests method of accounting, to the proposed Merger based upon the Assumed Conversion Ratio of 0.433 shares of F&M Bancorp Common Stock for each share of Home Federal Common Stock. The unaudited pro forma combined balance sheets are presented as though the proposed Merger had occurred on March 31, 1996. The unaudited pro forma combined income statements are presented as though the proposed Merger had taken place on January 1, 1993.

     The unaudited pro forma combined financial information set forth on the accompanying pages is for illustrative purposes only, and therefore is not necessarily indicative of the financial condition or results of operations of F&M Bancorp as they would have been had the proposed Merger occurred during the periods presented or as they may be obtained in the future. This unaudited pro forma combined financial information is derived from and should be read in conjunction with the consolidated financial statements of F&M Bancorp, including the notes thereto, which are incorporated by reference, and the consolidated financial statements of Home Federal, including the notes thereto, which appear elsewhere herein or are incorporated by reference.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
                                 March 31, 1996

                                                                                                                   Pro
                                                             F&M              Home                                Forma
(Dollars in thousands)                                     Bancorp           Federal          Adjustments       Combined

ASSETS
Cash and due from banks............................      $   22,954       $   10,159                          $   33,113
Federal funds sold.................................          21,800               30                              21,830
                                                             ------               --                              ------
         Total cash and cash equivalents...........          44,754           10,189                              54,943
                                                             ------           ------                              ------
Loans held for sale................................             597              495                               1,092
- ---------------------------------------------------             ---              ---                               -----
Investment securities:
   Held-to-maturity................................          62,299           43,828                             106,127
   Available-for-sale, at fair value...............         122,652            8,973                             131,625
                                                            -------            -----                             -------
         Total investment securities...............         184,951           52,801                             237,752
                                                            -------           ------                             -------
Loans, net of unearned income......................         476,432          141,496                             617,928
Less:  Allowance for credit losses.................          (6,013)          (3,672)                             (9,685)
                                                            -------          -------                             -------
         Net loans.................................         470,419          137,824                             608,243
                                                            -------          -------                             -------
Bank premises and equipment, net...................          16,929            4,156                              21,085
Other assets.......................................          21,470           11,219                              32,689
                                                             ------           ------                              ------
Total assets.......................................       $ 739,120        $ 216,684                           $ 955,804
                                                          =========        =========                           =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
   Noninterest-bearing.............................      $   94,785        $  11,297                            $106,082
   Interest-bearing................................         532,259          156,692                             688,951
                                                            -------          -------                             -------
         Total deposits............................         627,044          167,989                             795,033
                                                            -------          -------                             -------
Federal funds purchased and securities sold
   under agreements to repurchase..................          32,127               --                              32,127
Other short-term borrowings........................           1,649               --                               1,649
Advances from the Federal Home Loan Bank
   of Atlanta......................................             145           27,132                              27,277
Accrued interest and other liabilities.............           7,238            2,890                              10,128
                                                              -----            -----                              ------
         Total liabilities.........................         668,203          198,011                             866,214
                                                            -------          -------                             -------
Shareholders' Equity
Common Stock.......................................          22,107            2,519           2,934              27,560
Surplus............................................          24,782            7,903          (2,934)             29,751
Retained earnings..................................          24,284            8,419                              32,703
Net unrealized loss on securities available for sale           (256)            (168)                               (424)
                                                              -----            -----                               -----
Total shareholders' equity.........................          70,917           18,673                              89,590
                                                             ------           ------                              ------
Total liabilities and shareholders' equity.........       $ 739,120         $216,684                           $ 955,804
                                                          =========         ========                           =========





                                 UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                                         Three months ended March 31, 1996

                                                               F&M              Home            Pro Forma
(Dollars in thousands except for per share amounts)          Bancorp          Federal            Combined

Interest income:
   Interest and fees on loans......................           $10,545           $3,171            $13,716
   Interest and dividends on investment securities:
     Taxable.......................................             1,594              763              2,357
     Tax-exempt....................................               928               --                928
   Interest on deposits with banks.................                --              118                118
   Interest on federal funds sold..................               217                1                218
                                                                  ---                -                ---
         Total interest income.....................            13,284            4,053             17,337
                                                               ------            -----             ------
Interest expense:
   Interest on deposits............................             5,346            1,724              7,070
   Interest   on   federal   funds    purchased   and
     securities sold under agreements to repurchase               425               --                425
   Interest on advances from the FHLB of Atlanta...                --              463                463
   Interest on other borrowings....................                19               --                 19
                                                                   --                                  --
         Total interest expense....................             5,790            2,187              7,977
                                                                -----            -----              -----
Net interest income................................             7,494            1,866              9,360
Provision for credit losses........................               300               --                300
                                                                  ---                                 ---
Net interest income after provision for credit losses           7,194            1,866              9,060
                                                                -----            -----              -----
Noninterest income:
   Trust income....................................               427               --                427
   Service charges on deposit accounts.............               799              285              1,084
   Net gains on sales of loans.....................                78               64                142
   Net gains (losses) on sales of securities.......                 2              (30)               (28)
   Other operating income..........................               687              347              1,034
                                                                  ---              ---              -----
         Total noninterest income..................             1,993              666              2,659
                                                                -----              ---              -----
Noninterest expense:
   Salaries and employee benefits..................             3,350              920              4,270
   Occupancy and equipment expense.................               877              412              1,289
   Other operating expense.........................             2,144              542              2,686
                                                                -----              ---              -----
         Total noninterest expense.................             6,371            1,874              8,245
                                                                -----            -----              -----
Income before provision for income taxes...........             2,816              658              3,474
Provision for income taxes.........................               727              273              1,000
                                                                  ---              ---              -----
Net income.........................................           $ 2,089           $  385            $ 2,474
                                                              =======           ======            =======

Earnings per Common Share:
   Net income......................................            $ 0.47           $ 0.15             $ 0.45
Weighted average number of shares..................         4,419,189        2,519,010          5,509,920





                                 UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                                         Three months ended March 31, 1995

                                                               F&M              Home            Pro Forma
(Dollars in thousands except for per share amounts)          Bancorp          Federal            Combined

Interest income:
   Interest and fees on loans......................           $10,807           $3,076            $13,883
   Interest and dividends on investment securities:
     Taxable.......................................             1,407              734              2,141
     Tax-exempt....................................               902               --                902
   Interest on deposits with banks.................                 1               28                 29
   Interest on federal funds sold..................                 3               20                 23
                                                                    -               --                 --
         Total interest income.....................            13,120            3,858             16,978
                                                               ------            -----             ------
Interest expense:
   Interest on deposits............................             4,863            1,477              6,340
   Interest   on   federal   funds    purchased   and
     securities sold under agreements to repurchase               608               --                608
   Interest on advances from the FHLB of Atlanta...                11              575                586
   Interest on other borrowings....................                22               --                 22
                                                                   --                                  --
         Total interest expense....................             5,504            2,052              7,556
                                                                -----            -----              -----
Net interest income................................             7,616            1,806              9,422
Provision for credit losses........................               300               --                300
                                                                  ---                                 ---
Net interest income after provision for credit losses           7,316            1,806              9,122
                                                                -----            -----              -----
Noninterest income:
   Trust income....................................               341               --                341
   Service charges on deposit accounts.............               691              250                941
   Net gains on sales of loans.....................                 5                4                  9
   Other operating income..........................               736              166                902
                                                                  ---              ---                ---
         Total noninterest income..................             1,773              420              2,193
                                                                -----              ---              -----
Noninterest expense:
   Salaries and employee benefits..................             3,196              822              4,018
   Occupancy and equipment expense.................               715              393              1,108
   Other operating expense.........................             2,586              634              3,220
                                                                -----              ---              -----
         Total noninterest expense.................             6,497            1,849              8,346
                                                                -----            -----              -----
Income  before  provision  for (benefit  from) income
   taxes...........................................             2,592              377              2,969
Provision for (benefit from) income taxes..........               652               (4)               648
                                                                  ---               --                ---
Net income.........................................           $ 1,940          $   381            $ 2,321
                                                              =======          =======            =======

Earnings per Common Share:
   Net income......................................            $ 0.44           $ 0.15             $ 0.42
Weighted average number of shares..................         4,403,399        2,519,010          5,494,130



                                 UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                                           Year ended December 31, 1995

                                                               F&M              Home            Pro Forma
(Dollars in thousands except for per share amounts)          Bancorp          Federal            Combined

Interest income:
   Interest and fees on loans......................           $44,566          $12,925            $57,491
   Interest and dividends on investment securities:
     Taxable.......................................             5,697            2,804              8,501
     Tax-exempt....................................             3,570               --              3,570
   Interest on deposits with banks.................                 1              163                164
   Interest on federal funds sold..................               286               95                381
                                                                  ---               --                ---
         Total interest income.....................            54,120           15,987             70,107
                                                               ------           ------             ------
Interest expense:
   Interest on deposits............................            21,218            6,652             27,870
   Interest   on   federal   funds    purchased   and
     securities sold under agreements to repurchase             2,215               --              2,215
   Interest on advances from the FHLB of Atlanta...                96            2,066              2,162
   Interest on other borrowings....................                89               --                 89
                                                                   --                                  --
         Total interest expense....................            23,618            8,718             32,336
                                                               ------            -----             ------
Net interest income................................            30,502            7,269             37,771
Provision for credit losses........................             2,000             (349)             1,651
                                                                -----             ----              -----
Net interest income after provision for credit losses          28,502            7,618             36,120
                                                               ------            -----             ------
Noninterest income:
   Trust income....................................             1,560               --              1,560
   Service charges on deposit accounts.............             2,943            1,154              4,097
   Net gains on sales of loans.....................             3,013               48              3,061
   Net losses on sales of securities...............              (256)              --               (256)
   Net gains on sales of property                                  20               --                 20
   Other operating income..........................             2,903              778              3,681
                                                                -----              ---              -----
         Total noninterest income..................            10,183            1,980             12,163
                                                               ------            -----             ------
Noninterest expense:
   Salaries and employee benefits..................            13,241            3,205             16,446
   Occupancy and equipment expense.................             3,287            1,579              4,866
   Other operating expense.........................            11,025            2,840             13,865
                                                               ------            -----             ------
         Total noninterest expense.................            27,553            7,624             35,177
                                                               ------            -----             ------
Income  before  provision  for (benefit  from) income
   taxes ..........................................            11,132            1,974             13,106
Provision for (benefit from) income taxes..........             2,933             (554)             2,379
                                                                -----             ----              -----
Net income.........................................           $ 8,199          $ 2,528            $10,727
                                                              =======          =======            =======

Earnings per Common Share:
   Net income......................................            $ 1.86           $ 1.00             $ 1.95
Weighted average number of shares..................         4,409,089        2,519,010          5,499,820





                                 UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                                           Year ended December 31, 1994

                                                               F&M              Home            Pro Forma
(Dollars in thousands except for per share amounts)          Bancorp          Federal            Combined

Interest income:
   Interest and fees on loans......................            $37,679         $11,561            $49,240
   Interest and dividends on investment securities:
     Taxable.......................................              5,513           2,675              8,188
     Tax-exempt....................................              3,603              --              3,603
   Interest on deposits with banks.................                 20             192                212
   Interest on federal funds sold..................                290              60                350
                                                                   ---              --                ---
         Total interest income.....................             47,105          14,488             61,593
                                                                ------          ------             ------
Interest expense:
   Interest on deposits............................             16,568           5,202             21,770
   Interest   on   federal   funds    purchased   and
     securities sold under agreements to repurchase              1,208              --              1,208
   Interest on advances from the FHLB of Atlanta...                 22           1,780              1,802
   Interest on other borrowings....................                 60               1                 61
                                                                    --               -                 --
         Total interest expense....................             17,858           6,983             24,841
                                                                ------           -----             ------
Net interest income................................             29,247           7,505             36,752
Provision for credit losses........................                910             278              1,188
                                                                   ---             ---              -----
Net interest income after provision for credit losses           28,337           7,227             35,564
                                                                ------           -----             ------
Noninterest income:
   Trust income....................................              1,144              --              1,144
   Service charges on deposit accounts.............              2,276           1,047              3,323
   Net gains on sales of loans.....................                 52              83                135
   Net gains on sales of property..................                725              --                725
   Other operating income..........................              2,793             862              3,655
                                                                 -----             ---              -----
         Total noninterest income..................              6,990           1,992              8,982
                                                                 -----           -----              -----
Noninterest expense:
   Salaries and employee benefits..................             12,259           3,138             15,397
   Occupancy and equipment expense.................              2,709           1,507              4,216
   Other operating expense.........................              9,217           2,771             11,988
                                                                 -----           -----             ------
         Total noninterest expense.................             24,185           7,416             31,601
                                                                ------           -----             ------
Income before provision for income taxes...........             11,142           1,803             12,945
Provision for income taxes.........................              2,991             306              3,297
                                                                 -----             ---              -----
Net income.........................................            $ 8,151         $ 1,497            $ 9,648
                                                               =======         =======            =======

Earnings per Common Share:
   Net income......................................             $ 1.86          $ 0.59             $ 1.76
Weighted average number of shares..................          4,393,312       2,519,010          5,484,043




                                 UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                                           Year ended December 31, 1993

                                                               F&M              Home            Pro Forma
(Dollars in thousands except for per share amounts)          Bancorp          Federal            Combined

Interest income:
   Interest and fees on loans......................           $36,581          $12,578            $49,159
   Interest and dividends on investment securities:
     Taxable.......................................             5,542            2,031              7,573
     Tax-exempt....................................             3,320               --              3,320
   Interest on deposits with banks.................                28              257                285
   Interest on federal funds sold..................               386               65                451
                                                                  ---               --                ---
         Total interest income.....................            45,857           14,931             60,788
                                                               ------           ------             ------
Interest expense:
   Interest on deposits............................            16,489            5,600             22,089
   Interest on federal funds purchased and
     securities sold under agreements to repurchase               854                -                854
   Interest on advances from the FHLB of Atlanta...                --            2,069              2,069
   Interest on other borrowings....................                48               27                 75
                                                                   --               --                 --
         Total interest expense....................            17,391            7,696             25,087
                                                               ------            -----             ------
Net interest income................................            28,466            7,235             35,701
Provision for credit losses........................             1,530            1,687              3,217
                                                                -----            -----              -----
Net interest income after provision for credit losses          26,936            5,548             32,484
                                                               ------            -----             ------
Noninterest income:
   Trust income....................................             1,091               --              1,091
   Service charges on deposit accounts.............             1,936            1,036              2,972
   Net gains on sales of loans                                    633              370              1,003
   Net gains on sales of securities................                 2              199                201
   Net gains on sales of property..................                92               --                 92
   Other operating income..........................             2,422            1,258              3,680
                                                                -----            -----              -----
         Total noninterest income..................             6,176            2,863              9,039
                                                                -----            -----              -----
Noninterest expense:
   Salaries and employee benefits..................            11,206            3,031             14,237
   Occupancy and equipment expense.................             2,631            1,410              4,041
   Other operating expense.........................             8,309            3,350             11,659
                                                                -----            -----             ------
         Total noninterest expense.................            22,146            7,791             29,937
                                                               ------            -----             ------
Income from continuing operations before provision
   for (benefit from) income taxes and cumulative
   effect of accounting change.....................            10,966              620             11,586
Provision for (benefit from) income taxes..........             3,203             (154)             3,049
                                                                -----             ----              -----
Income from continuing operations before cumulative
   effect of accounting change.....................           $ 7,763           $  774            $ 8,537
                                                              =======           ======            =======

Earnings per Common Share:
   Income from continuing operations before
     cumulative effect of accounting change........            $ 1.77           $ 0.40             $ 1.64
Weighted average number of shares..................         4,378,445        1,931,138          5,214,628

                                 CAPITALIZATION


     The following table sets forth the unaudited historical capitalization of F&M Bancorp as of March 31, 1996, the unaudited historical capitalization of Home Federal as of March 31, 1996, and the unaudited pro forma capitalization of F&M Bancorp and Home Federal assuming the Merger had been consummated on March 31, 1996. For additional information, reference is made to the historical consolidated financial statements and notes thereto of F&M Bancorp, incorporated by reference herein and the historical consolidated financial statements and notes thereto of Home Federal, appearing elsewhere or incorporated by reference herein.

                                                                                                        Pro Forma
(Dollars in thousands)                             F&M Bancorp      Home Federal    Adjustments(a)       Combined

Long-term debt:
   F&M Bancorp:
     2% Federal Home Loan Bank obligations,
       payable through 2016.................       $     145                                           $     145
   Home Federal:
     5.46-6.20% Federal Home Loan Bank
       obligations, payable through 2005....                        $  16,000                             16,000
                                                        -----       ---------                             ------
   Total long-term debt.....................             145           16,000                             16,145
                                                         ---           ------                             ------

Shareholders' equity:
   F&M Bancorp:
     Common Stock,  par value  $5.00 per share,
       10,000,000  shares  authorized, 4,421,337
       shares issued and outstanding  actual,
       5,512,068 shares issued and outstanding
       pro forma combined...................          22,107                          $   5,453           27,560
     Surplus................................          24,782                              4,969           29,751
     Retained earnings......................          24,284                              8,419           32,703
     Net unrealized loss on securities
       available for sale...................            (256)                              (168)            (424)

   Home Federal:
     Common Stock, par value $1.00 per share,
       10,000,000 shares authorized, 2,519,010
       shares issued and outstanding actual.                            2,519            (2,519)              --
     Additional paid-in capital.............                            7,903            (7,903)              --
     Retained earnings......................                            8,419            (8,419)              --
     Net unrealized loss on securities
       available for sale...................                             (168)              168               --
                                                                         ----

   Total shareholders' equity...............          70,917           18,673                             89,590
                                                      ------           ------                             ------
   Total long-term debt and shareholders'
      equity...................................... $  71,062        $  34,673                          $ 105,735
                                                   =========        =========                          =========


- ----------

(a) Reflects the conversion of Home Federal Common Stock at the Assumed Conversion Ratio of 0.433 shares of F&M Bancorp Common Stock for each share of Home Federal Common Stock.

                             BUSINESS OF F&M BANCORP


     F&M Bancorp is a registered bank holding company headquartered in Frederick, Maryland. F&M Bancorp was organized under the laws of the State of Maryland in 1983, and became the sole stockholder of F&M Bank through a reorganization completed in 1984. F&M Bank is F&M Bancorp's sole direct subsidiary. As a bank holding company, F&M Bancorp engages in a general banking and trust company business through F&M Bank. The latter operates 24 offices and 32 ATMs in Frederick, Carroll, and Montgomery Counties of central Maryland. As of March 31, 1996, F&M Bancorp had consolidated total assets of approximately $739.1 million.

     F&M Bancorp's principal asset is all of the issued and outstanding capital stock of F&M Bank. F&M Bank is insured by the FDIC and is a member of the Federal Reserve Board.

     As a registered bank holding company, F&M Bancorp is subject to regulation under the Federal Bank Holding Company Act of 1956, as amended, and the rules adopted by the Federal Reserve Board thereunder. Under applicable Federal Reserve Board policies, a bank holding company such as F&M Bancorp is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent such a policy. Any capital loans made by a bank holding company to a subsidiary bank would be subordinate in right of payment to the claims of depositors and certain other creditors of such subsidiary bank.

     The principal executive offices of F&M Bancorp are located at 110 Thomas Johnson Drive, Frederick, Maryland 21702. Its telephone number is (301) 694-4000.


                            BUSINESS OF HOME FEDERAL


     Home Federal is a unitary savings and loan holding company for Home Bank. It was incorporated under the laws of the State of Maryland on March 10, 1989. At March 31, 1996, Home Federal had approximately $216.7 million in total assets, $168.0 million in total deposits, and $18.7 million in total stockholders' equity. Currently, the principal asset of Home Federal is all of the issued and outstanding Common Stock of Home Bank. Home Bank is a federally-chartered stock savings bank with approximately 53,000 deposit accounts through a network of seven banking centers in Washington and Allegany Counties of western Maryland. Home Bank also operates eleven automated teller machines and has one loan office in Frostburg, Maryland. Home Bank commenced operations in 1898. Through Home Bank, Home Federal acts as a financial intermediary which accepts deposits from the general public and invests such deposits, together with other borrowings, primarily in real estate loans secured by liens on residential and other real property, and in consumer and other loans. Primarily through its other subsidiaries, Home Bank also engages in securities brokerage services and insurance brokerage services. Home Federal and Home Bank are subject primarily to the regulation of the OTS.


     Home Federal is a successor to a Delaware corporation incorporated on February 27, 1987. On December 18, 1987, the Delaware predecessor corporation acquired all of the Common Stock of Home Bank. Home Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank on February 10, 1984.

     Home Federal's executive offices are located at 122-128 West Washington Street, Hagerstown, Maryland 21740.

          PRICE RANGE OF HOME FEDERAL COMMON STOCK AND DIVIDEND POLICY

     Home Federal Common Stock is traded on the NASDAQ National Market under the symbol "HFMD." The following table sets forth the high and low closing prices of Home Federal Common Stock as reported on the NASDAQ National Market for the following calendar quarters:

    Year and Quarter                                   High              Low

    1993:
       First Quarter ........................        $ 5.25            $ 1.75
       Second Quarter .......................          5.00              2.50
       Third Quarter ........................          3.875             2.50
       Fourth Quarter .......................          4.00              2.875

    1994:
       First Quarter ........................          5.00              3.625
       Second Quarter .......................          5.75              4.25
       Third Quarter ........................          5.75              4.75
       Fourth Quarter .......................          6.00              5.25

    1995:
       First Quarter ........................          6.00              5.25
       Second Quarter .......................          6.75              5.50
       Third Quarter ........................          9.00              6.25
       Fourth Quarter .......................          8.75              7.25

    1996:
       First Quarter ........................          8.75              7.75
       Second Quarter (through
         _______, 1996)......................

     On __________________, 1996, the Home Federal Record Date, the outstanding shares of Home Federal Common Stock were held by approximately 1,885 record holders. The closing price per share of Home Federal Common Stock on __________, 1996 on the NASDAQ National Market was $______.

     Home Federal has agreed that it will not make, declare or pay any dividend on Home Federal Common Stock after the quarterly cash dividend of $0.04 per share paid on March 29, 1996. The payment and amounts of dividends in the future, if the merger is not consummated, will be determined by the Home Federal Board, based upon the results of operations and financial condition of Home Federal, economic conditions at the time of declaration and OTS and other regulatory restrictions.

     Home Federal is a legal entity separate and distinct from Home Bank, its wholly-owned subsidiary. A large portion of Home Federal's revenues derives from dividends paid to Home Federal by Home Bank. Home Bank is subject to various statutory restrictions on its ability to pay dividends to Home Federal. Under federal regulations, Home Bank may not declare or pay a cash dividend on any of its stock if the dividend would cause Home Bank's capital to be reduced below the amount required for the liquidation account or the capital requirements imposed by the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") and the OTS. Since Home Bank currently meets the fully phased-in capital requirements under FIRREA, it may pay a cash dividend on its capital stock up to the higher of (a) 100% of its net income to date during the calendar year plus an amount not to exceed 50% of its surplus capital ratio at the beginning of the calendar year or (b) 75% or its net income over the most recent four-quarter period. Based upon this calculation, the amount available for payment of a dividend was $4.6 million on March 31, 1996.

     See also "Comparative Rights of Stockholders -- Dividends and Other Distributions."


          HOME FEDERAL SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth certain information regarding the beneficial ownership of Home Federal Common Stock as of __________, 1996 by each of Home Federal's directors and by all directors and executive officers of Home Bank.

                                                  Direct
                                               ownership of
                                             Common Stock(b)        Stock                             Percent
Name(a)                                                          options(c)          Total           of class

Directors:
   Howard B. Bowen.......................        15,080             1,778            16,858             0.7%
   Lois Harrison.........................       157,275(d)          1,778           159,053             6.2(d)
   Benjamin F. Kunkleman.................         7,734(e)          1,778             9,512             0.4
   John H. McElwee, Jr...................         1,750             1,778             3,528             0.1
   Richard W. Phoebus, Sr................        18,494(f)         12,311            30,805             1.2
   Salvatore M. Savino...................         1,855(e)          7,498             9,353             0.4
   J. Franklin Shank.....................         1,130(e)          1,778             2,908             0.1
   Ronald Z. Sulchek.....................         1,500(g)          1,778             3,278             0.1

Executive Officers:
   Steven G. Hull........................         2,000(e)          7,951             9,951             0.4
   Celia S. Ausherman....................         1,992(e)          4,763             6,755             0.3

All Directors and Executive Officers as a
  Group (10 persons).....................       208,810            43,191           252,001(h)          9.8

- ----------

(a) An individual is considered to "beneficially own" any shares of Home Federal Common Stock over which he or she has or shares, (i) voting power, which includes power to vote or direct the voting of the shares; or (ii) investment power, which includes the power to dispose, or direct the disposition of the shares. A person is also deemed to have beneficial ownership of any shares of Home Federal Common Stock which may be acquired within 60 days pursuant to the exercise of stock options. Unless otherwise indicated, the individuals listed in the table have sole voting power and sole investment power with respect to the indicated shares. Shares of Common Stock which may be acquired within 60 days of the Home Federal Record Date are deemed to be outstanding shares of Home Federal Common Stock beneficially owned by such person(s) but are not deemed to be outstanding for the purposes of computing the percentage of Home Federal Common Stock owned by any other person.

(b) Except as otherwise noted, the named individuals effectively exercise sole voting power and sole dispositive power over these shares.

(c) Includes shares which the named individuals have the right to acquire pursuant to stock options which are exercisable within 60 days of _________, 1996.

(d) This is the only person or entity known to Home Federal to be the beneficial owner of 5% or more of its Common Stock. Her address is 12835 Fountain Head Road, Hagerstown, Maryland 21742. Mrs. Harrison disclaims beneficial ownership of 38,181 shares included herein which are owned individually by her spouse and 101,565 shares included herein which are held in her spouse's profit sharing plans.

(e)  All shares are owned jointly with the individual's spouse.

(f) Includes 118 shares owned jointly with Mr. Phoebus's children and 1,000 shares owned solely by Mr. Phoebus's spouse.

(g) Includes 1,000 shares owned jointly with Mr. Sulchek's spouse and 500 shares owned by Mr. Sulchek's son with Mr. Sulchek as custodian under the Maryland Uniform Gift to Minors Act.

(h) Includes executive officers of Home Bank. Includes 43,191 shares with respect to which certain officers and directors have the right to acquire beneficial ownership through the exercise of stock options, which stock options are exercisable within 60 days of __________, 1996. Such shares are deemed to be outstanding for the purpose of computing the percentage outstanding shares of Home Federal's Common Stock beneficially owned by directors and executive officers as a group.



                    DESCRIPTION OF F&M BANCORP CAPITAL STOCK


     The authorized capital of F&M Bancorp consists exclusively of 10,000,000 shares of capital stock, par value $5.00 per share. All are currently classified as Common Stock. As of ________, 1996, there were issued and outstanding [4,421,337] shares of the Common Stock of F&M Bancorp, which were held by __________ owners of record, and there were [211,209] shares issuable upon the exercise of options to purchase its Common Stock. F&M Bancorp has issued no warrants to purchase its Common Stock. The Common Stock of F&M Bancorp is listed for quotation on the NASDAQ National Market under the symbol "FMBN."


Common Stock

     The holders of the Common Stock of F&M Bancorp are entitled to one vote per share on all matters submitted to a vote of the stockholders and may not cumulate their votes for the election of directors. Subject to the voting rights of the holders of preferred stock, if any, the exclusive voting power for all purposes is vested in the holders of the Common Stock. Each share of the Common Stock of F&M Bancorp is entitled to participate on a pro rata basis in dividends and other distributions. The holders of the Common Stock of F&M Bancorp Stock do not have preemptive rights to subscribe for additional shares that may be issued by F&M Bancorp, and no share is entitled in any manner to any preference over any other share. The shares of the Common Stock of F&M Bancorp to be issued to Home Federal Stockholders pursuant to the Merger will be fully paid and non-assessable and the holders thereof will not be subject to call or assessment under Maryland law. Norwest Shareowner Services serves as the transfer agent for F&M Bancorp.


Preferred Stock

     The Board of Directors of F&M Bancorp may classify and reclassify any unissued shares of capital stock into other classes and series, including one or more series of preferred stock, by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock. Such stock may rank senior to the Common Stock in one or more respects.


                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     Both Home Federal and F&M Bancorp are Maryland corporations and therefore are both subject to certain general provisions of the Maryland General Corporate Law (the "MGCL"). As a result, many of the contract rights attaching to shares of the Common Stock of Home Federal will not be affected as a result of the Merger; however, the respective Charters and By-Laws of F&M Bancorp and Home Federal create some differences in the contract rights attaching to their respective Common Stocks. To the extent that such differences exist, they would be affected as a result of the Merger. The following discussion sets forth, where applicable, certain provisions of Maryland law to which the securities held by Home Federal Stockholders would be subject both before and after the Merger, certain provisions of Home Federal's Charter and By-Laws relating to contract rights to which the securities held by Home Federal Stockholders would no longer be subject after the Merger, and certain provisions of F&M Bancorp's Charter and By-Laws relating to contract rights to which the securities held by Home Federal Stockholders would become subject as a result of the Merger.


Capitalization

     Home Federal. The authorized capital of Home Federal consists of 10,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $0.10 per share. As of ____________, 1996, there were issued and outstanding 2,519,010 shares of the Common Stock of Home Federal, which were held by approximately 1,885 owners of record. No shares of the Preferred Stock of Home Federal are issued or outstanding. Home Federal has granted F&M Bancorp an option to purchase 501,282 shares of its Common Stock at $8.25 per share, and there are 68,601 shares issuable upon the exercise of options to purchase its Common Stock. The Common Stock of Home Federal is listed for quotation on the NASDAQ National Market under the symbol "HFMD."

     F&M  Bancorp.   F&M  Bancorp's   authorized  capital  is  set  forth  under
"Description of F&M Bancorp Capital Stock -- Common Stock."


Amendment of Charter and By-Laws

     Home Federal. Home Federal may amend, alter, change or repeal any provision contained in its Charter pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office and thereafter approved by the holders of two-thirds of the issued and outstanding shares of Home Federal entitled to vote generally in an election of directors, voting together as a single class, as well as any additional vote which may be required by the provisions of any series of preferred stock. Unless approved by a resolution adopted by an affirmative vote of two-thirds of the directors then in office, the affirmative vote of at least three-quarters of the issued and outstanding shares of Home Federal entitled to vote generally in an election of directors, voting together as a single class, as well as any additional vote which may be required by the provisions of any series of preferred stock, is required to amend, adopt, alter, change or repeal any provision that is not consistent with existing Charter provisions pertaining to preemptive rights, the Board of Directors, limitation of liability of directors and officers for money damages to Home Federal or its stockholders, indemnification of directors, officers, employees and agents of Home Federal, amendment of Home Federal's By-Laws, or amendment of its Charter.

     The By-Laws of Home Federal may be altered, amended or repealed by the affirmative vote of a majority of the Board of Directors or by the affirmative vote of the holders of not less than two-thirds of the issued and outstanding shares of capital stock of Home Federal entitled to vote generally in an election of directors, voting together as a single class, as well as any additional vote which may be required by the provisions of any series of preferred stock.

     F&M Bancorp. F&M Bancorp's Charter may be amended by resolution of its Board of Directors, setting forth the proposed amendment and declaring it advisable, followed by the affirmative vote of a majority of all stockholders entitled to vote on the matter. F&M Bancorp's By-Laws may be amended by a majority of the votes cast at an annual or special meeting of the stockholders at which a quorum is present, or by a majority of votes cast at a regular or special meeting of directors at which a quorum is present.

Required Stockholder Vote for Certain Actions

     Home Federal. Subject to the voting rights of the holders of preferred stock, if any, the exclusive voting power of the Home Federal Stockholders is vested in its Common Stock. Holders of Home Federal Common Stock are entitled to one vote for each share of Home Federal Common Stock standing in the holder's name on the books of Home Federal. Directors are to be elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Home Federal Stockholders are not permitted to cumulate their votes for the election of directors.

     F&M Bancorp. The voting rights pertaining to the Common Stock of F&M Bancorp is set forth under "Description of F&M Bancorp Capital Stock -- Common Stock."


Directors and Classes of Directors; Vacancies and Removal of Directors

     Home Federal. Home Federal's Charter provides that the initial number of directors of Home Federal shall be 11. Pursuant to Home Federal's By-Laws, the number of directors may at any time be increased or decreased by a vote of the majority of its Board of Directors, but may not be less than seven nor more than
15. Home Federal's Board of Directors is divided into five classes as nearly equal in number as possible. Each director serves for a five-year term. Home Federal currently has eight directors.

     Pursuant to the By-Laws of Home Federal, subject to the rights of any holders of preferred stock to elect directors, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only with cause by the affirmative vote of the holders of not less than a majority of the issued and outstanding shares of Home Federal Common Stock. Except as otherwise fixed by the rights of holders of any preferred stock, the holders of the Home Federal Common Stock may elect a successor to fill a vacancy on its Board of Directors which results from a removal of a director. A director elected by the stockholders to fill a vacancy which results from the removal of a director shall serve for the balance of the term of the removed director.

     A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on Home Federal's Board of Directors which results from any cause except an increase in the number of directors, and a majority of the entire Board of Directors may fill a vacancy which results from an increase in the number of directors; however, if the stockholders of any class or series are entitled separately to elect one or more directors, a majority of the remaining directors elected by that class or series or the sole remaining director elected by that class or series may fill any vacancy among the number of directors elected by the class or series. A director elected by the Board of Directors of Home Federal to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualified.

     F&M Bancorp. F&M Bancorp's Charter provides that the number of directors of F&M Bancorp shall be 15 and thereafter may be increased or decreased pursuant to the By-Laws of F&M Bancorp, but shall never be less than the minimum number permitted by Maryland law. The By-Laws allow a maximum of 25 directors. The Charter of F&M Bancorp does not classify the Board of Directors; therefore, all directors are elected as a single class each year.

     Pursuant to its By-Laws, the holders of the Common Stock of F&M Bancorp may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors. Subject to the rights of the holders of preferred stock, if any, the holders of the Common Stock of F&M Bancorp may elect a successor to fill a vacancy on the Board of Directors which results from the removal of a director. A director elected by the stockholders to fill such a vacancy serves for the balance of the term of the removed director. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors which results from any cause except an increase in the number of directors. A majority of the entire Board of Directors may fill a vacancy which results from an increase in the number of directors. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies.

Maryland Business Combinations and Control Share Statutes

     Both F&M Bancorp and Home Federal are subject to certain provisions of Maryland law which may have the effect of discouraging attempts to acquire control of either corporation. Since both Home Federal and F&M Bancorp are Maryland corporations, the securities held by Home Federal Stockholders will be subject to these same provisions both before and after the Effective Date of the Merger.

     Business Combinations Statute. The MGCL prohibits certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an "Interested Stockholder." Interested Stockholders are all persons (a) who beneficially own 10% or more of the voting power of the corporation's shares or (b) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate or an associate thereof. Such business combinations are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder.
Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be case by all holders of voting shares of the corporation, and (b) 66 2/3% of the votes entitled to be cast by all holders of voting shares of the corporation other than voting shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder, with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. F&M Bancorp and its affiliates and associates were exempted from these provisions of Maryland law by the Home Federal Board. A Maryland corporation may adopt an amendment to its charter electing not to be subject to the special voting requirements of the foregoing legislation. Any such amendment would have to be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders. Home Federal has not adopted such an amendment to the Home Federal Charter.

     Control Shares Statute. The MGCL provides the "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. Control shares are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) 20% or more but less than 33 1/3%; (b) 33 1/3% or more but less than a majority; or (c) a majority of all voting power. Control Shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

     A person who has made or proposed to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand therefore to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a "control share acquisition."

     The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the charter or by-laws of the corporation.

Preemptive Rights

     Neither the F&M Bancorp Stockholders nor the Home Federal Stockholders have preemptive rights. Thus, no holder of the capital stock of either F&M Bancorp or Home Federal is entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of capital stock of any class. As a result, if additional shares of F&M Bancorp's Common Stock or Preferred Stock, or Home Federal's Common Stock or Preferred Stock are issued, holders of such stock, to the extent they do not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding capital stock.

Assessment

     All issued and outstanding shares of Home Federal Common Stock and F&M Bancorp Common Stock are, and all shares of F&M Bancorp Common Stock to be issued to Home Federal Stockholders pursuant to the Merger Agreement will be, fully paid and nonassessable.

Conversion; Redemption; Sinking Fund

     Neither Home Federal Common Stock nor F&M Bancorp Common Stock is convertible, redeemable or entitled to any sinking fund.

Liquidation Rights

     In the event of any liquidation, dissolution or winding up of F&M Bancorp or Home Federal, whether voluntary or involuntary, the F&M Bancorp Stockholders and the Home Federal Stockholders are entitled, after payment or provision for payment of the debts and other liabilities of F&M Bancorp or Home Federal and the amount to which the holders of any class of stock having a preference on distribution in the liquidation, dissolution or winding up of F&M Bancorp or Home Federal, if any, are entitled, to share ratably in the remaining net assets of F&M Bancorp or Home Federal, as the case may be.

Dividends and Other Distributions

     Subject to any rights and preferences of any class of stock having preference over the F&M Bancorp Common Stock and Home Federal Common Stock, F&M Bancorp Stockholders and Home Federal Stockholders are entitled to such dividends as may be declared by their respective Boards of Directors out of funds lawfully available therefor. Each share of the Common Stock of F&M Bancorp and each share of the Common Stock of Home Federal is entitled to participate on a pro rata basis in dividends and other distributions.

Special Meetings of Stockholders

     Certain Provisions of Maryland Law. A special meeting of the stockholders of a Maryland corporation may be called by the board of directors, the president, stockholders entitled to cast at least 25% (or any lower percentage specified in the charter) of the votes at such meeting, and other persons designated in the by-laws; however, Maryland law provides that a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of stockholders held during the preceding 12 months unless the meeting is requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

     Home Federal. Special meetings of Home Federal Stockholders for any purpose may be called at any time by the affirmative vote of a majority of its Board of Directors, by its Chairman of the Board, or by its President, and may be called upon the written request of the holders of at least 25% of the votes entitled to be cast at the meeting.

     F&M Bancorp. Special meetings of F&M Bancorp Stockholders may be called by its Chairman of the Board or its President or by a majority of its Board of Directors by vote at a meeting or in writing with or without a meeting.

Indemnification

     Certain Provisions of Maryland Law. The MGCL permits a Maryland corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The MGCL permits a Maryland corporation to indemnify a present and former officer to the same extent as a director, and to provide additional indemnification to an officer who is not also a director. In addition, the MGCL permits a Maryland corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     Home Federal's Charter requires it to indemnify its directors, officers, employees and agents to the fullest extent authorized by the MGCL. F&M Bancorp's Charter requires it to indemnify its directors and officers to the fullest extent provided by the MGCL, and to indemnify its officers who are not directors to such further extent as may be authorized by its Board of Directors and be consistent with law. F&M Bancorp is also permitted to indemnify other employees and agents in any other manner consistent with law.

     Certain Provisions of the Merger Agreement. Under the terms of the Merger Agreement, after the Effective Date F&M Bancorp has agreed to cause Home Bank, or if Home Bank is no longer in existence, F&M Bancorp has agreed to continue to indemnify all persons who, as of the Effective Date, were directors, officers, employees and agents of Home Federal or its subsidiaries to the same extent that they were indemnified pursuant to the Articles of Incorporation or By-Laws of Home Federal and/or its subsidiaries on April 2, 1996 with respect to matters occurring prior to the Effective Date. Such indemnification will continue for such period of time as is covered by any extension of the directors' and officers' liability coverage of Home Federal and its subsidiaries, but in no event longer than 6 years from the Effective Date.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling F&M Bancorp pursuant to the foregoing provisions, F&M Bancorp has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stockholder Proposals and Nominations of Directors

     Certain Provisions of Maryland Law. The charter and by-laws of a Maryland corporation may provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to the corporation in advance of the meeting.

     Home Federal. Pursuant to its By-Laws, at annual meetings of the Home Federal Stockholders, only such business may be conducted, and only such proposals may be acted upon, as have been properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to Home Federal's Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Home Federal not later than 60 days prior to the anniversary date of the mailing of proxy materials by Home Federal in connection with the immediately preceding annual meeting of its stockholders. The stockholder's notice must set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the matter, (b) the name and address of the stockholder, (c) the class and number of shares of Home Federal which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

     Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock, nominations for the election of directors of Home Federal may be made by its Board of Directors or a committee appointed by its Board of Directors or by any stockholder entitled to vote generally in an election of directors. A stockholder making such a nomination must comply with the procedures described in the preceding paragraph with respect to stockholder proposals.

     F&M Bancorp. Pursuant to its By-Laws, F&M Bancorp holds annual meetings of its stockholders to elect directors. Except as may be otherwise provided by its Charter or by statute, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice sent to stockholders with respect thereto.

Stockholder Inspection Rights; Stockholder Lists

     Certain Provisions of Maryland Law. Under Maryland law, any stockholder has the right to inspect and copy the by-laws, minutes of the proceedings of stockholders, annual statement of affairs, and voting trust agreements on file at the corporation's principal office. In addition, any stockholder or stockholders who together are, and for at least six months have been, holders of record of at least 5% of the outstanding stock of any class of the corporation may inspect and copy the corporation's books of account, stock ledger and stockholders' list and may require the corporation to produce a verified statement of affairs. Both F&M Bancorp and Home Federal are subject to these provisions.

Dissenters' Rights

     Certain Provisions of Maryland Law. The provisions of Title 3 of the MGCL, which provide stockholders of a Maryland corporation the right to demand and receive payment of the fair value of their shares in the event of mergers, consolidations and certain other corporate transactions, are applicable to both F&M Bancorp and Home Federal as Maryland corporations; however, because the Common Stocks of both F&M Bancorp and Home Federal are designated as national market system securities on an interdealer quotation system by the National

Association of Securities Dealers, Inc., stockholders of both F&M Bancorp and Home Federal generally do not have rights to demand and receive payment of the fair value of their shares in the event of mergers, consolidations and certain other corporate transactions to which F&M Bancorp or Home Federal may be parties. In addition, F&M Bancorp Stockholders also will not have dissenters' rights with respect to the Merger Agreement and the Merger because the stock held by them is that of the successor corporation in the Merger, and the contract rights of the Common Stock of F&M Bancorp as set forth in its Charter are not altered by the Merger, and will not be changed or converted in the Merger into anything other than shares of the Common Stock of F&M Bancorp.

                       RESALE OF F&M BANCORP COMMON STOCK

     The shares of Common Stock of F&M Bancorp offered by this Proxy Statement/Prospectus have been registered under the Securities Act, thereby allowing Home Federal Stockholders who are not "affiliates" of Home Federal or F&M Bancorp (as defined under the Securities Act, but generally including directors, certain executive officers and 10% or more stockholders of Home Federal or F&M Bancorp) to trade them freely and without restriction. Each holder of Home Federal Common Stock who may be deemed to be an "affiliate" of Home Corporation has entered into agreements with F&M Bancorp in which the "affiliate" acknowledged and agreed to abide by all limitations imposed by the Securities Act and by all rules, regulations and releases promulgated thereunder by the Commission with respect to the sale or other disposition of the shares of the Common Stock of F&M Bancorp to be received by the "affiliate" pursuant to the Merger, to abide by all limitations imposed by the accounting rules for the Merger to be accounted for as a pooling-of-interests, and to support and vote the shares of Common Stock of Home Federal owned or controlled by him or her to ratify and confirm the Merger Agreement and the Merger. This Proxy Statement/Prospectus does not cover any resales of F&M Bancorp Common Stock received by affiliates of Home Federal.

                                     EXPERTS

     The financial statements of F&M Bancorp as of December 31, 1995 and 1994 and for the three years ended December 31, 1995, which are included in F&M Bancorp's Annual Report on Form 10-K for the year ended December 31, 1995 and are presented or incorporated by reference in this Proxy Statement/Prospectus, have been audited by Keller Bruner & Company, L.L.C., independent public accountants as indicated in their reports with respect thereto, and are presented or incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Home Federal as of December 31, 1995 and 1994 and for the three years ended December 31, 1995, which are included in Home Federal's Annual Report on Form 10-KSB for the year ended December 31, 1995 and as part of Annex E to this Proxy Statement/Prospectus, have been audited by Smith Elliott Kearns & Company, independent public accountants as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The legality of the shares of the Common Stock of F&M Bancorp to be issued in connection with the Merger will be passed upon by the law firm of Piper & Marbury L.L.P., Baltimore, Maryland. Piper & Marbury L.L.P. will also pass upon the tax consequences of the Merger. As of April 15, 1996, the partners and associates of Piper & Marbury L.L.P. owned beneficially in the aggregate 2,565 shares of the Common Stock of F&M Bancorp.

     The law firm of Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has acted as special counsel to Home Federal in connection with the Merger.

                                  OTHER MATTERS

     The F&M Bancorp Board and the Home Federal Board know of no other matters other than those discussed in this Proxy Statement/Prospectus which will be presented at the respective Special Meetings; however, if any other matters are properly brought before the respective Special Meetings, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the management of F&M Bancorp and the management of Home Federal.

                    ADDITIONAL INFORMATION ABOUT F&M BANCORP

     Additional information relating to the business of F&M Bancorp, consolidated financial statements of F&M Bancorp and other related matters is set forth in or incorporated by reference in F&M Bancorp's Annual Report on Form 10-K and the Annual Report to Stockholders for the year ended December 31, 1995 and its Form 10-Q for the period ended March 31, 1996, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                    GLOSSARY

     Capitalized terms will have the following meanings when used in this Proxy Statement/Prospectus:

     Act. The  Reigle-Neal  Interstate  Banking and Branching  Efficiency Act of
1994.

     Assumed Conversion Ratio. The number of shares of F&M Bancorp Common Stock into which each share of Home Federal Common Stock would have been converted if the Conversion Ratio were computed using March 31, 1996 as the Calculation Date. The Assumed Conversion Ratio is 0.433 shares of F&M Bancorp Common Stock for each share of Home Federal Common Stock

         Average Market Value. The arithmetic average of closing prices of F&M Bancorp Common Stock in the Composite Transaction Summary to the extent reported in The Wall Street Journal for the 20 consecutive trading days preceding the Calculation Date.

     Calculation Date. The date as of which the Conversion Ratio will be calculated, which will be the last day of the month during which all required events listed in the Merger Agreement shall have occurred, and all conditions precedent to the Merger shall have been fulfilled or waived.

     Code. The Internal Revenue Code of 1986, as amended.

     Commission. The Securities and Exchange Commission.

     Comptroller. The Office of the Comptroller of the Currency.

     Conversion Ratio. The number of shares of F&M Bancorp Common Stock into which each share of Home Federal Common Stock will be converted on the Effective Date.

     Exchange Act. The Securities Exchange Act of 1934, as amended.

     Exchange Option. The options to purchase shares of F&M Bancorp Common Stock which will be issued to holders of the Outstanding Options in connection with the Merger.

     Effective Date. The effective date of the Merger, which will be the 15th day of the month following the month during which all approvals and events required for the Merger shall have occurred and all conditions precedent to the Merger shall have been fulfilled or waived, or on such other date as F&M Bancorp and Home Federal may agree upon.

     F&M Bancorp. F&M Bancorp, a Maryland corporation and bank holding company located in Frederick, Maryland.

     F&M Bancorp Board. The Board of Directors of F&M Bancorp.

     F&M Bancorp Common Stock. The Common Stock, par value $5.00 per share, of F&M Bancorp.

     F&M Bancorp Record Date. The close of business on _______, 1996. Only F&M Bancorp Stockholders of record on the F&M Bancorp Record Date will be entitled to notice of and to vote at the F&M Bancorp Special Meeting or any adjournments or postponements thereof.

     F&M Bancorp Special Meeting. The Special Meeting of Stockholders of F&M Bancorp to which this Proxy Statement/Prospectus relates, which is to be held at [the offices of F&M Bancorp, located at 110 Thomas Johnson Drive, Frederick, Maryland 21702] on __________, 1996 at _______ local time.

     F&M Bancorp Stockholders. The holders of the Common Stock of F&M Bancorp.

     F&M  Bank.   Farmers  and  Mechanics  National  Bank,  a  national  banking association located in Frederick, Maryland which is the wholly-owned subsidiary of F&M Bancorp.

     FDIC. The Federal Deposit Insurance Corporation.

     FDICIA. The Federal Deposit Insurance Corporation Improvement Act of 1991.

     Federal  Reserve  Board.  The Board of  Governors  of the  Federal  Reserve
System.

     Home Bank. Home Federal Savings Bank, a federally-chartered savings bank located in Hagerstown, Maryland which is the wholly-owned subsidiary of Home Federal.

     Home Federal. Home Federal Corporation, a Maryland corporation and savings and loan holding company located in Hagerstown, Maryland.

     Home Federal Board. The Board of Directors of Home Federal.

     Home Federal Common Stock. The Common Stock, par value $1.00 per share, of Home Federal.

     Home Federal Record Date. The close of business on _______, 1996. Only Home Federal Stockholders of record on the Home Federal Record Date will be entitled to notice of and to vote at the Home Federal Special Meeting or any adjournments or postponements thereof.

     Home Federal Special Meeting. The Special Meeting of Stockholders of Home Federal to which this Proxy Statement/Prospectus relates, which is to be held at the Four Points Hotel/Sheraton Inn, 1910 Dual Highway, Hagerstown, Maryland 21740 on ________, 1996 at ______ local time.

     Home Federal Stockholders. The holders of the Common Stock of Home Federal.

     MGCL. The Maryland General Corporation Law.

     Merger. The merger of Home Federal with and into F&M Bancorp.

     Merger Agreement. Plan and Agreement to Merge, dated as of April 2, 1996, by and among F&M Bancorp and Home Federal.

     Option. An option held by F&M Bancorp to purchase up to 501,282 shares of Home Federal Common Stock at $8.25 per share upon the occurrence of certain events, granted to F&M Bancorp by Home Federal pursuant to the Option Agreement.

     Option Agreement. The Stock Option Agreement, dated as of April 2, 1996 between F&M Bancorp and Home Federal.

     OTS. The Office of Thrift Supervision.

     Outstanding Option. The outstanding and unexercised options to purchase shares of Home Federal Common Stock.

     Registration Statement. The registration statement on Form S-4 of which this Proxy Statement/Prospectus forms a part, filed by F&M Bancorp in connection with the Merger.

     Securities Act. The Securities Act of 1933, as amended.

     Webb. Charles Webb & Company, an investment banking firm located in Dublin, Ohio which is serving as financial advisor to Home Federal in connection with the Merger.

                                                                        ANNEX A

                           PLAN AND AGREEMENT TO MERGE


     PLAN AND AGREEMENT TO MERGE (this "Plan"), dated as of April 2, 1996 by and among F&M Bancorp ("F&M Bancorp"), a Maryland corporation, and Home Federal Corporation ("Home Corporation"), a Maryland corporation.

                              W I T N E S S E T H:

     WHEREAS, F&M Bancorp is a bank holding company and the holder of all of the issued and outstanding capital stock of Farmers and Mechanics National Bank ("F&M Bank"), a national banking association; and Home Corporation is a thrift holding company and the holder of all of the issued and outstanding capital stock of Home Federal Savings Bank ("Home Bank"), a federally-chartered savings bank; and

     WHEREAS, F&M Bancorp desires to have Home Corporation merge with F&M Bancorp in such a manner that, upon the merger becoming effective, F&M Bancorp will be the surviving Maryland corporation and all of the issued and outstanding shares of the Common Stock of Home Corporation will be converted into shares of the Common Stock of F&M Bancorp, subject to the terms and conditions and based upon Home Corporation's representations, warranties and covenants hereinafter set forth, such merger hereinafter referred to as the "Merger;" and

     WHEREAS, Home Corporation desires that it be merged with F&M Bancorp in the manner set forth above, and that the issued and outstanding shares of the Common Stock of Home Corporation be converted into shares of the Common Stock of F&M Bancorp, subject to the terms and conditions and based upon F&M Bancorp's representations, warranties and covenants hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and the mutual benefits to be derived herefrom, the parties agree as follows:

     1. Effective Date. Pursuant to MD. CORPS. & ASS'NS CODE SS. 3-113(a), the effective date of this Plan and the Merger (the "Effective Date") shall be either (a) the 15th day of the month following the month in which the Calculation Date (defined in Section 9.2(a) hereof) occurs; or (b) such other date as F&M Bancorp and Home Corporation may agree upon. F&M Bancorp and Home Corporation will prepare and execute Articles of Merger in substantially the form attached hereto as Appendix II which will set forth the Effective Date, and will file the Articles of Merger with the Maryland State Department of Assessments and Taxation.

     2. Events Preceding Effectiveness. On or before the Effective Date the following shall have occurred:

          (a) A majority of the Boards If Directors of each of Home Corporation and F&M Bancorp shall have approved and agreed to this Plan and the Merger;

          (b) A majority of the Boards of Directors of each of Home Corporation and F&M Bancorp shall have approved and agreed to the Stock Option Agreement in the form attached hereto as Appendix III; and Home Corporation shall have authorized and reserved an adequate number of shares of its Common Stock for issuance upon exercise of the option granted by such Stock Option Agreement, and taken all actions necessary to fulfill its obligations thereunder;

          (c) the Board of Directors of Home Corporation shall call a meeting of the stockholders of Home Corporation. Notice of the time and place of the meeting shall be provided in accordance with MD. CORPS. & ASS'NS CODE SS. 2-504, and this Plan and the Merger shall have been ratified and confirmed by the affirmative vote of not less than two-thirds of the issued and outstanding voting stock of Home Corporation at the meeting, in accordance with MD. CORPS. & ASS'NS CODE SS. 3-105(d);

          (d) the Board of Directors of F&M Bancorp shall call a meeting of the stockholders of F&M Bancorp. Notice of the time and place of the meeting shall be provided in accordance with MD. CORPS. & ASS'NS CODE SS. 2-504, and this Plan and the Merger shall have been ratified and confirmed by the affirmative vote of not less than two-thirds of the issued and outstanding voting stock of F&M Bank at the meeting, in accordance with MD. CORPS. & ASS'NS CODE SS. 3-105(d);

          (e) F&M Bancorp shall have procured the required approval, consent, waiver or other administrative action with respect to this Plan and the transactions contemplated hereby (i) by the Office of Thrift Supervision under the Savings and Loan Holding Company Act and (ii) by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956;

          (f) the parties shall have procured all other regulatory approvals, consents, waivers or administrative actions of governmental entities or other persons or agencies that are necessary or appropriate to the consummation of the transactions contemplated by this Plan, and no approval, consent, waiver or administrative action referred to in this
     Section 2(f) shall have  included any condition or  requirement  that would
     (i)  result  in  a  materially  adverse  effect  on  F&M  Bancorp  or  Home
     Corporation or (ii) so materially and adversely affect the economic or business benefits of the Merger that F&M Bancorp, in the sole judgment of F&M Bancorp, would not have entered into this Plan had such conditions or requirements been known at the date hereof;

          (g) F&M Bancorp shall have filed a Registration Statement with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), pertaining to the shares of Common Stock of F&M Bancorp to be issued to the stockholders of Home Corporation pursuant to this Plan and the Merger, and such Registration Statement shall have become effective and there shall not be in effect a stop order with respect thereto;

          (h) F&M Bancorp shall have made such filings and obtained such approvals as are necessary under the state securities or "blue sky" laws pertaining to the shares of Common Stock of F&M Bancorp to be issued to the stockholders of Home Corporation pursuant to this Plan and the Merger; and

          (i) In accordance with Section 10(c) of this Plan, F&M Bancorp shall have offered to enter into an employment agreement with Richard W. Phoebus, Sr. substantially in the form attached hereto as Appendix VI, and with each of Celia S. Ausherman, Steven G. Hull and Salvatore M. Savino substantially in the form attached hereto as Appendix VII.

     3. Representations and Warranties of Home Corporation. Home Corporation represents and warrants to F&M Bancorp as follows:

               3.1.   Organization,   Standing,   and   Capitalization  of  Home
          Corporation and Home Bank.

          (a) Home Corporation is a duly organized and validly existing corporation and is in good standing under the laws of the State of Maryland. Home Corporation has the corporate power and authority to own and hold its material properties and to carry on its business as it is now being conducted. Home Corporation is a registered thrift holding company under the Savings and Loan Holding Company Act. Home Corporation has no subsidiaries or affiliated companies and is not a party to any joint venture or partnership other than as listed on Schedule 3.1(a) hereto (collectively, the "Home Subsidiaries").

          (b) Home Bank is a duly organized and validly existing federally-chartered savings bank and is in good standing under the federal laws of the United States. Home Bank's deposits are insured under the provisions of the Federal Deposit Insurance Act, as amended. Each of the other Home Subsidiaries is a duly organized and validly existing corporation and is in good standing under the laws of the jurisdiction of its incorporation as set forth on Schedule 3.1(a). Each of the Home Subsidiaries has the corporate power and authority to own and hold its material properties and to carry on its business as it is now being conducted. All shares of capital stock of all of the Home Subsidiaries are validly issued and outstanding, fully paid, and non-assessable. Except as disclosed in Schedule 3.1(b), each of the Home Subsidiaries is wholly owned by its parent corporation. There are no outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the capital stock of any of the Home Subsidiaries, and there are no outstanding securities or instruments of any kind that are convertible into shares of the capital stock of any of the Home Subsidiaries. Except as disclosed in Schedule 3.1(b), none of the Home Subsidiaries is a party to any joint venture or partnership.

          (c) Copies of all charter documents and by-laws of Home Corporation and each of the Home Subsidiaries are attached as Schedule 3.1(c) hereto, and all such copies are true and correct as of the date hereof. The minute books of Home Corporation and each of the Home Subsidiaries, which have been made available to F&M Bancorp for inspection, are complete in all material respects and accurately record the actions taken by the stockholders and directors of Home Corporation and each of the Home Subsidiaries.

          (d) The authorized capital stock of Home Corporation consists exclusively of 10,000,000 shares of Common Stock, par value $1.00 per share, 2,519,010 shares of which are validly issued and outstanding, fully paid, and non-assessable, and 5,000,000 shares of Preferred Stock, par value $0.10 per shares, none of which are issued or outstanding. Except for the option to be granted to F&M Bancorp pursuant to the Stock Option Agreement attached hereto as Appendix III and as disclosed in Schedule 3.1(d), there are no outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the Common Stock of Home Corporation, and there are no outstanding securities or instruments of any kind that are convertible into shares of the Common Stock of Home Corporation.

     3.2. Financial Statements. Home Corporation has provided in Schedule 3.2 hereto copies of the following consolidated financial statements of Home Corporation and the Home Subsidiaries, all of which are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such consolidated financial statements, and present fairly the consolidated financial position, results of operations, cash flows, and changes in stockholders' equity of Home Corporation and the Home Subsidiaries at the dates of and for the periods covered by such financial statements:

          Consolidated Financial Statements of Home Corporation and the Home Subsidiaries at December 31, 1991, 1992, 1993, 1994 and 1995 and for each of the years then ended, as reported upon by Smith Elliott Kearns & Company.

     3.3. Taxes. Schedule 3.3 hereto sets forth the tax returns to federal, state, county, municipal or foreign taxing authorities for the taxable year 1991 and all taxable years through and including 1994 for Home Corporation and the Home Subsidiaries. Home Corporation and the Home Subsidiaries have filed with appropriate federal, state, county, municipal or foreign taxing authorities all tax returns required to be filed (taking any applicable extensions into consideration) and have paid or reserved for all taxes shown to be due on such returns and all penalties and interest payable in respect thereof. Except as disclosed in Schedule 3.3, neither Home Corporation nor any of the Home Subsidiaries have received from any taxing authority any notice of deficiency or assessment of additional taxes not paid or any notice of an intention to commence an examination or audit of its tax returns, and no tax audits by any taxing authority are in process. Except as disclosed on Schedule 3.3, neither Home Corporation nor any of the Home Subsidiaries have granted any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal or foreign income tax. The accruals and reserves reflected in the consolidated financial statements which Home Corporation has provided to F&M Bancorp as described in Section 3.2 are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of the operations of Home Corporation and the Home Subsidiaries for all periods prior to the date of such consolidated financial statements. For purposes of this Section 3.3, any reference to the Home Subsidiaries shall be deemed to include any entity listed on Schedules 3.1(a) and 3.1 (b).

     3.4. No Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated financial statements referred to in Section 3.2, neither Home Corporation nor any of the Home Subsidiaries at the dates of such consolidated financial statements had any material liabilities or obligations (whether accrued, absolute, or contingent) required under generally accepted accounting principles to be reflected thereon which would materially and adversely affect the fair presentation of such financial statements. Neither Home Corporation nor any of the Home Subsidiaries have incurred any liability since the date of the consolidated financial statements referred to in Section
3.2 which would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of Home Corporation and the Home Subsidiaries, taken as a whole, other than liabilities which have been incurred in the ordinary course of business.

     3.5. Absence of Certain Changes or Events. Since December 31, 1995, there has not been:

          (a) Any materially adverse change in the financial position, results of operations, assets, liabilities, or business of Home Corporation or the Home Subsidiaries, other than changes in the ordinary course of business;

          (b) any increase in salaries or wages of directors, officers, or employees of Home Corporation or the Home Subsidiaries other than in the ordinary course of business; or any establishment or increase of any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement payments, profit sharing, or similar agreement or benefit, authorized, granted, or accrued to any directors, officers or employees of Home Corporation or the Home Subsidiaries other than in the ordinary course of business, except as set forth in Schedule 3.5; or

          (c) except with respect to the dividend payment of $0.04 per share of Common Stock declared on February 15, 1996, to be paid on March 29, 1996, any declaration, payment, or set aside by Home Corporation of any dividend or distribution in respect of its Common Stock, or any purchase, issuance or sale of any of its Common Stock.

     3.6. Complete and Accurate Disclosure. Neither this Plan (insofar as it relates to Home Corporation and the Home Subsidiaries, the Common Stock of Home Corporation, and the involvement of Home Corporation in the transactions contemplated hereby) nor any financial statement, schedule, certificate, or other statement or document set forth on a schedule by Home Corporation to F&M Bancorp in connection with this Plan, when considered in the aggregate, contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

     3.7. Title to Properties; Absence of Liens and Encumbrances; Compliance with Laws. Except as disclosed on Schedule 3.7, Home Corporation and each of the Home Subsidiaries has good and marketable title to all of their respective properties and assets, including those reflected in the consolidated financial statements referred to in Section 3.2, except as sold or otherwise disposed of for fair value and only in the ordinary course of business, free and clear of all liens and encumbrances, except (i) with respect to property as to which they are lessees, (ii) with respect to real estate owned by Home Corporation or the Home Subsidiaries, for use, occupancy and similar restrictions of public record that may be observed by an inspection of the property, and such other utility and other easements and encumbrances as do not materially adversely affect the fair market value of such real property, and (iii) liens to secure borrowings, liens to secure governmental deposits, and liens for current taxes not yet due and payable. Neither Home Corporation nor any of the Home Subsidiaries owns or leases real property except as disclosed on Schedule 3.7, and is not in default under any material lease of real or personal property to which it is a party. As of the date hereof, except as disclosed on Schedule 3.7, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by Home Corporation or any of the Home Subsidiaries are (x) in good repair, order and condition, except for depletion, depreciation and ordinary wear and tear, (y) suitable for the uses for which they were intended and (z) free from any known structural defects. As of the date hereof, there are no laws, conditions of record or other impediments which materially interfere with the intended uses by Home Corporation or any of the Home Subsidiaries of the real property or tangible personal property owned or leased by it, except as set forth in Schedule 3.7. Neither Home Corporation nor any of the Home Subsidiaries have received any notice of any violation of any applicable law, building code, zoning ordinance or other similar law. Home Corporation and the Home Subsidiaries own or have the rights to use all real and personal properties and assets that are material to the conduct of the business as presently conducted of Home Corporation and the Home Subsidiaries, taken as a whole.

     3.8. Contracts. Except for the plans, contracts and agreements of Home Corporation and the Home Subsidiaries disclosed on Schedule 3.8, neither Home Corporation nor any of the Home Subsidiaries is a party to or subject to:

          (a)  Any  employment,   consultation,   or  compensation  contract  or
     arrangement (other than those terminable at will) with any officer, consultant, director, or employee;

          (b) any plan, contract, program, understanding, or agreement providing for bonuses, pensions, severance pay, options, stock purchases or any other form of retirement, incentive or deferred compensation, retirement payments, death benefits, profit sharing, or any health, accident or other welfare benefit, or any other employee or retired employee benefit in which any employee, former employee, retired employee (or beneficiary of any of them) of Home Corporation or any of the Home Subsidiaries is entitled to participate except as disclosed on Schedule 3.8;

          (c) any contract or agreement with any labor union;

          (d) any lease of real or personal property with annual rentals in excess of $5,000;

          (e) any agreement for services in excess of $5,000 per year or for the purchase or disposition of any equipment or supplies except individual purchase orders for office supplies incurred in the ordinary course of business of $5,000 or less;

          (f) any instrument evidencing or relating to indebtedness for borrowed money except for customer accounts, deposits, certificates of deposit, federal funds purchased, and the like which may be construed as borrowings and except for loans made by Home Bank as lender in the ordinary course of its business;

          (g) any lease or other contract containing covenants not to enter into or consummate the transactions contemplated hereby or which provides for payments in excess of $2,000 and will be terminated or violated by the Merger or in respect of which the Merger would cause a default or acceleration of obligations; or

          (h) any other contract or agreement not of the type covered by any of the other specific terms of this Section 3.8 obligating Home Corporation or any Home Subsidiary to expenditures in excess of $25,000.

Each of the instruments disclosed on Section 3.8 is valid and in full force and effect. Neither Home Corporation nor any of the Home Subsidiaries are in default nor have any of them received any notice that they are in default, nor to their actual knowledge is any other party in default, under any material agreements, instruments, or obligations to which Home Corporation or any of the Home Subsidiaries is a party or by which they are bound.

     3.9. Litigation, Etc. Except as disclosed on Schedule 3.9, (a) there is no litigation, proceeding, or investigation pending or, to the knowledge of Home Corporation, threatened against Home Corporation or any of the Home Subsidiaries which would result in any materially adverse change in the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of Home Corporation and the Home Subsidiaries, taken as a whole; (b) there are no outstanding orders, writs, injunctions, judgments, decrees, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or arbitration tribunal issued against or with the consent of Home Corporation or any of the Home Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects or that in any manner restrict Home Corporation's right to carry on its business or that of the Home Subsidiaries as presently conducted; and (c) Home Corporation is aware of no fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to Home Corporation or any of the Home Subsidiaries, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of Home Corporation and the Home Subsidiaries, taken as a whole, or would restrict in any manner Home Corporation's right to carry on its business or that of the Home Subsidiaries as presently conducted. Home
Corporation has disclosed on Schedule 3.9 all litigation in which Home Corporation or any of the Home Subsidiaries is involved as a party (other than bankruptcy proceedings in which Home Corporation or any of the Home Subsidiaries has filed proofs of claim or routine collection and foreclosure suits initiated in the ordinary course of business).

     3.10. Environmental Matters. (a) For purposes of this Section 3.10, the following terms shall have the indicated meaning:

     "Property"  or  "Properties"  means  all  branch  properties  presently  or formerly owned or operated by Home Corporation and each of the Home Subsidiaries, all other real property presently owned or operated by Home Corporation and each of the Home Subsidiaries, and any real properties formerly owned or operated by Home Corporation and each of the Home Subsidiaries on or after January 1, 1994 and subsequently disposed of.

     "Environmental Law" means (i) any applicable federal, state or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, directive, requirement or agreement with any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") now existing, relating to the use, storage, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, each as amended, or (ii) any common law that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

     "Hazardous Substance" means any substance, whether liquid, solid or gas, listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, under any applicable Environmental Law, whether by type or by quantity. Hazardous Substance includes, without limitation, (i) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) any substance regulated by the Resource Conservation and Recovery Act, as amended.

     (b) Except as disclosed on Schedule 3.10 or as would not individually or in the aggregate have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business or operations of Home Corporation and the Home Subsidiaries, taken as a whole:

               (i) neither Home Corporation nor any of the Home Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity or any third party indicating that Home Corporation or any Home Subsidiary may be in violation of, or liable under, any Environmental Law;

               (ii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against Home Corporation or any Home Subsidiary alleging that they may be in violation of, or liable under, any Environmental Law;

               (iii) no reports  have been filed with any  Governmental  Entity, nor to the knowledge of Home Corporation are any reports required to be filed with any Governmental Entity, by Home Corporation or any of the Home Subsidiaries concerning the release of any Hazardous Substance or the violation of any Environmental Law on or at any of the Properties;

               (iv) to the knowledge of Home Corporation or except as disclosed on Schedule 3.10, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any Property while such Property was owned or operated by Home Corporation or any of the Home Subsidiaries;

               (v) to the knowledge of Home Corporation or except as disclosed on Schedule 3.10, no environmental contaminant, pollutant, toxic or hazardous substance or other similar substance has been generated, used, stored, processed, disposed of or discharged on or into any of the Properties, except for such hazardous substances as may be used in the everyday business of a bank office; and

               (vi) to the knowledge of Home Corporation or except as disclosed on Schedule 3.10, no materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the Properties.

     (c) There are no permits or licenses required under any Environmental Law in respect of any of the Properties presently or formerly owned or operated by Home Corporation or any of the Home Subsidiaries that the absence of which could, individually or in the aggregate, have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business or operations of Home Corporation and the Home Subsidiaries, taken as a whole.

     (d) Home Corporation has disclosed on Schedule 3.10 a copy of its current policy regarding compliance with Environmental Laws.

     3.11. Labor Matters. To Home Corporation's knowledge, no organization effort with respect to any of the employees of Home Corporation or any of the Home Subsidiaries is pending or threatened, and no labor dispute, strike, work stoppage, employee action or labor relation problem which may materially affect Home Corporation or any of the Home Subsidiaries currently is pending or threatened.

     3.12.  Pension and Welfare  Matters.  Home  Corporation  has  disclosed  on
Schedule 3.12 in respect of the plans, contracts, programs, understandings or agreements delivered under Section 3.8(b) copies of the latest summary plan descriptions, Forms 5500, tax determination letters from the Internal Revenue Service (the "IRS"), and actuarial reports, as applicable, for Home Corporation and each of the Home Subsidiaries. With respect to the plans, contracts, or agreements delivered to F&M Bancorp under Section 3.8(b) (for purposes of this Section 3.12, the "plans"), (a) each such plan has been operated in all material respects in accordance with its terms in all material respects and in accordance with all applicable laws including, but not limited to, the Employee Retirement Income Security Act of 1974 ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), the Consolidated Omnibus Budget Reconciliation Act of 1985 and state health care continuation laws; (b) all reporting and disclosure requirements of ERISA imposed upon each such plan have been complied with in all material respects, and all required governmental filings have been made with respect to the plans; (c) neither any plan nor Home Corporation, nor any of the Home Subsidiaries, nor, to Home Corporation's knowledge, any director, officer, employee, agent or representative of Home Corporation or any of the Home Subsidiaries, nor, to Home Corporation's knowledge, any fiduciary of any plan has engaged in any transaction in connection with any of the plans which would be subject to a civil penalty assessed pursuant to Section 502(i) of ERISA, or a tax imposed by Section 4975 of the Code that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business or operations of Home Corporation and the Home Subsidiaries, taken as a whole, or on such plan, any parties in interest, or fiduciaries; (d) no such plan has any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to the latest five plan years, nor any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (other than normal premium payments);
(e) if applicable, the assets of each such funded plan equal or exceed the liability for accrued benefits of all participants in such plan when such liabilities are valued (i) on a termination basis using PBGC interest and other assumptions and (ii) on a minimum funding basis using the appropriate actuarial methods, tables, and assumptions; (f) no contributions to any such plan from Home Corporation or any of the Home Subsidiaries are currently past due and, if applicable, all past service and other liabilities currently existing but payable in the future, if any, are reflected in the latest actuarial report in accordance with sound actuarial principles; (g) no proceedings, investigations, filings, or other matters (excluding any determination letter application that has been or may be filed prior to the Effective Date) are pending before the IRS, the Department of Labor, the PBGC, or other public or quasi-public body in connection with any such plan; (h) with respect to plans intended to qualify under Section 401(a) of the Code, (i) either Home Corporation or any of the Home Subsidiaries have received a favorable determination letter from the IRS with respect to the plan documents or the remedial amendment period (within the meaning of regulation under Section 401(b) of the Code) has not ended with respect to an application for a determination letter, and (ii) nothing has occurred with respect to the operation or administration of any such plans which would cause the loss of such qualifications or exemptions or the imposition of any liability, penalty or tax under ERISA or the Code that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business or operations of Home Corporation and the Home Subsidiaries, taken as a whole, or on such plan; (i) except as disclosed in Schedule 3.12, through the Effective Date, there will be no changes in the operation of the plans or in the documents constituting or affecting the plans except for amendments and operational changes required by applicable law which do not materially increase the cost of such plans; (j) no employees, former employees, or retired employees of Home Corporation or any of the Home Subsidiaries, as a result of their employment with Home Corporation or any of the Home Subsidiaries, are participants in any "multiemployer plan" which is a "pension plan," as such terms are defined in Sections 3(2) and 3(37) of ERISA and neither Home Corporation nor any of the Home Subsidiaries has any current, contingent or potential liability with respect to any such plan; (k) no

"reportable event," as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any plan since the effective date of ERISA; (l) there are no pending or threatened claims by or disputes with any participants or beneficiaries of the plans, except plan benefit claims arising in the normal course of the operations of the plans (other than terminated plans) and as to which no dispute exists; (m) Home Corporation has no knowledge of any facts which could give rise to any claims against any plan or the fiduciaries of any plan, except for plan benefit claims arising in the normal course of the operations of the plans (other than terminated plans); (n) neither Home Corporation nor any of the Home Subsidiaries nor any fiduciary of any plan has given notice to any fiduciary liability insurer of any claims or potential claims in connection with any of the plans; (o) except as disclosed in Schedule 3.12, each of the plans which benefits retired employees of Home Corporation or any of the Home Subsidiaries may effectively be terminated or amended, in any manner and at any time, without further liability to its participants, by its sponsoring employer; (p) Home Corporation and each of the Home Subsidiaries have at all times in all material respects complied with all applicable employee termination notice and similar laws; (q) Home Corporation and each of the Home Subsidiaries have at all times complied in all material respects with all applicable family leave and similar laws; (r) if applicable, Home Corporation and each of the Home Subsidiaries have at all times complied in all material respects with all applicable requirements of the Worker Adjustment and Retraining Notification Act and all similar state laws; (s) neither Home Corporation nor any of the Home Subsidiaries has provided, nor is required to provide, security to any pension plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code; (t) there has been no announcement or legally binding commitment by Home Corporation or any of the Home Subsidiaries to create an additional plan, or to amend a plan except for amendments required by applicable law which do not materially increase the cost of such plan, and neither Home Corporation nor any of the Home Subsidiaries has any obligation for retiree health and life benefits under any plan that cannot be terminated without incurring any liability thereunder; and (u) as to any terminated plans, all obligations for plan benefits or other liabilities have been satisfied in full.

     3.13. Related Party Transactions. Except as disclosed on Schedule 3.13, neither Home Corporation nor any of the Home Subsidiaries has any contract, extension of credit, business arrangement or other relationship of any kind with any of the following persons: (a) any executive officer or director of Home Corporation or any of the Home Subsidiaries; (b) any stockholder owning five percent or more of the outstanding Common Stock of Home Corporation; or (c) any "affiliate" (as defined in the SEC Rule 405) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent or greater equity owner.

     3.14. No Conflict with Other Documents. Except as disclosed on Schedule 3.14, neither the execution and delivery of this Plan nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, or default or acceleration of, or be in conflict with, any terms of any contract or other instrument to which Home Corporation or any of the Home Subsidiaries is a party, or of any judgment, decree, or order applicable to Home Corporation or any of the Home Subsidiaries, or result in the creation of any lien, charge, or encumbrance upon any of its properties or assets, except for any of the foregoing which would not have a material adverse effect upon the financial condition, assets, liabilities, business or operations of Home Corporation and the Home Subsidiaries, taken as a whole.

     3.15. Compliance with Laws; Governmental Authorizations. (a) Except where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business or operations of Home Corporation and the Home Subsidiaries, taken as a whole, (i) Home Corporation and each of the Home Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants franchises, licenses, and other governmental authorizations or approvals applicable to Home Corporation, the Home Subsidiaries, or any of their properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Home Corporation and the Home Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Home Corporation's knowledge, threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

     (b) Home Corporation has filed all reports that it was required to file with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all of which complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations adopted thereunder. As of their respective dates, each such report, statement, form or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

     3.16. Authority; Enforceability. The execution, delivery, and performance of this Plan by Home Corporation have been duly and validly authorized by its Board of Directors, subject only to requisite approval by appropriate governmental regulatory authorities and stockholders. This Plan is a valid and binding agreement of Home Corporation, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     3.17. Insurance. All insurance policies held by Home Corporation and the Home Subsidiaries relating to their operations (except for title insurance policies), including without limitation all financial institutions bonds, are set forth on Schedule 3.17. All such policies are in full force and effect. Neither Home Corporation nor any of the Home Subsidiaries has received any notice of cancellation with respect to any such policies and has no reason to expect that it will receive a notice of cancellation from any of its present insurance carriers; provided, however, that Home Corporation makes no representation as to the effect of this Plan or the Merger on its present financial institutions bond or bonds.

     3.18. Financial Institutions Bond. Since January 1, 1989, Home Corporation and the Home Subsidiaries have continuously maintained in full force and effect one or more financial institutions bonds insuring Home Corporation and the Home Subsidiaries against acts of dishonesty by each of their employees. No claim has been made under any such bond since such date and Home Corporation is not aware of any fact or condition presently existing which forms the basis of a claim under any such bond. Home Corporation and the Home Subsidiaries have no reason to expect that their present financial institutions bond or bonds will not be renewed by their carrier on substantially the same terms as those now in effect; provided, however, that Home Corporation makes no representation as to the effect of this Plan or the Merger on its present financial institutions bond or bonds.

     3.19. Brokers; Financial Advisors. All negotiations relating to this Plan and the transactions contemplated hereunder have been carried on by Home Corporation directly or through its counsel and there has been no intervention of any person as the result of any action of Home Corporation (and, so far as known to Home Corporation, no intervention of any other person) in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment. Home Corporation has provided F&M Bancorp with a copy of its agreement with Charles Webb & Company, which has been engaged to deliver an opinion as to the fairness of the transactions contemplated by this Plan to Home Corporation.

     4. Representations and Warranties of F&M Bancorp. F&M Bancorp represents and warrants to Home Corporation as follows:

          4.1. Organization and Standing of F&M Bancorp.

          (a) F&M Bancorp is a duly organized and validly existing corporation in good standing under the laws of the State of Maryland. F&M Bancorp has the corporate power and lawful authority to own and hold its properties and to carry on its business as it is now being conducted. F&M Bancorp is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

          (b) The authorized capital stock of F&M Bancorp consists exclusively of 10,000,000 shares of Common Stock, par value $5.00 per share, 4,421,337 of which are validly issued and outstanding on March 19, 1996, fully paid, and non-assessable. F&M Bancorp has reserved 50,000 shares of its Common Stock for issuance under its Dividend Reinvestment and Stock Purchase Plan, 50,000 shares of its Common Stock for issuance under its Employee Stock Purchase Plan, and 346,480 shares of its Common Stock for issuance under its Stock Option Plans. On March 19, 1996, there were outstanding options to purchase 211,209 shares of F&M Bancorp's Common Stock at prices ranging from $11.75 to $29.125 pursuant to these Stock Option Plans. There are no other outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the Common Stock of F&M Bancorp, and there are no outstanding securities or instruments of any kind that are convertible into shares of the Common Stock of F&M Bancorp. The Common Stock of F&M Bancorp deliverable pursuant to this Plan will be, prior to its issuance, duly authorized for issuance and will, when issued and delivered in accordance with this Plan, be duly and validly issued, fully paid and nonassessable.

          (c) F&M Bancorp has no subsidiaries other than as listed on Schedule 4.1(c) hereto (collectively, the "F&M Subsidiaries"), and is not a party to any joint ventures or partnerships. Each of the F&M Subsidiaries is a duly organized and validly existing corporation and is in good standing under the laws of the jurisdiction of its incorporation. Each of the F&M Subsidiaries has the corporate power and authority to own and hold its material properties and to carry on its business as it is now being conducted. All shares of capital stock of all of the F&M Subsidiaries are validly issued and outstanding, fully paid, and non-assessable. Except as disclosed on Schedule 4.1(c), each of the F&M Subsidiaries is wholly owned by its parent corporation. There are no outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the capital stock of any of the F&M Subsidiaries, and there are no outstanding securities or instruments of any kind that are convertible into shares of the capital stock of any of the F&M Subsidiaries. Except as disclosed on Schedule 4.1(c) hereto, none of the F&M Subsidiaries is a party to any joint venture or partnership.

          (d) F&M Bancorp's sole direct subsidiary is F&M Bank. F&M Bank is duly organized and validly existing as a national banking association and is in good standing under the federal laws of the United States. F&M Bank has the corporate power and lawful authority to own and hold its properties and to carry on its business as it is now being conducted. F&M Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended, and is a member of the Federal Reserve System.

          (e) Copies of all charter documents and by-laws of F&M Bancorp and each of the F&M Subsidiaries are attached hereto as Schedule 4.1(e), and all such copies are true and correct as of the date hereof. The minute books of F&M Bancorp and each of the F&M Subsidiaries, which have been made available to Home Corporation for inspection, are complete in all material respects and accurately record the actions taken by the stockholders and directors of F&M Bancorp and each of the F&M Subsidiaries.

     4.2. Financial Statements. F&M Bancorp has provided in Schedule 4.2 hereto copies of the Consolidated Financial Statements of F&M Bancorp and the F&M Subsidiaries at December 31, 1991, 1992, 1993, 1994 and 1995 and for each of the years then ended, as reported upon by Keller Bruner & Company, L.L.C., all of which are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such consolidated financial statements and present fairly the financial position, results of operations, cash flows, and changes in shareholders' equity of F&M Bancorp and the F&M Subsidiaries at the dates of and for the periods covered by such financial statements.

     4.3. No Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated financial statements referred to in Section 4.2, neither F&M Bancorp nor any of the F&M Subsidiaries at the dates of such consolidated financial statements had any material liabilities or obligations (whether accrued, absolute, or contingent) required under generally accepted accounting principles to be reflected thereon which would materially and adversely affect the fair presentation of such financial statements. Neither F&M Bancorp nor any of the F&M Subsidiaries has incurred any liability since the date of the financial statements referred to in Section 4.2 which would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of F&M Bancorp and the F&M Subsidiaries, taken as a whole, other than liabilities which have been reasonably incurred in the ordinary course of business.

     4.4. Absence of Certain Changes or Events. Since December 31, 1995, there has not been any materially adverse change in the financial position, results of operations, assets, liabilities, or business of F&M Bancorp or any of the F&M Subsidiaries, other than changes in the ordinary course of business.

     4.5. Complete and Accurate Disclosure. Neither this Plan (insofar as it relates to F&M Bancorp, the Common Stock of F&M Bancorp, and the involvement of F&M Bancorp in the transactions contemplated hereby) nor any financial statement, certificate, or other statement or document set forth on a schedule delivered by F&M Bancorp to Home Corporation in connection with this Plan, contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

     4.6. Litigation, Etc. Except as disclosed on Schedule 4.6, (a) there is no litigation, proceeding, or investigation pending or, to the knowledge of F&M Bancorp, threatened against F&M Bancorp or any of the F&M Subsidiaries which would result in any materially adverse change in the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of F&M Bancorp and the F&M Subsidiaries, taken as a whole; (b) there are no outstanding orders, writs, injunctions, judgments, decrees, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or arbitration tribunal issued against or with the consent of F&M Bancorp or any of the F&M Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects or that in any manner restrict F&M
Bancorp's right to carry on its business or that of the F&M Subsidiaries as presently conducted; and (c) F&M Bancorp is aware of no fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to F&M Bancorp or any of the F&M Subsidiaries, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of F&M Bancorp and the F&M Subsidiaries, taken as a whole, or would restrict in any manner F&M Bancorp's right to carry on its business or that of the F&M Subsidiaries as presently conducted. F&M Bancorp has disclosed on Schedule 4.6 all litigation in which F&M Bancorp or any of the F&M Subsidiaries is involved as a party (other than bankruptcy proceedings in which F&M Bancorp or any of the F&M Subsidiaries has filed proofs of claim or routine collection and foreclosure suits initiated in the ordinary course of business).

     4.7. No Conflict with Other Documents. Neither the execution and delivery of this Plan nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, or modification of, or be in conflict with, any terms of any contract or other instrument to which F&M Bancorp or any of the F&M Subsidiaries are a party, or of any judgment, decree, or order applicable to F&M Bancorp or any of the F&M Subsidiaries, or result in the creation of any lien, charge, or encumbrance upon any of their properties or assets, except for any of the foregoing which would not have a material adverse effect upon the financial condition, assets, liabilities, business or operations of F&M Bancorp and the F&M Subsidiaries, taken as a whole.

     4.8. Compliance with Laws; Governmental Authorizations. (a) Except where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business or operations of F&M

Bancorp and the F&M Subsidiaries, taken as a whole, (i) F&M Bancorp and the F&M Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants franchises, licenses, and other governmental authorizations or approvals applicable to F&M Bancorp and the F&M Subsidiaries or to any of their properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of F&M Bancorp and the F&M Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

     (b) F&M Bancorp has filed all reports that it was required to file with the SEC under the Exchange Act, all of which complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations adopted thereunder. As of their respective dates, each such report, statement, form or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

     4.9. Authority; Enforceability. The execution, delivery, and performance of this Plan by F&M Bancorp has been duly and validly authorized by its Board of Directors, subject only to requisite approval by the stockholders of F&M Bancorp and appropriate governmental regulatory authorities. This Plan is a valid and binding agreement of F&M Bancorp, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     4.10. Brokers. All negotiations relating to this Plan and the transactions contemplated hereunder have been carried on by F&M Bancorp directly or through its counsel and there has been no intervention of any person as the result of any action of F&M Bancorp (and, so far as known to F&M Bancorp, no intervention of any other person) in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment.

     4.11. Beneficial Ownership of Home Corporation Common Stock. As of the date hereof, F&M Bancorp does not beneficially own any shares of Home Corporation Common Stock or have any option, warrant or right of any kind to acquire the beneficial ownership of any Home Corporation Common Stock, except pursuant to the terms of this Plan, the terms of the Stock Option Agreement, attached hereto as Appendix III, or in a fiduciary capacity.

     5. Covenants of Home Corporation. Except as otherwise consented to in writing by F&M Bancorp after the date of this Plan, Home Corporation covenants to and agrees with F&M Bancorp as follows:

          5.1. Information. (a) Home Corporation shall, upon reasonable notice, give to F&M Bancorp and to its officers, accountants, counsel, financial advisers, and other representatives reasonable access during Home Corporation's and the Home Subsidiaries' normal business hours throughout the period prior to the Effective Date to all of their properties, books, contracts, commitments, reports of examination (consistent with applicable law), depositor and stockholder lists, and records. Home Corporation and the Home Subsidiaries will, at their own expense, furnish F&M Bancorp during such period with all such information concerning their affairs as F&M Bancorp may reasonably request, including information for use in determining if the conditions of Section 7.3 have been satisfied, necessary to prepare the regulatory filings or applications to be filed with governmental regulatory authorities to obtain the approvals referred to in
     Section 2, and for use in any other necessary filings to be made with appropriate governmental regulatory authorities.

     (b) Home Corporation will not, and will cause its representatives not to, use any information obtained pursuant to Section 6.3 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, Home Corporation will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to Section 6.3 unless such information (i) was already known to Home Corporation, (ii) becomes available to Home Corporation from other sources not known by Home Corporation to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of F&M Bancorp and the F&M Subsidiaries, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, Home Corporation shall promptly cause all copies of documents or extracts thereof containing information and data as to F&M Bancorp and the F&M Subsidiaries to be returned.

     5.2.  Conduct  of  Business.  After the date of this Plan and  pending  the
Effective Date, (a) Home Corporation and the Home Subsidiaries will conduct their business only in the ordinary course; (b) Home Corporation and the Home Subsidiaries shall not effect any change or amendment in their respective Charters or By-Laws; (c) except with respect to Home Corporation stock options outstanding on the date of this Plan which are or may become subject to exercise, Home Corporation and the Home Subsidiaries shall not change their authorized, issued or outstanding capital stock; (d) Home Corporation shall not declare any dividends in respect of its Common Stock; (e) except as disclosed in
Schedule 5.2(d), Home Corporation and the Home Subsidiaries shall not increase employee compensation or benefit levels (except for annual increases not in excess of amounts established by its regular past practices), shall not establish or make any increase in any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement, death, profit sharing, or similar agreements or benefits of any of its past, present or future officers or employees, other than additional premiums to obtain an extension of
directors'  and  officers'   liability   coverage  for  six  years  (which  Home
Corporation is authorized to obtain), and shall not modify the existing employment agreements with Richard W. Phoebus, Sr., Celia S. Ausherman, Steven
G. Hull and Salvatore M. Savino; (f) Home Corporation and the Home Subsidiaries shall not make any change in any of their accounting policies or practices unless required by generally accepted accounting principles or take any action which would cause the Merger not to be accounted for as a pooling-of-interests;
(g) Home Corporation and the Home Subsidiaries shall not incur any liability for borrowed money except extensions of credit from the Federal Home Loan Bank of Atlanta (in which no single transaction shall exceed $5,000,000) and otherwise in the ordinary course of their banking business or place upon or permit any lien or encumbrance upon any of their properties or assets except liens of the type permitted in the exceptions to Section 3.7; and (h) Home Bank shall accept no further applications from its directors for participation in, and shall not designate any of its directors as additional participants in, its Amended and Restated Executive Compensation Plan for Directors. Pending the Effective Date, Home Corporation and the Home Subsidiaries shall (x) use commercially reasonable efforts to preserve their business organization and assets and to keep available the services of their full-time officers and employees, (y) continue in effect the present method of conducting their business, and (z) consult with F&M Bancorp as to making decisions or actions in matters (i) other than those in the ordinary course of business or (ii) except as disclosed in Schedule 5.2(z)(ii), involving any capital expenditures in excess of $25,000.

     5.3. Consents. Home Corporation and the Home Subsidiaries will use commercially reasonable efforts to obtain any consents, approvals, or waivers from third parties necessary to the assignments and transfers contemplated hereby with respect to leases or other contracts, if any, delivered to F&M Bancorp pursuant to Section 3.8 or any other agreements requiring the same.

     5.4. Meeting of Stockholders of Home Corporation; Document Preparation. (a) Home Corporation will duly call and will convene a meeting of its stockholders to act upon the transactions contemplated hereby as soon as practicable. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties, Home Corporation will recommend approval of this Plan and the Merger to its stockholders, and will use commercially reasonable efforts to obtain a favorable vote thereon. The calling and holding of such meeting and all notices, transactions, documents, and information related thereto will be in compliance with all applicable laws.

     (b) Home Corporation shall furnish F&M Bancorp with such information concerning Home Corporation and the Home Subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus (as defined in Section 6.2 hereof), insofar as it relates to such corporations, to comply with Section 6.2 hereof. Home Corporation agrees promptly to advise F&M Bancorp if at any time prior to the Home Corporation stockholder's meeting, any information provided by Home Corporation in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide F&M Bancorp with the information needed to correct such inaccuracy or omission. Home Corporation shall furnish F&M Bancorp with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Home Corporation and the Home Subsidiaries, to comply with Section 6.2 after the mailing thereof to Home Corporation stockholders. The information provided and the representations made by Home Corporation and Home Bank to F&M Bancorp in connection with the Registration Statement described in Section 6.2, both at the time such information and representations are provided and made and at the Effective Date, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (a) to make the statements made therein not false or misleading, or (b) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading. Home Corporation may rely upon all information provided to it by F&M Bancorp and its representatives in the preparation of the Proxy Statement/Prospectus and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Proxy Statement/Prospectus, if such statement is made in reliance upon any information provided to it by F&M Bancorp or by any of its officers or authorized representatives.

     (c) Home Corporation shall promptly furnish F&M Bancorp with such information regarding the Home Corporation stockholders as F&M Bancorp requires to enable it to determine what filings are required under applicable state securities laws. Home Corporation authorizes F&M Bancorp to utilize in such filings the information concerning Home Corporation and the Home Subsidiaries provided to F&M Bancorp in connection with, or contained in, the Proxy Statement/Prospectus. Home Corporation shall promptly notify F&M Bancorp of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus.

          5.5. Events Preceding Effectiveness. Home Corporation and the Home Subsidiaries will use commercially reasonable efforts to assure that each of the events specified in Section 2 which require action on its part shall occur on or before the Effective Date.

          5.6. No Solicitation of Other Offers. Home Corporation agrees that neither it nor any of the Home Subsidiaries nor any of their respective officers, directors and employees shall, and Home Corporation shall direct and use its best efforts to cause its and the Home Subsidiaries' agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Home Subsidiaries) not to, directly or indirectly, take any action to solicit or initiate any inquiries or the making of any offer or proposal (including without limitation any proposal to stockholders of Home Corporation) with respect to a merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of any significant portion of assets (except Problem Assets, as defined in Section 9.7(a)), sale of shares of capital stock, or similar transactions involving Home Corporation or any of the Home Subsidiaries (any such inquiry, offer or proposal, an "Acquisition Proposal"), or, except as may be legally required for the discharge by the board of directors of its fiduciary duties, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal. As of the time hereof, Home Corporation is not engaged in any negotiations or discussions relating to an Acquisition Proposal. Home Corporation shall promptly notify F&M Bancorp orally and in writing of any Acquisition Proposal or any inquiries with respect thereto, such written notification to include the identity of the Person making such inquiry or Acquisition Proposal and such other information with respect thereto as is reasonably necessary to apprise F&M Bancorp of the material terms of such Acquisition Proposal. Home Corporation shall give F&M Bancorp contemporaneous written notice upon engaging in discussions or negotiations with, or providing any information regarding Home Corporation or any of the Home Subsidiaries to, any such person regarding an Acquisition Proposal.

          5.7. Reservation of Shares. Home Corporation shall have reserved a sufficient number of shares of its Common Stock for issuance upon exercise of the option granted pursuant to the Stock Option Agreement, attached hereto as Appendix III, which is to be executed by F&M Bancorp and Home Corporation, and shall have taken all other actions necessary to fulfill its obligations thereunder.

          5.8. Affiliate Agreements. Within 10 days of the date of this Plan, Home Corporation shall deliver or cause to be delivered to F&M Bancorp memoranda substantially in the form attached hereto as Appendix IV (the "Affiliates' Memoranda") and agreements substantially in the form attached hereto as Appendix V (the "Support Agreements") from each of its executive officers and directors (and shall use commercially reasonable efforts to obtain and deliver such memoranda and agreements from each stockholder of Home Corporation who (a) may be deemed to be an "affiliate" of Home Corporation, as that term is defined for purposes of the SEC Rules 145 and 405 or (b) may be restricted under the accounting rules applicable to a pooling-of-interests). Under the terms of the Affiliates' Memoranda, each such officer, director or stockholder shall acknowledge and agree (i) to abide by all limitations imposed by the Securities Act and by all rules, regulations and releases promulgated thereunder by the SEC with respect to the sale or other disposition of the shares of the Common Stock of F&M Bancorp to be received by such person pursuant to the Merger, and (ii) to abide by all limitations imposed by the accounting rules for the Merger to be accounted for as a pooling-of-interests. Under the terms of the Support Agreements, each such officer, director or stockholder shall agree to support and vote the shares of Common Stock of Home Corporation owned or controlled by him or her to ratify and confirm this Plan and the Merger.

          5.9. Regulatory Approvals. Home Corporation and the Home Subsidiaries will, where necessary, cooperate with F&M Bancorp's efforts to obtain all necessary regulatory approvals of the transactions contemplated by this Plan.

          5.10. Current Information; Advice of Changes. (a) During the period from the date of this Plan to the Effective Date, Home Corporation will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of F&M Bancorp regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Plan, Home Corporation will deliver to F&M Bancorp its quarterly reports on Form 10-Q, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the calendar year, Home Corporation will deliver to F&M Bancorp its Annual Report on Form 10-K as filed with the SEC under the Exchange Act.

     (b) Between the date of this Plan and the Effective Date, Home Corporation shall promptly advise F&M Bancorp in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Plan or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

          5.11. Public Announcements. Between the date of this Plan and the Effective Date, Home Corporation and the Home Subsidiaries will consult with F&M Bancorp before issuing any press release or otherwise making any public statements with respect to this Plan and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as counsel may advise is required by law.

          5.12. Taxes. Home Corporation shall have filed with appropriate federal, state, county, municipal or foreign taxing authorities all tax returns required to be filed (taking any applicable extensions into consideration) on or before the Effective Date and shall have paid (or shall have made adequate provision or set up an adequate actual reserve on the financial statements referred to in Section 3.2 for the payment of) all taxes imposed by any taxing authority with respect to any Pre-Closing Tax Period (as hereinafter defined), together with any interest, additions or penalties related to any such taxes. For purposes of this Section 5.12, any reference to Home Corporation shall be deemed to include any corporation more than 50% of the outstanding capital stock (by vote or value) of which is owned by Home Corporation. "Pre-Closing Tax Period" shall mean (i) each taxable period that ends on or before the Effective Date and (ii) any taxable period that includes (but does not end on) the Effective Date (the period described in this clause (ii) being hereafter referred to as a "Straddle Period"). In the case of any tax for a Straddle Period, the covenant in the first sentence of this Section 5.12 shall be limited to the Pre-Closing Tax Amount determined as follows:

               (a) In the case of a periodic tax that is not based on income or receipts (e.g., an ad valorem property tax), the "Pre-Closing Tax Amount" shall be an amount equal to the amount of such tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days elapsed between the beginning of the Straddle Period and the Effective Date and the denominator of which is the total number of days in the Straddle Period; and

               (b) in the case of any other tax, the "Pre-Closing Tax Amount" shall be the amount of such tax for which Home Corporation would have been liable if the Straddle Period had ended as of the close of business on the day of the Effective Date.

          5.13. Pooling-of-Interests. Home Corporation shall use its best efforts not to permit any of the directors, officers, employees, stockholders, agents, consultants or other representatives of Home Corporation or any of the Home Subsidiaries to take any action that would preclude F&M Bancorp from treating the Merger as a "pooling-of-interests" for financial reporting purposes.

          5.14. Directors' Agreement. Home Corporation shall present the Directors' Agreement, in substantially the form attached hereto as Appendix X, to each of Howard B. Bowen and John J. McElwee, Jr., both of whom are directors of Home Bank and participants in its Amended and Restated Executive Compensation Plan for Directors, and shall cause each of them to enter into such Directors' Agreement with F&M Bancorp.

     6. Covenants of F&M Bancorp. Except as otherwise consented to in writing by Home Corporation after the date of this Plan, F&M Bancorp covenants to and agrees with Home Corporation as follows:

          6.1. Applications to Governmental Regulatory Authorities. F&M Bancorp will promptly prepare and file with the appropriate governmental regulatory authorities an application requesting the regulatory approvals referred to in
Section 2(e) and 2(f) and will use commercially reasonable efforts to secure favorable action on such applications, including without limitation commercially reasonable efforts to pursue an appeal of a denial of a regulatory approval.

          6.2. Registration of Shares. F&M Bancorp, with the assistance of Home Corporation and its representatives, will promptly file a Registration Statement with the SEC which shall include a joint proxy statement for F&M Bancorp and Home Corporation and a prospectus which shall satisfy all applicable requirements of applicable state and federal laws, including the Securities Act, the Exchange Act and applicable state securities laws and the rules and regulations thereunder (such joint proxy statement and prospectus, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus," and the various documents to be filed by F&M Bancorp under the Securities Act with the SEC to register the F&M Bancorp Common Stock into which shares of the Common Stock of Home Corporation held by non-dissenting stockholders will be converted, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement"). The number of shares to be registered will be an amount sufficient to allow all of the shares of the Common Stock of F&M Bancorp issued to holders of the Common Stock of Home Corporation pursuant to this Plan to be registered under the Securities Act. F&M Bancorp will use commercially reasonable efforts to secure the effectiveness of the Registration Statement and, after the Registration Statement has been declared effective, will issue the shares so registered to the non-dissenting holders of the Common Stock of Home Corporation on the Effective Date. F&M Bancorp may rely upon all information provided to it by Home Corporation and its representatives in the preparation of the Registration

Statement, any post-effective amendment thereto and the Proxy Statement and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, the post-effective amendment or the Proxy Statement, if such statement is made in reliance upon any information provided to it by Home Corporation or by any of its officers or authorized representatives. F&M Bancorp shall promptly take all such actions as may be necessary or appropriate in order to comply in all material respects with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Plan and the Merger. F&M Bancorp shall furnish Home Corporation with copies of all such filings and keep Home Corporation advised of the status thereof. F&M Bancorp shall promptly notify Home Corporation of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus. Prior to the Effective Date, F&M Bancorp will cause the listing of the Common Stock of F&M Bancorp deliverable pursuant to this Plan on The National Market of The National Association of Securities Dealers, Inc. ("Nasdaq").

          6.3. Information.

     (a) F&M Bancorp shall, upon reasonable notice, give to Home Corporation and to its officers, accountants, counsel, financial advisors, and other representatives, reasonable access during F&M Bancorp's normal business hours throughout the period prior to the Effective Date to all of their properties, books, contracts, commitments, reports of examination (consistent with applicable law), depositor and stockholder lists, and records. F&M Bancorp and the F&M Subsidiaries will, at their own expense, furnish Home Corporation during such period with all such information concerning their affairs as Home Corporation may reasonably request.

     (b) F&M Bancorp acknowledges that information received by it concerning Home Corporation and the Home Subsidiaries and their operations is subject to the Confidentiality Agreement dated July 3, 1995 between F&M Bancorp and Home Corporation. Without limiting the foregoing, F&M Bancorp will not, and will cause its representatives not to, use any information obtained pursuant to
Section 5.1 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, F&M Bancorp will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to Section 5.1 unless such information (i) was already known to F&M Bancorp, (ii) becomes available to F&M Bancorp from other sources not known by F&M Bancorp to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of Home Corporation and the Home Subsidiaries, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, F&M Bancorp shall promptly cause all copies of documents or extracts thereof containing information and data as to Home Corporation and the Home Subsidiaries to be returned; provided that the legal department of F&M Bancorp may retain one copy of such documents and materials. In the event that this Plan has been terminated or the transactions contemplated hereby shall have failed to be consummated and F&M Bancorp or any of its agents or representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the materials delivered or obtained pursuant to the Plan (the "Home Corporation Documentation"), F&M Bancorp shall provide Home Corporation with prompt written notice of any such request or requirement so that Home Corporation may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, F&M Bancorp or any of its agents or representatives are compelled to disclose any of such Home Corporation Documentation to any tribunal or else stand liable for contempt or suffer other censure or penalty, F&M Bancorp or its agents or representatives may, without liability hereunder, disclose to such tribunal only that portion of the Home Corporation Documentation which F&M Bancorp's counsel advises F&M Bancorp is legally required to be disclosed, provided that F&M Bancorp shall exercise its best efforts to preserve the confidentiality of the Home Corporation
Documentation, including, without limitation, by cooperating with Home Corporation to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Home Corporation Documentation by such tribunal.

          6.4. Events Preceding Effectiveness. F&M Bancorp will use commercially reasonable efforts to assure that each of the events specified in Section 2 shall occur on or before the Effective Date.

          6.5. Consents. F&M Bancorp will use commercially reasonable efforts to obtain any consents, approvals or waivers from third parties required in connection with the transactions contemplated hereunder.

          6.6. Current Information; Advice of Changes. (a) During the period from the date of this Plan to the Effective Date, F&M Bancorp will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Home Corporation regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Plan, F&M Bancorp will deliver to Home Corporation its quarterly reports on Form 10-Q, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the calendar year, F&M Bancorp will deliver to Home Corporation its Annual Report on Form 10-K as filed with the SEC under the Exchange Act.

     (b) Between the date of this Plan and the Effective Date, F&M Bancorp shall promptly advise Home Corporation in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Plan or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

          6.7. Meeting of Stockholders of F&M Bancorp; Document Preparation. (a) F&M Bancorp shall duly call and convene a stockholders' meeting to act upon the transactions contemplated hereby as soon as practicable, will recommend approval of this Plan and the Merger to its stockholders, and will use commercially reasonable efforts to obtain a favorable vote thereon. The calling and holding of such meeting and all notices, transactions, documents, and information related thereto will be in compliance with all applicable laws.

     (b) F&M Bancorp shall furnish such information concerning F&M Bancorp and the F&M Subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with
Section 6.2 hereof. F&M Bancorp agrees promptly to advise Home Corporation if at any time prior to the F&M Bancorp stockholders' meeting, any information provided by F&M Bancorp in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Home Corporation with the information needed to correct such inaccuracy or omission. F&M Bancorp shall furnish Home Corporation with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to F&M Bancorp and the F&M Subsidiaries, to comply with Section 6.2 after the mailing thereof to F&M Bancorp stockholders. The information provided and the representations made by F&M Bancorp in connection with the Proxy Statement/Prospectus, both at the time such information and representations are provided and made and at the Effective Date, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (a) to make the statements made therein not false or misleading, or (b) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

          6.8. Employment Agreements. Pursuant to Section 10(c) of this Plan, between the date of this Plan and the Effective Date, F&M Bancorp shall offer to enter into an employment agreement with Richard W. Phoebus, Sr. substantially in the form attached hereto as Appendix VI, and with each of Celia S. Ausherman, Steven G. Hull and Salvatore M. Savino substantially in the form attached hereto as Appendix VII.

          6.9. F&M Bancorp Common Stock. At the Effective Date, the F&M Bancorp Common Stock to be issued in exchange for the Home Corporation Common Stock pursuant to the terms of this Plan shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through F&M Bancorp, with no personal liability attaching to the ownership thereof. The F&M Bancorp Common Stock to be issued upon exchange for the Home Corporation Common Stock pursuant to the terms of this Plan will be issued in all material respects in accordance with applicable state and federal laws, rules and regulations.

          6.10. Maintenance of Separate Existence. For a period of three (3) years after the Effective Date, F&M Bancorp shall (i) preserve the separate corporate existence of Home Bank; and (ii) continue in office the directors of Home Bank who are serving in such capacity on the Effective Date for the remainder of their current terms and until their successors are elected and have qualified (subject to the addition of two directors pursuant to Section 10(b) of this Plan); provided, however, that during the three-year period following the Effective Date, F&M Bancorp may terminate the separate corporate existence of Home Bank if Maryland or federal laws or regulations governing financial institutions are amended in such a way as to have a materially adverse effect on the business, operations or future prospects of F&M Bancorp if it were to continue to operate Home Bank as a separate corporate entity.

     7. Conditions Precedent to F&M Bancorp's Obligations. Unless waived in writing by F&M Bancorp in its sole discretion, all obligations of F&M Bancorp hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

          7.1. Representations, Warranties, and Covenants. The representations and warranties of Home Corporation herein contained shall be true in all material respects as of the date hereof, shall be deemed made again at and as of the Effective Date, and shall be true in all material respects as so made again; Home Corporation and the Home Subsidiaries shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions required by this Plan to be performed or complied with by them on or prior to the Effective Date; and F&M Bancorp shall have received from Home Corporation an officers' certificate to their knowledge, information and belief in such detail as F&M Bancorp may reasonably request, dated the Effective Date and signed by its Chairman and Chief Executive Officer and Secretary, to the foregoing effect.

          7.2. No Adverse Changes. There shall not have been any materially adverse change in the financial condition, results of operations, assets, liabilities, or business of Home Corporation and the Home Subsidiaries, taken as a whole, from December 31, 1995 to the Effective Date. For purposes of this
Section 7.2, a "materially  adverse change" shall include,  without  limitation,
(a) a reduction of the stockholders' equity of Home Corporation to less than $18,382,000, (b) a decrease in the net income of Home Corporation for fiscal year 1996 to less than $1,000,000 on an annualized basis, (c) the reduction of core deposits (i.e., all deposits excepting certificates of deposit in excess of $100,000) of Home Bank to less than 95% of core deposits of Home Bank on December 31, 1995, or (d) an increase in Home Corporation's ratio of non-performing assets to total assets from that reported as of December 31, 1995 to greater than 7.5 % at any time before the Effective Date (in the case of (a) and (b), the expenses of the transaction under this Plan shall not be taken into account).

          7.3. Events Preceding the Effective Date. Each of the events set forth in Section 2 shall have occurred and any other required regulatory approvals shall have been obtained.

          7.4. Other Evidence. Home Corporation shall have delivered to F&M Bancorp such further certificates and documents evidencing due action in accordance with this Plan, including certified copies of all applicable proceedings of stockholders or directors of Home Corporation pertaining to the transactions under this Plan, as F&M Bancorp shall reasonably request.

          7.5. No Adverse Proceedings, Events or Regulatory Requirements. No action or proceeding against F&M Bancorp or any of the F&M Subsidiaries or against Home Corporation or any of the Home Subsidiaries shall be pending which seeks to prevent consummation of the transactions contemplated by this Plan; and no order of any court shall have been entered which prohibits consummation of the Merger and the transactions contemplated by this Plan. No approval, consent, waiver or administrative action shall have included any condition or requirement that would (i) result in a materially adverse effect on F&M Bancorp or Home Corporation or (ii) so materially and adversely affect the economic or business benefits of the Merger that F&M Bancorp, in the sole judgment of F&M Bancorp, would not have entered into this Plan had such conditions or requirements been known at the date hereof.

          7.6. Consents, Etc. All requisite consents, undertakings, memoranda, agreements, exercises, and terminations by third parties which Home Corporation and the Home Subsidiaries have covenanted to use commercially reasonable efforts to obtain under Sections 5.3 and 5.8 shall have been obtained or waived by F&M Bancorp.

          7.7. Opinion of Tax Counsel. F&M Bancorp shall have received the opinion from its tax counsel required by Section 11.

          7.8. Opinion of Counsel. F&M Bancorp shall have received an opinion of counsel to Home Corporation, dated the Effective Date, in form and substance reasonably satisfactory to F&M Bancorp, covering the matters set forth in Appendix VIII hereto.

          7.9 Pooling-of-Interests Accounting. The holders of no more than 8% of the outstanding Common Stock of Home Corporation shall have taken all appropriate steps required by MD. CORPS. & ASS'NS CODE SS. 3-203(a)(1) and (2) to dissent to this Plan, and F&M Bancorp shall have received a letter from an independent accounting firm chosen by F&M Bancorp to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Plan; provided, that such condition shall be void and of no further force and effect if F&M Bancorp has not received such letter because of any action or inaction of F&M Bancorp.

          7.10. Directors' Agreement. Each of Howard B. Bowen and John J. McElwee, Jr. shall have entered into a Directors' Agreement with F&M Bancorp in the form attached hereto as Appendix X.

     8. Conditions Precedent to Home Corporation's Obligations. Unless waived in writing by Home Corporation in its sole discretion, all obligations of Home Corporation hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

          8.1. Representations, Warranties, and Covenants. The representations and warranties of F&M Bancorp herein contained shall be true in all material respects as of the date hereof, shall be deemed made again at and as of the Effective Date, and shall be true in all material respects as so made again; F&M Bancorp shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions required by this Plan to be performed or complied with by it on or prior to the Effective Date; and Home Corporation shall have received from F&M Bancorp an officers' certificate to their knowledge, information and belief in such detail as Home Corporation may reasonably request, dated the Effective Date and signed by its President and Secretary or Cashier, to the foregoing effect.

          8.2. No Adverse Changes. There shall not have been any materially adverse change in the financial condition, results of operations, assets, liabilities, or business of F&M Bancorp from December 31, 1995 to the Effective Date.

          8.3. Events Preceding the Effective Date. Each of the events set forth in Section 2 shall have occurred and any other required regulatory approvals shall have been obtained.

          8.4. Other Evidence. F&M Bancorp shall have delivered to Home Corporation such further certificates and documents evidencing due action in accordance with this Plan, including certified copies of all applicable proceedings of directors of F&M Bancorp pertaining to the transactions under this Plan, as Home Corporation shall reasonably request.

          8.5. Consents, Etc. All requisite consents, approvals or waivers which F&M Bancorp has covenanted to use commercially reasonable efforts to obtain under Section 6.5 shall have been obtained or waived by Home Corporation.

          8.6. Opinion of Tax Counsel. Home Corporation shall have received the opinion from tax counsel to F&M Bancorp required by Section 11.

          8.7. Fairness Opinion. Home Corporation shall have received a written opinion from Charles Webb & Company (or such other recognized investment firm as Home Corporation may select), dated contemporaneously with the date of the Proxy Statement, to the effect that the consideration to be received in the Merger is fair to the stockholders of Home Corporation from a financial point of view.

          8.8. Employment Agreements. Pursuant to Section 10(c) of this Plan, F&M Bancorp shall have offered to enter into an employment agreement with Richard W. Phoebus, Sr. substantially in the form attached hereto as Appendix VI, and shall have offered to enter into an employment agreement with each of Celia S. Ausherman, Steven G. Hull and Salvatore M. Savino substantially in the form attached hereto as Appendix VII.

          8.9. Opinion of Counsel. Home Corporation shall have received an opinion of counsel to F&M Bancorp, dated the Effective Date, in form and substance reasonably satisfactory to Home Corporation, covering the matters set forth in Appendix IX hereto.

     9. Terms of the Merger.

          9.1. Structure of the Merger. At the Effective Date, subject to the terms and conditions of this Plan, Home Corporation will merge (the "Merger") with and into F&M Bancorp, the separate corporate existence of Home Corporation shall cease, and F&M Bancorp shall continue as the successor corporation (the "Successor Corporation"). Home Bank shall become a wholly-owned direct subsidiary of the Successor Corporation. From and after the Effective Date, the Merger shall have the effects set forth in MD. CORPS. & ASS'NS CODE SS. 3-114.

          9.2. Conversion of Stock; Conversion Ratio.

               (a) On the Effective Date, each share of the Home Corporation Common Stock outstanding immediately prior to the Effective Date (other than shares held by persons who perfect their dissenters' rights under Maryland law), shall, without any action on the part of the holder thereof, be canceled and converted into the number of shares of F&M Bancorp Common Stock (rounded to the nearest 0.01 share) which results after multiplication by the Conversion Ratio. The Conversion Ratio shall be a fraction, the numerator of which is the product of (i) 1.65 multiplied by (ii) the book value (calculated in accordance with Section 9.7) per share of Home Corporation Common Stock on the Calculation Date, and the denominator of which is the Average Market Value of a share of F&M Bancorp Common Stock. The Calculation Date shall be the last day of the month during which (i) all events listed in Section 2 shall have occurred and (ii) all conditions precedent listed in Sections 7 and 8 shall have been fulfilled or waived.

               (b) For purposes of the computation of the Conversion Ratio, if, at the Calculation Date, the Average Market Value of F&M Bancorp Common Stock is greater than 1.9 times the book value per share of F&M Bancorp Common Stock determined in accordance with generally accepted accounting principles, then in lieu of the Average Market Value, F&M Bancorp shall use a per share price for its Common Stock equal to 1.9 times the book value per share of its Common Stock as of the Calculation Date, determined in accordance with generally accepted accounting principles.

               (c) The Average Market Value of each share of the F&M Bancorp Common Stock shall be the arithmetic average of closing prices of F&M Bancorp Common Stock in the Composite Transaction Summary to the extent reported in The Wall Street Journal for the twenty (20) consecutive trading days preceding the Calculation Date.

               (d) No certificates for fractional shares of F&M Bancorp Common Stock shall be issued; in lieu thereof, each holder otherwise entitled to a fractional interest shall receive an amount in cash based on the Average Market Value of F&M Bancorp Common Stock on the Calculation Date. Each such holder shall have no other rights with respect to such fractional interest.

          9.3. Exchange Procedure.

               (a) After the Effective Date, certificates representing such shares of Common Stock of Home Corporation shall represent the right to receive certificates representing shares of Common Stock of F&M Bancorp determined in accordance with Section 9.2 hereof; such Home Corporation certificates at any time after the Effective Date may be exchanged by the holders thereof for new certificates for the appropriate number of shares of Common Stock of F&M Bancorp by forwarding such Home Corporation Common Stock certificates and the letter of transmittal provided by F&M Bancorp to the transfer agent for F&M Bancorp Common Stock, and the payment of cash in lieu of fractions, dividends, and other distributions on said stock may be withheld until the Home Corporation certificates are surrendered for exchange to the transfer agent for F&M Bancorp Common Stock; when such new certificates are issued, the holders thereof shall be entitled to be paid the amount (without any interest thereon) of all such withheld cash in lieu of fractions, dividends, or other distributions which have theretofore become payable with respect to such shares of Common Stock of F&M Bancorp.

               (b) As soon as possible after the Effective Date, the transfer agent for F&M Bancorp Common Stock shall send or cause to be sent a notice and transmittal form to each recordholder of a certificate theretofore evidencing shares of the Home Corporation Common Stock (other than to holders who have perfected their dissenters' rights under Maryland law).

               (c) All shares of F&M Bancorp Common Stock into which shares of Home Corporation Common Stock shall have been converted shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Home Corporation Common Stock.

          9.4. Stock Options.

               (a) At the Effective Date, all options granted by Home Corporation which are outstanding under all Stock Option Plans previously adopted by Home Corporation to purchase shares of Home Corporation Common Stock, which are outstanding and unexercised immediately prior thereto (each, an "Outstanding Option"), shall be converted as to each whole share subject to such Outstanding Option into an option (each, an "Exchange Option") to purchase a number of shares of the Common Stock of F&M Bancorp equal to the number of shares of Home Corporation Common Stock which could have been purchased under the Outstanding Option multiplied by the Conversion Ratio.

               (b) The per share exercise price of each Exchange Option shall be equal to the price per share set forth in the Outstanding Option divided by the Conversion Ratio, rounded up to the nearest whole cent.

               (c) The Exchange Option shall otherwise have the same duration and other terms as the Outstanding Option.

               (d) The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be effected in a manner consistent with Section 424(a) of the Code.

          9.5. Articles of Incorporation of the Successor Corporation. The Articles of Incorporation of F&M Bancorp, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the Successor Corporation until thereafter amended as provided by law.

          9.6. By-Laws of the Successor Corporation. The By-Laws of F&M Bancorp, as in effect immediately prior to the Effective Date, shall be the By-Laws of the Successor Corporation until thereafter amended as provided by law.

          9.7.  Calculation of Home  Corporation's  Book Value.  For purposes of
Section 9.2 hereof, the book value of Home Corporation shall mean, subject to addition or subtraction for the items set forth in paragraphs (a) through (c) below, the calculation as of the Calculation Date of Home Corporation's total assets minus its total liabilities, calculated in conformity with generally accepted accounting principles applied on a basis consistent with past practices of Home Corporation:

               (a) Home Corporation's Allowance for Possible Losses (as shown on
          Schedule 9.7(a) hereof) (its "Total Allowance") as of the close of business on the Calculation Date shall be 35.12% of its Problem Assets on the Calculation Date, with any adjustments to the Total Allowance and other accounts necessary to achieve this percentage being accounted for in a manner that reflects the principles of Financial Accounting Standards Board Statement 109 ("FAS 109") and any other generally accepted accounting principles applicable to income taxes. For purposes of this calculation, Problem Assets consist of (i) loans classified as substandard, doubtful or loss and (ii) other real estate owned at the Calculation Date, based upon loan classification standards in effect as of December 31, 1995. No Problem Assets at December 31, 1995 (except for consumer loans and one-to-four family residential loans) shall be reduced or eliminated at the Calculation Date except to the extent payment is received by Home Bank or written off. Home Corporation has scheduled its Problem Assets at December 31, 1995 on Schedule 9.7(a).

               (b) If a special recapitalization assessment for the Savings Association Insurance Fund is imposed on Home Bank on or before the Calculation Date, the amount of the special recapitalization assessment shall be added back to Home Corporation's book value as of the close of business on the Calculation Date and the income tax accounts of Home Corporation shall be adjusted to reflect the treatment that would have been required under FAS 109 and any other generally accepted accounting principles applicable to income taxes as if the amount added back had never been imposed; provided that such calculation shall not increase book value by more than $925,000.

               (c) For purposes of determining book value, only normal and recurring items of income and expense (including any additional premiums to obtain extended directors' and officers' liability coverage) shall be considered; provided, that transactional expenses hereunder (other than such additional premiums) shall not be deducted as an expense.

               (d) Home Corporation shall prepare and provide to F&M Bancorp a schedule reflecting the calculation of its book value as of the Calculation Date, determined in accordance with the terms of this
          Section 9.7 within 10 days of the Calculation Date. Such schedule shall be submitted along with a report of Home Corporation's independent auditors which shall indicate that they have reviewed (i) each of the reports filed by Home Corporation with the SEC since the date of the 1995 audited consolidated financial statements, and specifying that they are not aware of any material modifications that should be made to such financial statements in order for them to be calculated in conformity with generally accepted accounting principles applied on a basis consistent with past practice of Home Corporation, and (ii) the schedule reflecting the calculation of the book value as of the Calculation Date in accordance with the terms of this Section
          9.7 and specifying that nothing came to their attention that caused them to believe that the calculation of book value is not in accordance with the terms of this Section 9.7. Such schedule and supporting documentation are referred to as the Book Value Documentation. F&M Bancorp's certified public accountants shall, within 5 days of the receipt of the Book Value Documentation, either confirm in writing to Home Corporation that it finds the determination of book value to be acceptable or, if such is not the case, F&M Bancorp's independent certified public accountants shall set forth specifically and with particularity the basis for its disagreement. In the event that F&M Bancorp believes that an adjustment to book value is required, representatives of F&M Bancorp, Home Corporation and each of their independent certified public accountants shall meet within 5 days to discuss any areas of disagreement. In the event that the parties hereto determine to adjust Home Corporation's book value from that previously determined, Home Corporation shall promptly make the appropriate adjustments. If the parties hereto cannot reach agreement within 5 days of first meeting on this matter, they shall submit the matter for determination to a mutually acceptable independent third party independent accounting firm, whose determination shall be required within 10 days thereafter and shall be binding upon the parties.

          9.8. Anti-Dilution Provision. If F&M Bancorp takes any action which establishes, prior to the Effective Date, a record date or effective date for a stock dividend on its Common Stock, a split or reverse split of its Common Stock or any distribution on all shares of its Common Stock other than cash dividends, F&M Bancorp will take such action as shall be necessary in order that each share of Common Stock of Home Corporation will be converted into the same number of shares of the Common Stock of F&M Bancorp (whether such number is greater or less than the number otherwise provided for herein) that the owner of such shares would have owned immediately after the record date or effective date of such event had the Effective Date occurred immediately before such record date or effective date, and the Conversion Ratio set forth in Section 9.2 shall be adjusted accordingly. Home Corporation hereby agrees to any revision in the exchange ratio pursuant to this Section 9.8.

          9.9. Rights of Dissenting Stockholders. Each holder of shares of the Common Stock of Home Corporation which are voted against the approval of the Merger who perfects his appraisal rights pursuant to the provisions of MD. CORPS. & ASS'NS CODE SS. 3-201 et seq. (a "dissenting stockholder") shall be entitled to receive from F&M Bancorp in cash the value of such shares of the Common Stock of Home Corporation determined in accordance with the provisions of MD. CORPS. & ASS'NS CODE SS. 3-201 et seq. but only to the extent required thereunder.

          9.10. Restriction on Issuance or Repurchase of Securities. Nothing in this Plan shall limit the right of F&M Bancorp to issue or repurchase any of its stock or other securities in any manner and for any consideration permitted by law either in connection with acquisitions of new affiliates or otherwise, prior to or after the Effective Date.

     10. Boards of Directors and Employment Matters. Upon the Effective Date:

               (a) Promptly after the Effective Date of the Merger, F&M Bancorp will cause its Board of Directors to be expanded to include two additional members. Two of the directors of Home Corporation will then be elected to fill the two newly created vacancies until the next annual meeting of the stockholders of F&M Bancorp and until their successors are elected and have qualified. Prior to the Effective Date of the Merger, the Board of Directors of Home Corporation will designate the directors to be so elected, subject to the approval of the Nominating Committee of the Board of Directors of F&M Bancorp.

               (b) The members of the Board of Directors of Home Bank on the Effective Date will serve for the remainder of their current terms and until their successors are elected and have qualified. However, after the Effective Date, F&M Bancorp, as the sole stockholder of Home Bank, will cause the Board of Directors of Home Bank to be expanded to include two additional members, and shall appoint two individuals designated by the Nominating Committee of the Board of Directors of F&M Bancorp to fill the two newly created vacancies.

               (c) F&M Bancorp will offer to enter into an employment agreement substantially in the form attached hereto as Appendix VI with Richard
          W. Phoebus, Sr., the President and Chief Executive Officer of Home Corporation and Home Bank. F&M Bancorp will also offer to enter into employment agreements substantially in the form attached hereto as Appendix VII with each of Celia S. Ausherman, Steven G. Hull and Salvatore M. Savino (collectively and together with Mr. Phoebus, the "Contract Employees"). F&M Bancorp will offer to enter into each of these employment agreements before the Effective Date, but the effectiveness of each is to be conditioned upon the completion of the Merger. All such employment agreements shall constitute the entire understanding with respect to employment arrangements between F&M Bancorp and each of the Contract Employees, and shall supersede any and all prior understandings, written or oral, including any prior employment agreements between the Contract Employees and Home Corporation or Home Bank. The Contract Employees shall not be subject to the employment, compensation, severance, or benefit plan eligibility and participation arrangements set forth in Sections 10(e), (f), (g) and (h) of this Plan.

               (d) The employment of all officers and employees of Home Corporation will terminate on the Effective Date. One officer of Home Corporation will be appointed to serve as an officer of F&M Bancorp. Such officer will be designated by Home Corporation, subject to the approval of the Board of Directors of F&M Bancorp. Such officer may also continue to hold responsibilities he or she held at Home Bank prior to the Effective Date, and shall only be compensated in his or her capacity as an officer of Home Bank.

               (e) The officers and employees of Home Bank, other than the Contract Employees, will continue in their employment with Home Bank as at-will employees at the same compensation level they received with Home Bank before the Effective Date.

               (f) Payments of $1,000, $500, or $250 will be made to each of those officers, full-time employees, or part-time employees, respectively, of Home Bank, other than the Contract Employees, who either (i) remain employed by Home Bank for six months continuously thereafter or (ii) leave such employment at the request of Home Bank within six months after the Effective Date. Such payments shall be made six months after the Effective Date, in the case of those who remain in the employment of Home Bank, or within 15 business days after the date of termination, in the case of those who are requested to leave employment.

               (g) In addition to any payments required under Section 10(f), a severance payment will be made to those employees of Home Bank, other than the Contract Employees, who remain employed by Home Bank on the Effective Date, but leave such employment at the request of Home Bank within six months after the Effective Date for other than just cause. The amount of the severance payment for each such employee will be two weeks' pay at the most recent compensation level of that employee. The severance payment shall be made within 15 business days after the date of termination of the employee.

               (h) F&M Bancorp will review the benefits provided to employees of Home Bank under the employee benefit plans maintained by Home Bank and disclosed pursuant to Section 3.8(b). F&M Bancorp will provide the employees of Home Bank who continue as at-will employees of F&M Bancorp after the Effective Date either with benefits under F&M Bancorp's employee benefit plans or with benefits under Home Bank's employee benefit plans, whichever F&M Bancorp in its sole discretion deems to be more advantageous taken as a whole (and not on a plan-by-plan basis) to the employees of Home Bank. In that connection, F&M Bancorp may, in its sole discretion, freeze or terminate the employee benefit plans of Home Bank, merge them with one or more employee benefit plans of F&M Bancorp, or continue to maintain them. If F&M Bancorp decides to freeze, terminate or merge the employee benefit plans of Home Bank, after the Effective Date all full-time officers and employees of Home Bank who continue as at-will employees of Home Bank may participate in the equivalent employee benefit plans of F&M Bancorp to the extent they are eligible to do so under the terms of such plans or programs as are in force on the Effective Date, with credit given for their prior service with Home Bank for purposes of allocation, eligibility and vesting.

               (i) Except as disclosed on Schedule 3.8, F&M Bancorp will discontinue health and life insurance benefits to retired officers and employees of Home Corporation except to the extent that coverage may continue after, and Home Corporation may have paid for the coverage prior to, the Effective Date.

               (j) For such period of time as is covered by any extension of the directors' and officers' liability coverage of Home Corporation and the Home Subsidiaries, but in no event longer than 6 years from the Effective Date, after the Effective Date F&M Bancorp agrees to cause Home Bank, or if such entity is no longer in existence, F&M Bancorp shall continue to indemnify all persons who, as of the Effective Date, are directors, officers, employees and agents of Home Corporation or the Home Subsidiaries to the same extent that such persons are indemnified pursuant to the Articles of Incorporation or By-Laws of Home Corporation and/or the Home Subsidiaries on the date hereof, with respect to matters occurring prior to the Effective Date.

     11. Opinion of Tax Counsel. F&M Bancorp and Home Corporation shall have received an opinion from tax counsel to F&M Bancorp to the effect that:

               (a) The transfer of all of the assets of Home Corporation to F&M Bancorp, and the assumption by F&M Bancorp of the liabilities of Home Corporation pursuant to the terms of this Plan, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Home Corporation and F&M Bancorp will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

               (b) No gain or loss will be recognized to a stockholder of Home Corporation on the conversion of Common Stock of Home Corporation solely into shares of the Common Stock of F&M Bancorp. No gain or loss will be recognized by Home Corporation upon the transfer of all of its assets to F&M Bancorp in exchange for shares of the Common Stock of F&M Bancorp and the assumption by F&M Bancorp of the liabilities of Home Corporation. No gain or loss will be recognized to F&M Bancorp upon the receipt by F&M Bancorp of all of the assets of Home Corporation in exchange for shares of the Common Stock of F&M Bancorp and the assumption by F&M Bancorp of the liabilities of Home Corporation.

               (c) The basis of the shares of the Common Stock of F&M Bancorp received by a stockholder of Home Corporation will be the same as the basis of the shares of the Common Stock of Home Corporation which were converted into F&M Bancorp shares pursuant to the Merger. The holding period of shares of the Common Stock of F&M Bancorp received by a stockholder of Home Corporation will include the period during which he held the shares of the Common Stock of Home Corporation which were converted into F&M Bancorp shares pursuant to the Merger, provided that the shares of Common Stock of Home Corporation is held as a capital asset by the stockholder of Home Corporation on the Effective Date.

               (d) The basis of each asset of Home Corporation in the hands of F&M Bancorp will be the same as the basis of such asset in the hands of Home Corporation immediately prior to the Merger; the holding period of each such asset in the hands of F&M Bancorp will include the periods during which such asset was held by Home Corporation.

               (e) No gain or loss will be recognized to the stockholders of F&M Bancorp as a result of the transactions contemplated by this Plan.

               (f) Where cash is received by a stockholder of Home Corporation in lieu of a fractional share of the Common Stock of F&M Bancorp to which the stockholder may be entitled, such cash will be treated as received by the stockholder as a distribution in redemption of his fractional share interest.

               (g) The accumulated earnings and profits of Home Corporation on the Effective Date will be added to the accumulated earnings and profits of F&M Bancorp and will be available for subsequent distributions of dividends within the meaning of Section 316 of the Code.

     12. Amendment of the Plan. This Plan may be amended at any time prior to the Effective Date in response to comments of governmental regulatory authorities or otherwise; provided that any such amendment is in writing and is approved by the Board of Directors of each of the parties hereto.

     13. Abandonment of the Plan; Effect Thereof. Anything herein to the contrary notwithstanding, and notwithstanding any stockholder vote or approval, this Plan may be terminated and abandoned:

               (a) by mutual consent of the Boards of Directors of Home Corporation and F&M Bancorp, or

               (b) by F&M Bancorp or Home Corporation, if its Board of Directors so determines, in the event of the failure of the stockholders of F&M Bancorp or Home Corporation to approve this Plan at the meetings of stockholders called to consider such approval, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Plan to perform or observe its agreement set forth herein to be performed or observed by such party at or before the Effective Date; or

               (c) by F&M Bancorp or Home Corporation, if its Board of Directors so determines, in the event of a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party; or

               (d) by F&M Bancorp by written notice to Home Corporation if prior to December 31, 1996 (i) any approval, consent or waiver of any governmental entity required to permit consummation of the transactions contemplated hereby shall have been denied, (ii) any approval, consent or waiver of any governmental entity required to permit consummation of the transactions contemplated hereby shall include any condition or requirement that would (i) result in a materially adverse effect on F&M Bancorp or Home Corporation or (ii) so materially and adversely affect the economic or business benefits of the Merger that F&M Bancorp, in the sole judgment of F&M Bancorp, would not have entered into this Plan had such conditions or requirements been known at the date hereof, (iii) any action or proceeding against F&M Bancorp or any of the F&M Subsidiaries or against Home Corporation or any of the Home Subsidiaries shall be pending which seeks to prevent consummation of the transactions contemplated by this Plan, or (iv) any court shall have entered an order which prohibits consummation of the Merger and the transactions contemplated by this Plan, or

               (e) by F&M Bancorp or Home Corporation, by action of the Board of Directors of either party and the delivery of written notice by either party to the other, in the event that the Merger is not consummated by December 31, 1996, unless the failure to so consummate by such time is due to the breach of any representation, warranty, agreement or covenant contained in this Plan by the party seeking to terminate, or if prior to December 31, 1996, any governmental entity of competent jurisdiction shall have issued a final, unappealable order or ruling enjoining or otherwise prohibiting consummation of the transactions contemplated by this Plan, or

               (f) by action of the Board of Directors of Home Corporation in their sole discretion in accordance with Section 5.6, or

               (g) By either F&M Bancorp or Home Corporation if, at the Calculation Date, the Average Market Value (as defined in Section 9.2(c)) of F&M Bancorp Common Stock is less than 1.6 times the book value per share of F&M Bancorp Common Stock determined in accordance with generally accepted accounting principles; provided, however, that if F&M Bancorp elects (and Home Corporation agrees), for purposes of the computation of the Conversion Ratio (as defined in Section 9.2(a)), F&M Bancorp may use a per share price for the F&M Bancorp Common Stock of 1.6 times the book value per share of its Common Stock on the Calculation Date, determined in accordance with generally accepted accounting principles, in lieu of the Average Market Value. In either such case, F&M Bancorp or Home Corporation, as the case may be, shall give prompt written notice to Home Corporation or F&M
          Bancorp of such election and Home Corporation or F&M Bancorp, as the case may be, shall then provide prompt written notice to F&M Bancorp or Home Corporation of its willingness to proceed with such modification; and, under such circumstances, no abandonment or termination shall be deemed to have occurred pursuant to this Section 13(e), and this Plan shall remain in full force and effect in accordance with its terms, except as the per share price for the Common Stock of F&M Bancorp shall have been so modified; or

               (h) in the event of the termination of this Plan by either F&M Bancorp or Home Corporation, as provided above, this Plan shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach of any other party of any covenant or willful misrepresentation contained in this Plan.

     14. Expenses. Whether or not the transactions hereunder are consummated, each party to the Plan shall pay its own expenses relating hereto, including fees and disbursements of its counsel and accountants; provided, however, that F&M Bancorp shall pay (a) filing fees in respect of regulatory approvals required in order to consummate the Merger, including the registration fee of the SEC, filing fees in respect of state "blue sky" laws, the fee payable to The National Association of Securities Dealers, Inc. in respect of the listing on

Nasdaq of the shares of F&M Bancorp Common Stock to be issued pursuant to this Plan and (b) the costs of printing and mailing the Proxy Statement/Prospectus. The foregoing shall not be construed as a limitation of damages in the event of breach.

     15. Notices. All notices, requests, demands, and other communications under or connected with this Plan shall be in writing, and (a) if to F&M Bancorp, shall be addressed to F&M Bancorp, 110 Thomas Johnson Drive, Post Office Box 518, Frederick, Maryland 21705, attention of Gordon M. Cooley, Secretary and Legal Officer, with a copy to its counsel, Piper & Marbury L.L.P., 36 South Charles Street, Baltimore, Maryland 21201-3010, attention of James J. Winn, Jr., Esquire; or (b) if to Home Corporation, shall be addressed to Home Federal Corporation, 122-128 West Washington Street, Hagerstown, Maryland 21740, attention of Richard W. Phoebus, Sr., President and Chief Executive Officer, with a copy to its counsel, Elias, Matz, Tiernan & Herrick L.L.P., 12th floor, The Walker Building, 734 15th Street, N.W., Washington, D.C., 20005, attention of Norman B. Antin, Esquire. Any such notices, requests, demands, and other communications shall be mailed, postage prepaid, first class mail, or delivered personally and shall be sufficient and effective when delivered to or received at the address as specified. Each of the parties may change the address at which it is to receive communications by like written notice to the other.

     16. Entire Agreement; Effect. This Plan (including the financial statements, lists, schedules, and documents delivered pursuant hereto, which are made a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transaction contemplated hereunder. This Plan supersedes any and all prior understandings, including prior letters of intent, and it may not be changed, waived, discharged, or terminated orally, but only in writing by a party against which enforcement of the change, waiver, discharge, or termination is sought.

     17. Representations, Warranties and Agreements. Except as set forth in this
Section 17, all representations, warranties and agreements of F&M Bancorp and Home Corporation made in this Plan, or in any instrument delivered by F&M Bancorp or Home Corporation pursuant to this Plan, shall expire at the Effective Date. In the event of the consummation of the transactions contemplated hereby, the agreements contained in or referred to in Sections 9 and 10 shall survive the Effective Date. In the event of the termination of this Plan in accordance with its terms, the agreements contained in or referred to in Sections 5.1, 5.6,
6.3 and 14 shall survive such termination. Except as provided in the first sentence of this Section 17, nothing contained herein shall be construed to limit the liability of a party to another party for damages caused by a breach of this Plan.

     18. Governing Law. This Plan shall be governed by, and shall be interpreted in accordance with, the laws of the State of Maryland or, to the extent applicable, the federal laws of the United States of America.

     19. General. The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretations of this Plan. This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Plan shall inure to the benefit of and be binding upon the parties hereto and their respective successors but shall not be assigned to and shall not create any rights in favor of any other party. Any purported assignment in violation of this Section 19 shall be void.

     IN WITNESS WHEREOF, F&M Bancorp and Home Corporation have caused this Plan to be duly executed by their respective chairmen or presidents, and their respective seals to be hereunto affixed and attested by their respective secretaries, thereunto duly authorized as of the date first above written.


ATTEST:      [SEAL]                F&M BANCORP

/s/ Gordon M. Cooley               By:    /s/ Charles W. Hoff, III
Gordon M. Cooley                          Charles W. Hoff, III
Secretary                                 Chairman of the Board and
                                          Chief Executive Officer


ATTEST:      [SEAL]                HOME FEDERAL CORPORATION

/s/ Celia S. Ausherman             By:    /s/ Richard W. Phoebus, Sr.
Celia S. Ausherman                        Richard W. Phoebus, Sr.
Secretary                                 President and Chief Executive Officer

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT


     This STOCK OPTION AGREEMENT (this "Option Agreement") dated as of April 2, 1996, between HOME FEDERAL CORPORATION ("Home Corporation"), a Maryland corporation, and F&M BANCORP ("F&M Bancorp"), a Maryland corporation, recites and provides:

     A. The Board of Directors of Home Corporation and F&M Bancorp have approved a Plan and Agreement to Merge dated April 2, 1996 (the "Plan") providing for the merger (the "Merger") of Home Corporation with and into F&M Bancorp.

     B. As a condition to and as consideration for F&M Bancorp's entry into the Plan and to induce such entry, Home Corporation has agreed to grant to F&M Bancorp the option set forth herein to purchase authorized but unissued shares of Home Corporation Common Stock.

     NOW, THEREFORE, the parties agree as follows:

     1. Definitions. Capitalized terms defined in the Plan and used herein shall have the same meanings as in the Plan.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Home Corporation hereby grants to F&M Bancorp an option (the "Option") to purchase up to 501,282 shares of Home Corporation Common Stock at an exercise price of $8.25 per share payable in cash as provided in Section 4; provided, however, that in the event Home Corporation issues or agrees to issue any shares of Home Corporation Common Stock (other than as permitted under the Plan) at a price less than $8.25 per share (as adjusted pursuant to Section 6), the exercise price shall be such lesser price.

     3. Exercise of Option.

          (a) Unless F&M Bancorp shall have breached in any material respect any covenant or representation contained in the Plan and such breach has not been cured, F&M Bancorp may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Date of the Merger, or (ii) the termination of the Plan in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than as a result of a willful breach by Home Corporation of any Specified Covenant or as a result of failure of Home Corporation's stockholders to approve the Plan by the vote required under applicable law or under Home Corporation's Charter), or (iii) 12 months after termination of the Plan due to a willful breach by Home Corporation of any Specified Covenant or failure of Home Corporation's stockholders to approve the Plan by the vote required under applicable law or under Home Corporation's Charter; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

          (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) Home Corporation or Home Federal Savings Bank ("Home Bank"), without having received F&M Bancorp's prior written consent, shall have entered into an agreement with any person (x) to merge or consolidate, or enter into any similar transaction, except as contemplated in the Plan, (y) to purchase, lease or otherwise acquire all or substantially all of the assets of Home Corporation or Home Bank, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Home Corporation or Home Bank;

               (ii) any person (other than Home Corporation or Home Bank in a fiduciary capacity, or F&M Bancorp or Farmers and Mechanics National Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Home Corporation Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations promulgated thereunder);

               (iii) any person shall have made a bona fide proposal to Home Corporation by public announcement or written communication that is or becomes the subject of public disclosure to acquire Home Corporation or Home Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the stockholders of Home Corporation vote not to adopt the Plan; or

               (iv) Home Corporation shall have willfully breached any Specified Covenant following a bona fide proposal to Home Corporation or Home Bank to acquire Home Corporation or Home Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle F&M Bancorp to terminate the Plan (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

If more than one of the transactions  giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (c) In the event F&M Bancorp wishes to exercise the Option, it shall send to Home Corporation a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, F&M Bancorp shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

          (d) As used herein, "Specified Covenant" means any covenant made by Home Corporation or Home Bank and contained in Section 5 of the Plan.

     4. Payment and Delivery of Certificates.

          (a) At the closing referred to in Section 3, F&M Bancorp shall pay to Home Corporation the aggregate purchase price for the shares of Home Corporation Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Home Corporation.

          (b) At such closing, simultaneously with the delivery of funds as provided in subsection (a), Home Corporation shall deliver to F&M Bancorp a certificate or certificates representing the number of shares of Home Corporation Common Stock purchased by F&M Bancorp, and F&M Bancorp shall deliver to Home Corporation a letter agreeing that F&M Bancorp will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

          (c) Certificates for Home Corporation Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

          "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF A STOCK OPTION AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND HOME FEDERAL CORPORATION AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF HOME FEDERAL CORPORATION. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY HOME FEDERAL CORPORATION OF A WRITTEN REQUEST."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if F&M Bancorp shall have delivered to Home Corporation a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to Home Corporation, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act").

     5. Representations. Home Corporation represents, warrants and covenants to F&M Bancorp as follows:

          (a) Home Corporation shall at all times maintain sufficient authorized but unissued shares of Home Corporation Common Stock so that the Option may be exercised without authorization of additional shares of Home Corporation Common Stock.

          (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

     6. Adjustment Upon Changes in Capitalization. In the event of any change in Home Corporation Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Home Corporation Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Home Corporation Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Home Corporation Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Home Corporation to breach any provision of the Plan.

     7. Registration Rights. If requested by F&M Bancorp, Home Corporation shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Home Corporation Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by F&M Bancorp. F&M Bancorp shall provide all information reasonably requested by Home Corporation for inclusion in any registration statement to be filed hereunder. Home Corporation will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. Only one registration may be effected under this Section 7 at Home Corporation's expense, and which shall not include underwriting commissions and the fees and disbursements of F&M Bancorp's counsel attributable to the registration of such Home Corporation Common Stock. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Home Corporation of Home Corporation Common Stock. If requested by F&M Bancorp, in connection with any such registration, Home Corporation will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from F&M Bancorp or assignee thereof under this Section 7, Home Corporation agrees to send a copy thereof to F&M Bancorp and to any assignee thereof known to Home Corporation, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     8. Severability. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Home Corporation Common Stock provided in Section 2 (as adjusted pursuant to Section 6), it is the express intention of Home Corporation to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     9. Miscellaneous.

          (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

          (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing F&M Bancorp may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, F&M Bancorp may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Home Corporation, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on F&M Bancorp's behalf, or (iv) any other manner approved by applicable regulatory authorities.

          (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 15 of the Plan.

          (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

          (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.


                                  HOME FEDERAL CORPORATION

                                  By:    /s/ Richard W. Phoebus, Sr.
                                         Richard W. Phoebus, Sr.
                                         President and Chief Executive Officer



                                  F&M BANCORP

                                  By:    /s/ Charles W. Hoff, III
                                         Charles W. Hoff, III
                                         Chairman of the Board and
                                         Chief Executive Officer

                                                                        ANNEX C

                -------------Charles Webb & Company-------------

                    Investment Bankers and Financial Advisors

April 2, 1996

Board of Directors
Home Federal Corporation
122-128 West Washington Street
Hagerstown, MD  21740-1179

Dear Board of Directors:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the shareholders of Home Federal Corporation ("HMFD"), of the conversion ratio (the "Conversion Ratio") as set forth in Section 9.2 of the Plan and Agreement to Merge, dated April 2, 1996, (the "Merger Agreement"), by and among F&M Bancorp ("FMBN") and HMFD. We have not been requested to opine as to, and our opinion does not in any matter address, HMFD's underlying business decision to proceed with or effect the Merger.

The Merger Agreement provides that, at the Effective Time of the Merger of HMFD with and into FMBN ("the Merger"), FMBN will issue shares of FMBN common stock in exchange for all the issued and outstanding shares of HMFD Common Stock (2,519,010 shares as of the date of the Agreement). All of the outstanding shares of HMFD Common Stock at the Effective Time shall be converted by operation of the Merger into the number of shares of FMBN common stock which results after multiplication of the Conversion Ratio. The Conversion Ratio shall be a fraction, the numerator of which is 1.65 multiplied by the HMFD book value per share, as defined in Section 9.7 of the Merger Agreement, and the denominator of which is the Average Market Value of a share of F&M Bancorp Stock as defined in Section 9.2 of the Merger Agreement. If the Average Market Value of F&M Bancorp Common Stock is greater than 1.9 times the FMBN book value per share, the product of 1.9 times the FMBN book value per share shall be used in lieu of the Average Market Value.

In addition, all unexercised and outstanding options awarded pursuant to the HMFD's Stock Option and Incentive Plans shall be converted by FMBN to stock options to purchase a number of shares of the Common Stock of FMBN equal to the number of shares of HMFD Common Stock which could have been purchased under the HMFD Option multiplied by the Conversion Ratio. The complete terms of the proposed transaction are described in the Merger Agreement, and this summary is qualified in its entirety by reference thereto. A copy of the Merger Agreement will be attached as an Exhibit to the Proxy Statement of HMFD which will be provided to HMFD's shareholders.

Charles Webb & Company, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies.



   211 Bradenton o Dublin, Ohio 43027-3541 o 614-744-8400 o Fax: 614-766-8406

In March, 1996, you engaged us to issue a fairness opinion to be delivered upon the execution of an agreement for the acquisition of HMFD. Prior to your execution of the Merger Agreement with FMBN, we studied financial and other business data supplied to us by HMFD including audited financial statements for the years ended December 31, 1995, 1994, 1993 and 1992. We discussed with senior management and the boards of directors of HMFD and its wholly-owned subsidiary Home Federal Savings Bank ("Home Federal"), the current position and prospective outlook for HMFD and Home Federal. We considered historical quotations and the prices of recorded transactions in HMFD's common stock since its conversion from mutual to stock form and its public offering. We reviewed financial and stock market data of other thrifts, selecting a peer group of thrifts with assets of $100 - $300 million in the Mid-Atlantic region, and reviewed financial and structural terms of several other recent transactions involving savings and loan mergers and acquisitions or proposed changes of control of thrifts in a comparable geographic region or in a comparable financial position.

For FMBN, we reviewed the audited financial statements for the years ended December 31, 1995, 1994, 1993 and 1992, and related SEC reports, and certain other information deemed relevant. We discussed with senior management (certain members of the senior management group are also members of the board of directors) of FMBN, the current position and prospective outlook for FMBN and its wholly-owned subsidiaries, including FMBN's reasons for seeking an affiliation and merger. We considered historical quotations and the prices of recorded transactions in FMBN's common stock over the past five years. Further, for comparative purposes, we reviewed financial and stock merger data of other financial institutions, particularly in the Mid Atlantic and Midwest regions.

For purposes of this opinion we have relied without independent verification on the accuracy and completeness of the material furnished to us by HMFD and FMBN and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial forecasts we received for HMFD we assumed (with your consent) that they have been reasonably prepared reflecting the best currently available estimates and judgment of HMFD's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of HMFD and FMBN. We have further relied on the assurances of management of HMFD and FMBN that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Merger Agreement to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to HMFD or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

We have been engaged to issue a fairness opinion for a fee, a majority of which is contingent upon the consummation of the Merger. In addition, HMFD has agreed to indemnify us for certain liabilities arising out of our engagement by HMFD in connection with the Merger. We have also performed various investment banking services for HMFD in the past and have received customary fees for such services.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof the financial terms of the Merger as set forth in the Merger Agreement, are fair, from a financial point of view, to the shareholders of HMFD.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statements of HFMD used to solicit shareholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of HMFD in its consideration of the Merger Agreement, and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

Very truly yours,

Charles Webb & Company

                -------------Charles Webb & Company-------------

                    Investment Bankers and Financial Advisors

May 31, 1996

Board of Directors
Home Federal Corporation
122-128 West Washington Street
Hagerstown, MD  21740-1179

Dear Board of Directors:

We hereby confirm our letter of April 2, 1996 regarding the merger proposal, whereby Home Federal Corporation ("Home") shall merge with F&M Bancorp. In our opinion, the above referenced transaction remains fair, from a financial point of view, to the Home shareholders as of the date above.

Very truly yours,

Charles Webb & Company







   211 Bradenton o Dublin, Ohio 43027-3541 o 614-744-8400 o Fax: 614-766-8406

                                                                        ANNEX D

           Annual Report to Stockholders of Home Federal Corporation
                      for the year ended December 31, 1995

Home Federal Corporation 1995 Annual Report

Main Office
122-128 West Washington Street
Hagerstown, Maryland 21740
(301) 733-6300


Branch Offices

17708 Virginia Avenue
Hagerstown, Maryland 21740

1413 Pennsylvania Avenue
Hagerstown, Maryland 21742

1700 Dual Highway
Hagerstown, Maryland 21740

333 East Main Street
Hancock, Maryland 21750
(301) 678-7205

County Market
835 West Hillcrest Road
Hagerstown, Maryland 21742

County Market
1230 National Highway
LaVale, Maryland 21502
(301) 729-4400


Loan Center
8 East Main Street
Frostburg, Maryland 21532
(301) 689-1983

FINANCIAL HIGHLIGHTS

                                         1995         1994
At Year-end
                  (Dollars in Thousands, Except Per Share Data)
Total assets                             $214,615     $206,517
Loans receivable, net                     137,263      135,553
Real estate owned held for sale, net        7,075        6,450
Savings accounts                          163,663      151,203
Advances from the Federal Home Loan
  Bank of Atlanta                          30,157       38,184
Stockholders' equity                       18,382       14,700
Average equity-to-average assets ratio       7.86%        7.30%


For The Year

Net interest income                      $  7,270     $  7,504
Net income                                  2,528        1,497
Return on average assets                     1.20%        0.75%
Return on average equity                    15.28%       10.21%
Average interest rate spread                 3.88%        4.28%


Per Share Data

Earnings per share                       $   1.00     $   0.59
Cash dividends per share                      .08           --
Book value per share                         7.30         5.84

TO OUR STOCKHOLDERS, CUSTOMERS AND FRIENDS:

Careful planning and the ability to focus efforts on the completion of the critical elements of the plan usually will produce a favorable result. Throughout the past four fiscal years Home Federal has been able to show consistent improvement in operating results and to deliver superior returns for our stockholders.

     During 1995, we experienced the following outstanding results:
        Net Earnings         - Increased 69% over year end 1994 to $2,528,000.
                               This represents the largest annual profit in the 98 year history of Home Federal.
        Book Value           - Increased 25% to $7.30 per share.
        Nonperforming Assets - Decreased 43% from 10.95% to 5.99% of total assets.

     These improvements have been reflected in the steady increase in stockholder value. At close of business in December 1991, Home Federal stock was trading at $1.06 per share. Years end 1992, 1993 and 1994 saw closing prices of $1.25, $3.63 and $6.00, respectively. Home Federal shares closed 1995 at $7.75 per share. The compounded return for the four year period, exclusive of dividends, was approximately 65%.

     The numbers are impressive and it is our goal to continue steady progress in building the franchise. The numbers do not, however, tell the whole story for a community financial institution. Total return for such institutions includes benefits to the individuals who work for Home Federal, their families and the community which they serve. Home Federal employs more than 125 people. Among other things, our loan programs have facilitated the building of homes which provide jobs for salespersons, mechanics, craftsmen, lawyers, accountants, suppliers, builders, developers and others too numerous to mention. Further, the value of volunteer efforts of our employees on behalf of non-profit organizations represents a return to our community which is nearly impossible to measure.

     Because of the dedication of our employees and the loyalty of our customers, efforts to rebuild and deliver value to our stockholders, employees, customers, suppliers and the community have been successful. Our goal is to improve on this record by consistently producing a broad array of high quality financial products and services to serve the needs of individuals, families and the small businesses in our market. By focusing our efforts on this goal, we believe we can produce consistent, high quality returns to our stockholders.


Sincerely,

/s/ Richard W. Phoebus, Sr.

Richard W. Phoebus, Sr.
President


/s/ Benjamin F. Kunkleman

Benj. F. Kunkleman
Chairman of the Board

BOARD OF DIRECTORS AND OFFICERS


BOARD OF DIRECTORS*

Benjamin F. Kunkleman
Chairman of the Board
Home Federal Corporation
President
The American Cedarworks, Inc.
(Wood Products Manufacturer)

Howard B. Bowen
President
Ewing Oil Company, Inc.
(Petroleum Distributor)

William H. Gelbach, Jr.
Consultant-Home Federal Savings Bank
Former President of Waynesboro Savings Association

Lois S. Harrison
Member, Board of Trustees
Hood College
(Private College)

John J. McElwee, Jr.
President
Antietam Health Services, Inc.
(Diversified Health Care)

Richard W. Phoebus, Sr.
President and Chief Executive Officer
Home Federal Corporation and Home Federal Savings Bank

Salvatore M. Savino
Vice President and Treasurer, Chief Financial Officer
Home Federal Corporation
Senior Vice President and Treasurer, Chief Financial Officer
Home Federal Savings Bank

J. Franklin Shank
Realtor
Coldwell Banker
(Real Estate Brokerage)

Ronald Z. Sulchek
President
Sulchek & Co.
(Accounting Firm)

Directors Emeritus
M. William Dutton, Jr.
E. Leister Mobley, Jr.

*Also Directors of Home Federal Savings Bank


OFFICERS

Home Federal Corporation

Richard W. Phoebus, Sr.
President and Chief Executive Officer

Steven G. Hull
Executive Vice President

Celia S. Ausherman
Vice President and Secretary

Salvatore M. Savino
Vice President and Treasurer, Chief Financial Officer


Home Federal Savings Bank

Richard W. Phoebus, Sr.
President and Chief Executive Officer

Steven G. Hull
Executive  Vice President, Special Assets

Celia S. Ausherman
Senior Vice President and Secretary, Chief Retail Banking Officer

Salvatore M. Savino
Senior Vice President and Treasurer, Chief Financial Officer

Julie A. Donat
Vice President, Operations

Thomas D. Earley
Vice President, Marketing

James C. Failor
Vice President, Loan Officer

Jacqueline M. Gaver
Vice President, Special Assets

Richard L. Kidd
Vice President, Western Region

Douglas E. Metz
Vice President, Special Assets

Patricia C. Muldoon
Vice President, Controller

Edward L. Yonker
Vice President, Technology

Debra A. Doyle
Asst. Vice President, Loan Servicing

Judy L. Raidt
Asst. Vice President, Residential Lending

Helga M. Stoner
Asst. Secretary

SELECTED HISTORICAL FINANCIAL DATA

                                        As of December 31,
                         ----------------------------------------------------
                           1995       1994       1993       1992       1991
                         --------   --------   --------   --------   --------
                             (Dollars in thousands, except per share data)
Selected Financial Data:
Total assets             $214,615   $206,517   $194,848   $209,132   $265,625
Loans receivable, net     137,263    135,553    127,232    145,616    217,475
Mortgage-backed
  securities available
  for sale                 17,373     29,782     24,497         --         --
Mortgage-backed
  securities               29,748     11,222      4,043     36,638      6,981
Investment securities          --      5,064         --         --     10,045
Real estate owned held
  for sale, net             7,075      6,450      7,978      8,590      4,369
Savings accounts          163,663    151,203    148,397    148,769    201,656
Advances from the
  Federal Home Loan
  Bank of Atlanta          30,157     38,184     27,637     46,382     49,978
Stockholders' equity       18,382     14,700     14,614     11,219     10,857
Book value per share<F1>     7.30       5.84       5.80       8.35       8.08

                                   For the Years Ended December 31,
                         ----------------------------------------------------
                           1995       1994       1993       1992       1991
                         --------   --------   --------   --------   --------
                             (Dollars in thousands, except per share data)
Selected Operations Data:
Interest income          $15,987    $14,487    $14,931    $18,877    $24,164
Interest expense           8,717      6,983      7,696     12,058     18,747
                         -------    -------    -------    -------    -------
Net interest income      $ 7,270    $ 7,504    $ 7,235    $ 6,819    $ 5,417
Provision for possible
  loan losses               (349)       278      1,687        719      7,226
                         -------    -------    -------    -------    -------
Net interest income
  (loss) after provision
  for possible loan
  losses                 $ 7,619    $ 7,226    $ 5,548    $ 6,100    $(1,809)
Other income               1,979      1,993      2,863<F3>  5,054<F2>  2,855
Provision for losses on
  real estate owned held
  for sale                   479        339        369      2,223      2,017
Provision for losses
  (recovery) on real
  estate held for
  development and sale
  or rental                 (36)        (22)       (91)       307        950
Other expense              7,181      7,099      7,513<F3>  8,222      8,209
                         -------    -------    -------    -------    -------
Income (loss) before
  income taxes, loss
  from discontinued
  operation, cumulative
  effect of an
  accounting change and
  extraordinary item     $ 1,974    $ 1,803    $   620    $    402  $(10,130)
Provision for (benefit
  from) income taxes        (554)       306       (154)<F3>    414    (2,771)
                         -------    -------    -------     -------   -------
Income (loss) before
  loss from discontinued
  operation, cumulative
  effect of an
  accounting change and
  extraordinary item     $ 2,528    $ 1,497    $  774     $    (12)  $(7,359)
Loss from discontinued
  operation                   --         --       (71)<F3>     (33)      (48)
Cumulative effect of
  change in accounting
  for income taxes            --         --       245           --        --
Extraordinary item -
  tax benefit of net
  operating loss
  carryforward                --         --        --          407        --
                         -------    -------    -------     -------   -------
Net income (loss)        $ 2,528    $ 1,497    $   948     $   362   $(7,407)
                         =======    =======    =======     =======   =======
Earnings (loss)
  per share<F1>          $  1.00    $  0.59    $  0.49     $  0.27   $ (5.51)
                         =======    =======    =======     =======   =======
Dividends per share      $   .08    $    --    $    --     $    --   $    --
                         =======    =======    =======     =======   =======
                                   For the Years Ended December 31,
                         ----------------------------------------------------
                           1995       1994       1993       1992       1991
                         --------   --------   --------   --------   --------
                             (Dollars in thousands, except per share data)
Other Selected Data:
Average yield earned
  on interest-earning
  assets                  8.44%      8.15%      8.26%      9.47%      9.76%
Average rate paid on
  interest-bearing
  liabilities             4.56       3.87       4.14        5.44      7.00
Average interest rate
  spread                  3.88       4.28       4.12        4.03      2.76
Net yield on interest-
  earning assets          3.84       4.22       4.00        3.42      2.19
Ratio of interest-
  earning assets to
  interest-bearing
  liabilities            99.09      98.62      97.36       89.85     92.44
Return on average assets  1.20       0.75       0.47        0.15     (2.58)
Return on average equity 15.28      10.21       7.34        3.28    (50.87)
Ratio of average equity
  to average assets       7.86       7.30       6.39        4.65      5.07
Dividend payout ratio     8.00        N/A        N/A         N/A       N/A
Ratio of nonperforming
  loans, troubled debt
  restructurings and
  real estate owned held
  for sale to total
  assets at end of period 5.99      10.95      14.60       17.71     18.29
Full-service offices at
  end of period              7          7          7           7         8

<F1> Per share data is based on 2,519,010 shares outstanding as of December 31,
1995, 1994 and 1993 and 1,343,265 shares outstanding as of December 31, 1992 and 1991, respectively, except for earnings per share data as of December 31, 1993 which is based on 1,931,138 weighted average shares outstanding.
<F2> In June, 1992, the Savings Bank sold an office in Waynesboro, Pennsylvania resulting in a gain of $1.5 million.
<F3> In August, 1993, the Corporation sold its real estate agency and, accordingly, restated the consolidated financial statements for the discontinued operation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Home Federal Corporation (Corporation) is the unitary savings and loan holding company of Home Federal Savings Bank (Savings Bank) and its subsidiaries. The Corporation and its subsidiaries are sometimes collectively referred to herein as "Home Federal." The Corporation currently owns 100% of the issued and outstanding common stock of the Savings Bank, which is the principal asset of the Corporation.

     The  Savings  Bank is a member of the  Federal  Home  Loan Bank of  Atlanta
(FHLB), which is one of the twelve regional banks comprising the Federal Home Loan Bank System. Home Federal's primary regulators are the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation (FDIC). Home Federal is also subject to regulations administered by the Board of Governors of the Federal Reserve System regarding reserves required to be maintained against deposits and certain other matters.

     The Savings Bank's deposits are presently insured by the Savings Association Insurance Fund ("SAIF"). The SAIF is statutorily required to be recapitalized to a ratio of 1.25% of insured reserve deposits, which is not expected to occur until 2002 at the earliest. The Bank Insurance Fund ("BIF") met its required capitalization levels in 1995 and, as a result, most BIF insured banks are paying significantly lower premiums than SAIF insured institutions. Due to the disparity between the insurance funds, the U.S. Congress is currently considering legislation which will recapitalize the SAIF by a one-time charge of approximately $0.85 to $0.90 for every $100 of assessable deposits held at March 31, 1995, and an eventual merger of the SAIF with the BIF. Based on deposits as of March 31, 1995, the Savings Bank's pro rata share of the assessment would amount to approximately $819,000 to $867,000 after taxes, respectively. If the legislation is enacted, future earnings would be enhanced due to lower insurance premiums.


Financial Condition

     General. Total assets increased $8.1 million or 3.9% to $214.6 million at December 31, 1995 compared to $206.5 million at December 31, 1994. Such increase was primarily due to increases in loans receivable, net and mortgage-backed securities, which increases were partially offset by decreases in investment securities. Total liabilities increased by $4.4 million or 2.3% to $196.2 million at December 31, 1995 compared to $191.8 million at December 31, 1994.
Such increase was primarily due to increases in savings accounts, which increases were partially offset by decreases in borrowings. Stockholders' equity increased $3.7 million or 25.0% to $18.4 million at December 31, 1995, compared to $14.7 million at December 31, 1994 due to a $2.3 million increase in retained income and a $1.4 million decrease in unrealized losses on mortgage-backed securities available for sale, net.

     Loans. Loans receivable, net, increased $1.7 million or 1.3% during 1995 due to increases primarily in single-family residential loans and consumer loans, which were partially offset by decreases in multi-family, commercial and construction loans.

     Mortgage-backed Securities. Mortgage-backed securities amounted to $47.1 million at December 31, 1995 compared to $41.0 million at December 31, 1994, an increase of $6.1 million during 1995. The $47.1 million of mortgage-backed securities at December 31, 1995 consisted of $17.4 million of such securities classified as available for sale and $29.7 million of such securities classified as held-to-maturity. At December 31, 1994, $29.8 million of such securities were classified as available for sale and $11.2 million of such securities were classified as held-to-maturity. The Savings Bank purchased $10.0 million and $22.4 million of mortgage-backed securities during 1995 and 1994, respectively, which was partially funded by savings accounts, FHLB advances, principal repayments and loan sales.

     Nonperforming Assets. The following tables set forth the Savings Bank's nonperforming assets by property type and related ratios at December 31, 1995 and 1994.

                                          December 31,
                                      -------------------
                                        1995        1994
                                      -------     -------
Non-performing loans:                   (In thousands)
  Non-accrual loans:
    Residential                       $   602     $   499
    Commercial real estate                 38          38
    Consumer and commercial               146          88
                                      -------     -------
  Total nonaccrual loans              $   786     $   625
                                      -------     -------
  Impaired loans:
    Residential                       $   562     $ 4,081
    Commercial real estate                731       4,920
    Construction                        3,712       6,292
    Consumer and commercial                --         242
                                      -------     -------
  Total impaired loans                $ 5,005     $15,535
                                      -------     -------
Total nonperforming loans             $ 5,791     $16,160
                                      -------     -------
Real estate owned held for sale, net (REO):
  Residential                         $ 2,822     $   816
  Commercial                            3,917       4,723
  Construction                          1,952       3,436
                                      -------     -------
                                      $ 8,691     $ 8,975
Less:
  Allowance for losses                  1,492       2,337
  Accumulated depreciation                124         188
                                      -------     -------
Total REO                             $ 7,075     $ 6,450
                                      -------     -------
Total nonperforming loans and REO     $12,866     $22,610
                                      =======     =======

Total nonperforming loans to total
  loans receivable-net                   4.22%      11.92%
                                         ====       =====
Total nonperforming loans and REO
  to total assets                        5.99%      10.95%
                                         ====       =====

     The Savings Bank's nonperforming loans decreased from $16.2 million or 7.8% of total assets at December 31, 1994 to $5.8 million or 2.7% of total assets at December 31, 1995 and total nonperforming loans and REO decreased by $9.7 million or 43.1%. The decrease in nonperforming loans were primarily due to five loans with an aggregate principal balance of $4.2 million being transferred to REO at an aggregate amount of $3.9 million, 15 loans which had principal reductions totaling $5.9 million which included net charge-offs of $1.0 million, and one loan totaling $417,000 which was reclassified to performing.

     At December 31, 1995, the Savings Bank's allowances for possible loan losses amounted to $3.6 million or 2.6% of the net loans receivable portfolio and 62.7% of total nonperforming loans, and its allowance for losses on REO amounted to $1.5 million or 21.1% of total REO. Although management believes that it uses the best information available to recognize losses on loans and to estimate fair value less disposition costs of REO, no assurance can be given that future significant additions to the allowances for possible loan losses or further reductions in the net carrying values of REO may be necessary if economic conditions or other factors differ substantially from the assumptions used in making the initial determinations. In addition, the OTS and the FDIC, as an integral part of their examination process, periodically review the Savings Bank's allowances for possible loan losses and the net carrying values of REO. Such agencies may require the Savings Bank to recognize additions to the allowances or reductions in net carrying values based on their judgments about information available to them at the time of examination. See Notes 4 and 5 of the Notes to Consolidated Financial Statements.

     Deposits. Deposits increased by $12.5 million or 8.2% to $163.7 million at December 31, 1995 from $151.2 million at December 31, 1994. Such increase was due to the public's acceptance of the Savings Bank's checking account programs and its varied certificate of deposit programs, the general economic conditions and the competitive rates offered by the Savings Bank on its deposits.

     Borrowings. Advances from the FHLB of Atlanta decreased by $8.0 million or 21.0% to $30.2 million at December 31, 1995 from $38.2 million at December 31, 1994. The decrease in borrowing was primarily due to the Savings Bank utilizing cash generated from savings deposits to repay borrowings.

     Stockholders' Equity. At December 31, 1995, the Corporation's stockholders' equity amounted to $18.4 million or 8.6% of total assets.


Results of Operations

     Home   Federal's   results  of  operations  in  recent  years  reflect  the
fundamental changes that have occurred in the regulatory, economic and competitive environment in which thrift institutions operate. Like most thrift institutions, Home Federal's results of operations are primarily dependent upon its net interest income, which is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and (ii) the amounts of interest-earning assets and interest-bearing liabilities outstanding. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for mortgage financing and for consumer and other types of loans, which in turn are impacted by the interest rates at which such financing may be offered and by other factors affecting the supply of housing and the availability of funds. Home Federal's operating results also are affected by the level of its other income, including loan origination and other fees, and operating expenses. Also of importance is the level of nonperforming assets and the amount of Home Federal's provisions for possible loan losses and for losses on REO, the former reducing interest income on loans, and the latter being a significant element of expense.

     Summary of Net Interest Income. Net interest income totaled $7.3 million, $7.5 million and $7.2 million for the years ended December 31, 1995, 1994 and 1993, respectively. The decrease of $234,000 in 1995 was due to increased interest expense resulting primarily from an increase in the average balance of savings accounts and advances from the FHLB of Atlanta and rates paid thereon, which more than offset the increase in interest income resulting primarily from an increase in the average balance of loans and the rates earned thereon. The increase of $269,000 in 1994 was due to a decrease in interest expense resulting primarily from a decline in the average balance of advances from the FHLB of Atlanta and rates paid on savings accounts, which more than offset a decrease in interest income resulting primarily from a decline in the average balance of loans and the rates earned thereon. In addition, the Savings Bank's interest rate spread decreased from 4.3% in 1994 to 3.9% in 1995, and the ratio of interest-earning assets to interest-bearing liabilities increased from 98.6% in 1994 to 99.1% in 1995. The change in the interest rate spread in 1995 and 1994 is attributable to changes in the asset and liability mix during the respective periods. The following average balance sheet table sets forth for the periods indicated, information on Home Federal regarding: (i) the total dollar amounts of interest income on interest-earning assets and the resulting average yields;
(ii) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average yields; (iii) net interest income; (iv) interest rate spread; (v) net interest-bearing liabilities; (vi) the net yield earned on interest-earning assets; and (vii) the ratio of total interest-earning assets to total interest-bearing liabilities. Average balances are calculated on a monthly basis. Non-accrual and impaired loans are included in loans receivable for purposes of these tables.

                                               Year Ended December 31, 1995
                                               --------------------------------
                                               Average               Average
                                               Balance     Interest  Yield/Rate
                                               --------    --------  ----------
Interest-earning assets:                       (Dollars in thousands)
  Loans receivable                             $139,086    $12,925    9.29%
  Mortgage-backed securities                     42,144      2,387    5.66
  Investment securities                           5,519        417    7.56
  Short-term interest-bearing deposits            1,244        163   13.11
  Federal funds sold                              1,334         95    7.11
                                               --------    -------
    Total interest-earning assets              $189,327    $15,987    8.44%
                                                           -------   =====
Noninterest-earning assets                       21,042
                                               --------
    Total assets                               $210,369
                                               ========
Interest-bearing liabilities:
  Savings accounts                             $158,341     $6,652    4.20%
  Advances from the FHLB of Atlanta              32,729      2,065    6.31
                                               --------    -------
    Total interest-bearing liabilities         $191,070    $ 8,717    4.56%
                                               --------    -------   =====
Noninterest-bearing liabilities                   2,468
                                               --------
  Total liabilities                            $193,538

Stockholders' equity                             16,831
                                               --------
  Total liabilities and stockholders' equity   $210,369
                                               ========
Net interest-bearing liabilities               $ (1,743)
                                               ========
Net interest income/interest rate spread                   $7,270     3.88%
                                                           ======    =====
Net yield on interest-earning assets<F1>                              3.84%
                                                                     =====
Ratio of interest-earning assets to
  interest-bearing liabilities                                       99.09%
                                                                     =====


                                               Year Ended December 31, 1994
                                               --------------------------------
                                               Average               Average
                                               Balance     Interest  Yield/Rate
                                               --------    --------  ----------
Interest-earning assets:                       (Dollars in thousands)
  Loans receivable                             $126,655    $11,561   9.13%
  Mortgage-backed securities                     40,578      2,319   5.72
  Investment securities                           5,226        355   6.79
  Short-term interest-bearing deposits            3,721        192   5.16
  Federal funds sold                              1,551         60   3.86
                                               --------    -------
    Total interest-earning assets              $177,731    $14,487   8.15%
                                                           -------   ====
Noninterest-earning assets                       20,415
                                               --------
    Total assets                               $198,146
                                               ========
Interest-bearing liabilities:
  Savings accounts                             $149,031    $ 5,202   3.49%
  Advances from the FHLB of Atlanta              31,188      1,780   5.71
  Other                                               7          1   7.70
                                               --------    -------
    Total interest-bearing liabilities         $180,226    $ 6,983   3.87%
                                                           -------   ====
Noninterest-bearing liabilities                   3,299
                                               --------
  Total liabilities                            $183,525
Stockholders' equity                             14,621
                                               --------
  Total liabilities and stockholders' equity   $198,146
                                               ========
Net interest-bearing liabilities               $ (2,495)
                                               ========
Net interest income/interest rate spread                    $7,504   4.28%
                                                            ======  =====
Net yield on interest-earning assets<F1>                             4.22%
                                                                    =====
Ratio of interest-earning assets to
  interest-bearing liabilities                                      98.62%
                                                                    =====
                                               Year Ended December 31, 1993
                                               --------------------------------
                                               Average               Average
                                               Balance     Interest  Yield/Rate
                                               --------    --------  ----------
Interest-earning assets:                       (Dollars in thousands)
  Loans receivable                             $136,789    $12,578    9.20%
  Mortgage-backed securities                     33,031      1,883    5.70
  Investment securities                           2,658        148    5.56
  Short-term interest-bearing deposits            6,428        257    4.00
  Federal funds sold                              1,950         65    3.31
                                               --------    -------
    Total interest-earning assets              $180,856    $14,931    8.26%
                                                           -------    ====
Noninterest-earning assets                       20,896
                                               --------
    Total assets                               $201,752
                                               ========
Interest-bearing liabilities:
  Savings accounts                             $149,133    $ 5,600    3.76%
  Advances from the FHLB of Atlanta              36,343      2,069    5.69
  Other                                             283         27    9.46
                                               --------    -------
    Total interest-bearing liabilities         $185,759    $ 7,696    4.14%
                                                           -------    ====
Noninterest-bearing liabilities                   3,038
                                               --------
  Total liabilities                            $188,797
Stockholders' equity                             12,955
                                               --------
  Total liabilities and stockholders' equity   $201,752
                                               ========
Net interest-bearing liabilities               $ (4,903)
                                               ========
Net interest income/interest rate spread                   $ 7,235    4.12%
                                                           =======   =====
Net yield on interest-earning assets<F1>                              4.00%
                                                                     =====
Ratio of interest-earning assets to
  interest-bearing liabilities                                       97.36%
                                                                     =====

<F1> Net interest income divided by interest-earning assets.

     The following table shows, for the periods indicated, the changes in interest income and interest expense attributable to (i) changes in volume (changes in volume multiplied by prior year); (ii) changes in rate (changes in rate multiplied by prior year volume); and (iii) changes in rate/volume (determined by multiplying the change in rate by the change in volume).

                                               1995 Compared to 1994
                                             Increase (Decrease) Due to
                                         -----------------------------------
                                                             Rate/
                                         Volume    Rate      Volume   Total
                                         ------    ------    ------   ------
Interest income on interest-earning assets:         (In thousands)
  Loans receivable                       $1,134    $  209    $  21    $1,364
  Mortgage-backed securities                 90       (21)      (1)       68
  Investment securities                      20        40        2        62
  Short-term interest-bearing deposits     (128)      296     (197)      (29)
  Federal funds sold                         (8)       50       (7)       35
                                         ------    ------    -----    ------
    Total                                $1,108    $  574    $(182)   $1,500
                                         ------    ------    -----    ------

Interest expense on interest-bearing liabilities:
  Savings accounts                       $  325    $1,059    $  66    $1,450
  Advances from the FHLB of Atlanta          88       188        9       285
  Other                                      (1)       --       --        (1)
                                         ------    ------    -----    ------
    Total                                $  412    $1,247    $  75    $1,734
                                         ------    ------    -----    ------
Net change in net interest income        $  696    $ (673)   $(257)   $ (234)
                                         ======    ======    =====    ======

                                               1994 Compared to 1993
                                             Increase (Decrease) Due to
                                         ------------------------------------
                                                            Rate/
                                         Volume    Rate     Volume  Total
                                         ------    ------   ------  -------
Interest income on interest-earning assets:  (In thousands) (In thousands)
  Loans receivable                       $(932)    $ (92)   $  7    $(1,017)
  Mortgage-backed securities               430         5       1        436
  Investment securities                    143        33      31        207
  Short-term interest-bearing deposits    (108)       74     (31)       (65)
  Federal funds sold                       (13)       10      (2)        (5)
                                         -----     -----    ----    -------
    Total                                $(480)    $  30    $  6    $  (444)
                                         -----     -----    ----    -------

Interest expense on interest-bearing liabilities:
  Savings accounts                       $  (4)    $(394)   $ --    $  (398)
  Advances from the FHLB of Atlanta       (293)        5      (1)      (289)
  Other                                    (26)       (5)      5        (26)
                                         -----     -----    ----    -------
    Total                                $(323)    $(394)   $  4    $  (713)
                                         -----     -----    ----    -------
Net change in net interest income        $(157)    $ 424    $  2    $   269
                                         =====     =====    ====    =======

     Interest Income. Interest on loans increased by $1.4 million or 11.8% in 1995 compared to the prior year. The increase was due to a $12.4 million or 9.8% increase in the average balance of loans receivable and a 16 basis point increase in the average yield earned on such assets. The primary reason for the increase on the average balance of loans receivable during 1995 was the Savings Bank's emphasis on originations of adjustable rate mortgages, fixed rate 10 to 15 year mortgages and consumer loans. Interest on loans decreased by $1.0 million or 8.1% in 1994 compared to the prior year. The decrease was due to a $10.1 million or 7.4% decrease in the average balance of loans receivable and a 7 basis point decrease in the average yield earned on such assets. During 1994, the decrease in the average balance of loans receivable was due to continued lower general market rates of interest and, accordingly, the continued refinancing of loans receivable into fixed rate instruments which the Savings Bank sells into the secondary market without recourse.

     Interest on mortgage-backed securities increased by $68,000 or 2.9% in 1995 compared to 1994 and by $436,000 or 23.2% in 1994 over the prior year. Such increases were due to an increase in the average balance of such securities. The average balance of mortgage-backed securities increased in 1995 and 1994 due to the Savings Bank's utilization of excess cash flow from loan sales, repayments, savings accounts and FHLB advances to invest in mortgage-backed securities.

     Interest and dividends on investment securities increased by $62,000 or 17.5% in 1995 compared to 1994 and by $207,000 or 139.9% in 1994 compared to the prior year. Such increases were due to an increase in the average balance of investment securities and the rates earned thereon.

     Other interest income, which consists primarily of income from short-term interest-bearing deposits in the FHLB of Atlanta and federal funds, increased by $6,000 or 2.4% during the year ended December 31, 1995 compared to the prior period. The increase was primarily due to an increase in the average yield on such investments which was partially offset by a decrease in the average balance outstanding. Other interest income decreased by $70,000 or 21.7% during the year ended December 31, 1994 compared to the prior period. The decrease was primarily due to a decrease in the average balance outstanding which was partially offset by an increase in the average yield on such investments. The changes in the average balance of other interest-earning assets during 1995 and 1994 were due to management's investment of funds in short-term investments prior to either purchasing mortgage-backed securities or repaying borrowings. The changes in the average yield on such investments were primarily due to general market rates of interest.

     Interest Expense. Interest expense on savings accounts increased by $1.5 million or 27.9% during the year ended December 31, 1995 as a result of a $9.3 million or 6.2% increase in the average balance of savings accounts and a 71 basis point increase in the average rate paid on such accounts. The increase in the average balance of savings accounts during 1995 was due to competitive pricing as the Savings Bank sought funds in order to originate loans and repay advances. Interest expense on savings accounts decreased by $398,000 or 7.1% during the year ended December 31, 1994 as a result of a 27 basis point decrease in the average rate paid on such accounts. Such decrease in the rate paid thereon in 1994 was due, in general, to lower market rates of interest.

     Interest on advances from the FHLB of Atlanta increased by $285,000 or 16.0% in 1995 compared to the prior year. The increase was primarily a result of a $1.5 million or 4.9% increase in the average balance of advances from the FHLB of Atlanta as well as a 60 basis point increase in the average rate paid on such advances. During 1995, the average balance of such advances increased primarily due to the Savings Bank utilizing advances from the FHLB of Atlanta to purchase investment and mortgage-backed securities, and during 1994, to originate loans. Interest on advances from the FHLB of Atlanta decreased by $289,000 or 14.0% during 1994, compared to the prior period. The decrease was due to a $5.2 million or 14.2% decrease in the average balance of FHLB advances, due to the maturity and repayment of certain advances.

     Provision for Possible Loan Losses. The provision for possible loan losses represents the charge against earnings that is required to fund the allowances for possible loan losses to levels deemed adequate by management. The level of the allowances for possible loan losses is determined by management based upon their evaluation of the known as well as the inherent risks within the Savings Bank's loan portfolio. This evaluation consists of an ongoing analysis of individual loans and the overall risk characteristics and size of the different loan portfolios. The Savings Bank also considers, among other things, present and prospective industry trends and regional and national economic conditions, past estimates of possible loan losses as compared to actual losses, potential problems with sizable loans, large loan concentrations and historical losses on loans. This ongoing managerial assessment is reviewed periodically by the Savings Bank's independent public accountants. As adjustments become identified, they are reported in the earnings of the period in which they become known.

     At December 31, 1995, the Savings Bank's nonaccrual and impaired loans amounted to $5.8 million, a $10.4 million or 64.2% decrease as compared to $16.2 million at December 31, 1994 and a $14.7 million or 71.7% decrease as compared to $20.5 million at December 31, 1993. During 1995, the Savings Bank recovered provisions to the allowances for possible loan losses of $349,000. The recovery in 1995 was the result of the significantly reduced level of nonperforming loans in 1995. The Savings Bank established provisions to the allowances for possible loan losses of $278,000 and $1.7 million during 1994 and 1993, respectively. The level of the provision for possible loan losses during these periods was due to the significant levels of nonperforming loans and was necessitated in part to restore the allowances for possible loan losses, which were reduced by aggregate net charge-offs of $1.1 million and $1.1 million during 1994 and 1993, respectively. At December 31, 1995, the Savings Bank had $3.6 million in its allowances for possible loan losses, or 2.6% of the Savings Bank's net loan portfolio and 62.7% of nonperforming loans.

     Although management utilizes its best judgement in providing for possible losses and believes that the Savings Bank's allowances for possible loan losses were adequate as of December 31, 1995, there can be no assurance that the Savings Bank will not have to increase its provision for possible loan losses in the future. Arriving at an appropriate level of allowances for possible loan losses necessarily involves a high degree of judgement. See Note 4 of the Notes to Consolidated Financial Statements.

     Other Income. Other income, which consists primarily of income from loan origination and other fees, insurance and stockbrokerage commissions, fees on checking and savings accounts, gains on sales of mortgage loans and mortgage-backed securities and gross profit and rental income associated with real estate held for development and sale or rental, decreased by $13,000 or 0.7% during 1995 compared to the prior period. The decrease in 1995 was primarily due to decreased profits on sales of investment securities and real estate owned held for development and sale or rental, which was partially offset by increases in stockbrokerage commissions and increased fees on checking and savings accounts.

     Other income decreased by $870,000 or 30.4% during 1994 over the prior comparable period. The decrease in 1994 was primarily due to decreased gains on sales of mortgage loans and mortgage-backed securities, decreased loan fee income and stockbrokerage and insurance commissions. See Note 10 of the Notes to Consolidated Financial Statements.

     Other Expenses. Total other expenses increased by $208,000 or 2.8% in 1995 and decreased by $375,000 or 4.8% in 1994, compared to the prior respective period. The increase in 1995 was primarily due to increased provision for losses on REO, increased employee compensation and benefits and occupancy and equipment expenses. The decrease in 1994 was primarily due to a decrease in real estate owned operations, net and impaired loan expenses.

     Employee compensation and benefits increased by $67,000 or 2.1% in 1995 compared to the prior respective period. The increase in 1995 was attributable to increased profit sharing expenses due to retirement plan contributions and merit increases which were offset by decreased health insurance costs. Employee compensation and benefits increased by $107,000 or 3.5% in 1994 compared to the prior respective period. The increase in 1994 was attributable to increased profit sharing expenses due to retirement plan contributions and increased health insurance costs.

     Occupancy and equipment expenses increased by $73,000 or 4.8% during 1995 and $97,000 or 6.9% in 1994 compared to the respective prior period. The increase in 1995 was primarily due to increased depreciation on office properties and equipment primarily due to a branch renovation in 1994. The increase in 1994 was primarily due to expenses related to the consolidation of several departments and the renovation of a branch location.

     Advertising and promotion expenses decreased by $99,000 or 36.2% in 1995 and increased by $129,000 or 89.9% in 1994 compared to the respective prior period. The decrease in 1995 was primarily the result of decreased use of sales promotions and direct mailings associated with checking accounts. The increase in 1994 was primarily the result of increased use of sales promotions, advertising and direct mailings associated with checking accounts and stockbrokerage operations and increased expenses related to the grand opening of a renovated branch location.

     The provision for losses on REO and the provision for losses on real estate held for development and sale or rental amounted to $443,000, $317,000 and $277,000 in the aggregate in 1995, 1994 and 1993, respectively. The provisions were the result of management's evaluation of the fair value less disposition costs or the estimated net realizable value of such real estate. See Note 5 of the Notes to Consolidated Financial Statements for a further discussion of REO.

     Real estate owned operations, net and impaired loan expenses decreased by $58,000 or 27.3% in 1995 and $589,000 or 73.4% in 1994 over the respective prior periods. Such decreases were due to decreased costs associated with such properties, particularly appraisal, legal, depreciation, real estate tax and operating expenses.

     Federal insurance premiums decreased by $10,000 in 1995 and increased by $16,000 in 1994 in each case over the prior respective year. The decrease in 1995 is primarily attributable to a decrease in deposit premiums from $0.29 per $100 of deposits to $0.26 per $100 of deposits. The increase in 1994 is primarily attributable to Home Federal receiving the final distribution of the secondary reserve credit during 1993, which was partially offset by a decrease in deposit premiums from $0.31 per $100 of deposits to $0.29 per $100 of deposits.

     Other expenses, which consist primarily of professional fees, ATM network expenses, administrative expenses and provision for loss on other assets, increased by $109,000 or 7.1% in 1995 and decreased by $174,000 or 10.2% in 1994 over the prior comparable periods. The increase in 1995 was primarily attributable to increases in professional fees, postage expense and provision for losses on bad checks. The decrease in 1994 was primarily attributable to a $223,000 decrease in the provision for losses on other assets (accounts receivable associated with standby letters of credit issued in connection with two housing bonds). See Note 11 of the Notes to Consolidated Financial Statements.

     Income Taxes. Home Federal's income tax (benefit) expense totalled $(554,000) and $306,000 for the year ended December 31, 1995 and 1994, respectively. The decrease in the provision for income taxes in 1995 is primarily attributable to a reduction in the valuation allowance on deferred tax assets. The increase in income tax expense in 1994 is primarily attributable to increased taxable income. See Note 12 of the Notes to Consolidated Financial Statements.

Asset and Liability Management

     Home Federal maintains a program designed to decrease its vulnerability to material and prolonged increases in interest rates. The principal determinant of the exposure of Home Federal's earnings to interest rate risk is the timing difference between the repricing or maturity of Home Federal's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. Home Federal's asset and liability management policies seek to increase the interest rate sensitivity and shorten the maturities of its interest-earning assets and extend the maturities of its interest-bearing liabilities. Although Home Federal has taken steps to reduce overall vulnerability to increases in interest rates, Home Federal will be vulnerable to material and prolonged increases in interest rates whenever interest-rate sensitive liabilities exceed its interest-rate sensitive assets.

     Asset and liability management is the responsibility of the Asset and Liability Management Committee, which is comprised of the Executive Committee of the Board of Directors, and the Chief Financial Officer. The committee generally meets monthly and establishes strategies designed to regulate Home Federal's flow of funds and coordinates the sources, uses and pricing of such funds. The first priority in structuring and pricing Home Federal's assets and liabilities is to maintain an acceptable interest rate spread while reducing the effects of changes in interest rates. Senior executive officers of Home Federal meet weekly to set rates on the various deposits and, as required, loan products offered by Home Federal and to review alternative investments or sources of funds.

     Home Federal has undertaken a variety of strategies to better match the interest-rate sensitivities of its assets and liabilities. Home Federal's present policy is to emphasize the origination for portfolio of interest-sensitive loan products such as adjustable-rate residential mortgage-loans, short-term residential construction loans to individuals and a variety of consumer loans. With respect to Home Federal's single-family residential loan originations, Home Federal originates both fixed-rate and adjustable-rate loans. Single-family, fixed-rate loans are originated primarily for resale in the secondary market, thereby reducing Home Federal's interest rate risk. Home Federal generally retains single-family adjustable-rate loans in the portfolio. During 1995, 1994 and 1993, Home Federal originated and purchased $29.6 million, $30.1 million and $37.2 million, respectively, of single-family residential loans. Of such amounts, $18.3 million, $18.1 million and $13.4 million provided for periodic adjustment of interest rates, or 61.7%, 60.0% and 36.1% of single-family residential loans originated by Home Federal during the respective periods.

     Home  Federal  also  originates   residential   construction  loans,  which
generally have shorter terms or rates that vary with shorter term market rate indices. During 1995, 1994 and 1993, construction loan originations amounted to $9.7 million, $10.7 million and $10.8 million, respectively, or 16.5%, 17.7% and 15.8% of total loan originations and purchases during the respective periods.

     Home Federal originates both commercial business (primarily automobile floor plan loans) and consumer loans, which generally have shorter terms and/or rates that vary with interest rate indices and higher yields than residential mortgage loans. Consumer and commercial business loan originations amounted to $15.6 million, $14.2 million and $16.1 million in 1995, 1994 and 1993, respectively.

     During 1995, 1994 and 1993, Home Federal purchased investment and mortgage-backed securities to maintain its asset mix. Purchases of investment and mortgage-backed securities amounted to $10.0 million, $32.4 million and $15.4 million during 1995, 1994 and 1993, respectively.

     Rates of interest paid on deposits at Home Federal are priced to be sufficiently competitive in its primary market area in order to meet its asset/liability management objectives and requirements for funds, but are typically not the highest rates available. This policy helps Home Federal control its cost of funds. Home Federal maintains a tiered pricing program for some of its certificate accounts, pursuant to which higher rates of interest are paid for longer-term certificate accounts. Home Federal relies on savings deposits, loan repayments and advances from the FHLB of Atlanta to fund loan originations and commitments.

Liquidity

     Home Federal is required under applicable federal regulations to maintain specified levels of "liquid" investments, including U.S. government and federal agency securities and other investments. Regulations currently in effect require Home Federal to maintain liquid assets of not less than 5% of its net withdrawable accounts plus short-term borrowings, of which short-term liquid assets must consist of not less than 1%. These levels are changed from time to time by the OTS to reflect economic conditions. Liquidity is influenced by general economic conditions, financial market conditions and fluctuations in the interest rates and products offered by competing entities. Home Federal's regulatory liquidity ratio averaged 10.3% and 6.7% for the months ended December 31, 1995 and 1994, respectively. At December 31, 1995, Home Federal was required to maintain liquid investments amounting to $9.4 million, none of which were pledged to secure advances from the FHLB of Atlanta.

     The principal sources of funds to Home Federal are savings accounts, amortization and prepayments of outstanding loans and mortgage-backed securities, sales of loans and mortgage-backed securities, FHLB advances and other borrowings. During the past several years, Home Federal has used FHLB advances primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments and maintain its liquidity. The use of FHLB of Atlanta advances, rather than savings deposits, has a slight negative impact on the Savings Bank's net interest margin due to the typically higher weighted average cost of such borrowings compared to savings deposits.

     At December 31, 1995, the total of approved loan origination commitments amounted to $1.5 million, exclusive of loans in process. The amount of savings certificates which are scheduled to mature during the 12 months ended December 31, 1995 is $54.4 million. Management believes that, by evaluating competitive instruments and prices in its market area, it can, in most circumstances, manage and control maturing deposits so that a portion of such maturing deposits will be redeposited in the Savings Bank.

Regulatory Capital Requirements

     The Savings Bank is subject to regulations of the OTS that impose certain minimum regulatory capital requirements. At December 31, 1995, the Savings Bank exceeded the tangible, core and risk-based capital requirements currently imposed by the OTS. The following table presents the Savings Bank's capital requirements and the current excess, on both a dollar and percentage basis, as of December 31, 1995.

                   Current             Actual
                   Capital          Savings Bank            Capital
                 Requirement           Capital              Excess
             -------------------  ------------------   ------------------
             Amount      Percent  Amount     Percent   Amount     Percent
             ------      -------  ------     -------   ------     -------
                              (Dollars In thousands)
Tangible     $ 3,207     1.5%     $18,049     8.4%     $14,842    6.9%
Core           6,413     3.0       18,049     8.4       11,636    5.4
Risk-Based    10,608     8.0       19,728    14.9        9,120    6.9

     There can be no  assurance  that the  Savings  Bank will not be  subject to additional capital requirements in the future, either as a result of regulations, guidelines and policies of general applicability or individual regulatory capital requirements which may be applied to the Savings Bank.

Impact of Inflation and Changing Prices

     The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike many industrial corporations, virtually all of the assets and liabilities of Home Federal are monetary in nature. As a result, interest rates have a more significant impact on Home Federal's performance than the effects of general levels of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:                                         Page

    Independent Auditor's Report                                             14

    Consolidated Statements of Financial Condition as of
    December 31, 1995 and 1994                                               15

    Consolidated Statements of Changes in Stockholders' Equity for
    each of the three years in the period ended December 31, 1995            16

    Consolidated Statements of Income for each of the three years
    in the period ended December 31, 1995                                    17

    Consolidated Statements of Cash Flows for each of the three years
    in the period ended December 31, 1995                                    18

    Notes to Consolidated Financial Statements                               20

INDEPENDENT AUDITOR'S REPORT

Stockholders and Board of Directors
Home Federal Corporation

     We have audited the consolidated statements of financial condition of Home Federal Corporation and Subsidiaries (Corporation) as of December 31, 1995 and 1994, and the related consolidated statements of changes in stockholders' equity, income and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Federal Corporation and Subsidiaries as of December 31, 1995 and 1994, the results of their operations and cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for loans in 1994 and its methods of accounting for income taxes and investments in 1993.


                                                /s/ Smith Elliott Kearns & Co.


Hagerstown, Maryland
February 16, 1996

Home Federal Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                       December 31,
                                                  ---------------------------
                                                      1995           1994
                                                  ------------   ------------
ASSETS
Cash                                              $  5,083,293   $  6,044,795
Short-term interest-bearing deposits                 7,343,565        315,861
Federal funds sold                                      28,449      1,592,588
Investment securities (approximate market
  value of $4,839,097 in 1994)                              --      5,064,097
Mortgage-backed securities available for sale
  (at approximate market value)                     17,373,035     29,781,620
Mortgage-backed securities (approximate market
  value of $29,979,853 in 1995 and
  $10,814,726 in 1994)                              29,748,031     11,222,245
Loans receivable, net                              137,262,694    135,553,111
Real estate owned held for sale, net                 7,075,233      6,450,058
Federal Home Loan Bank of Atlanta stock              1,500,000      1,900,000
Office properties and equipment, net                 4,107,500      4,035,817
Deferred tax assets, net                             1,710,000      1,780,000
Prepaid expenses and other assets                    3,382,948      2,776,557
                                                  ------------   ------------
    TOTAL ASSETS                                  $214,614,748   $206,516,749
                                                  ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Savings accounts                                  $163,663,302   $151,202,667
Advances from Federal Home Loan Bank of Atlanta     30,156,927     38,184,372
Advances by borrowers for taxes and insurance          581,437        611,990
Other liabilities                                    1,831,180      1,818,095
                                                  ------------   ------------
    TOTAL LIABILITIES                             $196,232,846   $191,817,124
                                                  ------------   ------------

STOCKHOLDERS' EQUITY

Preferred stock, $.10 par value,
  authorized 5,000,000 shares (None issued)       $         --   $         --
Common stock, $1.00 par value,
  authorized 10,000,000 shares, issued and
  outstanding 2,519,010 shares in 1995 and 1994      2,519,010      2,519,010
Additional paid-in capital                           7,903,106      7,903,106
Unrealized loss on mortgage-backed securities
  available for sale, net                             (175,378)    (1,531,298)
Retained income--substantially restricted            8,135,164      5,808,807
                                                  ------------   ------------
    TOTAL STOCKHOLDERS' EQUITY                    $ 18,381,902   $ 14,699,625
                                                  ------------   ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $214,614,748   $206,516,749
                                                  ============   ============

     The Notes to Consolidated Financial Statements are an integral part of these statements.

Home Federal Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                          Unrealized    Retained
                                          Gain(Loss)on  Income      Total
                              Additional  Securities    Substan-    Stock
                  Common      Paid-in     Available     tially      holders'
                  Stock       Capital     for Sale, net Restricted  Equity
                  ----------  ----------  ------------  ----------  -----------
BALANCE,
DECEMBER 31, 1992 $1,343,265  $6,511,836  $             $3,363,840  $11,218,941

  Proceeds from
  issuance of
  shares of
  common stock     1,175,745   1,391,270                              2,567,015

  Unrealized loss
  on mortgage-
  backed securities
  available for
  sale, net                                  (119,817)                 (119,817)

  Net Income, 1993                                         947,508      947,508

                  ----------  ----------  ------------  ----------  -----------
BALANCE,
DECEMBER 31, 1993 $2,519,010  $7,903,106  $  (119,817)  $4,311,348  $14,613,647

  Unrealized loss
  on mortgage-
  backed
  securities
  available for
  sale, net                                (1,411,481)               (1,411,481)

  Net Income, 1994                                       1,497,459    1,497,459
                  ----------  ----------  ------------  ----------  -----------
BALANCE,
DECEMBER 31, 1994 $2,519,010  $7,903,106  $(1,531,298)  $5,808,807  $14,699,625

  Unrealized gain
  on mortgage-
  backed
  securities
  available for
  sale, net                                 1,355,920                 1,355,920

  Dividends
  declared and
  paid, 1995                                             (201,521)     (201,521)
  Net Income, 1995                                       2,527,878    2,527,878
                  ----------  ----------  ------------  ----------  -----------

BALANCE,
DECEMBER 31, 1995 $2,519,010  $7,903,106  $  (175,378)  $8,135,164  $18,381,902
                  ==========  ==========  ===========   ==========  ===========

     The Notes to Consolidated Financial Statements are an integral part of these statements.

Home Federal Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

                                             Years Ended December 31,
                                      ---------------------------------------
                                         1995          1994          1993
                                      -----------   -----------   -----------
INTEREST INCOME
  Interest on loans receivable        $12,925,124   $11,560,941   $12,578,429
  Interest on mortgage-backed
    securities                          2,387,271     2,319,685     1,882,715
  Interest or dividends on investment
    securities                            416,979       354,757       147,765
  Other interest income                   257,979       251,821       321,570
                                      -----------   -----------   -----------
    Total Interest Income             $15,987,353   $14,487,204   $14,930,479
                                      -----------   -----------   -----------

INTEREST EXPENSE
  Interest on savings                 $ 6,652,035   $ 5,202,473   $ 5,600,213
  Interest on advances from the
    Federal Home Loan Bank of Atlanta   2,065,614     1,780,083     2,068,743
  Interest on other borrowings                 --           546        26,776
                                      -----------   -----------   -----------
    Total Interest Expense            $ 8,717,649   $ 6,983,102   $ 7,695,732
                                      -----------   -----------   -----------

    NET INTEREST INCOME               $ 7,269,704   $ 7,504,102   $ 7,234,747

PROVISION FOR POSSIBLE LOAN LOSSES       (349,000)      278,000     1,687,000
                                      -----------   -----------   -----------
    NET INTEREST INCOME AFTER
      PROVISION FOR POSSIBLE LOAN
      LOSSES                          $ 7,618,704   $ 7,226,102   $ 5,547,747
                                      -----------   -----------   -----------
OTHER INCOME
  Loan origination and other fees     $   414,866   $   452,759   $   541,552
  Gain on sales of mortgage-backed
    securities, net                            --            --       199,019
  Gain on sales of mortgage loans          47,506        82,968       370,354
  Other                                 1,517,010     1,456,849     1,752,096
                                      -----------   -----------   -----------
    Total Other Income                $ 1,979,382   $ 1,992,576   $ 2,863,021
                                      -----------   -----------   -----------
OTHER EXPENSES
  Employee compensation and benefits  $ 3,204,774   $ 3,137,783   $ 3,030,574
  Occupancy and equipment               1,579,087     1,506,480     1,409,651
  Advertising and promotion               173,728       272,359       143,401
  Provision for losses on real
    estate owned held for sale            479,000       339,000       368,667
  Recoveries on real estate held for
    development and sale or rental        (35,973)      (22,495)      (91,331)
  Real estate owned operations, net
    and impaired loan expenses            154,901       213,143       802,146
  Federal insurance premiums              420,703       430,617       414,325
  Other                                 1,647,688     1,538,732     1,713,217
                                      -----------   -----------   -----------
    Total Other Expenses              $ 7,623,908   $ 7,415,619   $ 7,790,650
                                      -----------   -----------   -----------
    INCOME BEFORE INCOME TAXES, LOSS
      FROM DISCONTINUED OPERATION
      AND CUMULATIVE EFFECT OF AN
      ACCOUNTING CHANGE               $ 1,974,178   $ 1,803,059   $   620,118
PROVISION FOR (BENEFIT FROM)
  INCOME TAXES                           (553,700)      305,600      (154,034)
                                      -----------   -----------   -----------
    INCOME BEFORE LOSS FROM
      DISCONTINUED OPERATION AND
      CUMULATIVE EFFECT OF AN
      ACCOUNTING CHANGE               $ 2,527,878   $ 1,497,459   $   774,152
LOSS FROM DISCONTINUED OPERATION               --            --       (71,644)
CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING FOR INCOME TAXES                  --            --       245,000
                                      -----------   -----------   -----------
  NET INCOME                          $ 2,527,878   $ 1,497,459   $   947,508
                                      ===========   ===========   ===========
EARNINGS (LOSS) PER SHARE:
  Before discontinued operation and
    cumulative effect of an
    accounting change                 $      1.00   $      0.59   $      0.40
  Discontinued operation                       --            --         (0.04)
  Cumulative effect of an
    accounting change                          --            --          0.13
                                      -----------   -----------   -----------
EARNINGS PER COMMON SHARE             $      1.00   $      0.59   $      0.49
                                      ===========   ===========   ===========

     The Notes to Consolidated Financial Statements are an integral part of these statements.

Home Federal Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Years Ended December 31,
                                     -----------------------------------------
                                        1995            1994          1993
                                     ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                         $  2,527,878   $  1,497,459   $    947,508
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
    Depreciation                          631,289        622,619        591,000
    Provision for possible loan losses   (349,000)       278,000      1,687,000
    Provision for losses on real estate
      owned held for sale                 479,000        339,000        368,667
    Recovery on real estate held for
      development and sale or rental      (35,973)       (22,495)       (91,331)
    Amortization of intangible assets     118,340        118,340        117,297
    (Increase) in real estate held for
      development and sale or rental, net      --         (2,860)       (82,004)
    Proceeds from sale of real estate
      held for development and sale or
      rental                               92,575        178,281      1,710,469
    (Increase) in prepaids and other
      assets                             (178,310)       (90,322)      (981,238)
    Deferred tax provision               (783,000)      (267,000)      (305,000)
    Origination of loans receivable
      originated for sale              (2,502,600)    (2,323,550)   (22,878,932)
    Proceeds from sale of loans
      receivable originated for sale    2,223,198      3,883,527     21,783,228
    Increase (decrease) in other
      liabilities                          13,085     (1,660,318)       310,997
    (Decrease) in deferred fee income
      and unearned discounts on loans
      receivable                             (197)       (60,201)       (23,822)
    (Gain) on sales of mortgage-backed
      securities, net                          --             --       (199,019)
    (Gain) on sales of mortgage loans     (47,506)       (82,968)      (370,354)
    Loss on sales of property and
      equipment                            47,145             --             --
    Other, net                            301,408        168,447        448,361
                                      -----------    -----------    -----------

    NET CASH PROVIDED BY OPERATING
      ACTIVITIES                      $ 2,537,332    $ 2,575,959    $ 3,032,827
                                      -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from redemption of
      Federal Home Loan Bank stock    $   500,000    $ 1,283,500    $        --
    Purchase of Federal Home Loan
      Bank stock                         (100,000)      (525,000)            --
    Proceeds from maturity and sales
      of investment securities          5,000,000      5,018,750             --
    Purchase of investment securities          --    (10,000,000)            --
    Net (increase) decrease in loans
      receivable                       (4,861,678)   (11,857,599)    18,889,174
    Purchase of mortgage-backed
      securities available for sale            --    (13,314,627)   (15,445,500)
    Purchase of mortgage-backed
      securities held-to-maturity      (9,969,957)    (9,056,985)            --
    Proceeds from sales of mortgage-
      backed securities available
      for sale                                 --             --      7,915,059
    Principal collections from
      mortgage-backed securities
      available for sale                3,988,293      5,706,181      1,105,955
    Principal collections from
      mortgage-backed securities
      held-to-maturity                  1,808,600      1,895,195     14,493,150
    Proceeds from sales of real
      estate owned held for sale        2,492,943      3,552,108      1,985,423
    Net (increase) in real estate
      owned held for sale                (415,593)      (575,892)    (1,197,132)
    Proceeds from sales of office
      property and equipment              143,072             --         29,216
    Purchase of office property
      and equipment                      (849,510)    (1,029,468)      (321,960)
                                      -----------   ------------    -----------
      NET CASH PROVIDED BY (USED IN)
        INVESTING ACTIVITIES          $(2,263,830)  $(28,903,837)   $27,453,385
                                      -----------   ------------    -----------

Home Federal Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in
      savings accounts                $12,460,635   $  2,805,549    $  (371,858)
    Proceeds from other FHLB advances  53,000,000     41,000,000      7,000,000
    Payments at maturity of other
      FHLB advances                   (61,000,000)   (30,500,000)   (22,670,000)
    Proceeds from short term FHLB
      advances                                 --      7,000,000      5,500,000
    Payments at maturity of short
      term FHLB advances                       --     (7,000,000)    (8,500,000)
    Net (decrease) in other borrowings         --        (92,192)      (337,953)
    Net (decrease) in advances for
      taxes and insurance                 (30,553)       (18,436)       (33,784)
    Proceeds from issuance of
      common stock                             --             --      2,567,015
    Payment of dividends                 (201,521)            --             --
                                      -----------    -----------   ------------
      NET CASH PROVIDED BY (USED IN)
        FINANCING ACTIVITIES          $ 4,228,561    $13,194,921   $(16,846,580)
                                      -----------    -----------   ------------

      NET INCREASE (DECREASE) IN
        CASH AND CASH EQUIVALENTS     $ 4,502,063   $(13,132,957)  $ 13,639,632
BEGINNING CASH AND CASH EQUIVALENTS     7,953,244     21,086,201      7,446,569
                                      -----------   ------------   ------------
ENDING CASH AND CASH EQUIVALENTS      $12,455,307   $  7,953,244   $ 21,086,201
                                      ===========   ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
    Cash paid during the period:
      Interest                        $ 8,725,861   $  6,921,440   $  7,762,954
      Income taxes                        482,735        755,600        152,480
    Loans originated on sale of real
      estate owned held for sale          595,000         62,000      2,034,210
    Net transfer to real estate
      owned held for sale from loans
      receivable                        3,820,525      1,903,532      1,379,113
    Loan receivable established in
      anticipation of draw on letter
      of credit                                --             --      1,500,000
    Net proceeds due from foreclosure
      sale of properties securing
      impaired loans                      602,676             --        185,000
    Unrealized (gain) loss on
      mortgage-backed securities
      available for sale, net          (1,355,920)     1,411,481        119,817
                                      ===========    ===========    ===========

     The Notes to Consolidated Financial Statements are an integral part of these statements.

Home Federal Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies

     Home Federal Corporation (Corporation) is incorporated in the state of Maryland. The Corporation, a registered savings and loan holding company, is subject to examination and regulation by the Office of Thrift Supervision (OTS). The Corporation is also subject to various reporting and other requirements of the Securities and Exchange Commission. The Corporation currently owns 100% of the issued and outstanding common stock of Home Federal Savings Bank (Savings
Bank), which is the principal asset of the Corporation. The Corporation also owns 100% of the stock of DMP, Inc. (formerly Maryland General Realty, Inc.) In August 1993, the Corporation completed the sale of certain assets, liabilities and the name of Maryland General Realty, Inc., a real estate brokerage firm.

     The consolidated financial statements conform to generally accepted accounting principles and include the accounts of the Corporation and its subsidiaries. All intercompany accounts and transactions have been eliminated. The following summarizes the more significant accounting policies and procedures.

Nature of Operations and Customer Concentration:

     The Savings Bank's principal business presently consists of attracting deposits from the general public and using these funds, together with other available funds, to originate real estate loans, residential construction loans and consumer loans, including automobile and property improvement loans. Home Federal's operations also include stockbrokerage, insurance and other financial services.

     Home Federal's primary marketing area is the state of Maryland, particularly Washington and Allegany Counties, and to a lesser extent, South Central Pennsylvania, Northern Virginia and the eastern panhandle of West Virginia.

Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents:

     Cash and cash equivalents are defined as those amounts included in the consolidated statements of financial condition captions "Cash, Short-term interest-bearing deposits and Federal funds sold." Cash and cash equivalents have an original maturity of three months or less. For purposes of the consolidated statements of cash flows, the Corporation and its subsidiaries do not include liquid debt instruments in cash equivalents.

Investment and Mortgage-Backed Securities (Securities):

     Securities held-to-maturity are securities that management has the intent, and the Corporation and its subsidiaries have the ability to hold until maturity. These securities are carried at cost, adjusted for amortization of premium and accretion of discounts on a method that approximates a level yield. Available-for-sale securities consist of mortgage-backed securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Premiums and discounts are recognized in interest income using a method that approximates a level yield. Gains and losses realized from the sale of securities are included in noninterest income and are based on specific identification method.

     In May, 1993, the Financial Accounting Standards Board (FASB) of the Financial Accounting Foundation issued Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities affecting the accounting for investments in debt and equity securities, which are to be classified into one of three categories. Securities which management has positive intent and ability to hold until maturity are to be classified as held-to-maturity and reported at amortized cost. Securities that are bought and held principally for the purpose of selling them in the near term are to be classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. All other securities are to be classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity until realized.

     The Corporation and its subsidiaries adopted SFAS No. 115 as of December 31, 1993.

Loans Held for Sale:

     Mortgage loans that are originated and held for sale to investors are classified as held for sale. These loans are recorded at the lower of cost or market value with the net unrealized losses recognized through a valuation allowance by charges to income. Gains and losses realized from the sale of these loans and adjustments to market value are included in noninterest income.

Allowances for Possible Loan Losses:

     A provision for possible loan losses is charged to operations based on management's evaluation of potential risk inherent in the loan portfolio. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters the estimated fair value of the underlying collateral. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans and the fair value of the collateral for certain collateral dependent loans that may be susceptible to significant change. Because of the uncertainties inherent in the estimation process, management's estimate of the allowance for possible loan losses may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

     In May 1993, the FASB issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan, an amendment of FASB Statements No. 5 and 15. SFAS No. 114, which is effective for years beginning after December 15, 1994, establishes accounting measurement, recognition and reporting standards for impaired loans. SFAS No. 114 provides that a loan is impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due according to the contractual terms (both principal and interest). SFAS No. 114 requires that when a loan is impaired, impairment should be measured based on the present value of the expected cash flows, discounted at the loan's effective interest rate. If the loan is collateral dependent, as a practical expedient, impairment can be based on a loan's observable market price or the fair value of the collateral. The value of the loan is adjusted through a valuation allowance created through a charge against income. Mortgages, consumer installment obligations and credit card loans which are homogeneous in nature are excluded. Loans that were treated as in-substance foreclosures under previous accounting pronouncements are considered to be impaired loans and remain in the loan portfolio under SFAS No. 114. SFAS No. 114 was amended in October 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan
- - Income Recognition and Disclosures." SFAS No. 118 amended SFAS No. 114 primarily to remove its income recognition requirements and add some disclosure requirements.

     The Corporation and its subsidiaries adopted SFAS No. 114 as of January 1, 1994 and, accordingly, determined that loans with a recorded investment of $14,922,292 were impaired at such date and that the allowances for possible loan losses applicable thereto amounted to $2,882,000 with no impact on results of operations. The adoption of the statement resulted in the reclassification of $10,227,513 from real estate owned in substance foreclosed to loans receivable and $2,592,000 from allowance for loss on real estate owned held for sale to allowances for possible loan losses at December 31, 1993. The Corporation and its subsidiaries adopted SFAS No. 118 upon its issuance in October 1994.

Non-Accrual Loans:

     Loans on which the accrual of interest has been discontinued are designated as nonaccrual or impaired loans. The accrual of interest is discontinued when serious doubt exists as to the full, timely collection of interest or principal. All interest previously accrued but not collected is reversed against current period interest income. Interest received on such loans is generally either applied against principal or reported as interest income to the extent that cash is received and/or where the future collection of principal is probable. Interest accruals are resumed when such loans are brought current with respect to principal and interest, and when in the judgement of management are deemed to be fully collectible.

Deferred Loan Fees and Unearned Discounts:

     Loan   origination   and  commitment  fees  and  certain  direct  costs  of
originating loans are deferred and the net amount amortized over the contractual life of the loan as an adjustment of the loan's yield.

     Unearned discounts are accreted to income on a method that approximates a level yield over the estimated remaining period of maturities of the loans.

Real Estate Owned Held for Sale:

     Properties acquired by foreclosure or deed in lieu of foreclosure or loans deemed real estate owned in substance are initially recorded at the lower of cost or estimated fair value and subsequently at the lower of the initially recorded amount and capitalized costs less accumulated depreciation or estimated fair value less estimated disposition costs. Costs relating to the development and improvement of property are capitalized, but not to exceed estimated fair value less estimated disposition costs, whereas those relating to holding the property are charged to expense.

     Loans are generally considered foreclosed in substance when the Corporation or its subsidiaries have taken possession of the collateral regardless of whether formal foreclosure proceeding take place. Loans previously classified as in-substance foreclosure but for which the Corporation or its subsidiaries had not taken possession of the collateral have been reclassified to loans. This reclassification did not impact the Corporation's financial condition or results of operations.

     Real estate owned held for sale is reviewed regularly and valuation allowances are adjusted to reflect the carrying values of the property at the estimated fair value less estimated disposition costs. The amounts the Corporation could ultimately recover from real estate owned held for sale could differ from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the Corporation's control. Because of the uncertainties inherent in the estimation process, management's estimate of the allowance for losses on real estate owned may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Real Estate Held for Development and Sale or Rental:

     Real estate held for development and sale or rental was carried at the lower of cost less accumulated depreciation or net realizable value. Development costs, including capitalized interest and other holding costs, were capitalized up to, but not in excess of, net realizable value.

Office Properties and Equipment:

     Office properties and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Income Taxes:

     The Corporation, DMP, Inc., the Savings Bank and the Savings Bank's subsidiaries file a consolidated federal income tax return. Deferred income taxes are provided on elements of income and expense that are recognized for financial accounting purposes in periods different than such items are recognized for income tax return purposes and for the differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements.

     The Savings Bank is permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition may differ significantly from the bad debt deduction used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years if the bad debt reserves are used subsequently for purposes other than to absorb bad debt losses. Because the Savings Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided.

     In 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes." The statement calls for a balance sheet approach in determining income tax expense. The Corporation and its subsidiaries adopted this statement on January 1, 1993.

Intangible Assets:

     Intangible assets represent the premium on purchased deposits and the excess of cost over net assets of acquired subsidiaries (goodwill). The "premium on purchased deposits" represents identified intangible assets amortized using the straight-line basis over a 10 year period.

Stock Plans:

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" establishing financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the fair value method. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The statement is effective for fiscal years beginning after December 15, 1995. The effect of adopting SFAS No. 123 is not expected to have a material impact on the Corporation's consolidated financial condition or results of operations.

Reclassifications:

     Certain reclassifications have been made to the consolidated financial statements for the years ended December 31, 1993 and 1994 to conform to the presentations used in the consolidated financial statements for the year ended December 31, 1995.


Note 2.   Investment Securities

     During 1995, proceeds from the call of investment securities amounted to $5,000,000.

     During 1994, the Savings Bank purchased investment securities in the amount of $10,000,000. Proceeds from sales of investment securities amounted to $5,018,750. Net gains of $18,750 were realized on sales of such investment securities.


Note 3.   Mortgage-Backed Securities

A summary of mortgage-backed securities available for sale is as follows:

                                          December 31, 1995
                             -----------------------------------------------
                                           Gross      Gross
                             Amortized     Unrealized Unrealized Market
                             Cost          Gains      Losses     Value
                             -----------   ---------- ---------- -----------
Federal Home Loan Mortgage
Corporation (FHLMC)          $14,029,515   $ 85,836   $117,087   $13,998,264

Government National
Mortgage Association (GNMA)    3,247,299     16,049     38,433     3,224,915
                             -----------   --------   --------   -----------
                             $17,276,814   $101,885   $155,520   $17,223,179

Accrued Interest Receivable      149,856         --         --       149,856
                             -----------   --------   --------   -----------
Total Mortgage-Backed
Securities Available
for Sale                     $17,426,670   $101,885   $155,520   $17,373,035
                             ===========   ========   ========   ===========

                                             December 31, 1994
                                  ------------------------------------------
                                                  Gross
                                  Amortized       Unrealized     Market
                                  Cost            Losses         Value
                                  -----------     ----------     -----------
FHLMC                             $14,923,923     $  896,389     $14,027,534

Federal National Mortgage
Association (FNMA)                 14,237,052      1,353,846      12,883,206

GNMA                                2,930,137        244,064       2,686,073
                                  -----------     ----------     -----------
                                  $32,091,112     $2,494,299     $29,596,813

Accrued Interest Receivable           184,807             --         184,807
                                  -----------     ----------     -----------
Total Mortgage-Backed
Securities Available for Sale     $32,275,919     $2,494,299     $29,781,620
                                  ===========     ==========     ===========

     There were no gross unrealized gains in 1994 on mortgage-backed securities available for sale.

     A comparison of the principal amount, amortized cost and approximate market value by final maturity date of the mortgage-backed securities available for sale at December 31, 1995 and 1994 is as follows:

                                   Principal      Amortized      Market
                                   Amount         Cost           Value
                                   -----------    -----------    -----------
December 31, 1995
- -----------------
Maturing beyond 12 months but
less than five years               $ 4,905,208    $ 4,976,661    $ 4,929,669

Maturing beyond five years but
less than ten years                    650,011        648,009        665,701

Maturing beyond ten years           11,390,820     11,652,144     11,627,809


                                   Principal      Amortized      Market
                                   Amount         Cost           Value
                                   -----------    -----------    -----------
December 31, 1994
- -----------------
Maturing beyond 12 months but
less than five years               $ 5,657,450    $ 5,823,894    $ 5,487,726

Maturing beyond five years but
less than ten years                 13,927,790     14,237,052     12,883,206

Maturing beyond ten years           11,678,927     12,030,166     11,225,881

     Mortgage-backed securities held-to-maturity are summarized as follows:

                                              December 31, 1995
                                   ----------------------------------------
                                                      Gross
                                    Amortized      Unrealized     Market
                                      Cost            Gains        Value
                                   -----------     ----------   -----------
GNMA                               $ 9,946,527     $ 66,219     $10,012,746
FNMA                                19,630,214      165,603      19,795,817
                                   -----------     --------     -----------
                                   $29,576,741     $231,822     $29,808,563
Accrued interest receivable            171,290           --         171,290
                                   -----------     --------     -----------
Total Mortgage-Backed Securities
Held-to-Maturity                   $29,748,031     $231,822     $29,979,853
                                   ===========     ========     ===========

     There were no gross unrealized losses in 1995 on mortgage-backed securities held-to-maturity. However, the December 31, 1995 amortized cost includes $232,090 in gross unrealized losses resulting from the reclassification to held-to-maturity.


                                            December 31, 1994
                              -----------------------------------------------
                                            Gross      Gross
                              Amortized     Unrealized Unrealized Market
                              Cost          Gains      Losses     Value
                              -----------   ---------- ---------- -----------
GNMA                          $   562,505   $ 30,663   $ 12,453   $   580,715
FHLMC                           2,263,222      3,744    106,482     2,160,484
FNMA                            8,304,786         --    322,991     7,981,795
                              -----------   --------   --------   -----------
                              $11,130,513   $ 34,407   $441,926   $10,722,994
Accrued interest receivable        91,732         --         --        91,732
                              -----------   --------   --------   -----------
Total Mortgage-Backed
Securities Held-to-Maturity   $11,222,245   $ 34,407   $441,926   $10,814,726
                              ===========   ========   ========   ===========

     A comparison of the principal amount, amortized cost and approximate market value by final maturity date of the mortgage-backed securities held-to-maturity at December 31, 1995 and 1994 is as follows:

                                   Principal      Amortized      Market
                                   Amount         Cost           Value
                                   -----------    -----------    -----------
December 31, 1995
- -----------------
Maturing beyond 12 months but
less than five years               $12,510,079    $12,511,807    $12,528,719

Maturing beyond five years but
less than ten years                  4,619,907      4,660,167      4,743,161

Maturing beyond ten years           12,127,699     12,404,767     12,536,683

December 31, 1994
- -----------------
Maturing beyond 12 months but
less than five years               $    48,726    $    20,955    $    47,690
Maturing beyond five years but
less than ten years                    895,284        885,215        878,669

Maturing beyond ten years           10,054,814     10,224,343      9,796,635


     GNMA, FHLMC and FNMA mortgage-backed securities in the amortized cost amount of $22,061,250 and $20,522,236 were pledged as collateral for Federal Home Loan Bank advances at December 31, 1995 and 1994, respectively.

     Mortgage-backed securities in the amortized cost amount of $36,553,525 were fixed-rate and $10,300,030 were adjustable rate at December 31, 1995.

     During 1995 and 1994, the Savings Bank purchased mortgage-backed securities in the amount of $9,969,957 and $22,371,612, respectively. There were no sales of mortgage-backed securities during 1995 or 1994.

     On November 15, 1995, the FASB released a Special Report entitled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". The report was issued in question and answer format and provided for the one-time opportunity to reclassify securities between held-to-maturity and available for sale. Accordingly, on December 21, 1995 mortgaged-backed securities in the amortized cost amount of $12,743,896 and the related unrealized loss of $237,445 were reclassified to held-to-maturity from available for sale and mortgage-backed securities in the amortized cost amount of $2,225,089 and the related unrealized gain of $25,667 were reclassified to available for sale from held-to-maturity.

Note 4.   Loans Receivable

Loans receivable are summarized as follows:

                                               December 31,
                                      -----------------------------
                                          1995             1994
                                      ------------     ------------
Real Estate Loans:
  Residential:
    Single-family:
      FHA/VA                          $    524,129     $    668,170
      Conventional                      71,297,016       60,301,834
    Multi-family                        11,824,433       13,258,387
    Land                                 1,837,703        3,765,657
  Commercial                            16,920,576       20,588,201
                                      ------------     ------------
                                      $102,403,857     $ 98,582,249
                                      ------------     ------------
  Construction:
    Residential                       $ 12,683,288     $ 13,999,432
    Commercial                             350,000          700,000
    Land acquisition and development     8,468,363       11,372,831
                                      ------------     ------------
      Total Construction              $ 21,501,651     $ 26,072,263
                                      ------------     ------------
                                      $123,905,508     $124,654,512
  Less:
    Loans in process                    (7,740,530)      (7,350,158)
    Allowances for possible
      loan losses                       (3,132,147)      (4,879,682)
    Deferred fee income                   (246,399)        (210,801)
    Unearned discounts                    (316,262)        (353,906)
                                      ------------     ------------
      Total Real Estate Loans         $112,470,170     $111,859,965
                                      ------------     ------------
Consumer Loans:
  Home improvement                    $    336,119     $    404,860
  Auto                                   5,241,057        4,900,744
  Personal                               2,643,409        2,477,271
  Savings                                  568,576          416,093
  Mobile homes                          10,741,702       10,359,248
  Other                                  3,521,587        3,517,595
                                      ------------     ------------
                                      $ 23,052,450     $ 22,075,811
  Less:
    Allowances for possible
      loan losses                         (500,157)        (761,521)
    Unearned discounts                     (28,860)         (27,285)
                                      ------------     ------------
      Total Consumer Loans            $ 22,523,433     $ 21,287,005
                                      ------------     ------------
Commercial Loans                      $  1,429,015     $  1,593,131
                                      ------------     ------------
Accrued Interest Receivable           $    840,076     $    813,010
                                      ------------     ------------
  Total Loans Receivable, net         $137,262,694     $135,553,111
                                      ============     ============

     The Savings Bank originates loans for sale to investors without recourse, with servicing retained or released. At December 31, 1995 and 1994, the Savings Bank had loans held for sale in the amount of $246,300 and $40,000, respectively.

     At December 31, 1995, 1994 and 1993, the Savings Bank serviced loans for others amounting to $47,734,928, $48,238,440 and $56,481,142, respectively.

     Non-performing loans consist of nonaccrual and impaired loans and loans which are 90 days or more delinquent. Loans are placed on nonaccrual when, in the judgement of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. A summary of nonperforming loans is as follows:

                                              December 31,
                                       ---------------------------
                                          1995            1994
                                       -----------     -----------
Non-accrual and impaired loans         $ 5,791,040     $16,160,354
Accruing loans which are 90 days
  or more delinquent                            --              --
                                       -----------     -----------
                                       $ 5,791,040     $16,160,354
                                       ===========     ===========

     A summary of nonaccrual and impaired loans at recorded investment is as follows:

                                                   December 31,
                                          --------------------------
                                             1995            1994
                                          ---------      -----------
Non-Performing Loans:
  Non-Accrual Loans:
    Real Estate Loans:
      Residential:
        Single-family                     $  441,154     $   194,627
        Multi-family                         160,748              --
        Land                                      --         304,185
      Commercial                              37,732          38,579
    Consumer and Commercial Loans            145,948          87,782
                                          ----------     -----------
    Total Non-Accrual Loans               $  785,582     $   625,173
                                          ----------     -----------
  Impaired Loans:
    Real Estate Loans:
      Residential:
        Single-family                     $  433,464     $ 1,113,872
        Multi-family                              --       1,000,000
        Land                                 128,107       1,967,027
      Commercial                             731,330       4,919,359
      Construction:
        Residential                               --         735,198
        Land acquisition and development   3,712,557       5,557,425
      Consumer and Commercial loans               --         242,300
                                          ----------     -----------
      Total Impaired Loans                $5,005,458     $15,535,181
                                          ----------     -----------
        Total Non-Performing Loans        $5,791,040     $16,160,354
                                          ==========     ===========

     During 1995, a total of seven loans with an aggregate principal balance of $3,960,525 became real estate owned held for sale, of which five loans with an aggregate principal balance of $3,878,013 were nonaccrual or impaired at December 31, 1994. These loans were transferred to real estate owned held for sale at a carrying value of $3,820,525.

     The contractual amount of interest that would have been recorded on nonaccrual and impaired loans during 1995 and 1994 was $397,446 and $1,999,327, respectively. Actual interest income collected and recognized on such loans totaled $166,479 and $494,613, of which $166,479 and $340,598 was recognized as income and $0 and $154,015 was applied to principal in 1995 and 1994, respectively.

     At December 31, 1995, $5,005,458 of impaired loans had related allowance for credit losses of $152,407. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $13,430,983.

     An analysis of the allowances for possible loan losses follows:

                                            Real Estate Loans
                               -------------------------------------------
                                         Years Ended December 31,
                               -------------------------------------------
                                   1995            1994            1993
                               -----------     -----------     -----------
Beginning Balance              $ 4,879,682     $ 5,575,336     $ 4,832,483
  Provision for possible
    loan losses                   (349,000)        278,000       1,687,000
  Reallocation of reserves
    from consumer and
    commercial loans               244,000              --              --
  Recoveries                       407,500              --         317,477
  Charge-offs                   (2,050,035)       (973,654)     (1,261,624)
                               -----------     -----------     -----------
Ending Balance                 $ 3,132,147     $ 4,879,682     $ 5,575,336
                               ===========     ===========     ===========

                                      Consumer and Commercial Loans
                               -------------------------------------------
                                         Years Ended December 31,
                               -------------------------------------------
                                   1995            1994            1993
                               -----------     -----------     -----------
Beginning Balance              $   761,521     $   916,317     $ 1,082,733
  Reallocation of reserves
    to real estate loans          (244,000)             --              --
  Recoveries                       103,516          63,746          35,836
  Charge-offs                     (120,880)       (218,542)       (202,252)
                               -----------     -----------     -----------

Ending Balance                 $   500,157     $   761,521     $   916,317
                               ===========     ===========     ===========

     The maximum aggregate amount of loans that the Savings Bank may make to any one borrower, including related entities, subject to certain exceptions, is limited to 15% of its unimpaired capital and surplus, or $3,216,935 at December 31, 1995. As of December 31, 1995, the Savings Bank had loans outstanding to one borrower which exceeded its loans-to-one borrower limitation. However, all extensions of credit to such borrower were originated or committed to prior to the enactment of, or under the exceptions contained within current laws and regulations. At such date, loans in an aggregate amount of $6,420,704, including the undisbursed portion of such loans, were outstanding to the borrower.

Note 5.   Real Estate Owned Held for Sale

Real estate owned held for sale is summarized as follows:

                                                       December 31,
                                                -------------------------
                                                    1995          1994
                                                ----------     ----------
Real Estate Owned Held for Sale:
  Acquired by foreclosure:
    Single-family                               $   33,728     $  139,974
    Multi-family                                 1,239,715        427,554
    Commercial                                     972,140      1,705,544
    Land                                           290,068         40,000
  Acquired by deed in lieu of foreclosure:
    Single-family                                   60,963         60,963
    Commercial                                   1,504,754      1,580,502
    Land                                         1,197,589      1,583,640
    Land acquisition and development             1,951,798      3,436,326
  In substance - land                            1,440,490             --
                                                ----------     ----------
      Total Real Estate Owned Held for Sale     $8,691,245     $8,974,503
Less:
  Allowance for losses                           1,492,012      2,336,945
  Accumulated depreciation                         124,000        187,500
                                                ----------     ----------
    Total Real Estate Owned Held for Sale, net  $7,075,233     $6,450,058
                                                ==========     ==========

     An analysis of the allowance for losses on real estate owned held for sale follows:

                                   Years Ended December 31,
                          ----------------------------------------
                             1995           1994           1993
                          ----------     ----------     ----------
Beginning Balance         $2,336,945     $2,307,763     $2,231,253
  Additional provision       479,000        339,000        368,667
  Recoveries                   1,643         69,561        126,343
  Charge-offs             (1,325,576)      (379,379)      (418,500)
                          ----------     ----------     ----------
Ending Balance            $1,492,012     $2,336,945     $2,307,763
                          ==========     ==========     ==========


Note 6.   Office Properties and Equipment

Office properties and equipment are summarized as follows:

                                                       December 31,
                                                 ------------------------
                                                    1995          1994
                                                 ----------    ----------
Land                                             $  445,489    $  475,489
Land improvements                                   246,648       256,020
Buildings and leasehold improvements              3,333,313     3,391,001
Furniture, fixtures, equipment and automobiles    5,451,836     5,133,174
                                                 ----------    ----------
                                                 $9,477,286    $9,255,684
Less accumulated depreciation                     5,369,786     5,219,867
                                                 ----------    ----------
  Total Office Properties and Equipment, net     $4,107,500    $4,035,817
                                                 ==========    ==========

Note 7.   Prepaid Expenses and Other Assets

Prepaid expenses and other assets are summarized as follows:

                                                       December 31,
                                                 ------------------------
                                                    1995          1994
                                                 ----------    ----------
Prepaid expenses                                 $  253,527    $  283,902
Intangible assets                                   285,988       404,328
Prepaid dealer interest on mobile home loans      1,501,773     1,453,237
Accounts receivable                               1,053,561       365,050
Other, net                                          288,099       270,040
                                                 ----------    ----------
  Total Prepaid Expenses and Other Assets        $3,382,948    $2,776,557
                                                 ==========    ==========


Note 8.   Savings Accounts

Savings accounts consisted of the following:

                                                  December 31,
                                            ----------------------------
                                                1995            1994
                                            ------------    ------------
Savings deposits                            $ 10,280,093    $ 10,211,133
Money market accounts                         29,186,383      31,605,316
Time deposits                                 88,923,590      75,450,393
Interest-bearing NOW accounts                 25,487,338      25,219,129
Non-interest-bearing NOW accounts              9,690,599       8,640,630
                                            ------------    ------------
                                            $163,568,003    $151,126,601
Accrued interest                                  95,299          76,066
                                            ------------    ------------
  Total Savings Accounts                    $163,663,302    $151,202,667
                                            ============    ============

     The composition of interest-bearing savings accounts by interest rates was as follows:

                               December 31,
                  --------------------------------------
                         1995                1994
                  -----------------    -----------------
                       Amount     %        Amount      %
                  ------------   --    ------------   --
 2.40% -  5.24%   $ 82,146,088   53%   $122,131,995   86%
 5.25% -  7.00%     66,959,169   44      18,188,931   13
 7.01% -  9.00%      4,757,411    3       2,151,870    1
11.01% - 13.00%         14,736   --          13,175   --
                  ------------  ---    ------------  ---
                  $153,877,404  100%   $142,485,971  100%
                  ============  ===    ============  ===

Weighted average interest
  rate of all accounts         4.29%                3.74%
                               ====                 ====

     Certificates of deposit classified by maturity date consisted of the following:

                                             December 31,
                            -------------------------------------------
                                   1995                     1994
                            ------------------       ------------------
                               Amount        %          Amount        %
                            -----------     --       -----------     --
Due within first year       $54,397,204     61%      $52,098,689     69%
Due within second year       19,317,316     22        14,068,628     19
Due within third year         4,215,776      5         3,284,212      4
Due within fourth year        3,674,123      4         1,883,043      2
Due in over four years        7,319,171      8         4,115,821      6
                            -----------    ---       -----------    ---
                            $88,923,590    100%      $75,450,393    100%
                            ===========    ===       ===========    ===

     Certificates of deposit in the amount of $71,655,941 were fixed rate and $17,267,649 were adjustable rate at December 31, 1995.


Note 9.   Advances from the Federal Home Loan Bank of Atlanta

     At December 31, 1995 and 1994, advances from the Federal Home Loan Bank of Atlanta (FHLB) mature as follows:

                                        December 31,
                               ---------------------------
Maturities   Interest Rate         1995            1994
- ----------   -------------     -----------     -----------
   1995      4.50% - 6.99%     $        --     $33,000,000
   1996      5.85% - 8.03%      17,728,000       3,000,000
   1997      5.79% - 6.18%       5,728,000              --
   1998      6.12% - 6.18%         728,000              --
   1999      5.46% - 6.18%       1,728,000       1,000,000
   2000      6.12% - 6.18%         728,000              --
   2001      6.12% - 6.20%       1,728,000       1,000,000
   2002      6.12% - 6.18%         732,000              --
   2003      6.12%                 300,000              --
   2004      6.12%                 300,000              --
   2005      6.12%                 300,000              --
                               -----------     -----------
                               $30,000,000     $38,000,000
Accrued Interest                   156,927         184,372
                               -----------     -----------
                               $30,156,927     $38,184,372
                               ===========     ===========

     The weighted average interest rate on FHLB advances outstanding at December 31, 1995 was 6.3%. Advances are secured by assets amounting to $40,157,729 at December 31, 1995. Such amount is composed of capital stock in the FHLB and certain of the Savings Bank's mortgage loans and mortgage-backed securities.


Note 10.  Other Income

Other income is summarized as follows:

                                               Years Ended December 31,
                                        ------------------------------------
                                           1995         1994         1993
                                        ----------   ----------   ----------
Loan origination and other loan fees    $  414,866   $  452,759   $  541,552
Gain on sales of mortgage loans             47,506       82,968      370,354
Gain on sales of mortgage-backed
  securities, net                               --           --      199,019
Stockbrokerage commissions                 171,109       48,892      229,112
Insurance commissions                      107,805      126,431      174,280
Service fees on checking and
  savings accounts                       1,154,324    1,046,538    1,036,410
Other                                       83,772      234,988      312,294
                                        ----------   ----------   ----------
Total Other Income                      $1,979,382   $1,992,576   $2,863,021
                                        ==========   ==========   ==========

Note 11.  Other Expenses - Other

Other expenses - other is summarized as follows:

                                            Years Ended December 31,
                                     ------------------------------------
                                         1995         1994         1993
                                     ----------   ----------   ----------
Professional fees                    $  254,687   $  213,238   $  265,875
Supplies                                153,433      141,034      130,800
Postage                                 215,065      199,477      193,635
ATM expenses                            200,319      212,821      196,614
Provision (recovery) for loss
  on other assets                            --      (70,047)     153,000
Insurance expense                       145,352      168,476      207,377
Other                                   678,832      673,733      565,916
                                     ----------   ----------   ----------
Total Other Expenses - Other         $1,647,688   $1,538,732   $1,713,217
                                     ==========   ==========   ==========


Note 12.  Provision for (Benefit from) Income Taxes

Federal and state income taxes consisted of the following:

                                          Years Ended December 31,
                                     ---------------------------------
                                         1995      1994       1993
                                     -----------  --------   ---------
State income tax current expense     $   49,300   $108,100   $  69,966
Federal income tax current expense      180,000    464,500      81,000
Deferred income tax expense (credit)    693,000    187,000    (418,000)
Change in valuation allowance        (1,476,000)  (454,000)    113,000
                                     ----------   --------   ---------
                                     $ (553,700)  $305,600   $(154,034)
                                     ==========   ========   =========

     The Savings Bank is permitted under the Internal Revenue Code to deduct an addition to a reserve for bad debts. This deduction for income tax purposes can be significantly greater than the bad debts actually incurred by the Savings Bank. The excess bad debt deduction over the amount that would have been allowable had the reserve for bad debts been maintained for all taxable years on the basis of actual experience is deemed to be a tax preference item and is subject to a minimum tax. Retained income at December 31, 1995 includes additions to the tax bad debt reserve of approximately $7,100,000 for which no provision for income taxes has been made. The deferred tax liability related to the tax bad debt reserve that has not been recognized would amount to $2,745,000. If the bad debt reserve is used for any purpose other than to absorb loan losses, Federal income taxes may be imposed at the then current tax rates. The Savings Bank does not contemplate that such reserve will be used in any manner that will create income tax liabilities.

     The Corporation's income tax provision (benefit) differs from the tax determined by applying the statutory Federal income tax rate to income before taxes for the following reasons:

                                           Years Ended December 31,
                                   ---------------------------------------
                                      1995            1994          1993
                                   ----------      ---------     ---------
Tax at Federal income tax rate     $  671,221      $ 613,040     $ 210,840
Bad debt deduction                    177,704         44,730      (105,000)
State income tax                       49,300        108,100        69,966
Net operating loss carryforward            --             --      (329,000)
Change in valuation allowance      (1,476,000)      (454,000)      113,000
Other - net                            24,075         (6,270)     (113,840)
                                   ----------      ---------     ---------
                                   $ (553,700)     $ 305,600     $(154,034)
                                   ==========      =========     =========

     The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities that are included in net deferred tax assets at December 31, 1995 and 1994 relate to the following:

                                           December 31,
                                    -------------------------
                                       1995           1994
                                    ----------     ----------
Deferred Tax Assets:
  Allowances for losses             $1,723,000     $2,391,000
  Unrealized loss on securities
    available for sale                 110,000        963,000
  Intangible assets                    343,000        301,000
  Deferred fees on loans               133,000        162,000
  Deferred directors fees              150,000        158,000
  Other, net                            45,000         48,000
                                    ----------     ----------
    Total deferred tax assets       $2,504,000     $4,023,000
  Less valuation allowance             474,000      1,950,000
                                    ----------     ----------
    Total Deferred Tax Assets
      less Valuation Allowance      $2,030,000     $2,073,000
Deferred Tax Liabilities -
  Depreciation and amortization        320,000        293,000
                                    ----------     ----------
    Deferred Tax Assets, net        $1,710,000     $1,780,000
                                    ==========     ==========

     Federal and state current income taxes payable are as follows:
                                     December 31,
                              -----------------------
                                 1995          1994
                              ---------     ---------
Current (refundable) payable:
  State                       $ (65,500)    $     --
  Federal                      (290,000)     (70,000)
                              =========     ========

Note 13.  Profit Sharing Plans

     The Corporation provides a retirement savings plan and trust which is a deferred compensation plan (401(k)) and a profit sharing plan for all employees who are at least 21 years of age and worked at least 1,000 hours in a calendar year. The plan permits eligible participants to defer up to 15% of their annual salary and the Corporation or its subsidiaries to contribute to the 401(k) part of the plan on a matching basis. Also, the Corporation or its subsidiaries can elect to contribute a portion of its profits to the profit sharing portion of the plan.

     The Corporation or its subsidiaries did not contribute to the 401(k) portion of the plan in 1993 but in 1994 and 1995 contributions were made based on matching 20 cents and 30 cents, respectively, on every dollar up to 5% of the employees' salary. The Corporation and its subsidiaries made a $185,000, $117,000 and $75,000 contribution to the profit sharing portion of the plan in 1995, 1994 and 1993, respectively.

     The retirement savings plan expenses (including matching and contribution) for 1995, 1994 and 1993 were $206,496, $141,077 and $81,930, respectively.


Note 14.  Employee Benefits Other Than Pensions and Stock Options

     The Corporation and/or the Savings Bank provides certain health care and life and disability insurance benefits for active employees and certain retirees. The Corporation and its subsidiaries do not provide postemployment or postretirement benefits other than pensions and stock options to current employees. The Savings Bank maintains a director's deferred compensation program pursuant to which directors of the Savings Bank may elect to defer their fees for attending meetings in order to provide retirement benefits. The expense for these benefits was $220,165, $246,672 and $207,984 for 1995, 1994 and 1993,
respectively.

     In addition, employment agreements with several officers of the Corporation and the Savings Bank provide severance payments and certain benefits in the event of an involuntary termination of employment in connection with a change in control of the Corporation, as defined in the contract. If the employment of the officers were to be terminated pursuant to a change in control, they would be entitled to receive severance payments computed based on average compensation as defined in the contracts.


Note 15.  Financial Instruments With Off-Balance-Sheet Risk

     The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk which are not reflected in the consolidated statements of financial condition. The contractual amounts of those instruments reflect the extent of involvement the Savings Bank has in particular classes of financial instruments.

     The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend funds for a loan to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and usually require payment of a fee. The Savings Bank evaluates each customer's creditworthiness and related real estate collateral on a case-by-case basis.

     Standby letters of credit are conditional commitments issued by the Savings Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including construction loan tri-party agreements, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending a loan to customers. A summary of commitments is as follows:

                                      December 31,
                                -------------------------
                                   1995           1994
                                -----------    ----------
Commitments, excluding
  Loans in Process:
    To originate:
      Fixed rate loans          $  241,000     $       --
      Adjustable rate loans      1,249,125      1,399,500
                                -----------    ----------
                                $1,490,125     $1,399,500
    To sell:
      Fixed rate loans             246,300         40,000
                                -----------    ----------
        Net Commitments         $1,243,825     $1,359,500
                                ==========     ==========


     A summary of the letter of credit instruments is as follows:

                                       December 31,
                                -----------   ----------
                                   1995          1994
                                -----------   ----------
Letters of Credit:
  Construction loans            $1,400,124    $1,821,280
  Other                            141,330       170,973
                                ----------    ----------
    Total Letters of Credit     $1,541,454    $1,992,253
                                ==========    ==========

     No loan commitments are outstanding to any borrowers whose loans are nonperforming. Approximately $1,118,454 of letters of credit are outstanding on construction loans to borrowers associated with nonperforming assets.

     The Savings Bank is currently obligated by seven long-term operating leases. The first lease obligates the Savings Bank for the land on which a branch office is located. Three lease agreements obligate the Savings Bank for office space for branch and loan production offices and three lease agreements obligate the Savings Bank for automated teller machine space. At December 31, 1995, minimum future rental commitments for operating leases were as follows:

                         Year      Amount
                         ----      ------
                         1996     $61,081
                         1997      61,386
                         1998      64,119
                         1999      64,119
                         2000      64,119

     Rent expense amounted to $78,492, $71,662 and $55,786 for the years ended December 31, 1995, 1994 and 1993, respectively.

Note 16.  Stockholders' Equity and Regulatory Capital

     On June 30, 1993, the Corporation completed a Rights and Community Offering (the Offering). The Corporation sold 1,175,745 shares of common stock at $2.50 per share. The total amount of proceeds received was $2,939,363 which resulted in net proceeds of $2,567,015 after giving effect to related expenses. The Corporation contributed substantially all of the net proceeds to the Savings Bank.

     At December 31, 1995, the Corporation's stockholders' equity amounted to $18,381,902 or 8.6% of total assets. As of such date, the Savings Bank's stockholder's equity amounted to $18,159,842 or 8.5% of the Savings Bank's total assets.

     The Savings  Bank is required  to  maintain a specified  minimum  amount of
capital  in  accordance  with  regulatory   requirements.   The  Savings  Bank's
regulatory capital at December 31, 1995 was as follows:

                       Components     Actual          Required
                       of Capital     Ratio           Ratio
                       ----------     ------          --------
                   (In thousands)
Tangible capital       $18,049         8.4% <F1>       1.5% <F1>
Core capital            18,049         8.4% <F1>       3.0% <F1>
Risk-based capital      19,728        14.9% <F1>       8.0% <F1>

<F1> Tangible capital and core capital are computed as a percentage of adjusted total assets while risk-based capital is computed as a percentage of total risk-weighted assets.

     There can be no  assurance  that the  Savings  Bank will not be  subject to additional capital requirements in the future, either as a result of regulations, guidelines and policies of general applicability or individual regulatory capital requirements which may be applied to the Savings Bank.


Note 17.  Earnings Per Share and Dividends

     Earnings per share has been computed based on 2,519,010, 2,519,010 and 1,931,138 weighted average number of shares outstanding in 1995, 1994 and 1993, respectively.

     The Savings Bank's earnings appropriated to bad debt reserves for losses and deducted for federal income tax purposes are not available for dividends without the payment of taxes at the then current income tax rates on the amount used.

     On December 29, 1995 and September 29, 1995, the Corporation paid a $0.04 per share dividend on common stock totaling $201,521. The Corporation had suspended dividend payments on the common stock after the first quarter of 1990 until 1995. The Corporation's ability to pay dividends on the common stock depend on the receipt of dividends from the Savings Bank which is somewhat constricted by federal regulations.


Note 18.  Stock Plans

     Under the Corporation's Employee Stock Compensation Program (Program) which terminated on February 10, 1994, options previously granted have terms of ten years from date of grant and are still exercisable although no new awards may be granted.

     Four kinds of rights, evidenced by four plans, are contained in the Program and were available for grant: incentive stock options, compensatory stock options, stock appreciation rights and performance share awards. The option price per share may not be less than the fair market value of the common stock on the date of grant.

     At December 31, 1995, incentive options for 12,092 shares (as adjusted for stock splits and dividends) had been granted and are unexpired at exercise prices ranging from $9.25 per share to $11.79 per share (as adjusted). All of such options were exercisable at December 31, 1995. No options granted had been exercised during 1995, 1994 or 1993, and no stock appreciation rights or performance shares had been granted or awarded under the Program as of December 31, 1995.

     An aggregate of 120,563 shares of authorized but unissued common stock of the Corporation (as adjusted) has been reserved for grant under the 1988 Stock Option and Stock Appreciation Rights Plan (Option Plan) to full-time employees, officers and directors of the Corporation and the Savings Bank. The Option Plan shall remain in effect until March 17, 1998, unless sooner terminated in accordance with the provisions of the Option Plan.

     Three kinds of rights are contained in the Option Plan and are available for grant: incentive stock options, non-qualified stock options and stock appreciation rights. For incentive stock options, the option price per share may not be less than the fair market value of the common stock on the date of grant. For non-qualified stock options, the option price may be less than the fair market value of the common stock on the date of grant. The maximum number of shares of common stock for which non-qualified stock options may be granted to all directors who are not full-time salaried employees of the Corporation or a subsidiary company shall not exceed 35% of the shares of common stock covered by the Option Plan.

     On October 28, 1988, non-qualified stock options for 4,882 shares (as adjusted) were granted to a former director of Waynesboro Savings. Such options are exercisable at a price of $8.03 per share (as adjusted) and became exercisable on October 28, 1988. On November 16, 1995, non-qualified and qualified stock options for 51,627 shares were granted. Such options are exercisable on May 16, 1996 at a price of $7.50 per share. No options granted had been exercised during 1995, 1994 or 1993.

Note 19.  Disclosures about Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash, short-term interest-bearing deposits and Federal funds sold

     For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment and Mortgage-backed securities

     For securities, fair values are based on quoted market prices or dealer quotes.

Loans receivable

     The Savings Bank has utilized data provided by the OTS market value model to estimate the fair value of performing loans receivable. Such fair value estimates are determined by either (1) the stated discounted cash flow approach, where the market value of a financial instrument is estimated by discounting the cash flows the instrument is expected to generate by the yields currently available to investors from other instruments of comparable risk and duration, or (2) the option-based pricing approach, where the market value of a financial instrument is estimated by generating cash flows for each point along an interest rate path using scheduled amortizations, coupon payments, and prepayments and such cash flows are then discounted by interest rates associated with the cash flows plus an option-adjusted spread.

     Fair value for significant nonperforming loans is based on recent internal or external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows.

Federal Home Loan Bank of Atlanta Stock

The carrying amount of the stock is a reasonable estimate of fair value.

Savings accounts

     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using data provided by the OTS market value model. Such fair value estimate is based on the discounted value of contractual cash flows.

Advances from the Federal Home Loan Bank of Atlanta and other borrowings

     The Savings Bank utilized data provided by the OTS market value model to estimate fair value of existing debt. Such fair value estimate is based on the discounted value of contractual cash flows.

Commitments to extend credit and standby letters of credit

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

     The estimated fair values of the Savings Bank's financial instruments at December 31, 1995 and 1994 are as follows:

                                                  December 31, 1995
                                            ------------------------------
                                            Carrying Amount     Fair Value
                                            ---------------     ----------
                                                    (In thousands)
Financial Assets:
  Cash, short-term interest-bearing
    deposits and Federal funds sold         $  12,455           $  12,455
  Mortgage-backed securities                   47,121              47,353
  Loans                                       140,895
  Less: allowances for possible loan losses    (3,632)
                                            ---------
                                            $ 137,263             141,502
  Federal Home Loan Bank of Atlanta Stock       1,500               1,500

Financial Liabilities:
  Savings accounts                           (163,663)           (164,713)
  Advances from Federal Home Loan
    Loan Bank of Atlanta                      (30,157)            (30,439)
  Advances by borrowers for taxes
    and insurance                                (581)               (581)

Unrecognized Financial Instruments:
  Commitments to extend credit                    (15)                (30)
  Standby letters of credit                        (0)                (19)

                                                  December 31, 1994
                                            ------------------------------
                                            Carrying Amount     Fair Value
                                            ---------------     ----------
                                                    (In thousands)
Financial Assets:
  Cash, short-term interest-bearing
    deposits and Federal funds sold         $   7,953           $   7,953
  Investment securities                         5,064               4,839
  Mortgage-backed securities                   41,003              40,596
  Loans                                       141,194
  Less: allowances for possible loan losses    (5,641)
                                            ---------
                                            $ 135,553             140,247
  Federal Home Loan Bank of Atlanta Stock       1,900               1,900

Financial Liabilities:
  Savings accounts                           (151,203)           (150,029)
  Advances from Federal Home Loan
    Bank of Atlanta                           (38,184)            (37,858)
  Advances by borrowers for taxes
    and insurance                                (612)               (612)

Unrecognized Financial Instruments:
  Commitments to extend credit                    (14)                (28)
  Standby letters of credit                        (0)                (25)

Limitations

     The fair value estimates are made at a discreet point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Savings Bank's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Savings Bank has a substantial mortgage servicing portfolio that contributes net fee income annually. The mortgage servicing portfolio is not considered a financial instrument and its value has not been incorporated into the fair value estimates. Also, the fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. Other significant assets and liabilities that are not considered financial assets or liabilities include the brokerage operation, net deferred tax assets, office properties and equipment, and intangibles. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.


Note 20.  Condensed Financial Information (Parent Company Only)

Statements of Financial Condition
                                                  December 31,
                                          ---------------------------
                                              1995            1994
                                          -----------     -----------
Assets:
  Cash on deposit with Home
    Federal Savings Bank                  $    51,141     $   154,322
  Equity in net assets of Home
    Federal Savings Bank                   18,159,842      14,354,438
  Due (to) from Home Federal Savings Bank     (83,213)         92,698
  Prepaids and other assets                   254,507          98,541
                                          -----------     -----------
    Total Assets                          $18,382,277     $14,699,999
                                          ===========     ===========
Liabilities:
  Other liabilities                       $       375     $       374
                                          -----------     -----------
    Total Liabilities                     $       375     $       374
                                          -----------     -----------

Stockholders' Equity:
  Common stock                            $ 2,519,010     $ 2,519,010
  Additional paid-in capital                7,903,106       7,903,106
  Unrealized loss on Home Federal
    Savings Bank's mortgage-backed
    securities available for sale            (175,378)     (1,531,298)
  Retained income                           8,135,164       5,808,807
                                          -----------     -----------
    Total Stockholders' Equity            $18,381,902     $14,699,625
                                          -----------     -----------
    Total Liabilities and
      Stockholders' Equity                $18,382,277     $14,699,999
                                          ===========     ===========

Statements of Income
                                              Years Ended December 31,
                                        ------------------------------------
                                           1995         1994         1993
                                        ----------   ----------   ----------
Interest income                         $    4,770   $    6,250   $   15,394
Dividend income                            105,000           --           --
                                        ----------   ----------   ----------
  Total Income                          $  109,770  $    6,250   $   15,394
                                        ----------   ----------   ----------
Expenses:
  Occupancy and equipment               $    4,500   $    7,992   $   11,507
  Provision for losses (recovery) on
    real estate owned held for sale             --           --      (10,333)
  Other                                     28,842       35,239       22,750
                                        ----------   ----------   ----------
    Total Expenses                      $   33,342   $   43,231   $   23,924
                                        ----------   ----------   ----------
(Loss) before equity in net income
  of subsidiaries                       $   76,428   $  (36,981)  $   (8,530)
Equity in undistributed net income
  of subsidiaries                        2,451,450    1,534,440      956,038
                                        ----------   ----------   ----------
    Net Income                          $2,527,878   $1,497,459   $  947,508
                                        ==========   ==========   ==========

Statements of Cash Flows
                                              Years Ended December 31,
                                        ------------------------------------
                                           1995         1994         1993
                                        ----------   ----------   ----------
Cash flows from operating activities:
Net income                              $2,527,878   $1,497,459   $  947,508
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
Equity in undistributed net (income)
  of subsidiaries                       (2,451,450)  (1,534,440)    (956,038)
Depreciation                                    --           --        3,943
Provision (recoveries) for losses on
  real estate owned held for sale               --           --      (10,333)
(Increase) decrease in prepaids and other
  assets and refundable income taxes        21,912      (72,178)     (34,421)
Increase (decrease) in liabilities              --       (1,923)         300
                                        ----------   ----------   ----------
Net cash provided by (used in)
operating activities                    $   (6,660)  $ (111,082)  $  (49,041)
                                        ----------   ----------   ----------
Cash flows from investing activities:
Proceeds from sale of real estate
  owned held for sale                   $       --   $       --   $   165,939
Investment in Home Federal Savings Bank         --           --    (2,500,000)
                                        ----------   ----------   -----------
Net cash provided by (used in)
  investing activities                  $       --   $       --   $(2,334,061)
                                        ----------   ----------   -----------
Cash flows from financing activities:
Proceeds from issuance of common stock  $       --   $       --   $ 2,567,015
Payment of dividends                      (201,521)          --            --
                                        ----------   ----------   -----------
Net cash provided by (used in)
  financing activities                  $ (201,521)  $       --   $ 2,567,015
                                        ----------   ----------   -----------
Net increase (decrease) in cash         $ (103,181)  $ (111,082)  $   183,913
Cash, beginning of year                    154,322      265,404        81,491
                                        ----------   ----------   -----------
Cash, end of year                       $   51,141   $  154,322   $   265,404
                                        ==========   ==========   ===========

     Supplementary Data - Income taxes paid in 1995, 1994 and 1993 amounted to $355,000, $595,000 and $97,111, respectively.


Note 21.  Selected Quarterly Operations Data (Unaudited)

                                      First    Second   Third    Fourth
                                      Quarter  Quarter  Quarter  Quarter
                                      -------  -------  -------  -------
                           (Dollars in thousands, except per share data)
1995:
Interest income                       $3,858   $3,934   $4,001   $4,194
Interest expense                       2,052    2,174    2,248    2,243
Provision for possible loan losses        --       --       --     (349)
Provision for losses on real
  estate owned held for sale             130       --       --      349
Net Income                               381    1,496      343      308
                                      ======   ======   ======   ======
Earnings Per Share                    $ 0.15   $ 0.59   $ 0.14   $ 0.12
                                      ======   ======   ======   ======

1994:
Interest income                       $3,476   $3,575   $3,694   $3,742
Interest expense                       1,655    1,655    1,784    1,889
Provision for possible loan losses        --       58       --      220
Provision for losses on real
  estate owned held for sale             204       89       46       --
Net Income                               340      408      333      416
                                      ======   ======   ======   ======
Earnings Per Share                    $ 0.13   $ 0.16   $ 0.13   $ 0.17
                                      ======   ======   ======   ======

CORPORATE INFORMATION

Market for Common Stock and Related Matters

     The Corporation's common stock is traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: "HFMD." As of March 8, 1996, there were two market makers in the stock, Ferris Baker Watts, Inc. and Herzog, Heine, Geduld, Inc. On December 31, 1995, there were 2,519,010 shares outstanding.

     The high and low quotations for 1995 and 1994 listed below were obtained from Nasdaq.

                         Market Price
               ---------------------------------
                    1995              1994
               ---------------   ---------------
Quarter Ended  High     Low      High     Low
               ------   ------   ------   ------
December 31    $8 3/4   $7 1/4   $6       $5 1/4
September 30    9        6 1/4    5 3/4    4 3/4
June 30         6 3/4    5 1/2    5 3/4    4 1/4
March 31        6        5 1/4    5        3 5/8


     As of March 15, 1996, there were approximately 1,600 stockholders of record of the Corporation.

     In September 1995, the Corporation's Board of Directors determined to resume the payment of cash dividends to its stockholders. The Corporation has paid cash dividends on the following dates:

Record Date        Payable Date       Cash Dividend Per Share
Sept. 22, 1995     Sept. 29, 1995     $.04
Dec. 15, 1995      Dec. 29, 1995      $.04

     The  payment  of  cash   dividends  by  the   Corporation   is  subject  to
determination and declaration by the Corporation's Board of Directors.

Annual Meeting

     The Annual Meeting of Stockholders of Home Federal Corporation will be held at the Four Points Hotel (formerly the Sheraton Inn), located at 1910 Dual Highway, Hagerstown, Maryland, on April 23, 1996 at 2:00 P.M..

Form 10-K

     The Corporation will furnish to any stockholder, without charge, upon written request to Richard W. Phoebus, Sr., President, Home Federal Corporation, 128 West Washington Stree, Hagerstown, Maryland 21740, a copy of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 and list of the exhibits thereto required to be filed with the Securities and Exchange commission under the Securities Exchange Act of 1934.

Independent Auditors

Smith Elliott Kearns & Company
480 North Potomac Street
Hagerstown, MD 21740


Transfer Agent & Registrar

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016


Legal Counsel

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, DC 20005


Subsidiaries

Home Federal Savings Bank
DMP, Inc.


Subsidiaries of Savings Bank

Home Appraisals, Inc.
Family Home Insurance Agency, Inc.
Maryland General Insurance Agency, Inc.
RLC Associates, Inc.
CLC Associates, Inc.
Ronald Harris Parker Associates, Inc.

                                                                        ANNEX E

                Quarterly Report on Form 10-QSB of Home Federal
                Corporation for the period ended March 31, 1996



                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 10-QSB


     [X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                 For the quarterly period ended March 31, 1996

     [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     For the transition period from              to             .


                           HOME FEDERAL CORPORATION
            (Exact name of Registrant as specified in its charter)


            Maryland                0-16463            52-1636831
      State of Incorporation      Commission        I.R.S. Employer
                                  File Number         I.D. Number

         122-128 West Washington Street, Hagerstown, Maryland 21740
                    (Address of Principal Executive Office)

                Registrant's telephone number:  (301) 733-6300

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

                        YES [X]               NO [ ]

                Number of Shares of Common Stock Outstanding
                  as of April 30, 1996:  2,519,010 Shares

                  HOME FEDERAL CORPORATION AND SUBSIDIARIES

                                     INDEX

                                                                       PAGE
PART I:    FINANCIAL INFORMATION

  Item 1:  Financial Statements

           Report on Review by Independent Certified Public
             Accountants. . . . . . . . . . . . . . . . . . . . . . . . . 3

           Consolidated Statements of Financial Condition as of
             March 31, 1996 (Unaudited) and December 31, 1995 . . . . . . 4

           Consolidated Statements of Changes in Stockholders'
             Equity for the Three Months Ended March 31, 1996
             (Unaudited) and the Year Ended December 31, 1995 . . . . . . 5

           Consolidated Statements of Operation for the Three
             Months Ended March 31, 1996 and 1995 (Unaudited) . . . . . . 6

           Consolidated Statements of Cash Flows for the Three
             Months Ended March 31, 1996 and 1995 (Unaudited) . . . . . . 8

           Notes to Consolidated Financial Statements (Unaudited) . . . .10

  Item 2:  Management's Discussion and Analysis of Financial
            Condition and Results of Operations for the Three
            Months Ended March 31, 1996 . . . . . . . . . . . . . . . . .15

PART II:   OTHER INFORMATION

  Item 1:  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . .21

  Item 2:  Changes in Securities. . . . . . . . . . . . . . . . . . . . .21

  Item 3:  Defaults Upon Senior Securities. . . . . . . . . . . . . . . .21

  Item 4:  Submission of Matters to a Vote of Security Holders. . . . . .21

  Item 5:  Other Information. . . . . . . . . . . . . . . . . . . . . . .21

  Item 6:  Exhibits and Reports on Form 8-K . . . . . . . . . . . . . . .21

           SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . .21

                        INDEPENDENT ACCOUNTANT'S REPORT




The Board of Directors
Home Federal Corporation

     We have reviewed the accompanying consolidated statement of financial condition of Home Federal Corporation and Subsidiaries (Corporation) as of March 31, 1996 and the related consolidated statement of changes in stockholders' equity for the three months ended March 31, 1996 and the consolidated statements of operation for the three months ended March 31, 1996 and 1995 and consolidated statements of cash flows for the three months ended March 31, 1996 and 1995. These financial statements are the responsibility of the Corporation's management.

     We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.








                                     /s/ Smith Elliott Kearns & Company

                                     SMITH ELLIOTT KEARNS & COMPANY



Hagerstown, Maryland
May 2, 1996

                HOME FEDERAL CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                  March 31,      December 31,
                                                    1996             1995
                                                ------------     ------------
                                                (Unaudited)
ASSETS
Cash                                            $ 6,019,585      $  5,083,293
Short-term interest-bearing deposits              4,138,640         7,343,565
Federal funds sold                                   29,701            28,449
Investment securities (approximate market
  value of $1,000,729 in 1996)                    1,000,729                --
Mortgage-backed securities available for sale
  (at approximate market value)                   7,523,157        17,373,035
Mortgage-backed securities (approximate market
  value of $42,331,449 in 1996, and $29,979,853
  in 1995)                                       42,827,308        29,748,031
Loans receivable, net                           138,318,892       137,262,694
Real estate owned held for sale, net              5,316,474         7,075,233
Federal Home Loan Bank of Atlanta stock           1,450,000         1,500,000
Office properties and equipment, net              4,156,462         4,107,500
Prepaid expenses and other assets                 4,229,905         3,382,948
Deferred tax assets, net                          1,673,000         1,710,000
                                                ------------     ------------
     TOTAL ASSETS                              $216,683,853      $214,614,748
                                                ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Savings accounts                                $167,989,191     $163,663,302
Advances from the Federal Home Loan Bank
  of Atlanta                                      27,131,569       30,156,927
Advances by borrowers for taxes and insurance        855,650          581,437
Other liabilities                                  2,034,617        1,831,180
                                                ------------     ------------
    TOTAL LIABILITIES                           $198,011,027     $196,232,846
                                                ------------     ------------
STOCKHOLDERS' EQUITY
Preferred stock, $.10 par value, authorized
  5,000,000 shares (None issued)                $          -     $          -
Common stock, $1.00 par value, authorized
  10,000,000 shares, issued and outstanding
  2,519,010 shares in 1996 and 1995                2,519,010        2,519,010
Additional paid-in capital                         7,903,106        7,903,106
Unrealized loss on mortgage-backed securities
  available for sale, net                           (168,618)        (175,378)
Retained income-substantially restricted           8,419,328        8,135,164
                                                ------------     ------------
    TOTAL STOCKHOLDERS' EQUITY                  $ 18,672,826     $ 18,381,902
                                                ------------     ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $216,683,853     $214,614,748
                                                ============     ============

     The Notes to Consolidated Financial Statements are an integral part of these statements.

                HOME FEDERAL CORPORATION AND SUBSIDIARIES
        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                         Unrealized    Retained
                                         Gain(Loss)on  Income-     Total
                            Additional   Securities    Substant-   Stock-
                Common      Paid-in      Available     ially       holders
                Stock       Capital      for Sale,net  Restricted  Equity
                ----------  ----------   ------------  ----------  -----------
Balance,
  December 31,
  1994          $2,519,010  $7,903,106   $(1,531,298)  $5,808,807  $14,699,625

 Unrealized
   gain on
   mortgaged-
   backed
   securities
   available
   for sale, net                           1,355,920                 1,355,920
 Dividends paid
   and declared                                          (201,521)    (201,521)
 Net Income,
   1995                                                 2,527,878    2,527,878
                ----------  ----------     ---------   ----------  -----------
Balance December
 31, 1995       $2,519,010 $ 7,903,106     $(175,378) $ 8,135,164 $ 18,381,902
Unrealized gain
 on mortgaged-
 backed
 securities                                    6,760                     6,760
Dividends paid
   and declared                                          (100,760)    (100,760)
 Net Income,
   1996                                                   384,924      384,924
                ----------  ----------     ---------   ----------  -----------
Balance, March
  31, 1996
  (Unaudited)   $2,519,010  $7,903,106     $(168,618)  $8,419,328  $18,672,826
                ==========  ==========     =========   ==========  ===========


     The Notes to Consolidated Financial Statements are an integral part of these statements.

                  HOME FEDERAL CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATION (UNAUDITED)

                                                   Three Months Ended
                                                       March 31,
                                                 -----------------------
                                                 1996         1995
                                                 ----         ----

INTEREST INCOME
 Interest on loans receivable                    $3,171,023   $3,075,515
 Interest on mortgage-backed securities             735,199      610,064
 Interest or dividends on investment securities      27,708      123,838
 Other interest income                              118,954       48,449
                                                 -----------  -----------
    Total Interest Income                        $4,052,884   $3,857,866
                                                 -----------  -----------
INTEREST EXPENSE
 Interest on savings                             $1,724,369   $1,477,126
 Interest on advances from the Federal Home
  Loan Bank of Atlanta                              462,467      575,352
                                                 -----------  -----------
    Total Interest Expense                       $2,186,836   $2,052,478
                                                 -----------  -----------
    NET INTEREST INCOME                          $1,866,048   $1,805,388
PROVISION FOR POSSIBLE LOAN LOSSES                       --           --
                                                 -----------  -----------
NET INTEREST INCOME AFTER PROVISION FOR
 POSSIBLE LOAN LOSSES                            $1,866,048   $1,805,388
                                                 -----------  -----------
OTHER INCOME
 Loan fees                                       $  110,822   $   96,282
 Gains on sales of mortgage loans                    64,076        4,077
 Other                                              491,033      320,171
                                                 -----------  -----------
    Total Other Income                           $  665,931   $  420,530
                                                 -----------  -----------
OTHER EXPENSES
 Employee compensation and benefits              $  919,564   $  821,540
 Occupancy and equipment                            411,587      393,343
 Advertising and promotion                           66,350       60,300
 Provision for losses on real estate owned
  held for sale                                          --      130,000
 Federal insurance premiums                         104,243      107,828
 Other                                              372,311      335,680
                                                 -----------  -----------
    Total Other Expenses                         $1,874,055   $1,848,691
                                                 -----------  -----------
    INCOME BEFORE INCOME TAXES                   $  657,924   $  377,227
PROVISION FOR (BENEFIT FROM) INCOME TAXES           273,000       (3,800)
                                                 -----------  -----------
    NET INCOME                                   $  384,924   $  381,027
                                                 ===========  ===========
 EARNINGS PER SHARE                              $     0.15         0.15
                                                 ===========  ===========
 DIVIDENDS PER SHARE                             $     0.04   $     0.00
                                                 ===========  ===========

     The Notes to Consolidated Financial Statements are an integral part of these statements.

                 HOME FEDERAL CORPORATION AND SUBSIDIARIES
                   Consolidated Statements of Cash Flows (Unaudited)
                                                       Three Months Ended
                                                            March 31,
                                                   ---------------------------
                                                   1996           1995
                                                   ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                         $    384,924   $   381,027
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
    Depreciation                                        167,836       156,920
    Provision for losses on real estate
      owned held for sale                                    --       130,000
    Amortization of intangible assets                    29,585        29,585
    (Increase) in prepaids and other assets            (368,513)     (488,914)
    Deferred tax provision                               33,500      (154,000)
    Origination of loans receivable originated
      for sale                                         (664,300)           --
    Proceeds from sale of loans receivable
      originated for sale                             1,174,947        40,000
    Increase (decrease) in other liabilities            203,437        (1,397)
    Increase in deferred fee income and unearned
      discounts on loans receivable                         535        96,201
    Gains on sales of mortgage loans                    (64,076)       (4,077)
    Other, net                                           52,444       119,860
                                                   ------------   ------------
      Net cash provided by operating activities    $    950,319   $   305,205
                                                   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from redemption of Federal Home
      Loan Bank stock                              $     50,000   $   300,000
    Purchase of Federal Home Loan Bank stock                 --      (100,000)
    Purchase of investment securities                (1,000,000)           --
    Net (increase) in loans receivable               (1,542,636)   (3,441,274)
    Principal collections from mortgage-backed
      securities available for sale                   1,713,978       927,667
    Purchase of mortgage-backed securities
      held to maturity                              (14,035,915)           --
    Principal collections from mortgage-backed
      securities held to maturity                     1,015,950       370,910
    Proceeds from sale of mortgage-backed
      securities held for sale                        8,009,069            --
    Proceeds from sale of real estate owned held
      for sale                                        1,494,060       401,908
    Net (increase) in real estate owned held
      for sale                                         (206,751)     (281,861)
    Purchase of office property and equipment          (214,797)     (182,178)
                                                   ------------   ------------
      Net cash (used in) investing activities      $ (4,717,042)  $(2,004,828)
                                                   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in savings accounts               $  4,325,889   $ 6,147,155
    Payments at maturity of other FHLB advances      (6,000,000)  (25,000,000)
    Proceeds from other FHLB advances                 3,000,000    20,000,000
    Net increase in advances for taxes and
      insurance                                         274,213       311,219
    Payment of dividends                               (100,760)           --
                                                   ------------   ------------
      Net cash provided by financing activities    $  1,499,342   $ 1,458,374
                                                   ------------   ------------
      Net (decrease) in cash and cash equivalents  $ (2,267,381)  $  (241,249)
Beginning cash and cash equivalents                  12,455,307     7,953,244
                                                   ------------   ------------
Ending cash and cash equivalents                   $ 10,187,926   $ 7,711,995
                                                   ============   ============

Supplemental disclosures of cash flow information:
  Cash paid during the period:
    Interest                                       $  2,221,109   $ 2,062,662
    Income taxes                                   $    141,240   $    17,150
  Net proceeds due from sale of properties
    securing impaired loans                        $    508,782   $        --
  Loans originated on sale of real estate
    owned held for sale                            $    469,450   $   550,000
  Net transfer to real estate owned held for
    sale from loans receivable                     $         --   $ 1,943,643
  Unrealized (gain) on mortgage-backed
    securities available for sale, net             $     (6,760)  $  (633,686)

     The Notes to Consolidated Financial Statements are an integral part of these statements.

                   HOME FEDERAL CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

NOTE A - Basis of Presentation

     In the opinion of Home Federal Corporation (Home Federal or the Corporation), the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of Home Federal's financial condition as of March 31, 1996 and the results of operations for the three months ended March 31, 1996 and 1995 and cash flows for the three months ended March 31, 1996 and 1995.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form 10-QSB. These financial statements should be read in conjunction with the consolidated financial statements and the notes included in Home Federal's Annual Report for the year ended December 31, 1995.

     In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" establishing financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the fair value method. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by the Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Home Federal elected to continue to measure compensation cost using APB No. 25, therefore, SFAS No. 123 will only require certain disclosures in Home Federal's consolidated financial statements.

     In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which eliminates the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. Accordingly, Home Federal will recognize as assets all rights to service loans for others for loans originated after January 1, 1996 and will amortize these assets in proportion to and over the period of estimated net servicing income. These capitalized servicing rights must also be evaluated for impairment based on the fair value of those rights. Home Federal adopted SFAS No. 122 as of January 1, 1996. The amount of capitalized originated mortgage servicing rights was immaterial at March 31, 1996.


NOTE B - Proposed Merger

     On April 2, 1996, Home Federal entered into a Plan and Agreement to Merge ("Acquisition Agreement") with F&M Bancorp, Frederick, Maryland, a Maryland corporation and bank holding company ("F&M"), which provides for the acquisition of Home Federal by F&M.

     Under the terms of the Acquisition Agreement, Home Federal will merge with and into F&M (the "Merger"), with F&M to be the surviving corporation. Pursuant to the Acquisition Agreement, upon the effective date of the Merger ("Effective Date"), each outstanding share of common stock of Home Federal, par value $1.00 per share ("Home Federal Stock"), will be converted into the right to receive shares of common stock, par value $5.00 per share, of F&M ("F&M Stock"), in an amount equal to 165% of Home Federal's book value (calculated as specified in the Acquisition Agreement) as determined as of the end of the month immediately prior to the Effective Date (the "Calculation Date"). The number of shares of F&M Stock to be received will be based on the arithmetic average of F&M Stock closing prices reported for the twenty (20) consecutive days preceding the Calculation Date (the "Average Market Value"), subject to certain adjustments. If the Average Market Value of F&M Stock is greater than 1.9 times the book value per share of F&M as of the Calculation Date, the number of shares of F&M Stock to be received by Home Federal stockholders shall be based on a F&M Stock price equal to 1.9 times the book value per share of F&M as of such Calculation Date.

     In connection with the execution of the Acquisition Agreement, Home Federal entered into a Stock Option Agreement with F&M pursuant to which it granted F&M an option to acquire, upon the occurrence of certain events defined in the Stock Option Agreement ("Purchase Events"), up to an aggregate of 501,282 authorized but unissued shares of Home Federal Stock (the "Option") (or 19.9% of the shares outstanding) at a price of $8.25 per share. The provisions of the Stock Option Agreement concerning the Option will terminate upon consummation of the Merger or upon termination of the Acquisition Agreement; however, if such termination occurs as a result of a willful breach by Home Federal of the Acquisition Agreement or failure of Home Federal's stockholders to approve the Acquisition Agreement, then the Option shall terminate 12 months after termination of the Acquisition Agreement. The Option is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for a third party to acquire control of Home Federal.

     The consummation of the transaction is subject to, among other things, receipt of regulatory approval and the receipt of the requisite vote of stockholders of each of Home Federal and F&M approving the Acquisition Agreement. In addition, the Acquisition Agreement may be terminated by either party in the event the Average Market Value of F&M Stock calculated as of the Calculation Date is less than 1.6 times the book value of F&M Stock as of such date; provided that if F&M elects and Home Federal agrees, the parties could agree to proceed with the transactions contemplated by the Acquisition Agreement using an Average Market Value of F&M Stock equal to 1.6 times its book value per share as of such date.



NOTE C - Investment Securities

     Investment securities are summarized as follows:

                                          March 31, 1996

                                                      Gross        Gross
                                     Amortized      Unrealized     Market
                                        Cost          Losses       Value
                                     ---------      ----------     ------
Federal Home Loan Bank (FHLB) bond   $1,000,000     $       --     $1,000,000
Accrued interest receivable                 729             --            729
                                     ----------     ----------     ----------
Total Investment Securities          $1,000,729     $       --     $1,000,729
                                     ==========     ==========     ==========

     During 1996, the Savings Bank purchased investment securities in the amount of $1,000,000.


NOTE D - Mortgage-Backed Securities

     A summary of mortgage-backed securities available for sale is as follows:

                                             March 31, 1996
                           ----------------------------------------------------
                                           Gross        Gross
                           Amortized     Unrealized   Unrealized    Market
                             Cost          Gains        Losses      Value
                           ---------     ----------   ----------    ------
Federal Home Loan
  Mortgage Corporation
  (FHLMC)                  $ 4,366,707   $ 38,003     $ 25,406      $ 4,379,304

Government National
  Mortgage Associaiton
  (GNMA)                     3,121,500     11,768       86,602        3,046,666
                           -----------   --------     --------      -----------
                           $ 7,488,207   $ 49,771     $112,008      $ 7,425,970
Accrued Interest
  Receivable                    97,187         --           --           97,187
                           -----------   --------     --------      -----------
Total Mortgage-Backed
  Securities Available
  for Sale                 $ 7,585,394   $ 49,771     $112,008      $ 7,523,157
                           ===========   ========     ========      ===========
                                           December 31, 1995
                           ----------------------------------------------------
                                           Gross        Gross
                           Amortized     Unrealized   Unrealized    Market
                             Cost          Gains        Losses      Value
                           ---------     ----------   ----------    ------
FHLMC                      $14,029,515   $ 85,836     $117,087      $13,998,264

GNMA                         3,247,299     16,049       38,433        3,224,915
                           -----------   --------     --------      -----------
                           $17,276,814   $101,885     $155,520      $17,223,179
Accrued Interest
  Receivable                   149,856         --           --          149,856
                           -----------   --------     --------      -----------
Total Mortgage-Backed
  Securities Available
  for Sale                 $17,426,670   $101,885     $155,520      $17,373,035
                           ===========   ========     ========      ===========

     Mortgage-backed securities held-to-maturity are summarized as follows:

                                             March 31, 1996
                           ----------------------------------------------------
                                           Gross        Gross
                           Amortized     Unrealized   Unrealized    Market
                             Cost          Gains        Losses      Value
                           ---------     ----------   ----------    ------
GNMA                       $ 9,745,510   $     --     $179,702      $ 9,565,808
Federal National Mortgage
  Association (FNMA)        18,869,365     51,470      191,244       18,729,591
Collaterialized Mortgage
  Obligations               13,966,308         --      176,383       13,789,925
                           -----------   --------     --------      -----------
                           $42,581,183   $ 51,470     $547,329      $42,085,324
Accrued Interest
  Receivable                   246,125         --           --          246,125
                           -----------   --------     --------      -----------
Total Mortgage-Backed
  Securities Held-to-
  Maturity                 $42,827,308   $ 51,470     $547,329      $42,331,449
                           ===========   ========     ========      ===========
                                          December 31, 1995
                                 ---------------------------------------
                                                   Gross
                                 Amortized       Unrealized     Market
                                    Cost           Gains        Value
                                 ---------       ----------     ------
GNMA                             $ 9,946,527     $ 66,219       $10,012,746
FNMA                              19,630,214      165,603        19,795,817
                                 -----------     --------       -----------
                                 $29,576,741     $231,822       $29,808,563
Accrued interest receivable          171,290           --           171,290
                                 -----------     --------       -----------
Total Mortgage-Backed
  Securities Held-to-Maturity    $29,748,031     $231,822       $29,979,853
                                 ===========     ========       ===========


     The March 31, 1996 and December 31, 1995 mortgage-backed securities held to maturity amortized cost includes $212,475 and $232,090, respectively, in gross unrealized losses resulting from the reclassification to held-to-maturity.

     GNMA, FHLMC, and FNMA mortgage-backed securities in the amortized cost amount of $20,883,769 and $22,061,250 were pledged as collateral for Federal Home Loan Bank advances at March 31, 1996 and December 31, 1995, respectively.

     During 1996 the Savings Bank purchased mortgage-backed securities in the amount of $14,035,915. Proceeds from the sale of mortgage-backed securities during 1996 amounted to $8,009,069. Net losses of $30,369 were realized on sales of such securities in 1996.

NOTE E - Loans Receivable

     Loans receivable are summarized as follows:
                                                 March 31,     December 31,
                                                   1996            1995
                                               -------------   ------------
Real Estate Loans:
  Residential                                  $ 86,496,047    $ 85,483,281
  Commercial                                     17,635,875      16,920,576
  Construction                                   18,552,296      21,501,651
                                               ------------    ------------
                                               $122,684,218    $123,905,508
    Less:
      Loans in process                           (6,334,098)     (7,740,530)
      Allowances for possible loan losses        (3,180,795)     (3,132,147)
      Deferred fee income and
        unearned discounts                         (519,476)       (562,661)
      Unrealized loss on loans held for sale        (13,000)             --
                                               ------------    ------------
      Total Real Estate Loans                  $112,636,849    $112,470,170
                                               ------------    ------------
  Consumer Loans                               $ 23,488,870    $ 23,052,450
  Less:
    Allowances for possible loan losses            (491,918)       (500,157)
    Unearned discounts                              (72,580)        (28,860)
                                               ------------    ------------
      Total Consumer Loans                     $ 22,924,372    $ 22,523,433
                                               ------------    ------------
Commercial Business Loans                      $  1,862,898    $  1,429,015
                                               ------------    ------------
Accrued Interest Receivable                    $    894,773    $    840,076
                                               ------------    ------------
      Total Loans Receivable, net              $138,318,892    $137,262,694
                                               ============    ============

     Non-Performing loans consist of nonaccrual and impaired loans and loans which are 90 days or more delinquent. Loans are placed on nonaccrual status or are considered impaired when, in the judgement of management, the probability of collection of principal or interest is deemed to be insufficient to warrant further accrual. A summary of nonaccrual and impaired loans as of March 31, 1996 and 1995 and December 31, 1995 is as follows:

                                        March 31,
                                   -------------------       December 31,
                                   1996           1995           1995
                                   ----           ----       ------------
Non-Performing Loans:
  Non-Accrual Loans:
    Real Estate Loans:
      Residential             $   643,033     $   551,951     $  601,902
      Commercial                   37,562          37,946         37,732
    Consumer Loans                151,516          84,900        145,948
                              -----------     -----------     ----------
        Total Non-Accrual
          Loans               $   832,111     $   674,797     $  785,582
                              -----------     -----------     ----------
  Impaired Loans:
    Real Estate Loans:
      Residential             $   128,107     $ 2,964,185     $  561,571
      Commercial                  306,254       3,192,452        731,330
      Construction              3,713,104       9,656,304      3,712,557
    Consumer Loan                      --         127,300             --
                              -----------     -----------     ----------
      Total Impaired Loans    $ 4,147,465     $15,940,241     $5,005,458
                              -----------     -----------     ----------
        Total Non-Performing
          Loans               $ 4,979,576     $16,615,038     $5,791,040
                              ===========     ===========     ==========

     An analysis of the allowances for possible loan losses follows:

                                      Real Estate Loans
                         -------------------------------------------
                         Three Months Ended March 31,   Year Ended
                         ----------------------------   December 31,
                             1996           1995            1995
                          ----------     ----------     ------------
Beginning Balance         $3,132,147     $4,879,682       $4,879,682
  Additional provision            --             --         (349,000)
  Recoveries                  57,068             --          407,500
  Reallocation of reserves
    from consumer and
    commercial loan losses        --             --          244,000
  Charge-offs:
    Construction                  --       (121,000)        (160,000)
    Commercial                    --        (79,000)        (808,331)
    Single-family             (8,420)      (102,443)        (528,704)
    Multi-family                  --       (100,000)        (100,000)
    Land                          --             --         (453,000)
                          ----------     ----------       ----------
Ending Balance            $3,180,795     $4,477,239       $3,132,147
                          ==========     ==========       ==========

                                 Consumer and Commercial Loans
                           -------------------------------------------
                           Three Months Ended Match 31,    Year Ended
                           ----------------------------   December 31,
                              1996           1995            1995
                            --------       --------       ------------
Beginning Balance           $500,157       $761,521        $761,521
  Additional provision            --             --              --
  Reallocation of reserves
    to real estate loans          --             --        (244,000)
  Recoveries                  18,091         31,414         103,516
  Charge-offs                (26,330)       (38,904)       (120,880)
                            --------       --------        --------
Ending Balance              $491,918       $754,031        $500,157
                            ========       ========        ========



NOTE F - Real Estate Owned Held for Sale

     Real estate owned held for sale is summarized as follows:
                                         March 31,
                                    ------------------      December 31,
                                    1996          1995          1995
                                    ----          ----          ----
Real estate owned acquired
  by foreclosure                $1,395,188    $2,693,785    $2,535,651
Real estate owned acquired by
  deed in lieu of foreclosure    3,736,600     7,175,314     4,715,104
Real estate owned in substance   1,440,490            --     1,440,490
                                -----------   -----------   ----------
                                $6,572,278    $9,869,099    $8,691,245
Less:
  Allowance for losses           1,255,804     2,087,945     1,492,012
  Accumulated depreciation              --       201,000       124,000
                                -----------   -----------   ----------
    Total Real Estate Owned
      held for sale, net        $5,316,474    $7,580,154    $7,075,233
                                ===========   ===========   ==========

     An analysis of the allowance for losses on real estate owned held for sale follows:
                              Three Months Ended March 31,    Year Ended
                              ----------------------------   December 31,
                                  1996           1995            1995
                                  ----           ----        ------------
Beginning Balance              $1,492,012     $2,336,945       $2,336,945
  Additional provision                 --        130,000          479,000
  Recoveries                        7,798             --            1,643
  Charge-offs                    (244,006)      (379,000)      (1,325,576)
                               ----------     ----------       ----------
Ending Balance                 $1,255,804     $2,087,945       $1,492,012
                               ==========     ==========       ==========


NOTE G - Advances from the Federal Home Loan Bank of Atlanta

     Advances from the Federal Home Loan Bank of Atlanta (FHLB) totaling $27,131,569 at March 31, 1996 are at a 6.2% weighted average interest rate per annum with $11,728,000 maturing in 1996, $8,728,000 maturing in 1997, $728,000 maturing  in 1998,  $1,728,000  maturing  in 1999,  $728,000  maturing  in 2000,
$1,728,000  maturing in 2001, $732,000 maturing in 2002 and $300,000 maturing in
2003, 2004 and 2005, respectively. Such advances are secured by assets amounting to $38,818,259 at March 31, 1996. Such amount is composed of capital stock in the FHLB, certain of the Savings Bank's mortgage loans and mortgage-backed securities, and certain other assets. Accrued interest payable on advances from the FHLB totaled $131,569 at March 31, 1996.


NOTE H - Provision for (Benefit from) Income Taxes

     Federal and state income taxes consisted of the following:

                                     Three Months Ended March 31, Year Ended
                                     --------------------------- December 31,
                                         1996           1995         1995
                                      -----------     --------   ------------
State income tax current expense      $    31,300     $ 27,500     $   49,300
Federal income tax current expense        208,200      122,700        180,000
Deferred income tax expense                33,500       96,000        693,000
Change in valuation allowance                  --     (250,000)    (1,476,000)
                                      -----------     --------     ----------
                                      $   273,000     $ (3,800)    $ (553,700)
                                      ===========     ========     ==========

     Home Federal's income tax differs from the tax determined by applying the statutory Federal income tax rate to income before taxes for the following reasons:

                                  Three Months Ended March 31,  Year Ended
                                  ---------------------------  December 31,
                                      1996           1995          1995
                                  -----------      --------    ------------
Tax at Federal income tax rate    $   223,694      $128,257     $   671,221
Bad debt deduction                    (28,900)      (30,600)        177,704
State income tax                       31,300        27,500          49,300
Change in valuation allowance              --      (250,000)     (1,476,000)
Other - net                            46,906       121,043          24,075
                                  -----------      --------     -----------
                                  $   273,000      $ (3,800)    $  (553,700)
                                  ===========      ========     ===========

     The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities that are included in net deferred tax assets at March 31, 1996 and 1995 and December 31, 1995 relate to the following:

                                             March 31,
                                    -------------------------   December 31,
                                       1996           1995          1995
                                    ----------     ----------   ------------
Deferred Tax Assets:
  Allowances for losses             $1,581,000     $2,308,000     $1,723,000
  Unrealized loss on securities
    available for sale                 116,000        565,000        110,000
  Intangible asset                     358,000        312,000        343,000
  Deferred fees on loans               121,000        174,000        133,000
  Deferred directors' fees             151,000        167,000        150,000
  Other, net                           134,000         41,000         45,000
                                    ----------     ----------     ----------
    Total deferred tax assets       $2,461,000     $3,567,000     $2,504,000

  Less valuation allowances            474,000      1,700,000        474,000
                                    ----------     ----------     ----------
    Total Deferred Tax Assets
      less Valuation Allowances     $1,987,000     $1,867,000     $2,030,000

Deferred Tax Liabilities -
  Depreciation and amortization        314,000        331,000        320,000
                                    ----------     ----------     ----------
    Net Deferred Tax Assets         $1,673,000     $1,536,000     $1,710,000
                                    ==========     ==========     ==========


     Federal and state current income taxes payable is as follows:

                                      March 31,
                                --------------------    December 31,
                                  1996        1995          1995
                                --------     -------    ------------
Current (refundable) payable:
  State                         $ (65,000)   $     --   $ (65,000)
  Federal                        (285,000)    (70,000)   (290,000)


NOTE I - Common Stock and Earnings Per Share

     Earnings per share have been computed based on 2,519,010 average shares outstanding in 1995 and 1994. On March 29, 1996, Home Federal paid a $100,760 or $0.04 per share dividend to stockholders of record on March 15, 1996.

                   HOME FEDERAL CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  For the Three Months Ended March 31, 1996

GENERAL

     Home Federal Corporation (Corporation) is the unitary savings and loan holding company of Home Federal Savings Bank (Savings Bank) and its subsidiaries. The Corporation and its subsidiaries are sometimes collectively referred to herein as "Home Federal." The Corporation currently owns 100% of the issued and outstanding common stock of the Savings Bank, which is the principal asset of the Corporation.

     On April 2, 1996, Home Federal entered into a Plan and Agreement to Merge ("Acquisition Agreement") with F&M Bancorp, Frederick, Maryland, a Maryland corporation and bank holding company ("F&M"), which provides for the acquisition of Home Federal by F&M. See Note B of the unaudited notes to consolidated financial statements.



Financial Condition

     The Corporation's total assets increased $2.1 million or 1.0% to $216.7 million from December 31, 1995 to March 31, 1996, due primarily to a $1.1 million increase in net loans, a $3.2 million increase in mortgage-backed securities and a $1.0 million increase in investment securities, which increases were partially offset by a $2.3 million decrease in cash and cash equivalents and a $1.8 million decrease in real estate owned, net. The Corporation's total liabilities increased by $1.8 million or 0.9% to $198.0 million from December 31, 1995 to March 31, 1996, primarily due to a $4.3 million increase in savings accounts, which was offset to some extent by a $3.0 million decrease in borrowings. Stockholders' equity increased $291,000 to $18.7 million at March 31, 1996 due primarily to a $284,000 increase in retained earnings.


Nonperforming Assets

     The Corporation's nonperforming assets decreased by $2.6 million or 20.0% from $12.9 million or 6.0% of total assets at December 31, 1995 to $10.3 million or 4.8% of total assets at March 31, 1996. At March 31, 1996, the allowances for possible loan losses amounted to $3.7 million or 2.7% of loans, net, and 73.8% of total nonperforming loans. At March 31, 1996, the allowance for losses on real estate owned held for sale (REO) amounted to $1.3 million or 23.6% of REO, net. While management presently believes that its allowances for possible loan losses and REO losses are adequate, no assurance can be given that future provisions for possible loan or REO losses may not be necessary. See Notes E and F of the unaudited notes to consolidated financial statements.



RESULTS OF OPERATIONS

Net Income

     Net income for the three months ended March 31, 1996 amounted to $385,000, essentially the same as net income of $381,000 during the comparable period in 1995.


Net Interest Income

     Net interest income for the three months ended March 31, 1996 increased by $61,000, or 3.4%, over the same period in 1995 due to increased interest income which more than offset increased interest expense. Interest income for the three months ended March 31, 1996 increased by $195,000 or 5.1% compared to the same period in 1995, while interest expense increased by $134,000 or 6.6% during the three months ended March 31, 1996 as compared to the same period in the prior year.

     During the three month  period,  the  increase  in interest  income was due primarily to an increase in the average balances of loans receivable, mortgage-backed and short-term interest bearing deposits and an increase in the average rate earned on loans receivable and mortgage-backed securities. Such increases were offset by decreases in the average balances of investment securities and federal funds. The primary reason for the increase in the average balance of short-term interest bearing deposits was the Savings Bank's investment of funds in short-term investments prior to purchasing mortgage-backed securities. The increase in the average balance of mortgage-backed securities in 1996 was due to the Savings Bank's purchasing $14.0 million in mortgage-backed securities, which was funded by the sale of $8.0 million in mortgage-backed securities and funds from increased savings accounts, loan repayments and loan sales. The increase in interest expense was primarily the result of increases in the average balances of savings accounts and the average rates paid thereon which were partially offset by a decrease in the average balance of advances from the Federal Home Loan Bank of Atlanta ("FHLB"). The increase in the average balance of savings accounts was due to competitive pricing, as the Savings Bank sought funds in order to originate loans, purchase mortgage-backed and investment securities and repay advances. The average balance of advances from the FHLB of Atlanta decreased primarily due to the Savings Bank utilizing excess funds to repay advances.

     The Savings Bank's interest rate spread was 3.9% during the three months ended March 31, 1996 and 1995 and the ratio of interest earning assets to interest-bearing liabilities increased from 99.0% during the three months ended March 31, 1995 to 99.9% during the three months ended March 31, 1996.


Other Income

     Other income totaled $666,000 and $421,000 for the three months ended March 31, 1996 and 1995, respectively. The $245,000 or 58.4% increase during the three months ended March 31, 1996 was primarily due to increases in income related to loan originations, loan sales, stockbrokerage commissions, fees on checking and savings accounts and gain on sales of real estate owned, which was partially offset by losses on sales of mortgage-backed securities and decreased insurance commissions.


     Operating Expenses Operating expenses amounted to $1.9 million and $1.8 million for the three months ended March 31, 1996 and 1995, respectively. During the three months ended March 31, 1996, the Corporation experienced increases in employee compensation and benefits, office occupancy and equipment expenses and other expenses, which were substantially offset by deceases in provision for losses on REO. Employee compensation and benefits increased due to increased profit sharing expenses, merit increases and incentive compensation expenses. Office occupancy and equipment expenses increased due to increased depreciation on office properties and equipment due to computer technology upgrades during 1995 and 1996. Other operating expenses increased due to increases in professional fees which was offset by decreases in insurance expense, ATM expenses and expenses associated with REO operations, net and impaired loan expenses.

     Provision for losses on real estate owned amounted to $130,000 for the three months ended March 31 1995. The decrease in 1996 reflects managements evaluation of the fair value less disposition costs or the net realizable value of such real estate. See Note F of the unaudited notes to consolidated financial statements.


Income Taxes

     Home Federal's income tax expense totaled $273,000 for the three months ended March 31, 1996 as compared to income tax benefit of $4,000 during the same period in the prior year. The significant increase in income tax expense for the three months ended March 31, 1996 as compared to the prior year was attributable to increased taxable income, and Home Federal's reduction in the valuation allowance on deferred tax assets which reduced income tax expense in 1995.



ASSET AND LIABILITY MANAGEMENT

     Home Federal has undertaken a variety of strategies to better match the interest-rate sensitivity of its assets and liabilities. Home Federal's present policy is to emphasize the origination for portfolio of 10-15 year fixed rate residential mortgage loan products and loan products such as adjustable-rate residential mortgage loans, short-term residential construction loans to individuals and a variety of consumer loans. With respect to Home Federal's single-family residential loan originations, the Savings Bank originates both fixed-rate and adjustable-rate loans. Single-family, fixed-rate loans originated with terms greater that 20 years are primarily for resale in the secondary market, thereby reducing Home Federal's interest rate risk. Home Federal generally retains single-family adjustable-rate loans in portfolio. During the three months ended March 31, 1996 and 1995, Home Federal originated $8.2 million and $6.8 million, respectively, of single-family residential loans. Of such amounts, $3.8 million and $5.1 million provided for periodic adjustment of interest rates, or 46.1% and 75.0% of single-family residential loans originated by Home Federal during the respective periods. During 1996, Home Federal originated $1.0 million of fixed-rate loans with 10 or 15 year maturities.

     Home Federal also has continued to originate both commercial business (primarily automobile floor plan loans) and consumer loans, which generally have shorter terms and/or rates that vary with interest rate indices and higher yields than residential mortgage loans. Consumer and commercial business loan originations amounted to $4.3 million during the three months ended March 31, 1996 as compared to $3.5 million during the comparable period in 1995.
     During 1996, Home Federal purchased investment and mortgage-backed securities to maintain its asset mix. The Savings Bank purchased $1.0 million and $14.0 million of investment and mortgage-backed securities, respectively which was funded by savings deposits, loan sales and repayments, and the proceeds of $8.0 million from the sale of mortgage-backed securities available for sale.

     Rates of interest paid on deposits at Home Federal are priced to be sufficiently competitive in its primary market area in order to meet its asset/liability management objectives and requirements for funds, but are typically not the highest rates available. This policy helps Home Federal control its cost of funds. Home Federal maintains a tiered pricing program for some of its certificate accounts, pursuant to which higher rates of interest are paid for longer-term certificate accounts. Home Federal relies on savings deposits, loan and mortgage-backed securities repayments and advances from the FHLB of Atlanta to fund loan originations and commitments.



REGULATORY CAPITAL REQUIREMENTS

     The Savings Bank is subject to regulations of the Office of Thrift Supervision ("OTS") that impose certain minimum regulatory capital requirements. At March 31, 1996 the Savings Bank's tangible, core and risk-based capital exceeded regulatory requirements. The following table summarizes, as of March 31, 1996, the Savings Bank's regulatory capital requirements, the amount of its actual capital and the amount of its excess capital on a dollar and percentage basis.

                                  March 31, 1996
                         ---------------------------------
                                      Capital      Capital
                         Capital    Requirement     Excess
                         -------    -----------    -------
                              (Dollars in Thousands)
Dollar basis:
Tangible                 $18,281      $ 3,236      $15,045
Core                      18,281        6,472       11,809
Risk-based                19,987       10,781        9,206

Percentage basis:
Tangible                     8.5%         1.5%         7.0%
Core                         8.5          3.0          5.5
Risk-based                  14.8          8.0          6.8

     There can be no  assurance  that the  Savings  Bank will not be  subject to additional capital requirements in the future, either as a result of regulations, guidelines and policies of general applicability or individual regulatory capital requirements which may be applied to the Savings Bank.


Liquidity

     Home Federal is required under applicable Federal regulations to maintain specified levels of "liquid" investments including United States government and Federal agency securities and other investments. Regulations currently in effect require Home Federal to maintain liquid assets of not less than 5% of its net withdrawable accounts plus short-term borrowings, of which short-term liquid assets must consist of not less than 1%. These levels are changed from time to time by the OTS to reflect economic conditions. Liquidity is influenced by general economic conditions, financial market conditions and fluctuations in the interest rates and products offered by competing entities. Home Federal's regulatory liquidity ratio averaged 9.3% for the month ended March 31, 1996. At March 31, 1996, Home Federal was required to maintain liquid investments amounting to $9.2 million, none of which were pledged to secure advances from the FHLB of Atlanta.

     The principal sources of funds to Home Federal are savings accounts, amortization and prepayments of outstanding loans and mortgage-backed securities, sales of loans, FHLB advances and other borrowings. During the past several years, Home Federal has used such funds primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments, purchase mortgage-backed securities and maintain its liquidity.

     At March 31, 1996, the total of approved loan origination commitments amounted to $3.0 million, exclusive of loans in process. The amount of savings certificates which are scheduled to mature during the twelve months ended March 31, 1997 is $56.8 million. Management believes that, by evaluating competitive instruments and prices in its market area, it can, in most circumstances, manage and control maturing deposits so that a portion of such maturing deposits will be redeposited in the Savings Bank. During the three months ended March 31, 1996, the Savings Bank experienced a $4.3 million increase in savings accounts. The Savings Bank utilized these funds to repay FHLB advances and purchase investment and mortgage-backed securities during the three months ended March 31, 1996.


IMPACT OF INFLATION ON CHANGING PRICES

     The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike many industrial corporations, virtually all of the assets and liabilities of Home Federal are monetary in nature. As a result, interest rates have a more significant impact on Home Federal's performance than the effects of general levels of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.


RECAPITALIZATION OF SAIF AND RELATED LEGISLATIVE PROPOSALS

     The deposits of the Savings Bank are currently insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation
(FDIC). Both the SAIF and the Bank Insurance Fund (BIF), the federal deposit insurance fund that covers commercial bank deposits, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved a fully funded status in contrast to the SAIF and, therefore, as discussed below, the FDIC recently substantially reduced the average deposit insurance premium paid by BIF-insured commercial banks to a level substantially below the average premium paid by SAIF-insured institutions.

     In late 1995, the FDIC approved a final rule regarding deposit insurance premiums which, effective with respect to the semiannual premium assessment beginning January 1, 1996, reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to an annual minimum of $2,000) for institutions in the lowest risk category. Deposit insurance premiums for SAIF members were maintained at their existing levels (23 basis points for institutions in the lowest risk category). Accordingly, in the absence of further legislative action, SAIF members such as the Savings Bank will be competitively disadvantaged as compared to commercial banks by the resulting premium differential. It is anticipated that, under present conditions, it will be at least several years before the SAIF reaches a reserve ratio of 1.25% of insured deposits.

     The U.S. House of Representatives and Senate have actively considered legislation which would have eliminated the premium differential between SAIF
- -insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The proposed legislation would have provided that all SAIF member institutions pay a special one-time assessment to recapitalize the SAIF, which in the aggregate would have been sufficient to bring the reserve ratio in the SAIF to 1.25% of insured deposits. Based on the current level of reserves maintained by the SAIF, it was anticipated that the amount of the special assessment required to recapitalize the SAIF would have been approximately 80 to 85 basis points of the SAIF-assessable deposits. It was anticipated that after the recapitalization of the SAIF, premiums paid by SAIF-insured institutions would be reduced to match those currently being assessed BIF-insured commercial banks. The legislation also provided for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

     The legislation discussed above had been, for some time, included as part of a fiscal 1996 federal budget bill, but was eliminated prior to the bill being enacted on April 26, 1996. In light of the legislation's elimination and the uncertainty of the legislative process generally, management cannot predict whether legislation reducing SAIF premiums and/or imposing a special one-time assessment will be adopted, or, if adopted, the amount of the assessment, if any, that would be imposed on the Savings Bank.

     If  legislation  were to be enacted in the future  which would assess a one
- -time special assessment of 85 basis points, the Savings Bank would (based upon the Savings Bank's SAIF deposits as of March 31, 1996) pay approximately $876,000, net of related tax benefits. In addition, the enactment of such legislation might have the effect of immediately reducing the Savings Bank's capital by such an amount. Nevertheless, management does not believe, based upon the foregoing assumptions, that a one-time assessment of this nature would have a material adverse effect on Home Federal's consolidated financial condition.




                          PART II:  OTHER INFORMATION


Item 1.  Legal Proceedings

         The Corporation and its subsidiaries are involved in various legal proceedings occurring in the ordinary course of business. There are no material legal proceedings to which the Corporation or any of its subsidiaries is a part, or to which any of their property is subject.

Item 2.  Changes in Securities

         None

Item 3.  Defaults Upon Senior Securities

         None

Item 4.  Submission of Matters to a Vote of Security Holders

         Not applicable

Item 5.  Other Information

         None

Item 6.  Exhibits and Reports on Form 8-K

         Filed on April 9, 1996 and included:
           Press release dated April 2, 1996, announcing Home Federal and the Savings Bank signing a Plan and Agreement to Merge with F&M Bancorp.
           Also, a copy of the Plan and Agreement to Merge with F&M Bancorp and a Stock Option Agreement with F&M Bancorp.




                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      HOME FEDERAL CORPORATION


                                      BY:   /s/ Richard W. Phoebus

     Date                                       Richard W. Phoebus
                                                President and
                                                  Chief Executive Officer


                                      BY:   /s/ Salvatore M. Savino

     Date                                       Salvatore M. Savino
                                                Vice President and Treasurer,
                                                  Chief Financial Officer
                                                  (principal financial and
                                                   accounting officer)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.          Indemnification of Directors and Officers.

         (a) Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director, and to provide additional indemnification to an officer who is not also a director. In addition, Section 2-418(f) of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

         The Registrant has provided for indemnification of directors, officers, employees, and agents in Article Eighth, Section (5) of its charter, as amended. This provision reads as follows:

              (5) The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) Under Maryland law, a corporation is permitted to limit by provision in its articles of incorporation the liability of directors and officers, so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

          The Registrant has limited the liability of its directors and officers for money damages in Article Eighth, Section (6) of its charter, as amended. This provision reads as follows:

              (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

Item 21.          Exhibits and Financial Statement Schedules.

          2. Plan and Agreement to Merge, dated as of April 2, 1996, by and among F&M Bancorp and Home Federal Corporation (included as Annex A to the Proxy Statement/Prospectus).

          3.1. Articles of Incorporation of F&M Bancorp dated December 6, 1983, together with Amendments thereto dated April 9, 1985, April 12 ,1988, and April 11, 1989.

          3.2.      By-Laws of F&M Bancorp.

          5. Form of opinion of Piper & Marbury L.L.P. regarding Legality of Shares.

          8.        Form of  opinion  of Piper & Marbury  L.L.P.  regarding  Tax
                    Matters.

          20.1. Form of Proxy Card for Special Meeting of the Stockholders of Home Federal Corporation.

          20.2. Form of Proxy Card for Special Meeting of the Stockholders of F&M Bancorp.

          23.1.     Consent of Smith Elliott Kearns & Company.

          23.2.     Consent of Keller Bruner & Company, L.L.C.

          23.3.     Consent of Piper & Marbury L.L.P. (included in Exhibit 5 and
                    Exhibit 8).

          23.4.     Consent of Charles Webb & Company.

          24.       Power of Attorney.

Item 22.          Undertakings.

         (a)      The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frederick, State of Maryland, on May 31, 1996.

                                     F&M BANCORP



                                     By:  /s/ Faye E. Cannon
                                          Faye E. Cannon
                                          President and Chief Executive Officer



          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 31, 1996.

Signature                                                   Title and Capacity

Charles W. Hoff, III

     Charles W. Hoff, III by
By:  /s/ Faye E. Cannon, Attorney          Chairman of the Board
     Faye E. Cannon, Attorney-in-Fact      (Principal Executive Officer)




/s/ Faye E. Cannon                         President and Chief Executive Officer
Faye E. Cannon                             (Principal Executive Officer)



/s/ Kenneth M. Sabanosh                    Vice President and Treasurer
Kenneth M. Sabanosh                        (Principal Financial Officer and
                                           Principal Accounting Officer)

A majority of the Board of Directors:

R. Carl  Benna,  John D.  Brunk,  Faye E.  Cannon,  Albert H.  Cohen,  George B.
Delaplaine, Jr., Maurice A. Gladhill, Charles W. Hoff, III, Charles A. Nicodemus, H. Deets Warfield, Jr., John C. Warfield, and Thomas R. Winkler


By:  /s/ Faye E. Cannon                     For herself and as Attorney-in-Fact.
     Faye E. Cannon

                                  EXHIBIT INDEX


                                                                    Sequentially
Exhibit                               Document                     Numbered Page

2.        Plan and Agreement to Merge,  dated as
          of April 2, 1996, by and among F&M
          Bancorp and Home  Federal  Corporation
          (included as Annex A to the Proxy
          Statement/Prospectus).

3.1. Articles of Incorporation of F&M Bancorp dated December 6, 1983, together with Amendments thereto dated April 9,
          1985, April 12 ,1988, and April 11, 1989..

3.2.      By-Laws of F&M Bancorp.

5.        Form of Opinion of Piper & Marbury L.L.P.
          regarding  Legality of
          Shares.

8.        Form of Opinion of Piper & Marbury L.L.P.
          regarding Tax Matters.

20.1 Form of Proxy Card for Special Meeting of the Stockholders of Home Federal Corporation.

20.2 Form of Proxy Card for Special Meeting of the Stockholders of F&M Bancorp.

23.1.     Consent of Smith Elliott Kearns & Company.

23.2.     Consent of Keller Bruner & Company, L.L.C.

23.3.     Consent  of Piper & Marbury  L.L.P.
          (included  in  Exhibit 5 and Exhibit 8).

23.4.     Consent of Charles Webb & Company.

24.       Power of Attorney.

                                   F&M BANCORP

                       RESTATED ARTICLES OF INCORPORATION

               (Restated as of May 31, 1995, not filed for record)


          FIRST: THE UNDERSIGNED, Henry D. Kahn, whose address is 1100 Charles Center South, 36 South Charles Street, Baltimore, Maryland 21201, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.

          SECOND: The name of the corporation (which is hereinafter called the "Corporation") is:

                                   F&M BANCORP

          THIRD: The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:

                    (1) To acquire by purchase,  subscription or otherwise,  and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any and all securities, as such term is hereinafter defined, issued or created by any corporation, firm, organization, association or other entity, public or private, whether formed under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country or of any political subdivision, territory, or issued or created by the United States of America or any state or commonwealth thereof or any foreign country, or by any agency, subdivision, territory, dependency, possession or municipality of any of the foregoing, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

                    The term "securities" as used in this Article shall mean any and all notes, stocks, treasury stocks, bond debentures, evidences of indebtedness, certificates of interest or participation in any profit-sharing agreement, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, or, in general, any interests or instruments commonly known as "securities", or any and all certificates of interest or participation in, temporary or interim certificates for, receipts for, guaranties of, or warrants or rights to subscribe to or purchase, any of the foregoing.

                    (2) To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

          The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

          FOURTH: The present address of the principal office of the Corporation in this State is 110 Thomas Johnson Drive, Frederick, Maryland 21702.

          FIFTH: The name and address of the resident agent of the Corporation in this State are Gordon M. Cooley, 110 Thomas Johnson Drive, Frederick, Maryland 21702. Said resident agent is a citizen of the State of Maryland who resides there.

          SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 10,000,000 shares of Common Stock (par value $5.00 per share), amounting in aggregate par value to $50,000,000. All of such shares are initially classified as "Common Stock." The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock.

          (b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Common Stock of the Corporation.

                    (1) Each share of Common Stock shall have one vote and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

                    (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

                    (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distribution in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution, or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

          (c) Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock, or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

                    (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired, or converted into shares of Common Stock or any other class or series shall become part of the authorized Common Stock and be subject to classification and reclassification as provided in this Section.

                    (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent, or non-cumulative and as participating or non-participating.

                    (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

                    (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

                    (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

                    (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution, or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution, or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

                    (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this Section, and, if so, the terms and conditions thereof.

                    (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the charter of the Corporation.

          (d) For the purposes hereof and of any articles supplementary to the charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

                    (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution, or winding up, as the case may be, in preference or priority to holders of such other class or series;

                    (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution, or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

                  (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution, or winding up, as the case may be.

         SEVENTH:  The number of directors of the Corporation  shall be fourteen
(14), which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The names of the directors who serve as director until the 1997 annual meeting and until their successors are elected and qualify are as follows:

           R. Carl Benna                           Maurice A. Gladhill
           John D. Brunk                           Charles W. Hoff, III
           Beverly B. Byron                        Robert K. Moler
           Faye E. Cannon                          Charles A. Nicodemus
           Martha E. Church                        H. Deets Warfield, Jr.
           Albert H. Cohen                         John C. Warfield
           George B. Delaplaine, Jr.               Thomas R. Winkler

          EIGHTH: The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders:

                    (1) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

                    (2) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

                    (3) The Board of Directors shall have power from time to time and in its sole discretion to determine in accordance with sound accounting practice, what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-Laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

                    (4) A contract or other transaction between the Corporation and any of its directors or between the Corporation and any other corporation, firm or other entity in which any of its directors is a director or has a material financial interest is not void or voidable solely because of any one or more of the following: the common directorship or interest; the presence of the director at the meeting of the Board of Directors which authorizes, approves or ratifies the contract or transaction; or the counting of the vote of the director for the authorization, approval or ratification of the contract or transaction. This Paragraph (4) applies if:

                              (a) the fact of the common directorship or interest is disclosed or known to: the Board of Directors and the Board authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or the stockholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm, or other entity; or

                              (b) the contract or transaction is fair and reasonable to the Corporation.

          Common or interested directors or the stock owned by them or by an interested corporation, firm, or other entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved or ratified. If a contract or transaction is not authorized, approved or ratified in one of the ways provided for in clause (a) of the second sentence of this Paragraph (4), the person asserting the validity of the contract or transaction bears the burden of proving that the contract or transaction was fair and reasonable to the Corporation at the time it was authorized, approved, or ratified. The procedures in this Paragraph (4) do not apply to the fixing by the Board of Directors of reasonable compensation for a director, whether as a director or in any other capacity.

                    (5) The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

                    (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

                    (7) The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms of contract rights, as expressly set forth in its charter, of any of its outstanding stock by classification, reclassification or otherwise; but no such amendment which changes such terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall have been authorized by not less than a majority of the aggregate number of the votes entitled to be cast thereon, by a vote at a meeting or in writing with or without a meeting.

          The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

          NINTH: The duration of the Corporation shall be perpetual.

          IN WITNESS WHEREOF, I have signed these Articles of Incorporation, acknowledging the same to be my act, on December 6, 1983.

Witness:

G. P. Stamas                                          /s/  Henry D. Kahn
                                                        Henry D. Kahn

                                                                    Exhibit 3.2

                                   F&M BANCORP

                                     BY-LAWS

                          (Restated as of May 31, 1995)


                                   ARTICLE I.

                                  STOCKHOLDERS

          SECTION 1.01. Annual Meeting. The Corporation shall hold an annual meeting of its stockholders to elect directors and transact any other business within its powers, either at 10:00 a.m. on the second Tuesday of April in each year if not a legal holiday, or at such other time on such other day falling on or before the 30th day thereafter as shall be set by the Board of Directors. Except as the Charter or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. Failure to hold an annual meeting does not invalidate the Corporation's existence or affect any otherwise valid corporate acts.

          SECTION 1.02. Special Meeting. At any time in the interval between annual meetings, a special meeting of the stockholders may be called by the Chairman of the Board or the President or by a majority of the Board of Directors by vote at a meeting or in writing (addressed to the Secretary of the Corporation) with or without a meeting.

          SECTION 1.03. Place of Meetings. Meetings of stockholders shall be held at such place in the United States as is set from time to time by the Board of Directors.

          SECTION 1.04. Notice of Meetings; Waiver of Notice. Not less than ten nor more than 90 days before each stockholders' meeting, the Secretary shall give written notice of the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting. Notice is given to a stockholder when it is personally delivered to him, left at his residence or usual place of business, or mailed to him at his address as it appears on the records of the Corporation. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he before or after the meeting signs a waiver of the notice which is filed with the records of stockholders' meetings, or is present at the meeting in person or by proxy. A meeting of stockholders convened on the date for which it was called may be adjourned from time to time without further notice to a date not more than 120 days after the original record date.

          SECTION 1.05. Quorum; Voting. Unless statute or the Charter provides otherwise, at a meeting of stockholders the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum, and a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. In the absence of a quorum, the stockholders present in person or by proxy, by majority vote and without notice other than by announcement, may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. In the event that at any meeting a quorum exists for the transaction of some business but does not exist for the transaction of other business, the business as to which a quorum is present may be transacted by the holders of stock present in person or by proxy who are entitled to vote thereon.

          SECTION 1.06. General Right to Vote; Proxies. Unless the Charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. In all elections for directors, each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A stockholder may vote the stock he owns of record either in person or by written proxy signed by the stockholder or by his duly authorized attorney in fact. Unless a proxy provides otherwise, it is not valid more than 11 months after its date.

          SECTION 1.07. List of Stockholders. At each meeting of stockholders, a full, true and complete list of all stockholders entitled to vote at such meeting, showing the number and class of shares held by each and certified by the transfer agent for such class or by the Secretary, shall be furnished by the Secretary.

          SECTION 1.08. Conduct of Voting. At all meetings of stockholders, unless the voting is conducted by inspectors, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided, by the chairman of the meeting. If demanded by stockholders, present in person or by proxy, entitled to cast 10% in number of votes entitled to be cast, or if ordered by the chairman, the vote upon any election or question shall be taken by ballot and, upon like demand or order, the voting shall be conducted by two inspectors, in which event the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided, by such inspectors. Unless so demanded or ordered, no vote need be by ballot and voting need not be conducted by inspectors. The stockholders at any meeting may choose an inspector or inspectors to act at such meeting, and in default of such election the chairman of the meeting may appoint an inspector or inspectors. No candidate for election as a director at a meeting shall serve as an inspector thereat.

          SECTION 1.09. Informal Action by Stockholders. Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if there is filed with the records of stockholders meetings an unanimous written consent which sets forth the action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.


                                   ARTICLE II.

                               BOARD OF DIRECTORS

          SECTION 2.01. Function of Directors. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. All powers of the Corporation may be exercised by or under authority of the Board of Directors, except as conferred on or reserved to the stockholders by statute or by the Charter or By-Laws.

          SECTION 2.02. Number of Directors. The Corporation shall have at least three directors; provided that, if there is no stock outstanding, the number of Directors may be less than three but not less than one, and, if there is stock outstanding and so long as there are less than three stockholders, the number of Directors may be less than three but not less than the number of stockholders. The Corporation shall have the number of directors provided in the Charter until changed as herein provided. A majority of the entire Board of Directors may alter the number of directors set by the Charter to not exceeding 25 nor less than the minimum number then permitted herein, but the action may not affect the tenure of office of any director.

          SECTION 2.03. Age Limitation of Directors. No person, except a person who was a director of Farmers and Mechanics National Bank on March 11, 1975, shall be eligible to stand for election as a director after attaining seventy
(70) years of age.

          SECTION 2.04. Election and Tenure of Directors. At each annual meeting, the stockholders shall elect directors to hold office until the next annual meeting and until their successors are elected and qualify.

          SECTION 2.05. Removal of Director. Unless statute or the Charter provides otherwise, the stockholders may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors.

          SECTION 2.06. Vacancy on Board. The stock- holders may elect a successor to fill a vacancy on the Board of Directors which results from the removal of a director. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors which results from any cause except an increase in the number of directors and a majority of the entire Board of Directors may fill a vacancy which results from an increase in the number of directors. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies.

          SECTION 2.07. Regular Meetings. After each meeting of stockholders at which a Board of Directors shall have been elected, the Board of Directors so elected shall meet as soon as practicable for the purpose of organization and the transaction of other business; and in the event that no other time is designated by the stockholders, the Board of Directors shall meet at 2:00 p.m. on the date of such stockholders meeting or immediately following the close of such meeting, whichever is later, on the day of such meeting. Such first regular meeting shall be held at the principal office of the Corporation. No notice of such first meeting shall be necessary if held as hereinabove provided. Any other regular meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors.

          SECTION  2.08.  Special  Meetings.  Special  meetings  of the Board of
Directors may be called at any time by the Chairman of the Board or the President or by a majority of the Board of Directors by vote at a meeting, or in writing with or without a meeting. A special meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors. In the absence of designation such meeting shall be held at such place as maybe designated in the call.

          SECTION 2.09. Notice of Meeting. Except as provided in Section 2.07, the Secretary shall give notice to each director of each regular and special meeting of the Board of Directors. The notice shall state the time and place of the meeting. Notice is given to a director when it is delivered personally to him, left at his residence or usual place of business, or sent by telegraph or telephone, at least 24 hours before the time of the meeting or, in the alternative by mail to his address as it shall appear on the records of the Corporation, at least 72 hours before the time of the meeting. Unless the By-Laws or a resolution of the Board of Directors provides otherwise, the notice need not state the business to be transacted at or the purposes of any regular or special meeting of the Board of Directors. No notice of any meeting of the Board of Directors need be given to any director who attends, or to any director who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

          SECTION 2.10. Action by Directors. Unless statute or the Charter or By-Laws requires a greater proportion, the action of a majority of the directors present at a meeting at which a quorum is present is action of the Board of Directors. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. In the absence of a quorum, the directors present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, if an unanimous written consent which sets forth the action is signed by each member of the Board and filed with the minutes of proceedings of the Board.

          SECTION 2.11. Meeting by Conference Telephone. Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

          SECTION 2.12. Compensation. By resolution of the Board of Directors a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Directors or of committees thereof, and other compensation for their services as such or on committees of the Board of Directors, may be paid to directors. A director who serves the Corporation in any other capacity also may receive compensation for such other services, pursuant to a resolution of the directors.


                                  ARTICLE III.

                                   COMMITTEES

          SECTION 3.01. Committees. The Board of Directors may appoint from among its members an Executive Committee and other committees composed of two or more directors and delegate to these committees any of the powers of the Board of Directors, except the power to declare dividends or other distributions on stock, elect directors, issue stock other than as provided in the next sentence, recommend to the stockholders any action which requires stockholder approval, amend the By-Laws, or approve any merger or share exchange which does not require stockholder approval. If the Board of Directors has given general authorization for the issuance of stock, a committee of the Board, in accordance with a general formula or method specified by the Board by resolution or by adoption of a stock option or other plan, may fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors.

          SECTION 3.02. Committee Procedure. Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. The members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a director to act in the place of an absent member. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if an unanimous written consent which sets forth the action is signed by each member of the committee and filed with the minutes of the committee. The members of a committee may conduct any meeting thereof by conference telephone in accordance with the provisions of Section 2.11.

          SECTION 3.03. Emergency. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Corporation by its directors and officers as contemplated by the Charter and the By-Laws, any two or more available members of the then incumbent Executive Committee shall constitute a quorum of that Committee for the full conduct and management of the affairs and business of the Corporation in accordance with the provisions of Section 3.01. In the event of the unavailability, at such time, of a minimum of two members of the then incumbent Executive Committee, the available directors shall elect an Executive Committee consisting of any two members of the Board of Directors, whether or not they be officers of the Corporation, which two members shall constitute the Executive Committee for the full conduct and management of the affairs of the Corporation in accordance with the aforegoing provisions of this Section. This Section shall be subject to implementation by resolution of the Board of Directors passed from time to time for that purpose, and any provisions of the By-Laws (other than this Section) and any resolutions which are contrary to the provisions of this Section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by any interim Executive Committee acting under this Section that it shall be to the advantage of the Corporation to resume the conduct and management of its affairs and business under all the other provisions of the By-Laws.


                                   ARTICLE IV.

                                    OFFICERS

          SECTION 4.01. Executive and Other Officers. The Corporation shall have a President, a Secretary and a Treasurer. It may also have a Chairman of the Board, who shall be a director of the Corporation, and one or more Vice-Presidents, one or more Assistant Vice-Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other assistant and subordinate officers as are appointed from time to time. Assistant and subordinate officers may be appointed by the Board of Directors, or the President, or the officer in charge of the department or division of the Corporation to which the assistant or subordinate officer is assigned. A person may hold more than one office in the Corporation but may not serve concurrently as both President and Vice-President of the Corporation.

          SECTION 4.02. Chairman of the Board. The Chairman of the Board, if one be elected, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers as are from time to time assigned to him by the Board of Directors.

          SECTION 4.03. Vice Chairman of the Board. The Vice Chairman of the Board, if one be elected, shall in the absence of the Chairman of the Board and the President preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers as are from time to time assigned to him by the Board of Directors.

          SECTION 4.04. President. In the absence of the Chairman of the Board, the President shall preside at all meetings of the stockholders and of the Board of Directors at which he shall be present; he shall have general charge and supervision of the assets and affairs of the Corporation; he may sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation; and, in general, he shall perform all duties incident to the office of a president of a corporation, and such other duties as are from time to time assigned to him by the Board of Directors.

          SECTION 4.05. Vice-Presidents. The Vice- President or Vice-Presidents, at the request of the President or in his absence or during his inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice- President, the Board of Directors may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Directors, the President may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. The Vice-President or Vice-Presidents shall have such other powers and perform such other duties, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Directors or the President.

          SECTION 4.06. Secretary. The Secretary shall keep the minutes of the meetings of the stockholders, of the Board of Directors and of any committees, in books provided for the purpose; he shall see that all notices are duly given in accordance with the provisions of the By-Laws or as required by law; he shall be custodian of the records of the Corporation; he shall witness all documents on behalf of the Corporation, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same; and, in general, he shall perform all duties incident to the office of a secretary of a corporation, and such other duties as are from time to time assigned to him by the Board of Directors or the President.

          SECTION 4.07. Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors; he shall render to the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; and, in general, he shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as are from time to time assigned to him by the Board of Directors or the President.

          SECTION 4.08. Assistant and Subordinate Officers. The assistant and subordinate officers include the Assistant Vice Presidents, the Assistant Secretaries, and the Assistant Treasurers. The assistant and subordinate officers shall have such duties as are from time to time assigned to them by the President or the officer in charge of the department or division of the Corporation to which the assistant or subordinate officer is assigned.

          SECTION 4.09. Compensation. The Board of Directors shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. It may authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such assistant and subordinate officers.

          SECTION 4.10. Election, Tenure and Removal of Officers. The Board of Directors shall elect the officers. The Board of Directors may from time to time authorize any committee or officer to appoint subordinate officers. An officer serves for one year and until his successor is elected and qualifies. The Board of Directors may remove an officer or agent at any time. The removal of an officer or agent does not prejudice any of his contract rights. The Board of Directors (or any committee or officer authorized by the Board of Directors) may fill a vacancy which occurs in any office for the unexpired portion of the term.


                                   ARTICLE V.

                                      STOCK

          SECTION 5.01. Certificates for Stock. Each stockholder is entitled to certificates which represent and certify the shares of stock he holds in the Corporation. Each stock certificate shall include on its face the name of the corporation that issues it, the name of the stockholder or other person to whom it is issued, and the class of stock and number of shares it represents. It shall be in such form, not inconsistent with law or with the Charter, as shall be approved by the Board of Directors or any officer or officers designated for such purpose by resolution of the Board of Directors. Each stock certificate shall be signed by the Chairman of the Board, the President, or a Vice-President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer. Each certificate may be sealed with the actual corporate seal or a facsimile of it or in any other form and the signatures may be either manual or facsimile signatures. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.

          SECTION 5.02. Transfers. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates of stock; and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined.

          SECTION 5.03. Record Date and Closing of Transfer Books. The Board of Directors may set a record date or direct that the stock transfer books be closed for a stated period for the purpose of making any proper determination with respect to stockholders, including which stockholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights. The record date may not be more than 90 days before the date on which the action requiring the determination will be taken; the transfer books may not be closed for a period longer than 20 days; and, in the case of a meeting of stockholders, the record date of the closing of the transfer books shall be at least ten days before the date of the meeting.

         SECTION 5.04. Stock Ledger. The Corporation shall maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class which the stockholder holds. The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class of stock, or, if none, at the principal office in the State of Maryland or the principal executive offices of the Corporation.

         SECTION 5.05. Certification of Beneficial Owners. The Board of Directors may adopt by resolution a procedure by which a stockholder of the Corporation may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may certify; the purpose for which the certification may be made; the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board considers necessary or desirable. On receipt of a certification which complies with the procedure adopted by the Board in accordance with this Section, the person specified in the certification is, for the purpose set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

          SECTION 5.06. Lost Stock Certificates. The Board of Directors of the Corporation may determine the conditions for issuing a new stock certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Corporation. In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate save upon the order of some court having jurisdiction in the premises.


                                   ARTICLE VI.

                                     FINANCE

          SECTION 6.01. Checks, Drafts, Etc. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Corporation, shall, unless otherwise provided by resolution of the Board of Directors, be signed by the President, a Vice-President or an Assistant Vice-President and countersigned by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary.

          SECTION 6.02. Annual Statement of Affairs. The President shall prepare annually a full and correct statement of the affairs of the Corporation, to include a balance sheet and a financial statement of operations for the preceding fiscal year. The statement of affairs shall be submitted at the annual meeting of the stockholders and, within 20 days after the meeting, placed on file at the Corporation's principal office.

          SECTION 6.03. Fiscal Year. The fiscal year of the Corporation shall be the twelve calendar months period ending December 31 in each year, unless otherwise provided by the Board of Directors.

          SECTION 6.04. Dividends. If declared by the Board of Directors at any meeting thereof, the Corporation may pay dividends on its shares in cash, property, or in shares of the capital stock of the Corporation, unless such dividend is contrary to law or to a restriction contained in the Charter.

                                  ARTICLE VII.

                                SUNDRY PROVISIONS

          SECTION 7.01. Books and Records. The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders and Board of Directors and of any executive or other committee when exercising any of the powers of the Board of Directors. The books and records of a Corporation may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of the By-Laws shall be kept at the principal office of the Corporation.

          SECTION 7.02. Corporate Seal. The Board of Directors shall provide a suitable seal, bearing the name of the Corporation, which shall be in the charge of the Secretary. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. If the Corporation is required to place its corporate seal to a document, it is sufficient to meet the requirement of any law, rule, or regulation relating to a corporate seal to place the word "Seal" adjacent to the signature of the person authorized to sign the document on behalf of the Corporation.

          SECTION 7.03. Bonds. The Board of Directors may require any officer, agent or employee of the Corporation to give a bond to the Corporation, conditioned upon the faithful discharge of his duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

          SECTION 7.04. Voting Upon Shares in Other Corporations. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the President, a Vice-President, or a proxy appointed by either of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

          SECTION 7.05. Mail. Any notice or other document which is required by these By-Laws to be mailed shall be deposited in the United States mails, postage prepaid.

          SECTION 7.06. Execution of Documents. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

          SECTION 7.07. Amendments. Subject to the special provisions of Section 2.02, (a) any and all provisions of these By-Laws may be altered or repealed and new by-laws may be adopted at any annual meeting of the stockholders, or at any special meeting called for that purpose, and (b) the Board of Directors shall have the power, at any regular or special meeting thereof, to make and adopt new by-laws, or to amend, alter or repeal any of the By-Laws of the Corporation.

                                                                      Exhibit 5


                                 PIPER & MARBURY
                                     L.L.P.

                              CHARLES CENTER SOUTH
                             36 SOUTH CHARLES STREET
                         BALTIMORE, MARYLAND 21201-3018
                                  410-539-2530                    WASHINGTON
                               FAX: 410-539-0489                  NEW YORK
                                                                 PHILADELPHIA
                                                                   EASTON
                                                                   LONDON


                                                    May 31, 1996


F&M Bancorp
110 Thomas Johnson Drive
Frederick, Maryland 21702

             RE: Plan and Agreement to Merge by and among F&M Bancorp and Home Federal Corporation

Ladies and Gentlemen:

          We have acted as counsel to F&M Bancorp, a Maryland corporation, in connection with the registration of 1,400,000 shares of its Common Stock, par value $5.00 per share (the "Shares"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Shares are to be issued to the stockholders of Home Federal Corporation ("Home Federal"), a Maryland corporation, in connection with the merger (the "Merger") of Home Federal with and into F&M Bancorp pursuant to a Plan and Agreement to Merge dated as of April 2, 1996 (the "Merger Agreement"). As counsel to F&M Bancorp, we have examined its Charter and By-Laws, the Merger Agreement, the minutes of the proceedings of its Board of Directors authorizing the Merger and the related issuance of the Shares, the Registration Statement, and such other documents as we have considered necessary. We have also examined a Certificate of its Secretary and Legal Officer dated the date of this letter (the "Certificate"). In rendering our opinion, we are relying on the Certificate and have made no independent investigation or inquiries as to the matters set forth therein.

          We are of the opinion and so advise you that, upon issuance and delivery of the Shares pursuant to the Merger upon the terms set forth in the Merger Agreement, the Shares will have been duly and validly authorized and will be legally issued, fully-paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement.

                                       Very truly yours,

                                       PIPER & MARBURY L.L.P.

                                                                      Exhibit 8

                                 PIPER & MARBURY
                                     L.L.P.

                              CHARLES CENTER SOUTH
                             36 SOUTH CHARLES STREET
                         BALTIMORE, MARYLAND 21201-3018
                                  410-539-2530                    WASHINGTON
                               FAX: 410-539-0489                  NEW YORK
                                                                 PHILADELPHIA
                                                                   EASTON
                                                                   LONDON



                                                    May 31, 1996


F&M Bancorp
110 Thomas Johnson Drive
Frederick, Maryland 21702

Home Federal Corporation
122-128 West Washington Street
Hagerstown, Maryland 21740

             RE: Plan and Agreement to Merge by and among F&M Bancorp and Home Federal Corporation

Gentlemen:

          We have acted as counsel for F&M Bancorp, a Maryland bank holding company ("F&M Bancorp"), in connection with the Plan and Agreement to Merge, dated as of April 2, 1996 (the "Merger Agreement"), by and among F&M Bancorp and Home Federal Corporation, a Maryland savings and loan holding company ("Home Federal"), providing, among other things, for the merger of Home Federal with and into F&M Bancorp (the "Merger"). You have requested our opinion as to the tax-free nature of the transaction. Unless otherwise defined herein, capitalized terms used herein shall have the same meanings assigned to them in the Merger Agreement. In connection with the Merger Agreement, a registration statement under the Securities Act of 1933, as amended (the "Registration Statement") has been filed with the Securities and Exchange Commission.

          F&M Bancorp has authorized 10,000,000 shares of $5.00 par value Common Stock. As of the date hereof, there were approximately 5,512,068 shares of F&M Bancorp Common Stock issued and outstanding. F&M Bancorp's Common Stock is publicly traded over-the-counter and is listed on the NASDAQ Stock Market (National Market) ("NASDAQ"). As of the date hereof, no stockholders owned more than five percent of the F&M Bancorp Common Stock. F&M Bancorp's principal asset is all of the outstanding capital stock of Farmers and Mechanics National Bank, which is engaged in the commercial banking business in the state of Maryland.

          Home Federal conducts savings and loan operations in Maryland through its principal subsidiary, Home Federal Savings Bank. As of the date hereof, Home Federal had issued and outstanding 2,519,010 shares of Common Stock, par value $1.00 per share, which are owned by approximately 1,885 persons. Other than options held by officers, directors and employees of Home Federal to acquire

68,601 shares of the Common Stock of Home Federal and a stock option held by F&M Bancorp to purchase 501,282 shares of the Common Stock of Home Federal, there are no outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the Common Stock of Home Federal, and there are no outstanding securities or instruments of any kind that are convertible into shares of the Common Stock of Home Federal. As of the date hereof, no persons other than those listed below owned more than five percent of the Home Federal Common Stock:

                              Richard L. Harrison
                              Lois Harrison, the wife of Richard L. Harrison The trustees of certain profit sharing plans maintaining accounts for the benefit of
                                Richard L. Harrison

          The foregoing persons are hereinafter referred to collectively as the "Five Percent Shareholder". The Common Stock of Home Federal is publicly traded over-the-counter and is listed on NASDAQ.

          The managements of F&M Bancorp and Home Federal have determined that the following transactions would produce a resulting bank with increased product capabilities, service and geographic scope of operations, better able to meet the competitive challenges presented by recent and anticipated changes in state and federal banking laws and regulations and intensified competition from regional and national financial institutions that have recently entered the Maryland banking market through mergers and consolidations:

                    (1) Pursuant to the Merger Agreement, Home Federal will be merged with and into F&M Bancorp, with F&M Bancorp surviving. Pursuant to the Merger Agreement, upon the merger of Home Federal into F&M Bancorp, each issued and outstanding share of the Common Stock of Home Federal shall, without further act, be automatically converted into and become a number of shares of the Common Stock of F&M Bancorp whose aggregate value (determined using the arithmetic average of closing prices of the Common Stock of F&M Bancorp for the 20 consecutive trading days preceding the Calculation Date) is equal to 1.65 times the book value per share of Home Federal on the effective date of the Merger (as determined in a manner prescribed in the Merger Agreement), rounded to the nearest one hundredth of a share. The Home Federal stockholders are not entitled to dissenter's rights under Maryland law. No fractional shares of F&M Bancorp Common Stock will be issued in the transaction. Holders of Home Federal Common Stock who would have otherwise been entitled to fractional shares based on the exchange formula described above will receive cash in lieu of fractional shares.

                    (2) F&M Bancorp, the surviving corporation in the merger, will become the parent company of Home Federal Savings Bank.

                    With respect to the Merger, we have assumed that:

                    (a) The number of shares of F&M Bancorp Common Stock received by each Home Federal stockholder in exchange for his or her Home Federal Common Stock was determined in arms-length negotiations between F&M Bancorp and Home Federal.

                    (b) There is no plan or intention by the Five Percent Shareholder, and, to the best knowledge of the managements of F&M Bancorp and Home Federal, there is no plan or intention on the part of the remaining Home Federal stockholders to sell or otherwise dispose of a number of shares of F&M Bancorp Common Stock received in the Merger that would reduce the former Home Federal Common Stockholders' ownership of F&M Bancorp Common Stock to a number of shares having, in the aggregate, a value, as of the date of the Merger, of less than 50 percent of the fair market value of Home Federal Common Stock outstanding as of the same date. For purposes of the preceding sentence, all shares of Home Federal Common Stock exchanged for cash paid in lieu of fractional shares of F&M Bancorp Common Stock will be considered outstanding stock of Home Federal as of the date of the Merger. Moreover, shares of Home Federal Common Stock and shares of F&M Bancorp Common Stock held by Home Federal stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger are taken into account for purpose of the first sentence of this paragraph.

                    (c) F&M Bancorp has no plan or intention to redeem or otherwise reacquire any of its stock issued in the transaction. Although the Board of Directors of F&M Bancorp has authorized F&M Bancorp to make periodic repurchases of its stock in the open market for various corporate purposes, F&M Bancorp has no specific plan or intention to reacquire its stock from the former Home Federal shareholders nor, in the event that stock acquired by the former Home Federal shareholders in the proposed exchange should enter the open market, to acquire such shares from such shareholders.

                    (d) F&M Bancorp has no plan or intention to sell or otherwise dispose of any of the assets acquired from Home Federal in the Merger, other than in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

                    (e) Except for liabilities related to expenses incurred by Home Federal in connection with the Merger, the liabilities of Home Federal assumed by F&M Bancorp and the liabilities to which the transferred assets of Home Federal are subject were incurred by Home Federal in the ordinary course of its business.

                    (f) Following the Merger, the historic business of Home Federal will be continued by F&M Bancorp in a substantially unchanged manner and F&M Bancorp will use a significant portion of Home Federal's historic assets in a business.

                    (g) Except to the extent otherwise permitted under Revenue Ruling 73-54, Home Federal, F&M Bancorp, and their respective stockholders shall each pay their own expenses, if any, incurred in connection with the transaction.

                    (h) There is no intercorporate indebtedness existing between Home Federal or F&M Bancorp that was issued, acquired or will be settled at a discount.

                    (i) Neither Home Federal nor F&M Bancorp is an investment company as defined in sections 368(a)(2)(F)(iii) and (iv) of the Code.

                    (j) The fair market value of the assets of Home Federal transferred to F&M Bancorp in the Merger will exceed the sum of the liabilities assumed by F&M Bancorp in the Merger plus the amount of Home Federal's liabilities to which the transferred assets are subject.

                    (k)  F&M  Bancorp  does  not  presently  own,   directly  or
          indirectly, nor has it owned, directly or indirectly, in the past five years any stock of Home Federal.

                    (l) The payment of cash to Home Federal stockholders in lieu of fractional shares of F&M Bancorp Common Stock is solely for the purpose of avoiding the expense and inconvenience to F&M Bancorp of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration paid in the Merger to Home Federal stockholders in lieu of issuing fractional shares of F&M Bancorp Common Stock will not exceed one percent of the total consideration received by Home Federal stockholders in the Merger. The fractional share interests of each Home Federal stockholder will be aggregated, and no Home Federal stockholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of F&M Bancorp Common Stock.

                    (m) No compensation to be paid by F&M Bancorp to any stockholder-employee of Home Federal will be separate consideration for or allocable to such stockholder's shares of Home Federal Common Stock; none of the F&M Bancorp Common Stock to be received by any stockholder-employee is separate consideration for or allocable to any employment agreement; and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          Based on the foregoing, we are of the opinion that:

                    (1) The transfer of all of the assets of Home Federal to F&M Bancorp, and the assumption by F&M Bancorp of the liabilities of Home Federal pursuant to the terms of the Merger Agreement, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Home Federal and F&M Bancorp will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

                    (2) A holder of Home Federal Common Stock who receives solely shares of F&M Bancorp Common Stock in exchange for his Home Federal Common Stock (including fractional shares of F&M Bancorp Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange.

                    (3) A holder of Home Federal Common Stock who receives cash in lieu of a fractional share of F&M Bancorp Common Stock will be treated as if he received a fractional share of F&M Bancorp Common Stock pursuant to the Merger and F&M Bancorp then redeemed such fractional share for the cash. Such a holder will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share.

                    (4) The basis of the F&M Bancorp Common Stock received by the Home Federal shareholders (including fractional shares of F&M Bancorp Common Stock deemed issued as described above) will be the same as the basis of the Home Federal Common Stock surrendered in exchange therefor.

                    (5) The holding period of the F&M Bancorp Common Stock received by the Home Federal shareholders will include the period during which the Home Federal Common Stock surrendered in exchange therefor was held, provided that the Home Federal Common Stock is held as a capital asset in the hands of the Home Federal shareholders on the date of the exchange.

                    (6) No gain or loss will be recognized by Home Federal upon the transfer of all of its assets to F&M Bancorp in exchange for shares of the Common Stock of F&M Bancorp and the assumption by F&M Bancorp of the liabilities of Home Federal.

                    (7) No gain or loss will be recognized to F&M Bancorp upon the receipt by F&M Bancorp of all of the assets of Home Federal in exchange for shares of the Common Stock of F&M Bancorp and the assumption by F&M Bancorp of the liabilities of Home Federal.

                    (8) The basis of each asset of Home Federal in the hands of F&M Bancorp will be the same as the basis of such asset in the hands of Home Federal immediately prior to the Merger; the holding period of each such asset in the hands of F&M Bancorp will include the periods during which such asset was held by Home Federal.

                    (9) No gain or loss will be recognized to the stockholders of F&M Bancorp as a result of the transactions contemplated by the Merger Agreement.

                    (10) The accumulated earnings and profits of Home Federal on the Effective Date will be added to the accumulated earnings and profits of F&M Bancorp and will be available for subsequent distributions of dividends within the meaning of Section 316 of the Code.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "Summary of the Transaction -- Certain Federal Income Tax Consequences of the Merger" and "Proposed Merger of Home Federal and F&M Bancorp -- Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus included in the Registration Statement.

          This opinion is furnished for your benefit and that of the holders of Home Federal Common Stock and may not be relied upon by any other person without our express written consent. Our opinion is limited to matters expressly set forth herein. No opinion is to be implied or inferred beyond the matters expressly so stated.

                                         Very truly yours,

                                         PIPER & MARBURY L.L.P.

                                                                   Exhibit 20.1

                            HOME FEDERAL CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned stockholder of Home Federal Corporation ("Home Federal") hereby appoints Richard W. Phoebus, Sr. and Salvatore M. Savino, and either of them, as lawful attorneys and proxies of the undersigned, with several power of substitution, to vote all shares of the Common Stock of Home Federal which the undersigned is entitled to vote at the Special Meeting of the Stockholders of Home Federal to be held on ________________________, or at any adjournments or postponements thereof, as follows:

          1. To approve, ratify and confirm the Plan and Agreement to Merge, dated as of April 2, 1996, by and among F&M Bancorp and Home Federal (the "Merger Agreement") and the merger of Home Federal with and into F&M Bancorp provided for therein (the "Merger").

                 /__/ FOR          /__/ AGAINST           /__/ ABSTAIN

               The Board of Directors unanimously recommends a vote TO APPROVE, RATIFY AND CONFIRM the Merger Agreement and the Merger provided for therein.

          2. In their discretion on such other matters as may properly come before the meeting.

                 (Continued and to be signed on the other side)

          The shares represented by this proxy will be voted as directed in this proxy. If no specific instructions are given, the shares represented by this proxy will be voted TO APPROVE, RATIFY AND CONFIRM the Merger Agreement and the Merger provided for therein, and in the best discretion of the proxy holders as to other matters.


                                        Dated:  _______________________, 1996


                                        ----------------------------------
                                                        Signature of Owner


                                        ----------------------------------
                                        Additional Signature of Joint Owner


                                        Please  sign  exactly  as your name
                                        appears hereon. If stock is jointly
                                        held, each joint owner should sign.

                                                                   Exhibit 20.2

                                   F&M BANCORP

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned stockholder of F&M Bancorp hereby appoints Faye E. Cannon, David R. Stauffer, and Alice E. Stonebreaker, and any two of them, as lawful attorneys and proxies of the undersigned, with several power of substitution, to vote all shares of the Common Stock of F&M Bancorp which the undersigned is entitled to vote at the Special Meeting of the Stockholders of F&M Bancorp to be held on ______________, 1996 or at any adjournments or postponements thereof, as follows:

          1. To approve, ratify and confirm the Plan and Agreement to Merge, dated as of April 2, 1996, by and among F&M Bancorp and Home Federal Corporation (the "Merger Agreement") and the merger of Home Federal Corporation with and into F&M Bancorp provided for therein (the "Merger").

                 /__/ FOR         /__/ AGAINST         /__/ ABSTAIN

               The Board of Directors unanimously recommends a vote TO APPROVE, RATIFY AND CONFIRM the Merger Agreement and the Merger provided for therein.

          2. In their discretion on such other matters as may properly come before the meeting.

                 (Continued and to be signed on the other side)

          The shares represented by this proxy will be voted as directed in this proxy. If no specific instructions are given, the shares represented by this proxy will be voted TO APPROVE, RATIFY AND CONFIRM the Merger Agreement and the Merger provided for therein, and in the best discretion of the proxy holders as to other matters.


                                        Dated:  _______________________, 1996


                                        ----------------------------------
                                                        Signature of Owner


                                        ----------------------------------
                                        Additional Signature of Joint Owner


                                        Please  sign  exactly  as your name
                                        appears hereon. If stock is jointly
                                        held, each joint owner should sign.

                                                                   Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS




          We consent to the use in this Registration Statement on Form S-4 of our report dated February 16, 1996 relating to the consolidated financial statements of Home Federal Corporation. We also consent to the reference to us under the heading "Experts" in this Registration Statement and related Proxy Statement/Prospectus.





                                            SMITH ELLIOTT KEARNS & COMPANY

Hagerstown, Maryland
May 31, 1996

                                                                   Exhibit 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




          We  hereby  consent  to  the   incorporation   by  reference  in  this
Registration Statement on Form S-4 of our report, dated January 24, 1996, relating to the consolidated financial statements of F&M Bancorp that is incorporated by reference in the annual report on Form 10-K of F&M Bancorp for the year ended December 31, 1995, and to the reference to our Firm under the caption "Experts" in the Prospectus.





                                        KELLER BRUNER & COMPANY, L.L.C.

Frederick, Maryland
May 31, 1996

                                                                   Exhibit 23.4

                -------------Charles Webb & Company-------------

                    Investment Bankers and Financial Advisors


May 28, 1996



Board of Directors
Home Federal Corporation
122-128 West Washington Street
Hagerstown, Maryland  21740

Gentlemen:

This letter will constitute our consent to the inclusion of our opinion regarding the fairness from a financial point of view, to the shareholders of Home Federal Corporation ("HMFD") of the conversion ratio as set forth in the Plan and Agreement to Merge dated April 2, 1996 by and among F&M Corporation and HFMD, the summary of such opinion and the use of our name in the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,




CHARLES WEBB & COMPANY













   211 Bradenton o Dublin, Ohio 43027-3541 o 614-744-8400 o Fax: 614-766-8406

                                                                     Exhibit 24

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of F&M Bancorp, a Maryland corporation, constitute and appoint Charles
W. Hoff, III, and Faye E. Cannon, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned in their respective names as directors and officers of F&M Bancorp, a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission under the Securities Act of 1933 and any amendment or supplement to such registration statement to accomplish the registration under the provisions of the Securities Act of 1933 of the shares of Common Stock of F&M Bancorp to be issued in connection with the merger of Home Federal Corporation with and into F&M Bancorp pursuant to Plan and Agreement to Merge dated as of April 2, 1996 by and among F&M Bancorp and Home Federal Corporation. We hereby confirm all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.

DATED:   May 30, 1996

                                     /s/  Charles W. Hoff, III
                                     Charles W. Hoff, III
                                     Principal Executive Officer and Director

                                     /s/  Faye E. Cannon
                                     Faye E. Cannon
                                     Principal Executive Officer and Director

                                     /s/  Kenneth M. Sabanosh
                                     Kenneth M. Sabanosh
                                     Principal Financial and Accounting Officer



/s/ R. Carl Benna                             /s/ John D. Brunk
      R. Carl Benna                                  John D. Brunk


    Beverly B. Byron                              Martha E. Church, Ph.D.

/s/ Albert H. Cohen                           /s/ George B. Delaplaine, Jr.
      Albert H. Cohen                             George B. Delaplaine, Jr.

/s/ Maurice A. Gladhill
    Maurice A. Gladhill                           Robert K. Moler

/s/ Charles A. Nicodemus                      /s/ H. Deets Warfield, Jr.
    Charles A. Nicodemus                          H. Deets Warfield, Jr.

/s/ John C. Warfield                          /s/ Thomas R. Winkler
      John C. Warfield                              Thomas R. Winkler